As filed with the Securities and Exchange Commission on January 27, 2009

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SEQUENOM, INC.

(Exact name of registrant as specified in its charter)

Delaware	8731	77-0365889
(State or jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

3595 John Hopkins Court

San Diego, California 92121

(858) 202-9000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Harry Stylli, Ph.D.

President and Chief Executive Officer

3595 John Hopkins Court

San Diego, California 92121

(858) 202-9000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

D. Bradley Peck, Esq.	Clarke W. Neumann, Esq.
Barbara L. Borden, Esq.	Vice President and General Counsel
J. Patrick Loofbourrow, Esq.	Sequenom, Inc.
Cooley Godward Kronish LLP	3595 John Hopkins Court
4401 Eastgate Mall	San Diego, California 92121
San Diego, CA 92121	Telephone: (858) 202-9000
(858) 550-6000

Approximate date of commencement of proposed sale to the public:

As soon as practicable after the effective date of this Registration Statement.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large Accelerated Filer ☐	Accelerated Filer ☒
Non-Accelerated Filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)            ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Unit	Proposed Maximum Offering Price (2)	Amount of Registration Fee (3)
Common Stock, par value $0.001	2,266,722	N/A	$42,011,182.86	$1,651.04

(1)	Represents the maximum number of shares of Sequenom, Inc. common stock that can be issued in the exchange offer and proposed merger based upon 31,351,629 shares of EXACT Sciences Corporation common stock (the sum of (a) 27,247,381 shares of EXACT Sciences Corporation common stock outstanding as of November 3, 2008 (as reported in EXACT Sciences Corporation’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2008), (b) 3,685,458 shares of EXACT Sciences Corporation common stock issuable upon exercise of outstanding stock options (as reported in EXACT Sciences Corporation’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2008 and (c) a total of 418,790 shares of EXACT Sciences Corporation common stock issued to directors of EXACT Sciences Corporation since November 3, 2008 (as reported on various Form 4s filed on behalf of the directors receiving such shares)) being exchanged for $1.50 per share in Sequenom, Inc. common stock at a price per share of Sequenom, Inc. common stock of $20.74.
(2)	Pursuant to Rule 457(c) and Rule 457(f)(1) under the Securities Act of 1933, as amended (the “Securities Act”), and solely for the purpose of calculating the registration fee, the market value of the securities to be received was calculated as the product of (i) 31,351,629 shares of EXACT Sciences Corporation common stock and (ii) the average of the high and low sales prices of EXACT Sciences Corporation common stock as reported on The NASDAQ Capital Market on January 23, 2009 ($1.34).
(3)	Calculated as the product of the maximum aggregate offering price and 0.0000393.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, as amended, or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

THE INFORMATION CONTAINED IN THIS PROSPECTUS/OFFER TO EXCHANGE MAY BE CHANGED. SEQUENOM, INC. AND ESC ACQUISITION SUB, INC. MAY NOT COMPLETE THE EXCHANGE OFFER AND ISSUE THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS/OFFER TO EXCHANGE IS NOT AN OFFER TO SELL THESE SECURITIES AND SEQUENOM, INC. AND ESC ACQUISITION SUB, INC. ARE NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE OR JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

PRELIMINARY PROSPECTUS/OFFER TO EXCHANGE

Offer to Exchange

Each Outstanding Share of Common Stock

of

EXACT Sciences Corporation

for

$1.50 in Sequenom, Inc. Common Stock

(with a floating exchange ratio that is within a collar

and a fixed exchange ratio outside the collar as described below)

by

ESC Acquisition Sub, Inc.,

a direct wholly owned subsidiary of

SEQUENOM, INC.

THE EXCHANGE OFFER AND THE WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK TIME, ON , MARCH 24, 2009, REFERRED TO AS THE “EXPIRATION DATE,” UNLESS EXTENDED. SHARES TENDERED PURSUANT TO THE EXCHANGE OFFER MAY BE WITHDRAWN AT ANY TIME PRIOR TO THE EXPIRATION DATE, BUT NOT DURING ANY SUBSEQUENT OFFERING PERIOD.

ESC Acquisition Sub, Inc. (“Acquisition Sub”), a Delaware corporation and a direct wholly owned subsidiary of Sequenom, Inc., a Delaware corporation (“Sequenom”), is offering, upon the terms and subject to the conditions set forth in this prospectus/offer to exchange and accompanying letter of transmittal, to exchange each of the issued and outstanding shares of common stock, par value $0.01 per share (the “EXACT Sciences common stock”), of EXACT Sciences Corporation, a Delaware corporation (“EXACT Sciences”), that is validly tendered and not properly withdrawn prior to the expiration date, for $1.50 in Sequenom common stock, $0.001 par value (the “Sequenom common stock”), pursuant to an exchange ratio described below. The exchange ratio is a fraction, rounded to the fourth decimal point, equal to the quotient of $1.50, divided by the Sequenom common stock price described below, except that if the Sequenom common stock price is more than $28.06 or less than $20.74, the exchange ratio is fixed as described below. No fractional shares of Sequenom common stock will be issued in exchange for shares of EXACT Sciences common stock, and you will receive cash in lieu of any fractional shares of Sequenom common stock to which you may be entitled.

The term “expiration date” means 5:00 p.m., New York time, on March 24, 2009, unless Sequenom, in its sole discretion, extends the period of time for which the exchange offer is open, in which case the term “expiration date” means the latest time and date on which the exchange offer, as so extended, expires.

The Sequenom common stock price used to determine the exchange ratio will be equal to the average of the closing sales price for a share of Sequenom common stock on The NASDAQ Global Market during the 10-day trading period ending one day before the expiration date (the “Closing Sales Price”), provided that if the Closing Sales Price is more than $28.06 per share, then the exchange ratio will be fixed at 0.0535 of a share of Sequenom common stock for each share of EXACT Sciences common stock and if the Closing Sales Price is less than $20.74 per share, then the exchange ratio will be fixed at 0.0723 of a share of Sequenom common stock for each share of EXACT Sciences common stock.

The purpose of the exchange offer is for Sequenom to acquire control of EXACT Sciences, and ultimately all of the outstanding shares of EXACT Sciences common stock. This exchange offer is the first step in Sequenom’s plan to acquire control of EXACT Sciences and all of the outstanding shares of EXACT Sciences common stock. Sequenom intends, promptly after completion of the exchange offer, to seek to have EXACT Sciences consummate a second-step merger of Acquisition Sub or another wholly owned subsidiary of Sequenom with and into EXACT Sciences. Pursuant to the terms of the proposed second-step merger (the “proposed merger”), each remaining issued and outstanding share of EXACT Sciences common stock (other than shares of EXACT Sciences common stock owned by Sequenom, Acquisition Sub or EXACT Sciences or held by EXACT Sciences stockholders who perfect appraisal rights under Delaware law, to the extent available) will be converted into the same fraction of a share of Sequenom common stock using the same exchange ratio used in the exchange offer, plus cash in lieu of any fractional shares of Sequenom common stock. After completion of the proposed merger, EXACT Sciences will be a wholly owned subsidiary of Sequenom.

Sequenom’s and Acquisition Sub’s obligation to exchange shares of Sequenom common stock for shares of EXACT Sciences common stock is subject to a number of conditions which are described in the section captioned “The Exchange Offer—Conditions of the Exchange Offer,” beginning on page 41.

Shares of Sequenom common stock are listed on The NASDAQ Global Market under the symbol “SQNM.” Shares of EXACT Sciences common stock are currently listed on The NASDAQ Capital Market under the symbol “EXAS.”

SEE “RISK FACTORS” BEGINNING ON PAGE 14 FOR A DISCUSSION OF IMPORTANT FACTORS THAT YOU SHOULD CONSIDER IN CONNECTION WITH THE EXCHANGE OFFER. PLEASE CAREFULLY READ THE SECTION CAPTIONED “RISK FACTORS” BEGINNING ON PAGE 14.

Sequenom has not authorized any person to provide any information or to make any representation in connection with the exchange offer other than the information contained or incorporated by reference in this prospectus/offer to exchange, and if any person provides any of this information or makes any representation of this kind, that information or representation must not be relied upon as having been authorized by Sequenom.

SEQUENOM IS NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND SEQUENOM A PROXY.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus/offer to exchange. Any representation to the contrary is a criminal offense.

The date of this prospectus/offer to exchange is January 27, 2009.

REFERENCE TO ADDITIONAL INFORMATION

THIS PROSPECTUS/OFFER TO EXCHANGE INCORPORATES IMPORTANT BUSINESS AND FINANCIAL INFORMATION ABOUT SEQUENOM FROM DOCUMENTS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION (“SEC”) THAT HAVE NOT BEEN INCLUDED IN OR DELIVERED WITH THIS PROSPECTUS/OFFER TO EXCHANGE. THIS INFORMATION IS AVAILABLE AT THE INTERNET WEBSITE THE SEC MAINTAINS AT HTTP://WWW.SEC.GOV, AS WELL AS FROM OTHER SOURCES. SEE THE SECTION CAPTIONED “WHERE YOU CAN FIND MORE INFORMATION.”

YOU ALSO MAY REQUEST COPIES OF THESE DOCUMENTS FROM SEQUENOM, WITHOUT CHARGE, UPON WRITTEN OR ORAL REQUEST TO SEQUENOM’S INFORMATION AGENT AT THE FOLLOWING ADDRESS OR TELEPHONE NUMBER:

The information agent for the exchange offer is:

501 Madison Avenue, 20th Floor

New York, New York 10022

Stockholders, Please Call Toll-Free: 877-825-8621

Banks and Brokerage Firms May Call Collect: 212-750-5833

IN ORDER TO RECEIVE TIMELY DELIVERY OF THE DOCUMENTS, YOU MUST MAKE YOUR REQUEST NO LATER THAN MARCH 17, 2009, OR FIVE BUSINESS DAYS PRIOR TO THE EXPIRATION DATE, WHICHEVER IS LATER.

INFORMATION CONTAINED ON OR ACCESSIBLE THROUGH THE WEBSITE OF SEQUENOM IS EXPRESSLY NOT INCORPORATED BY REFERENCE INTO THIS PROSPECTUS/OFFER TO EXCHANGE.

ABOUT THIS DOCUMENT

THIS PROSPECTUS/OFFER TO EXCHANGE FORMS A PART OF A REGISTRATION STATEMENT ON FORM S-4 (REGISTRATION NO. 333-            ) FILED BY SEQUENOM, WITH THE SEC. IT CONSTITUTES A PROSPECTUS OF SEQUENOM UNDER SECTION 5 OF THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND THE RULES THEREUNDER, WITH RESPECT TO THE SHARES OF SEQUENOM COMMON STOCK TO BE ISSUED TO HOLDERS OF SHARES OF EXACT SCIENCES COMMON STOCK, IN CONNECTION WITH THE PROPOSED EXCHANGE OFFER AND PROPOSED MERGER AND RELATED TRANSACTIONS PURSUANT TO WHICH EXACT SCIENCES WILL BECOME A WHOLLY OWNED SUBSIDIARY OF SEQUENOM.

THIS PROSPECTUS/OFFER TO EXCHANGE DOES NOT CONSTITUTE A SOLICITATION OF PROXIES FOR ANY MEETING OF STOCKHOLDERS OF EXACT SCIENCES. ANY SOLICITATION OF PROXIES WHICH SEQUENOM MIGHT MAKE WILL BE MADE ONLY PURSUANT TO SEPARATE PROXY OR CONSENT SOLICITATION MATERIALS COMPLYING WITH THE REQUIREMENTS OF SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED (THE “EXCHANGE ACT”).

THE INFORMATION CONTAINED IN THIS PROSPECTUS/OFFER TO EXCHANGE IS ACCURATE ONLY AS OF THE DATE ON THE FRONT OF THIS PROSPECTUS/OFFER TO EXCHANGE. ADDITIONALLY, ANY INFORMATION INCORPORATED BY REFERENCE IN THIS PROSPECTUS/OFFER TO EXCHANGE IS ACCURATE ONLY AS OF THE DATE OF THE DOCUMENT INCORPORATED BY REFERENCE, REGARDLESS OF THE TIME OF DELIVERY OF THIS PROSPECTUS/OFFER TO EXCHANGE OR ANY SALE OF SEQUENOM COMMON STOCK. SEQUENOM’S AND EXACT SCIENCES’ BUSINESS, FINANCIAL CONDITION, RESULTS OF OPERATIONS AND PROSPECTS MAY HAVE CHANGED SINCE THAT DATE.

NOTE REGARDING TRADEMARKS

SEQUENOM®, MASSARRAY® AND IPLEX® ARE REGISTERED TRADEMARKS AND ISEQ™ AND SEQUREDX™ ARE TRADEMARKS OF SEQUENOM.

KEEP IT SIMPLE. CATCH IT EARLY®, APPLYING GENOMICS TO ERADICATE CANCER®, AND DIA® ARE REGISTERED TRADEMARKS AND PREGEN-PLUS™ AND EFFIPURE™ ARE TRADEMARKS OF EXACT SCIENCES.

THIS PROSPECTUS/OFFER TO EXCHANGE MAY ALSO INCLUDE TRADEMARKS AND TRADE NAMES OWNED BY OTHER PARTIES, AND ALL OTHER TRADEMARKS AND TRADE NAMES MENTIONED IN THIS PROSPECTUS/OFFER TO EXCHANGE ARE THE PROPERTY OF THEIR RESPECTIVE OWNERS.

PAGE
QUESTIONS AND ANSWERS ABOUT THE TRANSACTION	i
NOTE ON EXACT SCIENCES INFORMATION	viii
SUMMARY	1
FORWARD-LOOKING STATEMENTS	5
RISK FACTORS	14
Risks Factors Relating to the Exchange Offer and the Proposed Merger	14
Risks Factors Relating to Sequenom’s Business	18
Risks Factors Relating to EXACT Sciences’ Business	18
THE COMPANIES	19
BACKGROUND AND REASONS FOR THE EXCHANGE OFFER	22
Background of the Exchange Offer	22
Reasons for the Exchange Offer	26
THE EXCHANGE OFFER	27
Delivery of Exchange Offer Materials and Information	28
Timing of the Exchange Offer	28
Extension, Termination and Amendment	28
Exchange of Shares of EXACT Sciences Common Stock; Delivery of Sequenom Common Stock and Cash	30
Cash Instead of Fractional Shares of Sequenom Common Stock	31
Procedure for Tendering	31
Guaranteed Delivery	32
Withdrawal Rights	33
Matters Concerning Validity and Eligibility; Appointment as Proxy	34
Announcement of Results of the Exchange Offer	35
Ownership of Sequenom After the Exchange Offer	35
Material U.S. Federal Income Tax Consequences	35
Purpose of the Exchange Offer; Appraisal/Dissenters’ Rights	37
Plans for EXACT Sciences	38
NASDAQ Listing; Effect of the Exchange Offer on the Market for Shares of EXACT Sciences Common Stock; Registration Under the Exchange Act; Margin Regulations	40
Conditions of the Exchange Offer	41
Dividends and Distributions	46
Regulatory Approvals	47
Section 203 of the DGCL	47
Certain Other Legal Matters	48
Relationships with EXACT Sciences	48
Source and Amount of Funds or Other Consideration	49
Fees and Expenses	49
Accounting Treatment	49
Stock Exchange Listing	50
Litigation	50
UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED FINANCIAL STATEMENTS	51
DESCRIPTION OF SEQUENOM CAPITAL STOCK	61
EXACT SCIENCES PRINCIPAL STOCKHOLDERS	62
COMPARISON OF STOCKHOLDERS’ RIGHTS	65
LEGAL MATTERS	69
EXPERTS	69
WHERE YOU CAN FIND MORE INFORMATION	70
SCHEDULE I: RISK FACTORS RELATING TO EXACT SCIENCES	72
SCHEDULE II: EXACT SCIENCES’ INFORMATION FROM ITS QUARTERLY REPORT ON FORM 10-Q FOR THE QUARTER ENDED SEPTEMBER 30, 2008	95

QUESTIONS AND ANSWERS ABOUT THE TRANSACTION

The following are some of the questions that you as a holder of shares of EXACT Sciences common stock may have regarding the exchange offer and answers to those questions. The answers to these questions do not contain all information relevant to your decision whether to tender your shares of EXACT Sciences common stock, and Sequenom and Acquisition Sub urges you to read carefully the remainder of this prospectus/offer to exchange and accompanying letter of transmittal.

What is Sequenom’s Proposed Transaction?

Sequenom, through its wholly owned subsidiary Acquisition Sub, is offering to acquire each outstanding share of EXACT Sciences common stock in exchange for Sequenom common stock, plus cash in lieu of fractional shares. The exchange offer is the first step in Sequenom’s plan to acquire control of EXACT Sciences and all of the issued and outstanding shares of EXACT Sciences common stock. Sequenom intends, promptly after completion of the exchange offer, to seek to have EXACT Sciences consummate a proposed merger of Acquisition Sub or another wholly owned subsidiary of Sequenom with and into EXACT Sciences.

Sequenom has publicly expressed a desire to enter into a negotiated business combination with EXACT Sciences and Sequenom continues to believe that a negotiated business combination could be structured in a way that would have additional benefits to stockholders of EXACT Sciences and Sequenom.

What Will I Receive in Exchange for My Shares of EXACT Sciences Common Stock?

In exchange for each share of EXACT Sciences common stock you validly tender and do not withdraw before the expiration date, you will receive Sequenom common stock. The number of shares of Sequenom common stock that you receive for each share of EXACT Sciences common stock you hold will be determined by an exchange ratio, rounded to the fourth decimal point, equal to the quotient of $1.50 divided by the Sequenom common stock price as described below, provided that if the Sequenom common stock price is more than $28.06 per share, then the exchange ratio will be 0.0535 of a share of Sequenom common stock for each share of EXACT Sciences common stock and if the Sequenom common stock price is less than $20.74, then the exchange ratio will be 0.0723 of a share of Sequenom common stock for each share of EXACT Sciences common stock. The Sequenom common stock price will equal the average of the closing sales price for a share of Sequenom common stock on The NASDAQ Global Market during the 10-day trading period ending one day before the expiration date of the exchange offer. In addition, you will receive cash in lieu of any fractional shares of Sequenom common stock to which you may be entitled.

Based on the closing sales prices of Sequenom common stock on The NASDAQ Global Market and EXACT Sciences common stock on The NASDAQ Capital Market on January 8, 2009, the last full trading day before the date Sequenom made public its proposal to acquire EXACT Sciences, the offer price of $1.50 of Sequenom common stock per share of EXACT Sciences common stock (with a floating exchange ratio that is within a collar and a fixed exchange ratio outside the collar, as described in this prospectus/offer to exchange) represented a premium of $0.61 per share of EXACT Sciences common stock, or approximately 69% above the closing sales price per share of EXACT Sciences common stock on January 8, 2009. Please also see the section of this prospectus/offer to exchange captioned “Risk Factors” for, among other things, the effect of fluctuations in the market prices of Sequenom common stock and EXACT Sciences common stock.

How Can I Find Out the Final Exchange Ratio?

We will notify you by issuing a press release announcing the final exchange ratio and filing that press release with the SEC. EXACT Sciences stockholders may also call our information agent, Innisfree M&A Incorporated, toll free at 877-825-8621 for the average closing sales price of a share of Sequenom common stock on The NASDAQ Global Market for the preceding ten trading days and the exchange ratio that would be in effect based on that price.

i

Is the Exchange Offer Being Made by Sequenom or Acquisition Sub?

The exchange offer is technically being made by Acquisition Sub, which was formed by Sequenom specifically for the purpose of making the exchange offer and otherwise facilitating the transaction. Because Acquisition Sub is a wholly owned transitory subsidiary of Sequenom, all of the shares of EXACT Sciences common stock acquired by Acquisition Sub in the exchange offer will actually be beneficially owned and controlled by Sequenom. Therefore, although Acquisition Sub is technically making the exchange offer and will be a party to the merger, when we discuss the exchange offer and the proposed merger, we generally refer only to Sequenom.

Why is Sequenom Making this Exchange Offer?

The purpose of the exchange offer is for Sequenom to acquire control of EXACT Sciences, and ultimately all of the outstanding shares of EXACT Sciences common stock. The exchange offer, as the first step in the acquisition of EXACT Sciences, is intended to facilitate the acquisition of EXACT Sciences. The purpose of the proposed merger is to acquire all of the issued and outstanding shares of EXACT Sciences common stock not exchanged pursuant to the exchange offer. Sequenom intends to seek to have EXACT Sciences consummate the proposed merger as promptly as practicable after Acquisition Sub accepts for exchange shares of EXACT Sciences common stock pursuant to the exchange offer.

The Sequenom common stock to be issued to EXACT Sciences stockholders in the exchange offer will allow such stockholders to participate in the growth and opportunities of the combined company, including the following:

•

Expanded Diagnostic Offering—The acquisition is expected to create a combined company with an expanded diagnostics offering in oncology and provide the combined company with what Sequenom believes will be one of the most comprehensive non-invasive cancer diagnostic portfolios. Sequenom believes that EXACT Sciences’ cancer screening technology and hypermethylated DNA markers are synergistic with Sequenom’s MassARRAY platform and complement Sequenom’s diagnostics technology. The combination of Sequenom’s platform and existing technology along with the Sequenom Center for Molecular Medicine, a CLIA-certified laboratory, are expected to enhance the EXACT Sciences colorectal cancer screening product offering and potentially permit Sequenom to expand the product offering into the diagnosis of aerodigestive cancers, such as lung, gastric and pancreatic cancers.

•

Potential Synergies—Sequenom believes that the combined company will be able to effectively utilize the laboratory, sales and marketing, and other resources of Sequenom and EXACT Sciences as well as the two companies’ relationships with leading medical, commercial and scientific institutions.

•

Expanded Intellectual Property Portfolio—The combined company will have a comprehensive intellectual property portfolio covering molecular diagnostics. Sequenom believes that an expanded intellectual property portfolio focused on molecular diagnostics will result in increased stockholder value.

Why Should I Tender My Shares of EXACT Sciences Common Stock in the Exchange Offer?

Sequenom believes the exchange offer will significantly benefit both Sequenom and EXACT Sciences stockholders and customers. Sequenom believes that a combination of Sequenom and EXACT Sciences has significant long-term growth potential, which will maximize stockholder value. In particular, Sequenom believes that you should tender your shares of EXACT Sciences common stock to Sequenom in the exchange offer because, among other reasons:

•

The exchange offer provides a significant premium to EXACT Sciences stockholders based upon the closing sales price of EXACT Sciences common stock on January 8, 2009, the last full trading day before the date Sequenom made public its proposal to acquire EXACT Sciences.

•

Sequenom believes that its cash resources will be available to fund the further development of EXACT Sciences technology and commercial launch of its products as well as the further exploitation of EXACT Sciences intellectual property assets, which will offer stockholders greater potential for stock price appreciation.

•

Sequenom believes that its common stock, which is listed on The NASDAQ Global Market, will trade in greater volumes than EXACT Sciences’ common stock has historically and present stockholders with a more liquid investment.

What are the Conditions of the Exchange Offer?

Sequenom’s and Acquisition Sub’s obligation to exchange shares of Sequenom common stock for shares of EXACT Sciences common stock pursuant to the exchange offer is subject to several conditions referred to below under “The Exchange Offer—Conditions of the Exchange Offer,” including the following:

•

Minimum Tender Condition—EXACT Sciences stockholders shall have validly tendered and not withdrawn prior to the expiration of the exchange offer a number of shares of EXACT Sciences common stock that, when added to the shares of EXACT Sciences common stock then owned by Sequenom, Acquisition Sub and Sequenom’s other subsidiaries, shall constitute at least 75% of the then outstanding shares of EXACT Sciences common stock; and

•

Registration Statement Condition—The registration statement of which this prospectus/offer to exchange is a part shall have become effective under the Securities Act, no stop order suspending the effectiveness of the registration statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC and Sequenom shall have received all necessary state securities law or “blue sky” authorizations.

Sequenom and Acquisition Sub shall not, subject to any applicable rules and regulations of the SEC (including Rule 14e-1(c) under the Exchange Act (relating to Sequenom’s and Acquisition Sub’s obligation to exchange for or return tendered shares of EXACT Sciences common stock promptly after termination or expiration of the exchange offer)), be required to accept for exchange any shares of EXACT Sciences common stock tendered pursuant to the exchange offer, and may extend, terminate or amend the exchange offer, if at any time on or after January 27, 2009, and prior to the expiration of the exchange offer, certain conditions exist, including the conditions listed above, the Section 203 condition, and the NASDAQ listing condition as well as conditions that EXACT Sciences not engage in certain activities impacting the equity, debt, liabilities or assets of EXACT Sciences, as described more fully in “The Exchange Offer—Conditions of the Exchange Offer.”

The satisfaction or existence of any of the conditions to the exchange offer, including those set forth above, will be determined solely by Sequenom or Acquisition Sub. Any and all conditions to the exchange offer (other than the registration statement condition, the NASDAQ listing condition and certain other conditions specified in “The Exchange Offer—Conditions of the Exchange Offer”) may be waived (to the extent legally permissible) by Sequenom or Acquisition Sub in its sole discretion.

Will I Be Taxed on the Sequenom Common Stock I Receive?

The exchange offer, the proposed merger and, to the extent consummated, the forward merger (that is, the merger of EXACT Sciences with and into Sequenom or a wholly owned subsidiary of Sequenom), taken together, are intended to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), in which case the receipt of Sequenom common stock pursuant to the exchange offer, the proposed merger or, to the extent consummated, the forward merger, will not be a taxable transaction for U.S. federal income tax purposes, except to the extent of any cash received in lieu of a fractional share of Sequenom common stock.

If the exchange offer is completed but the proposed merger does not occur or does occur but fails to be integrated with the exchange offer for tax purposes, a holder of EXACT Sciences common stock who receives shares of Sequenom common stock in exchange for such stockholder’s shares of EXACT Sciences common stock pursuant to the exchange offer will recognize a taxable gain or loss.

For a more detailed discussion of material U.S. federal tax consequences of the exchange offer, see “The Exchange Offer—Material U.S. Federal Income Tax Consequences.”

BECAUSE TAX MATTERS ARE COMPLICATED, SEQUENOM AND ACQUISITION SUB URGE YOU TO CONTACT YOUR OWN TAX ADVISOR TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO YOU OF THE EXCHANGE OFFER.

Is Sequenom’s Financial Condition Relevant to My Decision to Tender in the Exchange Offer?

Yes. Sequenom’s financial condition is relevant to your decision to tender your shares because shares of EXACT Sciences common stock accepted in the exchange offer will be exchanged for shares of Sequenom common stock. You should therefore consider Sequenom’s financial condition and prospects before you decide to become one of Sequenom’s stockholders through the exchange offer. You also should consider the possible effect that Sequenom’s acquisition of EXACT Sciences will have on Sequenom’s financial condition and prospects. For a discussion of the possible impact of the exchange offer and the proposed merger on Sequenom’s financial condition and prospects, see “Risk Factors—Risk Factors Relating to the Exchange Offer and the Proposed Merger.”

What Percentage of Sequenom’s Outstanding Shares Will Former Holders of Shares of EXACT Sciences Common Stock Own After the Exchange Offer and the Proposed Merger?

Based on various assumptions regarding the number of shares of EXACT Sciences common stock to be exchanged (including the number of shares of EXACT Sciences common stock issued upon exercise of outstanding stock options and exchanged) and the exchange ratio, Sequenom estimates that if all shares of EXACT Sciences common stock are exchanged pursuant to the exchange offer and the proposed merger, former EXACT Sciences stockholders would own, in the aggregate, approximately 3% of the outstanding shares of Sequenom common stock assuming the completion of the proposed merger. For a discussion of the assumptions on which this estimate is based, see “The Exchange Offer—Ownership of Sequenom After the Exchange Offer.”

How Long Will it Take to Complete the Exchange Offer and the Proposed Merger?

Sequenom hopes to complete the exchange offer by March 24, 2009. Sequenom expects to propose the merger shortly after it completes the exchange offer, and, assuming that Sequenom acquires at least 90% of the outstanding shares of EXACT common stock in the exchange offer or the board of directors of EXACT Sciences approves the merger, complete the merger shortly thereafter, or, if EXACT Sciences stockholder approval for the merger is also required, shortly after the special meeting of EXACT Sciences stockholders to approve the merger or, if no such special meeting of EXACT Sciences stockholders is called, shortly after the next annual meeting of EXACT Sciences stockholders.

As discussed below under the heading “The Exchange Offer—Plans for EXACT Sciences,” if Sequenom acquires 75% of the outstanding shares of EXACT Sciences common stock in the exchange offer, Sequenom intends to vote to remove at least a majority of the existing members of the board of directors of EXACT Sciences and replace such directors with Sequenom nominees as soon as practicable after the consummation of the exchange offer. Unless the charter documents of EXACT Sciences are amended or the directors of EXACT Sciences cooperate with Sequenom, the earliest opportunity that Sequenom may have to effect such change in directors may be at the next annual meeting of stockholders of EXACT Sciences following the closing of the exchange offer. In such event, Sequenom anticipates that after such annual meeting of stockholders of EXACT Sciences and the election of a new board of directors of EXACT Sciences, the necessary consents to the merger would be obtained and the merger would be completed.

When Does the Exchange Offer Expire?

The exchange offer will expire at 5:00 p.m., New York time, on March 24, 2009, unless Sequenom shall have extended the period of time during which the exchange offer is open. When Sequenom makes reference to the “expiration date” or “expiration of the exchange offer” anywhere in this prospectus/offer to exchange, this is the time and date to which Sequenom is referring, including, when applicable, any extension period that may apply.

Can the Exchange Offer Be Extended and Under What Circumstances?

Sequenom or Acquisition Sub may, in its sole discretion, extend the exchange offer at any time or from time to time. For instance, the exchange offer may be extended if any of the conditions specified in “The Exchange Offer—Conditions of the Exchange Offer” are not satisfied prior to the scheduled expiration date of the exchange offer. Sequenom may also cause Acquisition Sub to elect to provide a “subsequent offering period” for the exchange offer. A subsequent offering period is not an extension of the exchange offer. Rather, a subsequent offering period would be an additional period of time, beginning after Sequenom, through Acquisition Sub, has accepted for exchange all shares tendered during the exchange offer, during which holders of EXACT Sciences common stock who did not tender their shares in the exchange offer may tender their shares and receive the same consideration provided in the exchange offer. Sequenom does not currently intend to include a subsequent offering period, although it reserves the right to do so. If Sequenom or Acquisition Sub decides to extend the exchange offer, it will inform the exchange agent of that fact and will make a public announcement of the extension.

How Do I Participate in the Exchange Offer?

You are urged to read this entire prospectus/offer to exchange carefully, and to consider how the exchange offer and the proposed merger would affect you. Then, if you wish to tender your shares of EXACT Sciences common stock, you should complete and sign the enclosed letter of transmittal and return it with your stock certificates to the designated exchange agent, or, if you hold your shares in “street name” through a broker, ask your broker to tender your shares. Please read this prospectus/offer to exchange carefully for more information about procedures for tendering your shares, the timing of the exchange offer, extensions of the exchange offer period and your rights to withdraw your shares from the exchange offer prior to the expiration date. For a more detailed discussion on the procedures for tendering your shares, see “The Exchange Offer—Procedure for Tendering.”

Do I Have to Pay any Brokerage Fees or Commissions?

If you are the record owner of your shares and you tender your EXACT Sciences common stock in the exchange offer, you will not incur any brokerage fees or commissions. If you own your shares through a broker or other nominee who tenders the shares on your behalf, your broker may charge you a commission for doing so. You should consult with your broker or nominee to determine whether any charges will apply.

Can I Withdraw Tendered Shares?

You can withdraw tendered shares at any time until the exchange offer has expired and, if Sequenom, through Acquisition Sub, has not accepted your shares for exchange by the expiration date, you can also withdraw them at any time 60 days after commencement of the exchange offer until Acquisition Sub accepts shares for exchange. If Sequenom decides to cause Acquisition Sub to provide a subsequent offering period, Acquisition Sub will accept shares tendered during that period immediately and thus you will not be able to withdraw shares tendered in the exchange offer during any subsequent offering period.

For a withdrawal to become effective, Sequenom must receive a written or facsimile transmission notice of withdrawal by the specified time. In a notice of withdrawal you must specify your name, the number of shares to

v

be withdrawn and the name in which the certificates are registered, if different from your name. If you have delivered to us certificates for shares to be withdrawn, you must also indicate the serial numbers shown on the particular certificates evidencing the shares to be withdrawn. For a more detailed discussion on the procedures for withdrawing your shares, see “The Exchange Offer—Withdrawal Rights.”

When and How Will I Receive the Exchange Offer Consideration for My Tendered Shares?

Acquisition Sub will exchange all validly tendered and not withdrawn shares promptly after the expiration date of the exchange offer, subject to the terms of the exchange offer and the satisfaction or waiver of the conditions to the exchange offer, as set forth in “The Exchange Offer—Conditions of the Exchange Offer.” Sequenom will deliver Sequenom common stock for your validly tendered and not withdrawn shares of EXACT Sciences common stock by depositing shares of Sequenom common stock with the exchange agent, which will act as your agent for the purpose of receiving shares of Sequenom common stock from Sequenom and transmitting such shares to you. In all cases, exchange of tendered shares will be made only after timely receipt by the exchange agent of certificates for such shares (or of a confirmation of a book-entry transfer of such shares as described in “The Exchange Offer—Procedure for Tendering”) and a properly completed and duly executed letter of transmittal and any other required documents for such shares.

If I Decide Not to Tender, How Will the Exchange Offer Affect My Shares?

If the exchange offer is consummated and the proposed merger does not take place or is delayed, you would continue to hold shares of common stock of EXACT Sciences. Depending on the number of EXACT Sciences stockholders and the number of shares of EXACT Sciences that are still held by the public after the consummation of the exchange offer, shares of EXACT Sciences common stock may no longer be listed on a national securities exchange and an active public trading market may no longer exist or may have minimal trading volumes, which may affect the prices at which the shares of EXACT Sciences common stock trade and may restrict your ability to liquidate your investment in EXACT Sciences. Also, EXACT Sciences may cease making filings with the SEC or otherwise cease being subject to the SEC rules relating to publicly held companies, see “The Exchange Offer—NASDAQ Listing; Effect of the Exchange Offer on the Market for Shares of EXACT Sciences Common Stock; Registration Under the Exchange Act; Margin Regulations.”

If the exchange offer is consummated and the proposed merger takes place, holders of EXACT Sciences common stock (other than shares of EXACT Sciences common stock owned by Sequenom, Acquisition Sub or EXACT Sciences or held by EXACT Sciences stockholders who perfect appraisal rights under Delaware law, to the extent available) not tendering in the exchange offer will receive in the proposed merger the same fraction of a share of Sequenom common stock for each share of EXACT Sciences common stock that they would have received had they tendered their shares in the exchange offer. As discussed below under the heading “The Exchange Offer—Plans for EXACT Sciences,” Sequenom intends to use the shares of EXACT Sciences common stock that it acquires in the exchange offer to cause EXACT Sciences to approve the proposed merger; however, due to antitakeover provisions in the charter documents of EXACT Sciences, the consummation of the proposed merger may not occur immediately unless the board of directors of EXACT Sciences approves the proposed merger or Sequenom is able to replace the board of directors of EXACT Sciences after the consummation of the exchange offer, if ever, and as discussed above, after completion of the exchange offer, you may not be able to efficiently liquidate your investment in EXACT Sciences.

Are Dissenters’ or Appraisal Rights Available in the Exchange Offer?

No dissenters’ or appraisal rights are available in connection with the exchange offer. As a general matter, the right to demand an appraisal under Section 262 of the Delaware General Corporation Law, or DGCL, is not available in a stock-for-stock merger and therefore would not be available in connection with the proposed merger. However, if at the record date for purposes of the proposed merger, shares of EXACT Sciences common stock are no longer listed on a national securities exchange or held of record by more than 2,000 holders, EXACT Sciences stockholders who have not tendered their shares in the exchange offer and who vote against approval of the proposed merger will have rights under the DGCL to dissent from the proposed merger and demand appraisal, and to receive payment in cash equal to the “fair value” of their shares of EXACT Sciences common stock, as determined by a Delaware court. If possible, Sequenom may consummate the proposed merger as a “short-form” merger pursuant to Section 253 of the DGCL, in which case the proposed merger may be completed without a vote of the EXACT Sciences stockholders. Holders of shares of EXACT Sciences common stock at the time of a “short-form” merger would also be entitled to exercise appraisal rights pursuant to such a “short-form” merger. Stockholders who perfect appraisal rights by complying with the procedures set forth in Section 262 of the DGCL will be entitled to receive a cash payment equal to the “fair value” of their shares of EXACT Sciences common stock, as determined by a Delaware court, see “The Exchange Offer—Purpose of the Exchange Offer; Appraisal/Dissenters’ Rights.”

Do I Have to Vote to Approve the Exchange Offer or the Proposed Merger?

Your vote is not required to approve the exchange offer. You simply need to tender your shares of EXACT Sciences common stock if you choose to do so. However, the exchange offer can only be completed if Sequenom, through Acquisition Sub, acquires 75% of the outstanding shares of EXACT Sciences common stock in the exchange offer or otherwise.

Both the board of directors of EXACT Sciences and EXACT Sciences stockholders will be required to approve the proposed merger, unless Sequenom acquires 90% or more of the EXACT Sciences common stock and consummates the proposed merger as a “short-form” merger pursuant to Section 253 of the DGCL, in which case the board of directors of EXACT Sciences and the EXACT Sciences stockholders will not be required to approve the proposed merger. The board of directors of Acquisition Sub will, however, be required to approve the proposed merger. Any solicitation of proxies from EXACT Sciences stockholders to approve the proposed merger will be made only pursuant to separate proxy materials complying with the requirements of the rules and regulations of the SEC.

As mentioned above under the heading “How Long Will it Take to Complete the Exchange Offer and the Proposed Merger”, if Sequenom acquires 75% of the shares of EXACT Sciences common stock in the exchange offer, Sequenom intends to vote to remove at least a majority of the existing members of the board of directors of EXACT Sciences and replace such directors with Sequenom nominees as soon as practicable after the consummation of the exchange offer. Unless the charter documents of EXACT Sciences are amended or the directors of EXACT Sciences cooperate with Sequenom, the earliest opportunity that Sequenom may have to effect such change in directors may be at the next annual meeting of EXACT Sciences following the closing of the exchange offer. In such event, Sequenom anticipates that shortly after the annual meeting of EXACT Sciences the necessary consents to the merger will be obtained and the merger would be completed.

Where Can I Find More Information on Sequenom and EXACT Sciences?

You can find more information about Sequenom and EXACT Sciences from various sources described in the section captioned “Where You Can Find More Information.” Additional information about EXACT Sciences is also set forth on Schedules I, II and III to this prospectus/offer to exchange.

Who Can I Talk to If I Have Questions About the Exchange Offer?

You can call Innisfree M&A Incorporated, the information agent for the exchange offer, at the numbers below.

501 Madison Avenue, 20th Floor

New York, New York 10022

Stockholders, Please Call Toll-Free: 877-825-8621

Banks and Brokerage Firms May Call Collect: 212-750-5833

NOTE ON EXACT SCIENCES INFORMATION

In respect of information relating to EXACT Sciences’ business, financial results, financial condition, operations and management presented in, or omitted from, this prospectus/offer to exchange, Sequenom has relied upon publicly available information, primarily information publicly filed by EXACT Sciences with the SEC. Information publicly filed by EXACT Sciences may be examined and copies may be obtained at the places and in the manner set forth in the section captioned “Where You Can Find More Information”. Non-public information concerning EXACT Sciences was not available to Sequenom for the purpose of preparing this prospectus/offer to exchange. EXACT Sciences has not cooperated with Sequenom in, and has not been involved in, the preparation of this prospectus/offer to exchange and has not verified the information contained in this prospectus/offer to exchange relating to EXACT Sciences. Publicly available information concerning EXACT Sciences may contain errors. Sequenom has no knowledge that would indicate that any statements contained herein, including statements regarding EXACT Sciences’ business, operations, financial results, financial condition or condition in general, based upon such publicly filed reports and documents are inaccurate, incomplete or untrue. However, Sequenom was not involved in the preparation of such information and statements and is not aware of any recent developments that have not been publicly disclosed. As a result, Sequenom has made adjustments and assumptions in preparing the pro forma financial information presented in this prospectus/offer to exchange which have necessarily involved estimates with respect to EXACT Sciences’ financial information. Any financial or other information regarding EXACT Sciences that may be detrimental to Sequenom following the acquisition of EXACT Sciences that has not been publicly disclosed by EXACT Sciences, or errors in estimates due to the lack of cooperation from EXACT Sciences, may have an adverse effect on the benefits Sequenom expects to achieve through the consummation of the exchange offer.

Pursuant to Rule 409 under the Securities Act and Rule 12b-21 under the Exchange Act, Sequenom and Acquisition Sub are currently requesting that EXACT Sciences and EXACT Sciences’ independent registered public accountants provide the information required to furnish complete disclosure regarding the business, operations, financial condition and management of EXACT Sciences. In addition, pursuant to Rule 439 under the Securities Act, Sequenom and Acquisition Sub are also currently requesting that:

•

EXACT Sciences cooperate in obtaining the consent of its independent registered public accountants to being named herein and to the inclusion herein of the audit report included in EXACT Sciences’ Annual Report on Form 10-K for the fiscal year ended December 31, 2007; and

•

EXACT Sciences’ independent registered public accountants provide Sequenom with their consent required for Sequenom to include in this prospectus/offer to exchange the audit report included in EXACT Sciences’ Annual Report on Form 10-K for the fiscal year ended December 31, 2007.

Sequenom will, prior to the registration statement being declared effective by the SEC, amend or supplement the registration statement, of which this prospectus/offer to exchange is a part, to include any such additional information if Sequenom or Acquisition Sub receives the requested consents and information before Sequenom’s exchange offer expires and if Sequenom and Acquisition Sub consider the information to be material, reliable and appropriate.

SUMMARY

This summary highlights selected information from this prospectus/offer to exchange, and may not contain all of the information that is important to you. To better understand the exchange offer to holders of shares of EXACT Sciences common stock, you should read this entire prospectus/offer to exchange carefully, as well as those additional documents to which Sequenom refers you. You may obtain the information incorporated by reference into this prospectus/offer to exchange by following the instructions in the section captioned “Where You Can Find More Information.”

The Companies (See page 19)

Sequenom

Sequenom was incorporated in Delaware in February 1994. Sequenom’s principal executive offices are located at 3595 John Hopkins Court, San Diego, California 92121-1121, and its telephone number is (858) 202-9000. Sequenom is a genetics company committed to providing genetic analysis products, services and diagnostic applications. Sequenom’s products and services are designed to translate the results of genomic research into solutions for biomedical research, translational research, molecular medicine applications and research conducted in the agro (agricultural and livestock) industry. Sequenom’s development efforts in various diagnostic applications include areas of non-invasive diagnostics in prenatal, oncology and infectious diseases and disorders.

Acquisition Sub

Acquisition Sub was incorporated in Delaware in January 2009. Acquisition Sub’s principal executive offices are located at 3595 John Hopkins Court, San Diego, California 92121-1121, and its telephone number is (858) 202-9000. Acquisition Sub is a direct wholly owned subsidiary of Sequenom that was formed for the sole purpose of acquiring the outstanding shares of EXACT Sciences common stock and consummating a subsequent merger with and into EXACT Sciences. Acquisition Sub has engaged in no business activities to date and it has no material assets or liabilities of any kind, other than those incident to its formation and those incurred in connection with the exchange offer and the proposed merger.

EXACT Sciences

EXACT Sciences was incorporated in Delaware in February 1995. EXACT Sciences’ headquarters and principal executive offices are located at 100 Campus Drive, Marlborough, Massachusetts 01752, and its telephone number is (508) 683-1200. EXACT Sciences is an applied genomics company that develops proprietary DNA-based technologies for use in the detection of cancer. EXACT Sciences has selected colorectal cancer as the first application of its technologies. EXACT Sciences has licensed certain of its technologies, on an exclusive basis through December 2010, to Laboratory Corporation of America® Holdings (“LabCorp”) in connection with a commercial testing service that is marketed in the United States under the name “PreGen-Plus.” PreGen-Plus, which is based on EXACT Sciences’ Version 1 technology, is LabCorp’s non-invasive stool-based DNA testing service for the detection of colorectal cancer in the average-risk population. Royalties from LabCorp’s sales of PreGen-Plus, and other license fees from LabCorp, represent EXACT Sciences’ primary source of revenue. Additional information about EXACT Sciences is also set forth on Schedules I, II and III to this prospectus/offer to exchange.

The Exchange Offer (See page 27)

Sequenom, through Acquisition Sub, is offering to exchange each of the issued and outstanding shares of EXACT Sciences common stock that is validly tendered and not properly withdrawn prior to the expiration date, for $1.50 in Sequenom common stock pursuant to an exchange ratio described below. The exchange ratio is a fraction, rounded to the fourth decimal point, equal to the quotient of $1.50, divided by the Sequenom common stock price described below, except that if the Sequenom common stock price is more than $28.06 or less than $20.74 the exchange ratio is fixed as described below. The Sequenom common stock price used to determine the exchange ratio will be equal to the average of the closing sales price for a share of Sequenom common stock on The NASDAQ Global Market during the 10-day trading period ending one day before the expiration date (the “Closing Sales Price”), provided that if the Closing Sales Price is more than $28.06 per share, then the exchange ratio will be 0.0535 of a share of Sequenom common stock for each share of EXACT Sciences common stock and if the Closing Sales Price is less than $20.74, then the exchange ratio will be 0.0723 of a share of Sequenom common stock for each share of EXACT Sciences common stock. The exchange is subject to the terms and conditions contained in this prospectus/offer to exchange and the accompanying letter of transmittal. In addition, you will receive cash in lieu of any fractional shares of Sequenom common stock to which you may be entitled. For a complete description of the exchange ratio, please see the section captioned “The Exchange Offer”.

Market Price and Dividend Matters (See page 6)

As reported on The NASDAQ Global Market and The NASDAQ Capital Market, as applicable, the following table sets out historical closing sales prices per share for shares of Sequenom common stock and shares of EXACT Sciences common stock on January 8, 2009, the last full trading day before the date Sequenom made public its proposal to acquire EXACT Sciences, and on January 26, 2009, the most recent practicable date before the mailing of this prospectus/offer to exchange.

	Sequenom Common Stock	EXACT Sciences Common Stock
January 8, 2009	$24.40	$0.89
January 26, 2009	$23.94	$1.44

Based on the closing sales prices per share of EXACT Sciences common stock on The NASDAQ Capital Market on January 8, 2009, the last full trading day before the date Sequenom made public its proposal to acquire EXACT Sciences, the exchange offer price of $1.50 per share of EXACT Sciences common stock represented a premium of $0.61 per share of EXACT Sciences common stock, or approximately 69% above the closing sales price per share of EXACT Sciences common stock.

The value of the exchange offer may change if the average of the closing sales price of Sequenom common stock on The NASDAQ Global Market during the 10-day period ending one day prior to the expiration date is more than $28.06 or less than $20.74 per share, or fluctuates after the exchange ratio is determined, and may therefore be different from the prices set forth above at the expiration of the exchange offer period and at the time you receive your shares of Sequenom common stock. YOU ARE ENCOURAGED TO OBTAIN CURRENT MARKET QUOTATIONS PRIOR TO MAKING ANY DECISION WITH RESPECT TO THE EXCHANGE OFFER.

Conditions of the Exchange Offer (See page 41)

Sequenom’s and Acquisition Sub’s obligation to exchange shares of Sequenom common stock for shares of EXACT Sciences common stock pursuant to the exchange offer is subject to several conditions including, among others, the minimum tender condition. The exchange offer is subject to a number of additional conditions referred to below under “The Exchange Offer—Conditions of The Exchange Offer,” including the minimum tender condition, the Section 203 condition, the registration statement condition, and the NASDAQ listing condition as well as conditions that EXACT Sciences not engage in certain activities impacting the equity, debt, liabilities or assets of EXACT Sciences.

Extension, Termination and Amendment (See page 28)

To the extent legally permissible, Sequenom and Acquisition Sub each reserves the right, in its sole discretion, at any time or from time to time:

•	to extend, for any reason, the period of time during which the exchange offer is open;

•	to delay acceptance for exchange of, or exchange of, any shares of EXACT Sciences common stock in order to comply in whole or in part with applicable law;

•

to amend or terminate the exchange offer without accepting for exchange or exchanging any shares of EXACT Sciences common stock, if any of the individually subheaded conditions referred to in the section of this prospectus/offer to exchange captioned “The Exchange Offer—Conditions of the Exchange Offer” have not been satisfied or if any event specified in the section of this prospectus/offer to exchange captioned “The Exchange Offer—Conditions of the Exchange Offer—Other Conditions” has occurred;

•

to amend or terminate the exchange offer without accepting for exchange or exchanging any shares of EXACT Sciences common stock if EXACT Sciences agrees to enter into a negotiated merger agreement with Sequenom; and

•	to waive any condition or otherwise amend the exchange offer in any respect.

Exchange of Shares of EXACT Sciences Common Stock; Delivery of Shares of Sequenom Common Stock and Cash (See page 30)

Upon the terms and subject to the conditions of the exchange offer (including, if the exchange offer is extended or amended, the terms and conditions of any such extension or amendment), Sequenom will, promptly after the expiration date, cause Acquisition Sub to accept for exchange, and will cause Acquisition Sub to exchange for Sequenom common stock and, as applicable, cash in lieu of fractional shares, all shares of EXACT common stock validly tendered and not withdrawn. If Sequenom elects to cause Acquisition Sub to provide a subsequent offering period following the expiration of the exchange offer, shares tendered during such subsequent offering period will be accepted for exchange immediately upon tender and will be promptly exchanged.

Cash Instead of Fractional Shares of Sequenom Common Stock (See page 31)

Sequenom will not issue certificates representing fractional shares of Sequenom common stock pursuant to the exchange offer. Instead, each tendering stockholder who would otherwise be entitled to a fractional share of Sequenom common stock will receive cash in an amount equal to such fraction (expressed as a decimal and rounded to the nearest 0.01 of a share) multiplied by the closing sales price of Sequenom common stock on The NASDAQ Global Market at the expiration date.

Withdrawal Rights (See page 33)

You can withdraw tendered shares at any time until the exchange offer has expired and, if Sequenom, through Acquisition Sub, has not accepted your shares for exchange by the expiration date, you can withdraw them at any time within 60 days after commencement of the exchange offer until Acquisition Sub accepts shares for exchange. If Sequenom decides to cause Acquisition Sub to provide a subsequent offering period, Acquisition Sub will accept shares tendered during that period immediately and thus you will not be able to withdraw shares tendered in the exchange offer during any subsequent offering period.

For a withdrawal to become effective, Sequenom must receive a written or facsimile transmission notice of withdrawal by the specified time. In a notice of withdrawal you must specify your name, the number of shares to be withdrawn and the name in which the certificates are registered, if different from your name. If you have delivered to us certificates for shares to be withdrawn, you must also indicate the serial numbers shown on the particular certificates evidencing the shares to be withdrawn. For a more detailed discussion on the procedures for withdrawing your shares, see “The Exchange Offer—Withdrawal Rights.”

Procedure for Tendering Shares (See page 31)

The procedure for tendering shares of EXACT Sciences common stock varies depending on whether you possess physical certificates or a nominee holds your certificates for you and on whether or not you hold your securities in book-entry form. Sequenom and Acquisition Sub urge you to read the section captioned “The Exchange Offer—Procedure for Tendering” as well as the transmittal materials.

Risk Factors (See page 14)

The exchange offer is, and upon the consummation of the exchange offer, the combined company will be, subject to several risks. In deciding whether to tender your shares of EXACT Sciences common stock pursuant to the exchange offer, you should carefully read and consider the risk factors contained and incorporated by reference in the section captioned “Risk Factors” and the additional risk factors relating to EXACT Sciences set forth in Schedule I to this prospectus/offer to exchange.

Comparison of Stockholders’ Rights (See page 65)

Subject to the conditions and upon the terms of the exchange offer, if the exchange offer is consummated, you will receive Sequenom common stock if you tender your shares of EXACT Sciences common stock in the exchange offer. Although both EXACT Sciences and Sequenom are Delaware corporations, there still exists a number of differences between the rights of a stockholder of EXACT Sciences and the rights of a stockholder of Sequenom. Sequenom urges you to review the discussion in the section captioned “Comparison of Stockholders’ Rights.”

Ownership of Sequenom After the Exchange Offer (See page 35)

Based on various assumptions regarding the number of shares of EXACT Sciences common stock to be exchanged (including the number of shares of EXACT Sciences common stock issued upon exercise of outstanding stock options and exchanged) and the exchange ratio, Sequenom estimates that former EXACT Sciences stockholders will own, in the aggregate, approximately 3% of the outstanding shares of Sequenom common stock assuming the completion of the proposed merger. For a discussion of the assumptions on which this estimate is based, see “The Exchange Offer—Ownership of Sequenom After the Exchange Offer.”

FORWARD-LOOKING STATEMENTS

This prospectus/offer to exchange, including the documents that are incorporated by reference into this prospectus/offer to exchange, contains “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Specific forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts and include, without limitation, words such as “may,” “will,” “intend,” “expects,” “believes,” “anticipates,” “plans,” “estimates,” “projects,” “potential,” “continue,” “opportunity,” “goals,” “should,” “targets,” “forecasts,” “seeks,” “could” or the negative of such terms or other variations on such terms or comparable terminology. Similarly, statements that describe Sequenom’s objectives, plans, strategies, intentions, expectations, objectives or goals are also forward-looking statements. Sequenom’s forward-looking statements are based on management’s current intent, belief, expectations, estimates and projections regarding Sequenom and EXACT Sciences and projections regarding the industries in which they operate. These statements are not guarantees of future performance and involve risks, uncertainties, assumptions and other factors that are difficult to predict, including those discussed below. Therefore, actual results may vary materially from what is expressed in or indicated by the forward-looking statements. In particular, forward-looking statements as to Sequenom’s financial and business performance following the proposed acquisition of EXACT Sciences should be qualified by the absence of any opportunity for Sequenom to confirm information with EXACT Sciences’ management or complete comprehensive due diligence on EXACT Sciences. These forward-looking statements might have been significantly different had such due diligence been undertaken. Readers of this prospectus/offer to exchange are cautioned not to place undue reliance on these forward-looking statements since, while Sequenom believes the assumptions on which the forward-looking statements are based are reasonable, there can be no assurance that these forward-looking statements will prove to be accurate. This cautionary statement is applicable to all forward-looking statements contained in this prospectus/offer to exchange and the material accompanying this prospectus/offer to exchange.

Risks and uncertainties relating to the proposed transaction that may impact forward-looking statements include, but are not limited to:

•	the proposed transaction may not be consummated;

•	the anticipated benefits of the proposed transaction may not be realized; and

•

completion of the acquisition of all of EXACT Sciences may be delayed which would delay the integration of EXACT Sciences’ operations, intellectual property and technology with that of Sequenom or make integration more costly or difficult than expected.

Forward-looking statements made in connection with the exchange offer are not subject to the safe harbor protections provided to forward-looking statements under the Private Securities Litigation Reform Act of 1995. Any forward-looking statements contained in this prospectus/offer to exchange speak only as of the date of this prospectus/offer to exchange. These and other relevant factors, including those risk factors in this Registration Statement on Form S-4 and any other information included or incorporated by reference in this document, and information that may be contained in Sequenom’s other filings with the SEC, should be carefully considered when reviewing any forward-looking statement.

MARKET PRICE AND DIVIDEND MATTERS

Market Price History

Sequenom common stock is listed and traded on The NASDAQ Global Market and is quoted under the symbol “SQNM”. EXACT Sciences common stock is listed and traded on The NASDAQ Capital Market and is quoted under the symbol “EXAS”. The following table sets forth, for the periods indicated, as reported by The NASDAQ Global Market and The NASDAQ Capital Market, as applicable, the per share high and low sales prices of each company’s common stock.

	Sequenom Common Stock		EXACT Sciences Common Stock
	High	Low	High	Low
2007, quarter ended:
March 31	$5.44	$3.61	$3.21	$2.31
June 30	$4.96	$2.99	$3.48	$2.33
September 30	$7.19	$4.33	$3.89	$2.61
December 31	$11.25	$7.80	$6.17	$2.81
2008, quarter ended:
March 31	$9.40	$5.06	$3.47	$1.78
June 30	$15.96	$5.07	$2.87	$1.77
September 30	$27.76	$16.28	$1.76	$0.71
December 31	$26.72	$12.71	$1.03	$0.35
2009, quarter ending:
March 31 (through January 26, 2009)	$25.54	$20.58	$1.66	$0.58

Sequenom has not paid any cash dividends on its capital stock to date and does not anticipate any being paid in the foreseeable future.

EXACT Sciences has not paid any cash dividends on its capital stock to date.

In November 2008, EXACT Sciences announced that the NASDAQ Listing Qualifications Panel (the “Panel”) had notified it that the EXACT Sciences common stock had been transferred from The NASDAQ Global Market to The NASDAQ Capital Market where it was listed on a conditional basis and subject to delisting pending the Panel’s review of additional information to be submitted by EXACT Sciences regarding its plan to regain compliance with the continued listing requirements. EXACT Sciences also announced that it did not currently meet the continued listing requirements for The NASDAQ Capital Market. As of the date of this prospectus/offer to exchange, EXACT Sciences has not announced whether the Panel has completed its review or made any further determination with respect to the continued listing of EXACT Sciences common stock on The NASDAQ Capital Market. The NASDAQ Stock Market, however, has recently suspended certain delisting criteria in light of the current economic and market conditions. It is unclear at this time whether this suspension will continue in the future and whether and/or how this suspension will affect the continued listing of EXACT Sciences common stock on The NASDAQ Capital Market.

Sequenom intends to make applications to list on The NASDAQ Global Market the shares of common stock that Sequenom will issue and exchange pursuant to the exchange offer and the proposed merger.

Based on the closing sales prices per share of EXACT Sciences common stock on The NASDAQ Capital Market on January 8, 2009 and the closing sales price of Sequenom common stock on The NASDAQ Global Market on January 8, 2009, the last full trading day before the date Sequenom made public its proposal to acquire EXACT Sciences, the exchange offer price of $1.50 of Sequenom common stock per share of EXACT Sciences common stock (with a floating exchange ratio that is within a collar and a fixed exchange ratio outside the collar as described in this prospectus/offer to exchange) represented a premium of approximately 69% over the closing sales price per share of EXACT Sciences common stock.

The value of the exchange offer may change if the average of the closing sales price of Sequenom common stock on The NASDAQ Global Market during the 10-day period ending one day prior to the expiration date is more than $28.06 per share or less than $20.74 per share, or fluctuates after the exchange ratio is determined, and may therefore be different from the prices at the expiration of the exchange offer period and at the time you receive your shares of Sequenom common stock. YOU ARE ENCOURAGED TO OBTAIN CURRENT MARKET QUOTATIONS PRIOR TO MAKING ANY DECISION WITH RESPECT TO THE EXCHANGE OFFER. See the section captioned “The Exchange Offer—NASDAQ Listing; Effect of the Exchange Offer on the Market for Shares of EXACT Sciences Common Stock; Registration Under the Exchange Act; Margin Regulations” for a discussion of the possibility that EXACT Sciences’ shares will cease to be listed on The NASDAQ Capital Market.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF SEQUENOM

The following table sets forth a summary of selected historical consolidated financial data of Sequenom for the nine-month periods ended September 30, 2008 and 2007 and for each of the years in the five-year period ended December 31, 2007. This information is derived from, and should be read in conjunction with, the audited consolidated financial statements of Sequenom for each of the years in the five-year period ended December 31, 2007 and the unaudited interim consolidated financial statements of Sequenom for the nine-month periods ended September 30, 2008 and 2007, which are incorporated herein by reference. The operating results for the nine-month period ended September 30, 2008 are not necessarily indicative of the results for the remainder of the fiscal year or any future period. Sequenom’s management believes that its unaudited consolidated interim financial statements reflect all adjustments that are necessary for a fair statement of the results for the interim periods presented. See the section “Where You Can Find More Information.”

	As of and for the nine months ended September 30,		As of and for the year ended December 31,
	2008	2007	2007	2006	2005	2004	2003
	(unaudited)
	(in thousands except per share data)
Consolidated statements of operations data
Revenues:
Product	$31,469	$27,272	$37,365	$27,051	$19,070	$21,026	$28,334
Services	3,450	2,599	3,524	1,023	—	199	1,596
Research and other	71	18	113	422	351	1,224	322

Total revenue	34,990	29,889	41,002	28,496	19,421	22,449	30,252
Costs and expenses:
Cost of product and service revenue	14,662	13,053	18,077	11,887	10,370	11,361	17,089
Research and development	18,381	9,889	14,352	11,939	11,930	18,627	23,254
Selling, general and administrative	30,463	22,074	31,148	22,425	22,382	23,328	25,483
Restructuring and long-lived asset impairment charge	—	—	—	10	593	2,207	—
Amortization of acquired intangibles	—	—	—	1,511	2,014	3,075	3,434

Total costs and expenses	63,506	45,016	63,577	47,772	47,289	58,598	69,260

Loss from operations	(28,516)	(15,127)	(22,575)	(19,276)	(27,868)	(36,149)	(39,008)
Other income (expense):
Interest income	1,255	1,142	1,781	906	633	773	1,631
Interest expense	(104)	—	(17)	(20)	(325)	(434)	(680)
Loss on marketable securities	(1,171)	—	(1,071)	—	—	—	—
Other (expense) income, net	(131)	(79)	(101)	191	94	33	139

Loss before income taxes	(28,667)	(14,064)	(21,983)	(18,199)	(27,466)	(35,777)	(37,918)
Income tax (expense) benefit	(74)	(6)	—	622	929	1,152	1,237

Net loss	$(28,741)	$(14,070)	$(21,983)	$(17,577)	$(26,537)	$(34,625)	$(36,681)

Net loss per share, basic and diluted	$(0.57)	$(0.38)	$(0.57)	$(0.71)	$(2.00)	$(2.62)	$(2.79)

Shares used in computing net loss per share, basic and diluted	50,562	37,264	38,865	24,842	13,276	13,219	13,162

Consolidated balance sheet data
Cash, cash equivalents, short-term investments and restricted cash	$114,106	$30,466	$52,150	$26,330	$8,678	$37,944	$67,454
Working capital	116,297	31,833	52,690	23,651	5,403	28,479	56,344
Total assets	147,405	50,114	76,046	39,881	24,436	58,486	104,936
Total long-term obligations	5,262	5,543	5,744	3,525	1,363	5,700	6,569
Total stockholders’ equity	124,667	32,530	54,265	25,450	11,743	38,072	72,015

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF EXACT SCIENCES

The following table sets forth selected historical consolidated financial data of EXACT Sciences for the nine-month periods ended September 30, 2008 and 2007 and for each of the years in the five-year period ended December 31, 2007. This information is derived from, and should be read in conjunction with, the audited consolidated financial statements of EXACT Sciences for each of the years in the five-year period ended December 31, 2007 and the unaudited interim consolidated financial statements of EXACT Sciences for the nine-month periods ended September 30, 2008 and 2007, which are included on Schedules II and III to this prospectus/offer to exchange (except the report of EXACT Sciences’ independent registered public accountants contained in EXACT Sciences Annual Report on Form 10-K for the fiscal year ended December 31, 2007 which is not included herein because EXACT Sciences’ independent registered public accountants have not consented to the inclusion of such report in this prospectus/offer to exchange; see “Note on EXACT Sciences Information”). The operating results for the nine-month period ended September 30, 2008 are not necessarily indicative of the results for the remainder of the fiscal year or any future period. See “Where You Can Find More Information.”

	As of and for the nine months ended September 30,		As of and for the year ended December 31,
	2008	2007	2007	2006	2005	2004	2003
	(unaudited)
	(in thousands except per share data)
Consolidated statements of operations data
Revenues:
Product royalty fees	$(1,787)	$(194)	$(1,137)	$179	$206	$166	$8
License fees	1,013	2,520	2,857	4,363	3,828	4,514	2,871
Product	16	72	78	208	216	255	22

	(758)	2,398	1,798	4,750	4,250	4,935	2,901
Costs of revenue	1	49	49	809	566	487	22

Gross profit	(759)	2,349	1,749	3,941	3,684	4,448	2,879
Operating expenses
Research and development (1)	1,964	3,618	4,887	6,735	7,956	11,122	17,333
Sales and marketing (1)	—	1,008	991	3,792	5,239	5,202	7,363
General and administrative (1)	4,601	5,551	7,541	6,910	5,497	7,319	7,021
Restructuring (1)	532	819	1,177	671	626	—	—

	7,097	10,996	14,596	18,108	19,318	23,643	31,717

Loss from operations	(7,856)	(8,647)	(12,847)	(14,167)	(15,634)	(19,195)	(28,838)
Interest income	224	707	888	1,252	1,114	672	498

Net loss	$(7,632)	$(7,940)	$(11,959)	$(12,915)	$(14,520)	$(18,523)	$(28,340)

Net loss per share:
Basic and diluted	$(0.28)	$(0.30)	$(0.44)	$(0.49)	$(0.55)	$(0.73)	$(1.50)

Weighted average common shares outstanding:
Basic and diluted	27,184	26,897	26,945	26,509	26,270	25,334	18,911

Consolidated balance sheet data
Cash, cash equivalents, marketable securities and restricted cash	$6,669	$15,475	$13,287	$21,875	$34,119	$50,280	$27,807
Working capital	218	11,214	7,256	15,096	27,941	45,257	22,366
Total assets	7,287	16,876	14,595	23,868	37,845	56,111	34,681
Total liabilities	7,794	7,130	8,307	8,910	13,224	18,128	22,453
Total stockholders’ equity (deficit)	(507)	9,746	6,288	14,958	24,621	37,983	12,228
(1) Non-cash stock-based compensation expense included in these amounts are as follows:
Research and development	$85	$482	$541	$653	$113	$221	$249
Sales and marketing	—	219	202	956	152	—	—
General and administrative	707	1,630	1,889	1,397	240	277	869
Restructuring	3	174	174	—	—	—	—

SELECTED UNAUDITED PRO FORMA COMBINED FINANCIAL DATA

The following unaudited pro forma financial data (a) for the year ended December 31, 2007 and (b) for the nine-month period ended September 30, 2008 reflect the acquisition of EXACT Sciences by Sequenom as if it had occurred on January 1, 2007. The following unaudited pro forma balance sheet data at September 30, 2008 reflects the acquisition of EXACT Sciences by Sequenom as if it had occurred on that date. The selected pro forma combined financial data is derived from (i) the unaudited condensed consolidated interim financial statements of Sequenom for the nine months ended September 30, 2008, and the audited consolidated financial statements of Sequenom for the fiscal year ended December 31, 2007 and (ii) the unaudited condensed consolidated interim financial statements of EXACT Sciences for the nine months ended September 30, 2008, and the audited consolidated financial statements of EXACT Sciences for the fiscal year ended December 31, 2007, all of which are included on Schedules II and III of this prospectus/offer to exchange (except the report of EXACT Sciences’ independent registered public accountants contained in EXACT Sciences’ Annual Report on Form 10-K for the fiscal year ended December 31, 2007 which is not included herein because EXACT Sciences’ independent registered public accountants have not consented to the inclusion of such report in this prospectus/offer to exchange; see “Note on EXACT Sciences Information”).

The following pro forma financial information is presented for illustrative purposes only and is not necessarily indicative of (i) results of operations and financial position that would have been achieved had the consummation of the acquisition taken place on the dates indicated or (ii) the future operations of the combined company. The following table should be relied on only for the limited purpose of presenting what the results of operations and financial position of the combined businesses of Sequenom and EXACT Sciences might have looked like had the acquisition taken place at an earlier date. The following pro forma financial information allocates the entire excess of the purchase price over the carrying value of EXACT Sciences’ net assets to goodwill as management does not have information related to EXACT Sciences’ business necessary to complete a purchase price allocation in accordance with U.S. generally accepted accounting principles (“GAAP”). Actual amounts, determined on the basis of more detailed information, will differ from the amounts reflected below. For a discussion of the assumptions and adjustments made in the preparation of the pro forma financial information presented in this prospectus/offer to exchange, see the section captioned “Unaudited Pro Forma Condensed Combined Consolidated Financial Statements”. You can find more information about the exchange offer in the section captioned “The Exchange Offer.”

The following pro forma financial information should be read in conjunction with:

•

the Unaudited Pro Forma Condensed Combined Consolidated Financial Statements and the accompanying notes in the section captioned “Unaudited Pro Forma Condensed Combined Consolidated Financial Statements”;

•

the consolidated financial statements of Sequenom for the year ended December 31, 2007 and the condensed consolidated financial statements for the nine months ended September 30, 2008 and the notes relating thereto, which are incorporated by reference into this prospectus/offer to exchange; and

•

the consolidated financial statements of EXACT Sciences for the fiscal year ended December 31, 2007 and the condensed consolidated financial statements of EXACT Sciences for the nine months ended September 30, 2008 and the notes relating thereto, which are included on Schedules II and III of this prospectus/offer to exchange (except the report of EXACT Sciences’ independent registered public accountants contained in EXACT Sciences’ Annual Report on Form 10-K for the fiscal year ended December 31, 2007 which is not included herein because EXACT Sciences’ independent registered public accountants have not consented to the inclusion of such report in this prospectus/offer to exchange; see “Note on EXACT Sciences Information”).

	Nine months ended September 30, 2008	Year ended December 31, 2007
	(in thousands, except for share data)
Statement of Operations
Revenues	$34,232	$42,800
Operating loss	$(36,372)	$(35,422)
Net loss	$(36,373)	$(33,942)
Net loss per share
Basic and diluted	$(0.69)	$(0.83)

Weighted average number of shares outstanding
Basic and diluted	52,469	40,772

Stockholders’ equity per average basic common share	$3.25	$2.45
Ratio of earnings to fixed charges (a)	—	—

As of September 30, 2008
Balance Sheet Data
Cash, cash equivalents, short-term investments and restricted cash	$120,775
Current assets	$139,682
Working capital	$116,515
Total assets	$201,304
Long-term debt	$828
Total stockholders’ equity	$170,772

(a)	Earnings consists of operating loss before income taxes. Fixed charges consist of the sum of interest costs.

COMPARATIVE HISTORICAL AND PRO FORMA PER SHARE DATA

The table set forth below depicts historical information about basic and diluted loss per share, and stockholders’ equity per average basic common share for both Sequenom and EXACT Sciences for the nine months ended September 30, 2008 and the year ended December 31, 2007, on a historical basis, and for Sequenom and EXACT Sciences on an unaudited pro forma combined basis after giving effect to the proposed transaction. Neither Sequenom nor EXACT Sciences has declared or paid any cash dividends on its capital stock. The pro forma data of the combined company assumes a 100% acquisition of EXACT Sciences common stock and was derived by combining the historical consolidated financial information of Sequenom and EXACT Sciences as described elsewhere in this prospectus/offer to exchange. The equivalent pro forma per share data for EXACT Sciences assumes that 0.0615 of a share of Sequenom common stock will be received for each share of EXACT Sciences common stock. The assumed exchange ratio is based upon the closing sales price of Sequenom’s common stock of $24.40 on The NASDAQ Global Market on January 8, 2009, the last full trading day before the date Sequenom made public its proposal to acquire EXACT Sciences. The actual exchange ratio will be based upon the Closing Sales Price on the expiration date, provided that if the Sequenom common stock price is more than $28.06 per share, then the exchange ratio will be 0.0535 of a share of Sequenom common stock for each share of EXACT Sciences common stock and if the Sequenom common stock price is less than $20.74, then the exchange ratio will be 0.0723 of a share of Sequenom common stock for each share of EXACT Sciences common stock. For a discussion of the assumptions and adjustments made in the preparation of the pro forma financial information presented in this prospectus/offer to exchange, see the section captioned “Unaudited Pro Forma Condensed Combined Consolidated Financial Statements.”

The following pro forma financial information allocates the entire excess of purchase price over the carrying value of EXACT Sciences’ net assets to goodwill as management does not have information related to EXACT Sciences’ business necessary to complete a purchase price allocation in accordance with GAAP. Actual amounts, determined on the basis of more detailed information, will differ from the amounts reflected below.

You should read the information presented in this table below together with the historical financial statements of Sequenom and the related notes, which are incorporated herein by reference, the historical financial statements of EXACT Sciences and related notes, which are included on Schedules II and III of this prospectus/offer to exchange (except the report of EXACT Sciences’ independent registered public accountants contained in EXACT Sciences’ Annual Report on Form 10-K for the fiscal year ended December 31, 2007 which is not included herein because EXACT Sciences’ independent registered public accountants have not consented to the inclusion of such report in this prospectus/offer to exchange; see “Note on EXACT Sciences Information”), and the “Unaudited Pro Forma Condensed Combined Consolidated Financial Statements” appearing elsewhere in this prospectus/offer to exchange. The pro forma data is unaudited and for illustrative purposes only. The companies may have performed differently had they always been combined. You should not rely on this information as being indicative of the historical results that would have been achieved had the companies always been combined or the future results that the combined company will achieve after the consummation of the proposed transaction. This pro forma information is subject to risks and uncertainties, including those discussed under “Risk Factors.”

	Nine months ended September 30, 2008	Year ended December 31, 2007
Unaudited pro forma combined:
Net loss per share:
Basic and diluted	$(0.69)	$(0.83)
Stockholders’ equity per average basic common share	3.25	2.45

Sequenom historical data:
Loss per share:
Basic and diluted	$(0.57)	$(0.57)
Stockholders’ equity per average basic common share	2.47	1.40

EXACT Sciences historical data:
Loss per share:
Basic and diluted	$(0.28)	$(0.44)
Stockholders’ equity (deficit) per average basic common share	(0.02)	0.23

RISK FACTORS

In addition to the other information included and incorporated by reference in this prospectus/offer to exchange (see the section captioned “Where You Can Find More Information”), including the matters addressed in the section captioned “Forward-Looking Statements” and the additional risk factors included on Schedule I of this prospectus/offer to exchange, you should carefully consider the following risks before deciding whether to tender your shares of EXACT Sciences common stock in the exchange offer.

Risk Factors Relating to the Exchange Offer and the Proposed Merger

The number of shares of Sequenom common stock that you will receive pursuant to the exchange offer will depend upon the exchange ratio and the closing sales price of Sequenom common stock used to determine the exchange ratio and which will not be known until the day prior to the expiration of the exchange offer. The value of the shares of Sequenom common stock at the time you receive them could be less than the value used to determine the exchange ratio and could be less than the value at the time you tender you shares of EXACT Sciences common stock.

Sequenom, through Acquisition Sub, is offering to exchange each of the issued and outstanding shares of EXACT Sciences common that is validly tendered and not properly withdrawn prior to the expiration date, for $1.50 in Sequenom common stock, subject to a collar that fixes the exchange rate if the closing sales price of Sequenom common stock is more than $28.06 per share or less than $20.74 per share. The value of the exchange offer to you may change if the average of the closing sales price of Sequenom common stock on The NASDAQ Global Market during the 10-day period ending one day prior to the expiration date is more than $28.06 per share or less than $20.74 per share, or fluctuates after the exchange ratio is determined, and may therefore be different at the expiration of the exchange offer period and at the time you receive your shares of Sequenom common stock. The market price of the Sequenom common stock will likely be different on the date you receive Sequenom common stock than on the date on which Sequenom’s exchange offer was announced because of changes in the business, operations or prospects of Sequenom, market reactions to Sequenom’s exchange offer, general market and economic conditions and other factors. You are urged to obtain current market quotations for Sequenom common stock and EXACT Sciences common stock. For a complete description of the exchange ratio, please see the section captioned “The Exchange Offer.”

This transaction may adversely affect the liquidity and value of non-tendered EXACT Sciences common stock.

In the event that not all of the shares of EXACT Sciences common stock are tendered in the exchange offer and Sequenom, through Acquisition Sub, accepts for exchange those shares tendered in the exchange offer, the number of holders of EXACT Sciences common stock and the number of shares of EXACT Sciences common stock held by individual holders will be greatly reduced. As a result, the closing of the exchange offer would adversely affect the liquidity and could also adversely affect the market value of the remaining shares of EXACT Sciences common stock held by the public. Subject to the rules of The NASDAQ Stock Market, Sequenom may delist the shares of EXACT Sciences common stock on The NASDAQ Capital Market. As a result of such delisting, shares of EXACT Sciences common stock not tendered pursuant to the exchange offer may become illiquid and may be of reduced value. See “The Exchange Offer—Plans for EXACT Sciences.”

Sequenom has not negotiated the price or terms of the exchange offer or the proposed merger with EXACT Sciences’ board of directors.

In evaluating this exchange offer, you should be aware that Sequenom has not negotiated the price or terms of this exchange offer or the proposed merger with EXACT Sciences or its board of directors. Neither EXACT Sciences nor its board of directors has approved this exchange offer or the proposed merger. EXACT Sciences, however, has responded to Sequenom’s proposal of January 9, 2009 (see “Background of the Exchange Offer”) and is required under the rules of the SEC to either make a recommendation, or state that it is neutral or is unable to take a position with respect to the exchange offer, and file with the SEC a solicitation/recommendation statement on Schedule 14D-9 describing its position, if any, and certain related information, no later than ten business days from the date this exchange offer was first published, sent or given to holders of EXACT Sciences common stock. Sequenom recommends that you review this document when it becomes available.

Sequenom may be subject to unknown liabilities of EXACT Sciences which may have a material adverse effect on Sequenom’s business, financial condition and results of operations.

The consummation of the exchange offer may constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default, or result in the termination, cancellation, acceleration or other change of any right or obligation (including, without limitation, any payment obligation) under agreements of EXACT Sciences of which we are not aware. EXACT Sciences may also be subject to other unknown liabilities of which we are not aware. As a result, after the consummation of the exchange offer, Sequenom may be subject to unknown liabilities of EXACT Sciences, which may have a material adverse effect on Sequenom’s business, financial condition and results of operations, which Sequenom might have otherwise discovered if Sequenom were engaged in a negotiated transaction with EXACT Sciences.

In respect of all information relating to EXACT Sciences presented in, incorporated by reference into or omitted from, this prospectus/offer to exchange, Sequenom has relied upon publicly available information, including information publicly filed by EXACT Sciences with the SEC. Although Sequenom has no knowledge that would indicate that any statements contained herein regarding EXACT Sciences’ condition, including its financial or operating condition, based upon such publicly filed reports and documents are inaccurate, incomplete or untrue, Sequenom was not involved in the preparation of such information and statements. For example, Sequenom has made adjustments and assumptions in preparing the pro forma financial information presented in this prospectus/offer to exchange that have necessarily involved Sequenom’s estimates with respect to EXACT Sciences’ financial information. Any financial, operating or other information regarding EXACT Sciences that may be detrimental to Sequenom following Sequenom’s acquisition of EXACT Sciences that has not been publicly disclosed by EXACT Sciences, or errors in Sequenom’s estimates due to the lack of cooperation from EXACT Sciences, may have an adverse effect on Sequenom’s financial condition or the benefits Sequenom expects to achieve through the consummation of the exchange offer.

The market price of Sequenom common stock may decline as a result of the exchange offer and the proposed merger.

The market price of Sequenom common stock may decline as a result of the exchange offer and the proposed merger if, among other things:

•	the integration of EXACT Sciences’ business, intellectual property and technology is unsuccessful; or

•	Sequenom does not achieve the expected benefits of the acquisition of EXACT Sciences as rapidly or to the extent anticipated by financial analysts or investors.

In connection with the exchange offer and the proposed merger, Sequenom estimates that it could issue up to 2,266,722 shares of Sequenom common stock (assuming the maximum exchange ratio of 0.0723 of a share of Sequenom common stock for each share of EXACT Sciences common stock outstanding as of November 3, 2008 and the total of 418,790 shares of EXACT Sciences common stock reported as issued to directors of EXACT Sciences since November 3, 2008 and assuming that all outstanding options to purchase an aggregate of 3,685,458 shares of EXACT Sciences common stock as of September 30, 2008 were exercised and exchanged in the exchange offer and the proposed merger). The increase in the number of shares of Sequenom’s common stock issued may lead to sales of such shares or the perception that such sales may occur, either of which may adversely affect the market for, and the market price of, Sequenom common stock.

EXACT Sciences’ classified board and other restrictive provisions in EXACT Sciences’ governing documents may impede the efficient consummation of the proposed merger.

The charter documents of EXACT Sciences include classified board composition, super-majority voting requirements, advance notice bylaw provisions and restrictions on the ability to call a special meeting of EXACT Sciences’ stockholders. The classified board and other restrictive provisions may impede Sequenom’s ability to efficiently consummate the proposed merger. Sequenom cannot assure you that it will be able obtain the necessary consents to approve the proposed merger in a timely manner. Moreover, if the board of directors of EXACT Sciences does not authorize the proposed merger before Sequenom closes the exchange offer or Sequenom does not acquire at least 85% of the outstanding EXACT Sciences common stock, we will not be able to complete the proposed merger for three years. The delays in the consummation of the proposed merger may result in an entrenched management that may materially impact the ability of Sequenom to acquire operational control and integrate EXACT Sciences and obtain the anticipated benefits of the acquisition.

Uncertainties exist in integrating the business and operations of Sequenom and EXACT Sciences.

Sequenom intends, to the extent possible, to integrate EXACT Sciences’ business and operations with those of Sequenom. Although Sequenom believes that the integration of EXACT Sciences’ business, operations, intellectual property and technology into Sequenom’s will not present any significant difficulties, there can be no assurance that Sequenom will not encounter substantial difficulties integrating EXACT Sciences’ business, operations, intellectual property and technology with those of Sequenom’s, resulting in a delay or the failure to achieve the anticipated synergies and benefits. The possible difficulties of combining the operations of the companies include, among other things:

•	possible inconsistencies in controls, procedures, policies, and business cultures between EXACT Sciences and Sequenom;

•	the retention of key employees or advisors;

•	the integration and consolidation of corporate and administrative infrastructures, including computer information systems;

•	the exposure to unknown liabilities;

•	higher than expected acquisition and integration expenses that would cause Sequenom’s quarterly and annual operating results to fluctuate;

•	disputes over rights to acquired technologies or with licensors or licensees of those technologies;

•	the possible diversion of Sequenom management’s attention from ongoing business concerns; and

•	the possibility of tax costs or inefficiencies associated with the integration of the operations of the combined company.

Even if the exchange offer is completed, integration of EXACT Sciences’ business and operations with Sequenom’s will be delayed if Sequenom is unable to complete the proposed merger.

The exchange offer is subject to a condition that, before the expiration of the exchange offer, there shall have been validly tendered and not withdrawn at least 75% of the outstanding shares of EXACT Sciences common stock and is subject to a separate condition that may not be met if at least 85% of the outstanding shares of EXACT Sciences common stock is not validly tendered and not withdrawn. At the end of the exchange offer period, Sequenom may experience delays in completing the proposed merger to exchange the remaining shares of EXACT Sciences common stock for Sequenom common stock. This could prevent or delay Sequenom from realizing the anticipated benefits from the integration of EXACT Sciences’ business and operations with Sequenom’s operations.

The exchange offer could trigger certain provisions contained in EXACT Sciences’ employee benefit plans or other agreements that could require Sequenom to make change of control payments or permit a counter-party to an agreement with EXACT Sciences to terminate that agreement.

Certain of the EXACT Sciences’ employee benefit plans and other employment-related agreements contain change of control provisions providing for compensation and other benefits to be paid to certain employees of EXACT Sciences following a change of control. For example, and without limiting other payments that may be required in connection with the change of control, pursuant to (i) those certain Employee Retention Agreements, as amended and restated (the “Employee Retention Agreements”), certain EXACT Sciences employees will be eligible to receive severance payments, continued health insurance premium payments, accelerated vesting of stock options and stock-based awards held by such employees, an extension of the post-termination exercise period of such stock options and gross-up payments for parachute payment excise tax obligations if, in connection with a change of control, the employment relationship between EXACT Sciences and these employees is terminated without cause or for good reason (as such words are defined in the Employee Retention Agreements); (ii) the Employee Retention Agreements and certain of EXACT Sciences’ stock option plans, unvested stock options and other stock-based awards will accelerate upon the closing of a change of control; and (iii) the Employee Retention Agreements, Messrs. Jeffrey R. Luber and Charles R. Carelli, Jr. will be entitled to a bonus in an amount equal to such executive’s then-current annual base salary upon a change in control and gross-up payments for parachute payment excise tax obligations. If successful, the exchange offer would constitute a change of control, thereby giving rise to change of control payments to certain employees of EXACT Sciences and the acceleration of certain stock-based awards.

Certain material agreements of EXACT Sciences that are publicly available will require the consent of the counter-party in connection with the change of control and/or proposed merger. Sequenom’s failure to obtain such consent may permit a counter-party to terminate the agreement because the exchange offer or the proposed merger would cause a default or violate an anti-assignment, change of control or similar clause. Additionally, there may be additional agreements that permit a counter-party to terminate an agreement because the exchange offer or the proposed merger would cause a default or violate an anti-assignment, change of control or similar clause. If this happens, Sequenom may have to seek to replace that agreement with a new agreement. Sequenom cannot assure you that it will be able to replace a terminated agreement on comparable terms or at all. Depending on the importance of a terminated agreement to EXACT Sciences’ business, failure to replace that agreement on similar terms or at all may increase the costs to Sequenom of operating EXACT Sciences’ business or prevent Sequenom from operating part or all of EXACT Sciences’ business. In addition, the consummation of the exchange offer or the proposed merger may constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default, or result in the termination, cancellation, acceleration or other change of any right or obligation (including, without limitation, any payment obligation) under agreements of EXACT Sciences.

Sequenom’s and EXACT Sciences’ businesses could be materially adversely affected as a result of general economic and market conditions.

Both Sequenom and EXACT Sciences are subject to the effects of general economic and market conditions. If these conditions deteriorate, Sequenom’s businesses, results of operations and/or financial condition could be materially adversely affected. EXACT Sciences announced in July 2008 that its corporate strategy is to preserve existing cash while pursuing strategic alternatives for the business. EXACT Sciences’ corporate strategy may not result in a strategic alternative in the near future, if at all. If EXACT Sciences does not complete the exchange offer and proposed merger or another strategic transaction or raise additional capital before the end of the second quarter of 2009 through a strategic transaction, the sale of debt or equity securities, or strategic collaborations with third parties, EXACT Sciences has disclosed that it will likely be unable to continue its business operations beyond the end of the second quarter of 2009 and would likely be required to cease its operations. Because of the current financing environment and general economic and market conditions, there is uncertainty as to whether EXACT Sciences will be able to execute on its corporate strategy and complete a strategic transaction prior to the end of the second quarter of 2009.

Risk Factors Relating to Sequenom’s Business

You should read and consider the risk factors specific to Sequenom’s businesses that will also affect the combined company after the proposed merger. These risk factors are described in Part I, Item 1A of Sequenom’s Annual Report on Form 10-K for the year ended December 31, 2007, and Part II, Item 1A of Sequenom’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2008, each of which has been filed by Sequenom with the SEC and all of which are incorporated by reference into this prospectus/offer to exchange. You should also read and consider the risk factors described in Sequenom’s subsequent filings with the SEC, which are also incorporated by reference into this prospectus/offer to exchange.

Risk Factors Relating to EXACT Sciences’ Business

You should read and consider risk factors specific to EXACT Sciences’ business described in Part I, Item 1A of EXACT Sciences’ Annual Report on Form 10-K for the year ended December 31, 2007, and Part II, Item 1A of EXACT Sciences’ Quarterly Reports on Form 10-Q for the quarters ended September 30, 2008, June 30, 2008 and March 31, 2008, each of which has been filed by EXACT Sciences with the SEC. Sequenom cannot be certain of the extent to which these risk factors will affect the combined company. The risk factors described in EXACT Sciences’ Quarterly Reports on Form 10-Q for the quarters ended September 30, 2008, June 30, 2008 and March 31, 2008 and EXACT Sciences’ Annual Report on Form 10-K for the year ended December 31, 2007 are set forth on Schedule I to this prospectus/offer to exchange.

THE COMPANIES

Sequenom

Sequenom is a genetics company committed to providing genetic analysis products, services and diagnostic applications. Sequenom’s products and services are designed to translate the results of genomic research into solutions for biomedical research, translational research, molecular medicine applications and research conducted in the agro (agricultural and livestock) industry. Sequenom’s development efforts in various diagnostic applications include areas of non-invasive diagnostics in prenatal, oncology and infectious diseases and disorders.

Sequenom’s proprietary MassARRAY system, comprised of hardware, software applications, consumable chips and reagents, is a high performance (in speed, accuracy and cost efficiency) nucleic acid analysis platform that quantitatively and precisely measures genetic target material and variations. Sequenom’s MassARRAY research and development efforts are committed to producing new and improved components and applications that deliver greater system versatility and reduce the cost per data point generated. MassARRAY technology is widely accepted as a leading high-performance DNA analysis platform for the fine mapping genotyping and quantitative gene expression markets and is gaining traction in new developing markets, such as epigenomics and pathogen typing. Sequenom’s customers include some of the worldwide premier clinical research laboratories, biotechnology companies and academic institutions, as well as various government agencies. To provide customer support for Sequenom’s expanding user base and in an effort to maximize market penetration, they have established direct sales and support personnel serving North America, Europe, India, Australia and Asia, in addition to regional distribution partners in France, Israel, South Korea, New Zealand, Singapore, Taiwan and Turkey.

Sequenom’s research and development activities are focused on enhancing and expanding its MassARRAY technology and applications, and in many cases these activities also serve to facilitate Sequenom’s diagnostics initiatives. Sequenom’s research and development efforts in molecular diagnostic products are focused on the development of non-invasive diagnostics (SEQureDx) for use on the MassARRAY system and other platforms. Initially, Sequenom is focused on providing this technology, which is non-invasive using a simple maternal blood draw, for prenatal diagnostics. Sequenom’s other diagnostic tests are also planned to be non-invasive and are expected to use simple blood draws from patients rather than invasive procedures such as surgery. Sequenom plans to commercialize this technology through its CLIA (Clinical Laboratory Improvement Amendments, 1988) licensed laboratory in the form of Laboratory Developed Tests, or LDTs, also known as “Home Brews,” which is the predominant approach used for current tests such as serum screening and invasive prenatal tests. Concurrent with Sequenom’s LDT commercialization and revenue building activities, they plan to conduct the development activities necessary to file submissions with the Food and Drug Administration, or FDA, seeking approval for selected diagnostic tests.

Sequenom is developing a non-invasive diagnostic test for Trisomy 21 (Down syndrome). Sequenom plans to initially commercialize the test as a LDT through its CLIA laboratory by the end of the second quarter of 2009. In addition to Trisomy 21, Sequenom plans to develop other chromosomal tests, including tests for Trisomy 18 (Edwards syndrome) and Trisomy 13 (Patau syndrome).

Sequenom plans to pursue development of other non-invasive prenatal tests which are relevant to diagnosing disorders or conditions such as thalassemias, cardiac disorders, congenital disorders and autism, as well as the non-invasive tests for oncology and infectious diseases and certain other diseases.

Sequenom was incorporated in Delaware in February 1994. Shares of Sequenom common stock trade on The NASDAQ Global Market under the ticker symbol “SQNM”. Sequenom’s principal executive offices are located at 3595 John Hopkins Court, San Diego, California 92121-1121, and its telephone number is (858) 202-9000. The address of Sequenom’s website is http://www.sequenom.com. This website address is provided for convenience only, and none of the information on or accessible through this website is incorporated by reference into or otherwise deemed to be a part of this prospectus/offer to exchange other than Sequenom’s filings with the SEC, which Sequenom incorporates by reference into this prospectus/offer to exchange and which are accessible through Sequenom’s website. See “Where You Can Find More Information.”

The name, business address, principal occupation or employment, five-year employment history and citizenship of each director and executive officer of Sequenom and certain other information are set forth on Schedule IV to this prospectus/offer to exchange. During the last five years, neither Sequenom nor, to Sequenom’s best knowledge, any of the persons listed on Schedule IV of this prospectus/offer to exchange (1) has been convicted in a criminal proceeding or is a named subject in a pending criminal proceeding (excluding traffic violations or other minor offenses) or (2) was a party to any judicial or administrative proceeding that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws or federal commodities laws, or a finding of any violation of federal or state securities laws.

Acquisition Sub

Acquisition Sub is a direct wholly owned subsidiary of Sequenom that was formed for the sole purpose of acquiring the outstanding shares of EXACT Sciences common stock and consummating the proposed merger. Acquisition Sub has engaged in no business activities to date and it has no material assets or liabilities of any kind, other than those incident to its formation and those incurred in connection with the exchange offer and the proposed merger. Acquisition Sub was incorporated in Delaware in January 2009. Acquisition Sub’s principal executive offices are located at 3595 John Hopkins Court, San Diego, California 92121-1121, and its telephone number is (858) 202-9000.

The name, business address, principal occupation or employment, five-year employment history and citizenship of each director and executive officer of Acquisition Sub and certain other information are set forth on Schedule V to this prospectus/offer to exchange. During the last five years, neither Acquisition Sub nor, to Acquisition Sub’s best knowledge, any of the persons listed on Schedule V of this prospectus/offer to exchange (1) has been convicted in a criminal proceeding or is a named subject in a pending criminal proceeding (excluding traffic violations or other minor offenses) or (2) was a party to any judicial or administrative proceeding that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws or federal commodities laws, or a finding of any violation of federal or state securities laws.

EXACT Sciences

EXACT Sciences is an applied genomics company that develops proprietary DNA-based technologies for use in the detection of cancer. EXACT Sciences has selected colorectal cancer as the first application of its technologies. EXACT Sciences has licensed certain of its technologies, on an exclusive basis through December 2010, to LabCorp in connection with a commercial testing service that is marketed in the United States under the name “PreGen-Plus.” PreGen-Plus, which is based on EXACT Sciences’ Version 1 technology, is LabCorp’s non-invasive stool-based DNA testing service for the detection of colorectal cancer in the average-risk population. Royalties from LabCorp’s sales of PreGen-Plus, and other license fees from LabCorp, represent EXACT Sciences’ primary source of revenue.

EXACT Sciences develops proprietary DNA-based technologies for use in the detection of cancer. EXACT Sciences selected colorectal cancer as the first application of its technologies. EXACT Sciences has licensed certain of its technologies, including improvements to such technologies, on an exclusive basis in the United States and Canada through December 2010 to LabCorp. LabCorp developed and commercially offered PreGen-Plus, its first generation non-invasive stool-based DNA colorectal cancer screening service for the average-risk population based on EXACT Sciences’ Version 1 technology, from August 2003 through June 2008. Effective June 1, 2008, LabCorp stopped offering PreGen-Plus. On July 14, 2008, LabCorp began to commercially offer ColoSure™, its next generation non-invasive, stool-based DNA testing service for the detection of colorectal cancer in the average-risk population, which is based on certain of EXACT Sciences technologies. EXACT Sciences is entitled to the same royalty and milestone structure on any sales of ColoSure to which it was entitled on sales of PreGen-Plus.

EXACT Sciences was incorporated in Delaware in February 1995. EXACT Sciences’ common stock is listed on The NASDAQ Capital Market under the ticker symbol “EXAS”. EXACT Sciences’ headquarters and principal executive offices are located at 100 Campus Drive, Marlborough, Massachusetts 01752, and its telephone number is (508) 683-1200. The address of EXACT Sciences’ website is http://www.exactsciences.com. This website address is provided for convenience only and none of the information on this website is incorporated by reference into or otherwise deemed to be a part of this prospectus/offer to exchange.

Additional information about EXACT Sciences is also set forth on Schedules I, II and III to this prospectus/offer to exchange.

BACKGROUND AND REASONS FOR THE EXCHANGE OFFER

Background of the Exchange Offer

Sequenom’s strategy focuses on leveraging its technology, intellectual property, and other assets to capitalize on its potential in molecular diagnostics markets including non-invasive prenatal diagnostics, oncology, and other areas and to expand in research applications in the genetic analysis market. In addition to the internal development of diagnostic tests for non-invasive prenatal diagnostics, Sequenom is pursuing partnering and acquisition opportunities for the development and commercialization of molecular diagnostics in general, on a platform independent basis. As part of this process, Sequenom entered into a non-disclosure agreement with EXACT Sciences in November 2007 and engaged in preliminary discussions about a possible licensing or partnering transaction.

On March 18, 2008, EXACT Sciences publicly announced that it had retained Leerink Swan LLC to assist the EXACT Sciences board of directors in the “evaluation of strategic alternatives for the business, including, but not limited to, the sale of EXACT or merger with another entity.”

EXACT Sciences announced on July 16, 2008, that “it is revising its corporate strategy to take immediate actions to preserve existing cash while pursuing a strategic alternative for the business.” The announcement indicated that EXACT Sciences’ ongoing strategic evaluation process had not yet resulted in a merger or acquisition offer, but that EXACT Sciences believed that “with recent regulatory clarity and Laboratory Corporation of America Holdings’ launch of their new stool-based DNA (sDNA) screening test for colorectal cancer (CRC), EXACT is better positioned to pursue a transaction.” The announcement further indicated that EXACT Sciences had decided not to raise capital under existing conditions, but instead was reducing its costs to “extend the time period for pursuing a strategic transaction.”

On July 24, 2008, Jeffrey R. Luber, President and Chief Executive Officer of EXACT Sciences, contacted Harry Stylli, the President and Chief Executive Officer of Sequenom, and requested a meeting to discuss a possible strategic transaction and agreed to meet at Sequenom’s offices in San Diego, California on July 30, 2008.

Mr. Luber and Barry Berger, Chief Medical Officer of EXACT Sciences, met with Dr. Stylli, Elizabeth Dragon, Ph.D., Senior Vice President, Research and Development of Sequenom, Charles Cantor, Ph.D., Chief Scientific Officer of Sequenom, and Derek Tatman, Ph.D., Vice President, Business Development of Sequenom, on July 30, 2008 and had a preliminary discussion about EXACT Sciences’ technology and its potential strategic fit with the molecular diagnostics programs of Sequenom.

On August 8, 2008, Mr. Luber sent Dr. Stylli an e-mail outling the strategic rationale for a possible combination with Sequenom highlighting synergies between Sequenom and EXACT Sciences.

Dr. Stylli responded to the e-mail by requesting a follow-up conference and the parties began a dialogue by e-mail and telephone discussing Sequenom’s questions and potential issues relating to a possible business transaction.

On September 24 and 25, 2008, Dr. Stylli, Paul Hawran, the Chief Financial Officer of Sequenom, Dr. Dragon, Dr. Tatman, Karsten Schmidt, Ph.D., Vice President, Business Development of Sequenom, Gary Riordan, Vice President Regulatory Affairs and Quality of Sequenom, and Dana Hosseini, Vice President, Business Development of Sequenom, met with Charles Carelli, Chief Financial Officer of EXACT Sciences, and Chris Durker, Vice President, Research and Development of EXACT Sciences, at EXACT Sciences’ offices to allow EXACT Sciences to give Sequenom management an overview of EXACT Sciences and review the potential strategic benefits of a possible business transaction.

During the following weeks, Sequenom conducted further business and patent due diligence on EXACT Sciences using publicly available patent filings and other publicly available information, as well as certain other information provided by EXACT Sciences. As part of this process Sequenom management held conference calls with the scientific founder of EXACT Sciences, Stanley Lapidius, and with Bert Vogelstein, M.D., a scientific advisor to EXACT Sciences and one of the inventors on patents licensed to EXACT Sciences.

On October 3, 2008, Mr. Luber sent Mr. Hawran an e-mail requesting that Sequenom prepare a draft term sheet for a possible acquisition of EXACT Sciences.

On October 7, 2008, Sequenom management made a preliminary presentation to the board of directors of Sequenom regarding a possible acquisition of EXACT Sciences, including results of the due diligence investigation and the potential strategic value of EXACT Sciences assets. The board of directors authorized management to conduct further diligence and engage in negotiations with EXACT Sciences.

On October 22, 2008, Sequenom sent EXACT Sciences a draft of a binding exclusivity agreement that would give Sequenom exclusive negotiating rights through November 30, 2008, and a non-binding term sheet for a proposed acquisition of EXACT Sciences for $1.11 per share (a 31% premium to the EXACT Sciences closing price on October 21, 1008 and a 25% premium to the average closing price for the prior 30 days) in Sequenom common stock, subject to a collar, and a concurrent license agreement under which Sequenom would be granted certain exclusive and non-exclusive patent licenses for a one-time cash payment and future royalties that would remain in place if the definitive acquisition agreement were terminated for any reason.

Thereafter, during the week of October 27, 2008, the parties both directly and through financial advisors and Sequenom’s outside legal advisor, Cooley Godward Kronish LLP, and EXACT Sciences’ outside legal advisor, Goodwin Proctor LLP, discussed the terms of the proposed transaction, including the terms of the proposed license agreement.

Following these discussions and EXACT Sciences’ request for clarification of the proposed terms of the concurrent license, on November 14, 2008, Sequenom submitted a revised draft of the non-binding acquisition proposal with a more detailed term sheet for the proposed license agreement, including a specified license fee and specified royalty terms.

On November 25, 2008, Mr. Luber contacted Mr. Hawran to arrange a meeting between the parties that was later changed to a telephone conference between Patrick Zenner, the Chairman of the Board of EXACT Sciences, and Dr. Stylli on December 17, 2008.

The Sequenom board of directors held a regular meeting on December 2, 2008. During the meeting, management updated the board of directors on the status of the negotiations with EXACT Sciences.

On December 8, 2008, Mr. Luber requested that Sequenom execute an amendment to the original non-disclosure agreement entered into by the parties in November 2007 and the parties executed an amendment to the non-disclosure agreement.

On December 17, 2008, Dr. Stylli and Mr. Zenner participated in a telephone conference call during which Mr. Zenner informed Dr. Stylli that EXACT Sciences was not willing to pursue a transaction with Sequenom on the proposed terms at that time and that the proposed offer price was not adequate.

On December 24, 2008, Sequenom increased the price of its non-binding offer from $1.11 per share to $1.50 per share, subject to the same terms and conditions as set forth in the prior non-binding term sheets, with a concurrent license that requires payment of an upfront license fee and future royalties as previously discussed.

On December 30, 2008, Mr. Zenner called Dr. Stylli and informed him that EXACT Sciences was rejecting the last offer and was proposing a $2.50 price per share.

Following these conversations, on January 2, 2009, Dr. Stylli sent the following letter to Mr. Zenner:

January 2, 2009

Patrick J. Zenner

Chairman

EXACT Sciences Corporation

100 Campus Drive

Marlborough, MA 01752

Dear Patrick:

On behalf of Sequenom and its Board of Directors, I am writing to reiterate our serious interest in pursuing a transaction with EXACT Sciences. As outlined in our two previous letters of intent, we are interested in acquiring Exact Sciences and believe the business would be a valuable and complementary addition to Sequenom. However, during our conversation on Tuesday, December 30, 2008, I was surprised that you rejected our latest offer and instead suggested a proposal of $2.50 per share. Your suggested proposal is something we can not entertain. Nevertheless, we remain interested in the transaction and would like to reach an agreement that is amenable to all parties.

Accordingly, I would like to propose a transaction in which EXACT Sciences shareholders would receive consideration of $1.20 per EXACT Sciences share. This consideration would be paid 100% in Sequenom common stock. This offer represents a 111% premium to EXACT Sciences’ closing price of $0.57 on Wednesday, December 31, 2008 and 161% premium to the 30-day average closing price to $0.46 per share. The number of shares of Sequenom common stock needed to acquire all of the outstanding shares of EXACT Sciences will be subject to a floating exchange rate, unless Sequenom’s share price rises or falls greater than or equal to 15%. Our financial advisors have spoken with your advisors and presented the details of our offer.

On March 18, 2008, EXACT Sciences announced it had engaged Leerink Swann to assist its Board of Directors in its evaluation of strategic alternatives for the business. Since that announcement, Exact Sciences’ stock has fallen by 78%. Our offer is an immediate win for EXACT Sciences’ shareholders, providing a very attractive premium to the current stock price and the ability to participate in the upside potential of Sequenom.

As you know, Sequenom is committed to providing the best genetic analysis products that translate genomic science into superior solutions for biomedical research, agricultural applications, molecular medicine, and non-invasive diagnostics research and clinical utility. Sequenom has demonstrated its ability to deliver innovative new products to the market and provide shareholder value. This transaction represents a compelling combination and excellent strategic fit for both companies.

The offer is subject to our performing confirmatory due diligence, EXACT Sciences Board approval of our offer. HSR clearance and completion of a definitive agreement. We expect to complete confirmatory due diligence within two weeks. As part of a definitive merger agreement, we would expect deal protection provisions customary for a public company acquisition of the size and nature of the potential acquisition of EXACT Sciences by Sequenom, including, but not limited to, voting agreements, terminations rights, a no-shop provision (including “fiduciary out”, notification and “last look” provisions), and a break up fee of ~4% of aggregate equity value.

We are prepared to move expeditiously to complete diligence and a definitive agreement over the next few weeks. Our intention and commitment are to work together with EXACT Sciences in completing a transaction designed to serve the best interests of EXACT Sciences, its shareholders, employees, customers and suppliers. We view time as of the essence in this matter and are prepared to meet with you immediately to move forward with this transaction. We look forward to hearing from you so that such a meeting can be arranged. If we do not hear back from you by Friday, January 9, 2009, we may be forced to make this offer public to let EXACT Sciences shareholders decide if our offer is in their best interests.

Sincerely,

Harry Stylli President and Chief Executive Officer Sequenom, Inc.

On January 6, 2009, the board of directors of Sequenom held a special meeting to discuss the impasse in the negotiations with EXACT Sciences, including the history of the negotiations, the price and terms offered by Sequenom and the strategic rationale for the proposed acquisition. The board of directors authorized the officers of Sequenom to proceed with an exchange offer on specified terms and created a special committee to exercise the full powers of the board of directors with respect to the proposed acquisition.

On January 8, 2009, Mr. Zenner formally rejected Sequenom’s non-binding exchange offer of $1.20 in Sequenom common stock per EXACT Sciences share in a telephone call to Dr. Stylli and informed Dr. Stylli that EXACT Sciences’ process had concluded and EXACT Sciences would not entertain any further offers from Sequenom.

While continuing to seek a collaborative transaction with EXACT Sciences, on January 8, 2008, Sequenom publicly announced that Sequenom had proposed to acquire EXACT Sciences for $1.50 in Sequenom common stock per EXACT Sciences share and Dr. Stylli sent the following letter to Mr. Zenner:

January 8, 2009

Patrick J. Zenner

Chairman

EXACT Sciences Corporation

100 Campus Drive

Marlborough. MA 01752

Dear Patrick:

I am writing to follow-up on our phone conversation from earlier today. During that call, you formally rejected our previous offer to acquire EXACT Sciences for $1.20 per share. We are obviously disappointed in your response. Despite your statement that you are not willing to entertain any further proposals from Sequenom, as your process has concluded, we are revising our offer and would like to propose a transaction in which EXACT Sciences shareholders would receive consideration of $1.50 per EXACT Sciences share. This consideration would be comprised of 100% in Sequenom common stock. This offer represents a 105% premium to EXACT Sciences’ closing price of $0.73 on Wednesday, January 7, 2008 and a 183% premium to the 30-day average closing price of $0.53 per share.

We view this proposal as a great opportunity for both companies and our respective stakeholders. We hope that EXACT Sciences’ Board of Directors will accept our latest proposal as collaborating with EXACT Sciences continues to be our preference for consummating a transaction.

Sincerely,

Harry Stylli

On January 12, 2009, EXACT Sciences publicly announced that “its Board of Directors has unanimously rejected an acquisition proposal by Sequenom, Inc. (NASDAQ: SQNM) to acquire EXACT for $1.50 per share in Sequenom common stock, subject to a collar. The Board, after reviewing the proposal with its financial and legal advisors, has determined to reject the proposal. The Company is actively pursuing a strategic alternative that the Board believes can provide greater value to EXACT and its shareholders than the Sequenom proposal.”

Sequenom announced on January 14, 2009, that Sequenom intends to commence an exchange offer for all of the outstanding common stock of EXACT Sciences for $1.50 in Sequenom common stock per share of EXACT Sciences common stock, subject to a 15% collar.

Reasons for the Exchange Offer

Sequenom believes the exchange offer will significantly benefit both Sequenom and EXACT Sciences stockholders and customers. Sequenom believes that a combination of Sequenom and EXACT Sciences has beneficial long-term growth potential, which will enhance stockholder value. The Sequenom common stock to be issued to EXACT Sciences stockholders in the exchange offer will allow such stockholders to participate in the growth and opportunities of the combined company, including the following:

•

Expanded Diagnostic Offering—The acquisition is expected to create a combined company with an expanded diagnostics offering in oncology and provide the combined company with what Sequenom believes will be one of the most comprehensive non-invasive cancer diagnostic portfolios. Sequenom believes that EXACT Sciences’ cancer screening technology and hypermethylated DNA markers are synergistic with Sequenom’s MassARRAY platform and complement Sequenom’s diagnostics technology. The combination of Sequenom’s platform and existing technology along with the Sequenom Center for Molecular Medicine, a CLIA-certified laboratory, are expected to enhance the EXACT Sciences colorectal cancer screening product offering and potentially permit Sequenom to expand the product offering into the diagnosis of aerodigestive cancers, such as lung, gastric and pancreatic cancers.

•

Potential Synergies—Sequenom believes that the combined company will be able to effectively utilize the laboratory, sales and marketing, and other resources of Sequenom and EXACT Sciences as well as the two companies’ relationships with leading medical, commercial and scientific institutions.

•

Expanded Intellectual Property Portfolio—The combined company will have a comprehensive intellectual property portfolio covering molecular diagnostics. Sequenom believes that an expanded intellectual property portfolio focused on molecular diagnostics will result in increased stockholder value.

The Sequenom board of directors realizes that there can be no assurance about future results, including results considered or expected as described in the factors listed above, such as assumptions regarding potential synergies. It should be noted that this explanation of the reasoning of the Sequenom board of directors and all other information presented in this section are forward-looking in nature and, therefore, should be read in light of the factors discussed under the heading “Forward-Looking Statements.”

THE EXCHANGE OFFER

Sequenom, through Acquisition Sub, is offering, upon the terms and subject to the conditions set forth in this prospectus/offer to exchange and accompanying letter of transmittal, to exchange each of the issued and outstanding shares of EXACT Sciences common stock that is validly tendered and not properly withdrawn prior to the expiration date, for $1.50 in Sequenom common stock pursuant to an exchange ratio described below. The exchange ratio is a fraction, rounded to the fourth decimal point, equal to the quotient of $1.50, divided by the Sequenom common stock price described below, expect that if the Sequenom common stock price is more than $28.06 or less than $20.74 the exchange ratio is fixed as described below. The value of Sequenom common stock used to determine the exchange ratio will be equal to the average of the closing sales price for a share of Sequenom common stock on the NASDAQ Global Market during the 10-day trading period ending one day before the expiration date (the “Closing Sales Price”), provided that if the Closing Sales Price is more than $28.06 per share, then the exchange ratio will be 0.0535 of a share of Sequenom common stock for each share of EXACT Sciences common stock and if the Closing Sales Price is less than $20.74, then the exchange ratio will be 0.0723 of a share of Sequenom common stock for each share of EXACT Sciences common stock. No fractional shares of Sequenom common stock will be issued upon exchange of shares of EXACT Sciences common stock and, you will receive cash in lieu of any fractional shares of Sequenom common stock to which you may be entitled. The term “expiration date” means 5:00 p.m., New York time, on March 24, 2009, unless Sequenom, in its sole discretion, extends the period of time for which the exchange offer is open, in which case the term “expiration date” means the latest time and date on which the exchange offer, as so extended, expires.

The exchange offer is subject to a number of conditions, which are described in the section of this prospectus/offer to exchange captioned “The Exchange Offer—Conditions of the Exchange Offer.” Sequenom and Acquisition Sub expressly reserve the right, subject to the applicable rules and regulations of the SEC, to waive any condition of the exchange offer described herein. Sequenom and Acquisition Sub expressly reserve the right to make any changes to the terms and conditions of the exchange offer (subject to any obligation to extend the exchange offer pursuant to the applicable rules and regulations of the SEC).

If you are a registered stockholder and tender your shares of EXACT Sciences common stock directly to the exchange agent, you will not be obligated to pay any charges or expenses of the exchange agent or any brokerage commissions. If you hold your shares through a broker or bank, you should consult your institution as to whether or not they will charge you any service fees. Except as set forth in the instructions to the letter of transmittal, transfer taxes on the exchange of shares of EXACT Sciences common stock pursuant to the exchange offer will be paid by Sequenom.

Sequenom is making the exchange offer through Acquisition Sub in order to acquire control of, and ultimately all of the outstanding shares of EXACT Sciences common stock. The exchange offer is the first step in Sequenom’s acquisition of EXACT Sciences and is intended to facilitate the acquisition of all shares of EXACT Sciences common stock. Sequenom intends, promptly after completion of the exchange offer, to seek to have EXACT Sciences consummate the proposed merger. The purpose of the proposed merger is to enable Sequenom to acquire all shares of EXACT Sciences common stock not tendered and exchanged in the exchange offer. Pursuant to the terms of the proposed merger, each remaining issued and outstanding share of EXACT Sciences common stock (other than shares of EXACT Sciences common stock owned by Sequenom, Acquisition Sub or EXACT Sciences or held by EXACT Sciences stockholders who perfect appraisal rights under Delaware law, to the extent available) would be converted into shares of Sequenom common stock at the same exchange ratio used in the exchange offer, plus cash in lieu of any fractional shares of Sequenom common stock.

Sequenom intends to continue to seek to negotiate with EXACT Sciences with respect to the combination of EXACT Sciences and Sequenom. If such negotiations result in a definitive merger agreement between Sequenom and EXACT Sciences, the terms of the exchange offer could change. In addition, the structure of a combination between Sequenom and EXACT Sciences under any such definitive merger agreement may be different from the structure of the exchange offer and proposed merger. Accordingly, such negotiations could result in, among other things, the termination of the exchange offer and submission of a different proposal to EXACT Sciences’ stockholders for their approval.

IF YOU HAVE ANY QUESTIONS ABOUT THE PROCEDURE FOR TENDERING SHARES OF EXACT SCIENCES COMMON STOCK, PLEASE CONTACT THE INFORMATION AGENT AT ITS ADDRESS AND TELEPHONE NUMBERS SET FORTH ON THE BACK COVER OF THIS PROSPECTUS/OFFER TO EXCHANGE.

Delivery of Exchange Offer Materials and Information

Sequenom will ask EXACT Sciences for its stockholder list and security position listings to communicate with you and to distribute Sequenom’s offer to you. Upon compliance by EXACT Sciences with this request, this prospectus/offer to exchange, the accompanying letter of transmittal and other relevant materials will be delivered to record holders of shares of EXACT Sciences common stock and to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on EXACT Sciences’ stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing, so that they can in turn send these materials to beneficial owners of shares of EXACT Sciences common stock.

Timing of the Exchange Offer

The exchange offer commenced on the date of this prospectus/offer to exchange and is currently scheduled to expire at 5:00 p.m. New York time on March 24, 2009. However, under certain circumstances the exchange offer may be extended. For more information, you should read the discussion below under the caption “The Exchange Offer—Extension, Termination and Amendment.”

Sequenom anticipates that it will be able to complete its exchange offer in the first quarter of 2009. Sequenom’s ability to consummate the exchange offer in the first quarter of 2009 is subject to approval from, and filings with the Securities and Exchange Commission with respect to the exchange offer. There can be no assurance as to the timing of this approval or Sequenom’s ability to obtain this approval on satisfactory terms or otherwise. In addition, if EXACT Sciences’ board does not support, or actively opposes, Sequenom’s exchange offer, Sequenom’s ability to timely consummate the exchange offer and its ability to effect the proposed merger could be adversely affected. Sequenom believes that its exchange offer is in the best interests of EXACT Sciences’ stockholders.

Extension, Termination and Amendment

Subject to any applicable rules and regulations of the SEC, Sequenom and Acquisition Sub each expressly reserves the right (but will not be obligated to), in its sole discretion, at any time or from time to time, to extend the period of time during which the exchange offer remains open, and Sequenom and Acquisition Sub can do so by giving oral or written notice of such extension to the exchange agent. If Sequenom decides to have Acquisition Sub so extend the exchange offer, Sequenom will make an announcement to that effect no later than the next business day after the previously scheduled expiration date. Sequenom is not making any assurance that it will exercise its right to extend the exchange offer. During any such extension, all shares of EXACT Sciences common stock previously tendered and not withdrawn will remain subject to the exchange offer, subject to your right to withdraw your shares of EXACT Sciences common stock. You should read the discussion under “The Exchange Offer—Withdrawal Rights” for more details.

To the extent legally permissible, Sequenom and Acquisition Sub each also reserves the right, in its sole discretion, at any time or from time to time:

•	to extend, for any reason, the period of time during which the exchange offer is open;

•	to delay acceptance for exchange of, or exchange of, any shares of EXACT Sciences common stock in order to comply in whole or in part with applicable law;

•

to amend or terminate the exchange offer without accepting for exchange or exchanging any shares of EXACT Sciences common stock, if any of the individually subheaded conditions referred to in the section of this prospectus/offer to exchange captioned “The Exchange Offer—Conditions of the Exchange Offer” have not been satisfied or if any event specified in the section of this prospectus/offer to exchange captioned “The Exchange Offer—Conditions of the Exchange Offer—Other Conditions” has occurred;

•

to amend or terminate the exchange offer without accepting for exchange or exchanging any shares of EXACT Sciences common stock if EXACT Sciences agrees to enter into a negotiated merger agreement with Sequenom; and

•	to waive any condition or otherwise amend the exchange offer in any respect.

Sequenom or Acquisition Sub will effect any extension, termination, amendment or delay by giving oral or written notice to the exchange agent and by making a public announcement as promptly as practicable thereafter. Subject to applicable law (including Rules 14d-4(d)(1), 14d-6(d) and 14e-1 under the Exchange Act, which require that any material change in the information published, sent or given to stockholders in connection with the exchange offer be promptly disseminated to stockholders in a manner reasonably designed to inform them of such change) and without limiting the manner in which Sequenom or Acquisition Sub may choose to make any public announcement, neither Sequenom nor Acquisition Sub assumes any obligation to publish, advertise or otherwise communicate any such public announcement other than by making a press release in accordance with the applicable requirements of The NASDAQ Stock Market.

If Sequenom increases or decreases the percentage of shares of EXACT Sciences common stock being sought or increases or decreases the consideration to be paid for shares of EXACT Sciences common stock pursuant to the exchange offer and the exchange offer is scheduled to expire at any time before the expiration of 10 business days from, and including, the date that notice of such increase or decrease is first published, sent or given in the manner specified below, the exchange offer will be extended until the expiration of 10 business days from, and including, the date of such notice. If Sequenom makes a material change in the terms of the exchange offer (other than a change in the consideration to be paid in the exchange offer or the percentage of securities sought) or in the information concerning the exchange offer, or waives a material condition of the exchange offer, Sequenom will extend the exchange offer, if required by applicable law, for a period sufficient to allow you to consider the amended terms of the exchange offer. If, prior to the expiration date, Sequenom changes the percentage of shares of EXACT Sciences common stock being sought or the consideration offered to you, that change will apply to all holders whose shares of EXACT Sciences common stock are accepted for exchange pursuant to Sequenom’s exchange offer. For purposes of the exchange offer, a “business day” means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York time.

Sequenom may, although it does not currently intend to, elect to provide a subsequent offering period after the expiration of the exchange offer if the requirements of Rule 14d-11 under the Exchange Act have been met. A subsequent offering period, if provided, will be a period of three to 20 business days, beginning after Acquisition Sub has accepted for exchange all shares tendered in the exchange offer, during which EXACT Sciences stockholders who did not tender their shares in the exchange offer may tender their shares and receive the same consideration provided in the exchange offer. You will not have the right to withdraw any shares of EXACT Sciences common stock that you tender during the subsequent offering period. Rule 14d-11 under the Exchange Act provides that Sequenom may provide a subsequent offering period so long as, among other things, (1) the initial period of at least 20 business days of the exchange offer has expired, (2) Sequenom offers the same form and amount of consideration for shares of EXACT Sciences common stock in the subsequent offering period as in the initial exchange offer, (3) Sequenom, through Acquisition Sub, immediately accepts and promptly pays for all shares of EXACT Sciences common stock tendered during the exchange offer prior to its expiration, (4) Sequenom announces the results of the exchange offer, including the approximate number and percentage of shares of EXACT Sciences common stock deposited in the exchange offer, no later than 9:00 a.m.,

New York City time, on the next business day after the expiration date and immediately begins the subsequent offering period and (5) Sequenom, through Acquisition Sub, immediately accepts and promptly pays for shares of EXACT Sciences common stock as they are tendered during the subsequent offering period. If Sequenom elects to include a subsequent offering period, it will notify holders of EXACT Sciences common stock by making a public announcement on the next business day after the expiration date consistent with the requirements of Rule 14d-11 under the Exchange Act.

Pursuant to Rule 14d-7(a)(2) under the Exchange Act, no withdrawal rights apply to shares tendered during a subsequent offering period and no withdrawal rights apply during the subsequent offering period with respect to shares tendered in the exchange offer and accepted for exchange. The same consideration will be received by stockholders tendering shares of EXACT Sciences common stock in the exchange offer or in a subsequent offering period, if one is included. Please see the section of this prospectus/offer to exchange captioned “The Exchange Offer—Withdrawal Rights.”

Exchange of Shares of EXACT Sciences Common Stock; Delivery of Sequenom Common Stock and Cash

Upon the terms and subject to the conditions of the exchange offer (including, if the exchange offer is extended or amended, the terms and conditions of any such extension or amendment), promptly after the expiration date, Sequenom will cause Acquisition Sub to accept for exchange, and Acquisition Sub will exchange, shares of EXACT Sciences common stock validly tendered and not withdrawn prior to the expiration date. In addition, subject to applicable rules of the SEC, Sequenom and Acquisition Sub expressly reserve the right to delay acceptance for exchange of, or the exchange of, shares of EXACT Sciences common stock in order to comply with any applicable law or if any of the conditions referred to in “The Exchange Offer—Conditions of the Exchange Offer” have not been satisfied. In all cases (including any subsequent offering period), exchange of shares of EXACT Sciences common stock tendered and accepted for exchange pursuant to the exchange offer will be made only after timely receipt by the exchange agent of (1) certificates for those shares of EXACT Sciences common stock (or a confirmation of a book-entry transfer of those shares of EXACT Sciences common stock in the exchange agent’s account at DTC), (2) a properly completed and duly executed letter of transmittal or an agent’s message (as defined below) and (3) any other required documents. The term “agent’s message” means a message transmitted by DTC to, and received by, the exchange agent and forming a part of a book-entry confirmation, which states that DTC has received an express acknowledgment from the DTC participant tendering the shares of EXACT Sciences common stock that are the subject of such book-entry confirmation, that such participant has received and agrees to be bound by the terms of the letter of transmittal and that Acquisition Sub may enforce that agreement against such participant.

For purposes of the exchange offer, Acquisition Sub will be deemed to have accepted for exchange shares of EXACT Sciences common stock validly tendered and not withdrawn as, if and when it notifies the exchange agent of its acceptance of the tenders of those shares of EXACT Sciences common stock pursuant to the exchange offer. The exchange agent will, promptly after receipt of such notice, deliver Sequenom common stock and cash instead of fractional shares of Sequenom common stock in exchange for shares of EXACT Sciences common stock pursuant to the exchange offer. The exchange agent will act as agent for each tendering stockholder for the purpose of receiving Sequenom common stock (and cash to be paid instead of fractional shares of Sequenom common stock) from Acquisition Sub and transmitting such stock and cash to you. Tendering stockholders will not receive any interest on the shares of Sequenom common stock or any cash that Acquisition Sub pays you, even if there is a delay in making the exchange.

If Acquisition Sub does not accept any tendered shares of EXACT Sciences common stock for exchange pursuant to the terms and conditions of the exchange offer for any reason, or if certificates are submitted for more shares of EXACT Sciences common stock than are tendered, Acquisition Sub will return certificates for such unexchanged shares of EXACT Sciences common stock without expense to the tendering stockholder or, in the case of shares of EXACT Sciences common stock tendered by book-entry transfer of such shares of EXACT Sciences common stock into the exchange agent’s account at DTC pursuant to the procedures set forth below in the section captioned “The Exchange Offer—Procedure for Tendering,” those shares of EXACT Sciences common stock will be credited to an account maintained within DTC as promptly as practicable following expiration or termination of the exchange offer.

Each of Sequenom and Acquisition Sub reserves the right to transfer or assign, in whole or from time to time in part, to one or more of its affiliates, the right to exchange all or any portion of the shares of EXACT Sciences common stock tendered pursuant to the exchange offer, but any such transfer or assignment will not relieve Sequenom or Acquisition Sub of their obligations under the exchange offer or prejudice the rights of tendering stockholders to exchange shares of EXACT Sciences common stock validly tendered and accepted for exchange pursuant to the exchange offer.

Cash Instead of Fractional Shares of Sequenom Common Stock

Sequenom will not issue certificates representing fractional shares of Sequenom common stock pursuant to the exchange offer. Instead, each tendering stockholder who would otherwise be entitled to a fractional share of Sequenom common stock will receive cash in an amount equal to such fraction (expressed as a decimal and rounded to the nearest 0.01 of a share) multiplied by the closing sales price of Sequenom common stock on The NASDAQ Global Market at the expiration date.

Procedure for Tendering

For you to validly tender shares of EXACT Sciences common stock pursuant to the exchange offer, either (1) a properly completed and duly executed letter of transmittal, along with any required signature guarantees, or an agent’s message in connection with a book-entry transfer, and any other required documents, must be received by the exchange agent at one of its addresses set forth on the back cover of this prospectus/offer to exchange, and certificates for tendered shares of EXACT Sciences common stock must be received by the exchange agent at such address or those shares of EXACT Sciences common stock must be tendered pursuant to the procedures for book-entry tender set forth below (and a confirmation of receipt of such tender, referred to as a “book-entry confirmation,” including an agent’s message, must be received by the exchange agent), in each case before the expiration date or the expiration of the subsequent offering period, if any, or (2) you must comply with the guaranteed delivery procedure set forth below under “The Exchange Offer—Guaranteed Delivery.”

Book-Entry Transfer. The exchange agent will establish accounts with respect to the shares of EXACT Sciences common stock at DTC in connection with the exchange offer within two business days after the date of this exchange offer, and any financial institution that is a participant in DTC may make book-entry delivery of shares of EXACT Sciences common stock by causing DTC to transfer such shares into the exchange agent’s account in accordance with DTC’s procedure for such transfer. However, although delivery of shares of EXACT Sciences common stock may be effected through book-entry transfer at DTC, the letter of transmittal with any required signature guarantees, or an agent’s message, along with any other required documents, must, in any case, be received by the exchange agent at one or more of its addresses set forth on the back cover of this prospectus/offer to exchange prior to the expiration date, or the guaranteed delivery procedures described below must be followed. Sequenom cannot assure you that book-entry delivery of shares of EXACT Sciences common stock will be available. If book-entry delivery is not available, you must tender shares of EXACT Sciences common stock by means of delivery of EXACT Sciences share certificates or pursuant to the guaranteed delivery procedure set forth below under “The Exchange Offer—Guaranteed Delivery.” Delivery of documents to DTC does not constitute delivery to the exchange agent.

Signature Guarantees. Signatures on all letters of transmittal must be guaranteed by a financial institution which is a member of a recognized Medallion Program approved by The Securities Transfer Association, Inc. or by any other “eligible guarantor institution,” as such term is defined in Rule 17Ad-15 under the Exchange Act (each of the foregoing being referred to as an “eligible institution”), except in cases in which shares of EXACT Sciences common stock are tendered either by a registered holder of shares of EXACT Sciences common stock who has not completed the box entitled “Special Issuance/Payment Instructions” or “Special Delivery Instructions” on the letter of transmittal or for the account of an eligible institution.

If the certificates for shares of EXACT Sciences common stock are registered in the name of a person other than the person who signs the letter of transmittal, or if certificates for unexchanged shares of EXACT Sciences common stock are to be issued to a person other than the registered holder(s), the certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered owner or owners appear on the certificates, with the signature(s) on the certificates or stock powers guaranteed in the manner described in the immediately preceding paragraph.

THE METHOD OF DELIVERY OF EXACT SCIENCES STOCK CERTIFICATES AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH DTC, IS AT YOUR OPTION AND RISK, AND THE DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE EXCHANGE AGENT. IF DELIVERY IS BY MAIL, ACQUISITION SUB RECOMMENDS REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED. IN ALL CASES, YOU SHOULD ALLOW SUFFICIENT TIME TO ENSURE TIMELY DELIVERY.

TO PREVENT BACKUP FEDERAL INCOME TAX WITHHOLDING YOU MUST PROVIDE THE EXCHANGE AGENT WITH YOUR CORRECT TAXPAYER IDENTIFICATION NUMBER AND CERTIFY WHETHER YOU ARE SUBJECT TO BACKUP WITHHOLDING OF FEDERAL INCOME TAX BY COMPLETING THE SUBSTITUTE FORM W-9 INCLUDED IN THE LETTER OF TRANSMITTAL. SOME STOCKHOLDERS (INCLUDING, AMONG OTHERS, ALL CORPORATIONS AND SOME FOREIGN INDIVIDUALS) ARE NOT SUBJECT TO THESE BACKUP WITHHOLDING AND REPORTING REQUIREMENTS. IN ORDER FOR A FOREIGN INDIVIDUAL TO QUALIFY AS AN EXEMPT RECIPIENT, THE STOCKHOLDER MUST SUBMIT A FORM W-8BEN, SIGNED UNDER PENALTIES OF PERJURY, ATTESTING TO THAT INDIVIDUAL’S EXEMPT STATUS.

Guaranteed Delivery

If you wish to tender shares of EXACT Sciences common stock pursuant to the exchange offer and your certificates are not immediately available or you cannot deliver the certificates and all other required documents to the exchange agent prior to the expiration date or complete the procedure for book-entry transfer on a timely basis, your shares of EXACT Sciences common stock may nevertheless be tendered, as long as all of the following conditions are satisfied:

•	you make your tender by or through an eligible institution;

•

a properly completed and duly executed notice of guaranteed delivery, substantially in the form made available by Acquisition Sub, is received by the exchange agent as provided below on or prior to the expiration date; and

•

the certificates for all tendered shares of EXACT Sciences common stock (or a confirmation of a book-entry transfer of such securities into the exchange agent’s account at DTC as set forth above under “The Exchange Offer—Procedure for Tendering.”), in proper form for transfer, together with a properly completed and duly executed letter of transmittal with any required signature guarantees (or, in the case of a book-entry transfer, an agent’s message) and all other documents required by the letter of transmittal are received by the exchange agent within three trading days of The NASDAQ Stock Market after the date of execution of such notice of guaranteed delivery.

You may deliver the notice of guaranteed delivery by hand, facsimile transmission or mail to the exchange agent. The notice must include a guarantee by an eligible institution in the form set forth in the notice. The procedures for guaranteed delivery may not be used during any subsequent offering period.

In all cases, Sequenom will cause Acquisition Sub to exchange shares of EXACT Sciences common stock tendered and accepted for exchange pursuant to the exchange offer only after timely receipt by the exchange agent of certificates for shares of EXACT Sciences common stock (or timely confirmation of a book-entry transfer of such securities into the exchange agent’s account at DTC), properly completed and duly executed letter(s) of transmittal (or an agent’s message in connection with a book-entry transfer) and any other required documents.

Withdrawal Rights

Tenders of shares of EXACT Sciences common stock are irrevocable, except that you can withdraw tendered shares at any time until the exchange offer has expired and, if Acquisition Sub has not accepted your shares for exchange by the expiration date, you can also withdraw them at any time 60 days after the commencement of the exchange offer until it accepts shares for exchange. If Sequenom elects to cause Acquisition Sub to extend the exchange offer, and is delayed in its acceptance for exchange of shares of EXACT Sciences common stock or is unable to accept shares of EXACT Sciences common stock for exchange pursuant to the exchange offer for any reason, then, without prejudice to Sequenom’s rights under the exchange offer, the exchange agent may, on behalf of Sequenom, retain tendered shares of EXACT Sciences common stock, and such shares of EXACT Sciences common stock may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as described in this section. Any such delay will be by an extension of the exchange offer to the extent required by law. If Sequenom decides to provide a subsequent offering period, Acquisition Sub will accept shares tendered during that period immediately and thus you will not be able to withdraw shares tendered during any subsequent offering period.

For a withdrawal to be effective, the exchange agent must receive a timely written notice of withdrawal at one of its addresses set forth on the back cover of this prospectus/offer to exchange or by facsimile at 201-680-4626 (you may confirm receipt of your facsimile by phoning (201) 680-4860). The notice must include the name of the person who tendered the shares, the certificate number(s), the number of shares of EXACT Sciences common stock to be withdrawn and the name of the registered holder, if it is different from that of the person who tendered those shares.

If shares of EXACT Sciences common stock have been tendered pursuant to the procedures for book-entry tender discussed under the section captioned “The Exchange Offer—Procedure for Tendering,” any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn shares and must otherwise comply with DTC’s procedures. If certificates have been delivered or otherwise identified to the exchange agent, then, prior to the physical release of the certificates, the name of the registered holder and the serial numbers of the particular certificates evidencing the shares of EXACT Sciences common stock withdrawn must also be furnished to the exchange agent and the signatures must be guaranteed by an eligible institution, unless the shares were tendered by or for the account of an eligible institution.

Withdrawals of shares of EXACT Sciences common stock may not be rescinded. Any shares of EXACT common stock withdrawn will be deemed not to have been validly tendered for purposes of the exchange offer. However, you may retender withdrawn shares of EXACT common stock by following one of the procedures discussed under the sections captioned “The Exchange Offer—Procedure for Tendering” or “The Exchange Offer—Guaranteed Delivery” at any time prior to the expiration date. Sequenom and Acquisition Sub will decide all questions as to the form and validity (including time of receipt) of any notice of withdrawal in their sole discretion, and their decision shall be final and binding. None of Sequenom, Acquisition Sub, the exchange agent, the information agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or will incur any liability for failure to give any such notification.

Matters Concerning Validity and Eligibility; Appointment as Proxy

Sequenom and Acquisition Sub’s interpretation of the terms and conditions of the exchange offer (including the letter of transmittal and instructions thereto) will be final and binding to the fullest extent permitted by law. Sequenom and Acquisition Sub will determine questions as to the validity, form, eligibility (including time of receipt) and acceptance for exchange of any tender of shares of EXACT Sciences common stock, in their sole discretion, and their determination shall be final and binding. Sequenom reserves the absolute right to cause Acquisition Sub to reject any and all tenders of shares of EXACT Sciences common stock that it determines are not in proper form or the acceptance of or exchange for which may, in the opinion of its counsel, be unlawful. Sequenom also reserves the absolute right to cause Acquisition Sub to waive any defect or irregularity in the tender of any shares of EXACT Sciences common stock. No tender of shares of EXACT Sciences common stock will be deemed to have been validly made until all defects and irregularities in tenders of shares of EXACT Sciences common stock have been cured or waived. None of Sequenom, Acquisition Sub, the exchange agent, the information agent or any other person will be under any duty to give notification of any defects or irregularities in the tender of any shares of EXACT Sciences common stock or will incur any liability for failure to give any such notification.

A tender of shares of EXACT Sciences common stock pursuant to any of the procedures described above will constitute the tendering stockholder’s acceptance of the terms and conditions of the exchange offer, as well as the tendering stockholder’s representation and warranty to Sequenom that (1) such stockholder owns the tendered shares of EXACT Sciences common stock (and any and all other shares of EXACT Sciences common stock or other securities issued or issuable in respect of such shares of EXACT Sciences common stock), (2) the tender complies with Rule 14e-4 under the Exchange Act, (3) such stockholder has the full power and authority to tender, sell, assign and transfer the tendered shares of EXACT Sciences common stock (and any and all other shares of EXACT Sciences common stock or other securities issued or issuable in respect of such shares of EXACT Sciences common stock) and (4) when the same are accepted for exchange by Acquisition Sub, Acquisition Sub will acquire good and unencumbered title thereto, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claims.

The acceptance for exchange by Acquisition Sub of shares of EXACT Sciences common stock pursuant to any of the procedures set forth above under “The Exchange Offer—Procedure for Tendering” will constitute a binding agreement between Sequenom, Acquisition Sub and you upon the terms and subject to the conditions of the exchange offer.

By executing a letter of transmittal, or through the transmittal of an agent’s message as set forth above, you irrevocably appoint Acquisition Sub’s designees as your agents, attorneys-in-fact and proxies, each with full power of substitution, to the full extent of your rights with respect to your shares of EXACT Sciences common stock tendered and accepted for exchange by Acquisition Sub and with respect to any and all other shares of EXACT Sciences common stock and other securities issued or issuable in respect of the shares of EXACT Sciences common stock on or after the expiration date. That appointment is effective, and voting rights will be affected, when and only to the extent that Acquisition Sub deposits with the exchange agent the shares of Sequenom common stock for shares of EXACT Sciences common stock that you have tendered. All such powers of attorney and proxies shall be considered irrevocable and coupled with an interest in the tendered shares of EXACT Sciences common stock (and such other securities issued or issuable in respect of such shares on or after the expiration date). Upon the effectiveness of such appointment, all prior proxies that you have given will be revoked without further action, and you may not give any subsequent proxies (and, if given, any such subsequent proxies will not be deemed effective). Acquisition Sub’s designees will, with respect to the shares of EXACT Sciences common stock for which the appointment is effective, be empowered, among other things, to exercise all of your voting and other rights as they, in their sole discretion, deem proper at any annual, special or adjourned meeting of EXACT Sciences’ stockholders, by written consent or otherwise. Sequenom and Acquisition Sub each reserves the right to require that, in order for shares of EXACT Sciences common stock to be deemed validly tendered, immediately upon the exchange of such shares, Sequenom must be able to exercise full voting rights with respect to such shares.

Announcement of Results of the Exchange Offer

Sequenom will announce the final results of the exchange offer, including whether all of the conditions to the exchange offer have been fulfilled or waived and whether Acquisition Sub will accept the tendered shares of EXACT Sciences common stock for exchange, no later than four trading days of The NASDAQ Stock Market after expiration of the exchange offer. The announcement will be made by a press release in accordance with the applicable requirements of The NASDAQ Stock Market.

Ownership of Sequenom After the Exchange Offer

Assuming that (1) all of the outstanding shares of EXACT Sciences common stock, the total number of which is 27,247,381 as of November 3, 2008 and the total of 418,790 shares of EXACT Sciences common stock reported as issued to directors of EXACT Sciences since November 3, 2008, are exchanged for shares of Sequenom common stock at the exchange ratio pursuant to the exchange offer or the proposed merger, (2) all outstanding options to purchase shares of EXACT Sciences common stock, of which there were reported to be 3,685,458 as of September 30, 2008, will vest upon the consummation of the exchange offer, will be exercised in full for shares of EXACT Sciences common stock (assuming the cash exercise of such options notwithstanding whether such options are in the money) and will be exchanged for shares of Sequenom common stock at the exchange ratio, and (3) assuming the closing sales price of Sequenom common stock used to determine the exchange ratio is $24.40 (resulting in an exchange ratio of 0.0615 of Sequenom common stock for each share of EXACT Sciences common stock), the closing sales price of Sequenom common stock on January 8, 2009 (the last full trading day before the date Sequenom made public its proposal to acquire EXACT Sciences), former holders of EXACT Sciences common stock would own in the aggregate approximately 3% of the outstanding shares of Sequenom common stock (based upon 60,948,403 shares of Sequenom common stock outstanding as of January 15, 2009).

Material U.S. Federal Income Tax Consequences

The following is a summary of the material U.S. federal income tax consequences to holders of EXACT Sciences common stock who exchange EXACT Sciences common stock for Sequenom common stock and cash in lieu of fractional shares of Sequenom common stock pursuant to the exchange offer or the proposed merger. This discussion is based on provisions of the Internal Revenue Code, Treasury regulations promulgated thereunder, and administrative and judicial interpretations thereof, all as in effect as of the date hereof and all of which are subject to change, possibly with retroactive effect. This discussion does not address all aspects of United States federal income taxation that may be applicable to holders of EXACT Sciences common stock in light of their particular circumstances or to holders of EXACT Sciences common stock subject to special treatment under United States federal income tax law including, without limitation:

•	partnerships,

•	foreign persons,

•	certain financial institutions,

•	insurance companies,

•	tax-exempt entities,

•	dealers in securities,

•	traders in securities that elect to apply a mark-to-market method of accounting,

•	certain U.S. expatriates,

•	persons who hold EXACT Sciences common stock as part of a straddle, hedge, conversion transaction or other integrated investment,

•	holders of EXACT Sciences common stock whose functional currency is not the United States dollar, and

•	holders of EXACT Sciences common stock who acquired EXACT Sciences common stock through the exercise of employee stock options or otherwise as compensation.

This discussion is limited to holders of EXACT Sciences common stock who hold their EXACT Sciences common stock as capital assets and does not consider the tax treatment of holders of EXACT Sciences common stock who hold EXACT Sciences common stock through a partnership or other pass-through entity. Furthermore, this summary does not discuss any aspect of state, local or foreign taxation.

The exchange offer, the proposed merger and, to the extent consummated, the forward merger, taken together, are intended to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. Assuming that the exchange offer, the proposed merger and, to the extent the forward merger so qualify as a reorganization, the material U.S. federal income tax consequences to holders of EXACT Sciences common stock will be as follows:

•

No gain or loss will be recognized by a holder of EXACT Sciences common stock solely as the result of the receipt of Sequenom common stock in exchange for such holder’s EXACT Sciences common stock in the exchange offer or the proposed merger (other than gain or loss recognized by holders of EXACT Sciences common stock on the receipt of cash in lieu of fractional shares of EXACT Sciences common stock, as described below).

•

The aggregate tax basis of the shares of Sequenom common stock received by a holder of EXACT Sciences common stock in exchange for EXACT Sciences common stock pursuant to the exchange offer and the proposed merger will be the same as the aggregate tax basis of the EXACT Sciences common stock surrendered in exchange therefor.

•

The holding period of the shares of Sequenom common stock received by a holder of EXACT Sciences common stock pursuant to the exchange offer and the proposed merger will include the holding period of the EXACT Sciences common stock surrendered in exchange therefor.

•

Cash received by a holder of EXACT Sciences common stock in lieu of a fractional share of Sequenom common stock will be treated as received in redemption of such fractional share interest, and a holder of EXACT Sciences common stock will recognize a gain or loss measured by the difference between the amount of cash received and the portion of the basis of the Sequenom common shares allocable to such fractional interest. Such gain or loss generally will constitute capital gain or loss and will be long-term capital gain or loss if such holder’s holding period in the EXACT Sciences common stock exchanged was greater than one year as of the date of the exchange.

If the exchange offer is completed but the proposed merger does not occur, or if the proposed merger does occur but is not integrated with the exchange offer for tax purposes (as for example could occur if the proposed merger were delayed substantially beyond the closing of the exchange offer), a holder of EXACT Sciences common stock that receives shares of Sequenom common stock and cash in lieu of a fractional share of Sequenom common stock in exchange for such stockholder’s shares of EXACT Sciences common stock pursuant to the exchange offer will recognize taxable gain or loss equal to the difference between the fair market value of the shares of Sequenom common stock and cash received and such stockholder’s adjusted tax basis in the shares of EXACT Sciences common stock exchanged therefor. Such recognized gain or loss will constitute capital gain or loss, and will constitute long-term capital gain or loss if the holder’s holding period for the shares of EXACT Sciences common stock exchanged is greater than one year as of the date of the exchange.

A holder of EXACT Sciences common stock who exercises appraisal/dissenters’ rights as described below under the heading “Purpose of the Exchange Offer; Appraisal/Dissenters’ Rights—Appraisal/Dissenters’ Rights” generally will recognize capital gain or loss equal to the difference between the cash received in exchange for the shares of EXACT Sciences common stock as a result of such exercise and such stockholder’s adjusted tax basis in such shares.

Information Reporting and Backup Withholding

Non-corporate holders of EXACT Sciences common stock may be subject to information reporting and backup withholding on any cash payments received in lieu of fractional shares of Sequenom common stock pursuant to the exchange offer or the proposed merger or as a result of the exercise of appraisal/dissenters’ rights in connection with the proposed merger unless the stockholder (i) furnishes a correct taxpayer identification number and certifies that the stockholder is not subject to backup withholding on the substitute Form W-9 included in the accompanying letter of transmittal or (ii) is otherwise exempt from backup withholding.

If the exchange offer is completed but the proposed merger does not occur or occurs but fails to be integrated with the exchange offer, information reporting and additional backup withholding may apply with respect to any shares of Sequenom common stock received pursuant to the exchange offer.

Any amounts withheld under the backup withholding rules will be allowed as a refund or credit against a stockholder’s U.S. federal income tax liability, provided that the stockholder furnishes the required information to the Internal Revenue Service.

HOLDERS OF EXACT SCIENCES COMMON STOCK ARE URGED TO CONSULT THEIR TAX ADVISORS CONCERNING THE UNITED STATES FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THE EXCHANGE OFFER AND THE PROPOSED MERGER (AND, TO THE EXTENT CONSUMMATED, THE FORWARD MERGER) TO THEM.

Purpose of the Exchange Offer; Appraisal/Dissenters’ Rights

Purpose and Structure of the Exchange Offer & the Proposed Merger

Sequenom has publicly expressed a desire to enter into a negotiated business combination with EXACT Sciences. Sequenom continues to believe that its exchange offer is in the best interest of EXACT Sciences’ stockholders and is therefore taking the exchange offer directly to EXACT Sciences’ stockholders. Sequenom intends to continue to seek to negotiate with EXACT Sciences with respect to the combination of EXACT Sciences and Sequenom. If such negotiations result in a definitive merger agreement between Sequenom and EXACT Sciences, the terms of the exchange offer could change. In addition, the structure of a combination between Sequenom and EXACT Sciences under any such definitive merger agreement may be different from the structure of the exchange offer and proposed merger. Accordingly, such negotiations could result in, among other things, the termination of the exchange offer and submission of a different combination proposal to EXACT Sciences’ stockholders for their approval.

The purpose of the exchange offer is for Sequenom to acquire control of EXACT Sciences, and ultimately all of the outstanding shares of EXACT Sciences common stock. The exchange offer, as the first step in the acquisition of EXACT Sciences, is intended to facilitate the acquisition of EXACT Sciences. The purpose of the proposed merger is to acquire all of the outstanding shares of EXACT Sciences common stock not exchanged pursuant to the exchange offer.

Sequenom intends to seek to have EXACT Sciences consummate the proposed merger as promptly as practicable after Acquisition Sub accepts for exchange shares of EXACT Sciences common stock pursuant to the exchange offer. A vote of the board of directors and stockholders of EXACT Sciences will be required to approve the proposed merger, unless Sequenom consummates the proposed merger as a “short-form” merger pursuant to Section 253 of the DGCL, in which case the board of directors of EXACT Sciences and the EXACT Sciences stockholders will not be required to approve the proposed merger. The board of directors of Acquisition Sub, however, will be required to approve the proposed merger. Under the DGCL, in order to be eligible to effect the proposed merger as a “short form” merger under Section 253, Sequenom would need to own 90% of each class of outstanding voting stock of EXACT Sciences. See “Plans for EXACT Sciences” below for additional information.

Appraisal/Dissenters’ Rights

No dissenters’ or appraisal rights are available in connection with the exchange offer. As a general matter, the right to demand an appraisal under Section 262 of the DGCL is not available in a stock-for-stock merger and therefore would not be available in connection with the proposed merger. However, if at the record date for purposes of the proposed merger, shares of EXACT Sciences common stock are no longer listed on a national securities exchange or held of record by more than 2,000 holders, EXACT Sciences stockholders who have not tendered their shares of EXACT Sciences common stock in the exchange offer and who vote against approval of the proposed merger will have rights under the DGCL to dissent from the proposed merger and demand an appraisal, and to receive payment in cash equal to the “fair value” of their shares of EXACT Sciences common stock, as determined by the Delaware Court of Chancery. If possible, Sequenom may consummate the proposed merger as a “short-form” merger pursuant to Section 253 of the DGCL, in which case the proposed merger may be completed without a vote of the EXACT Sciences stockholders. Holders of shares of EXACT Sciences common stock at the time of a “short-form” merger would also be entitled to exercise appraisal rights pursuant to such a “short-form” merger.

Under Section 262, dissenting stockholders who comply with the applicable statutory procedures under the DGCL will be entitled to receive a judicial determination of the fair value of their shares of EXACT Sciences common stock (exclusive of any element of value arising from the accomplishment or expectation of the proposed merger) and to receive payment of this fair value in cash, together with a fair rate of interest, if any. In Cede & Co. and Cinerama, Inc. v. Technicolor, Inc., the Supreme Court of the State of Delaware construed Section 262 of the DGCL and held that the “accomplishment or expectation” exclusion from the calculation of fair value described in the preceding sentence is narrow and is designed to eliminate use of pro forma data and projections of a speculative variety relating to the completion of a merger. The court held that it is appropriate to include in the calculation of fair value any known elements of value. Sequenom cannot assure you what methodology a court would use to determine fair value or how a court would select which of the elements of value that are to be included in its determination.

The description of Section 262 above is qualified in its entirety by reference to such section, a copy of which is attached to this prospectus/offer to exchange as Annex A. THE FOREGOING SUMMARY OF THE RIGHTS, IF ANY, OF DISSENTING STOCKHOLDERS DOES NOT PURPORT TO BE A COMPLETE STATEMENT OF THE PROCEDURES TO BE FOLLOWED BY STOCKHOLDERS DESIRING TO EXERCISE DISSENTERS’ RIGHTS UNDER DELAWARE LAW IN CONNECTION WITH THE PROPOSED MERGER. FAILURE TO FOLLOW THE STEPS REQUIRED FOR PERFECTING DISSENTERS’ RIGHTS, IF ANY, MAY RESULT IN THE LOSS OF THOSE RIGHTS.

Plans for EXACT Sciences

The purpose of the exchange offer is for Sequenom to acquire control of EXACT Sciences, and ultimately ownership and control of all of the outstanding shares of EXACT Sciences common stock. As discussed in the next paragraph, Sequenom intends, promptly following the acceptance for exchange, and exchange, of shares of EXACT Sciences common stock in the exchange offer, to seek approval necessary to consummate the proposed merger of Acquisition Sub or another wholly owned subsidiary of Sequenom with and into EXACT Sciences. In the proposed merger, each remaining share of EXACT Sciences common stock (other than shares of EXACT Sciences common stock owned by Sequenom, Acquisition Sub or EXACT Sciences or held by EXACT Sciences stockholders who perfect appraisal rights under Delaware law, to the extent available) will be converted into the same fraction of a share of Sequenom common stock as is received by EXACT Sciences stockholders pursuant to the exchange offer. The proposed merger may be followed by the forward merger (that is, the merger of EXACT Sciences with and into Sequenom or a wholly owned subsidiary of Sequenom).

In furtherance of facilitating its exchange offer, as promptly as practicable following the expiration of the exchange offer, Sequenom intends to seek to cause the board of directors of EXACT Sciences to call either an annual or special meeting of the stockholders of EXACT Sciences, submit for the approval of the stockholders and vote in favor of the following proposals: (i) removal of the existing directors of EXACT Sciences without cause, (ii) election of a new slate of directors proposed by Sequenom, and (iii) such other matters necessary to consummate the transactions described in this prospectus/offer to exchange. Sequenom may or may not solicit proxies from other stockholders in connection with its proposals. If Sequenom is unable to cause a special meeting of the stockholders of EXACT Sciences to be validly called, Sequenom intends to submit the foregoing proposals for approval by the stockholders of EXACT Sciences at the next annual stockholder meeting following the consummation of the exchange and vote in favor of such proposals or Sequenom may or may not solicit proxies from other stockholders. Sequenom intends to make these proposals in order to facilitate completion of the proposed merger, which it believes is in the best interests of EXACT Sciences stockholders. Sequenom reserves the right, however, at any time to determine not to submit proposals, commence either proxy solicitation (or to terminate any solicitation which has previously been commenced) if Sequenom determines it to be in its best interests to do so or if Sequenom determines that such solicitation is unnecessary, including if EXACT Sciences and Sequenom and/or any of its subsidiaries have entered into a definitive agreement to effect a business combination of EXACT Sciences and Sequenom and/or any of its subsidiaries, or Sequenom determines that the EXACT Sciences board of directors has recommended that EXACT Sciences stockholders accept the exchange offer or if Sequenom completes the exchange offer and the board of directors of EXACT Sciences facilitates the completion of the proposed merger.

Sequenom expects that its nominees to the EXACT Sciences board of directors, if elected to serve as directors of EXACT Sciences, would in their independent judgment and good faith, and subject to their fiduciary duties, duly consider a negotiated business combination with Sequenom or one of its subsidiaries and, if determined after due consideration by such directors to be in the best interests of EXACT Sciences’ stockholders, to support the proposed merger and use their best efforts to take such action as may be desirable to consummate the proposed merger. Accordingly, election of Sequenom’s nominees could be critical to the ultimate consummation of the proposed merger if EXACT Sciences’ current board of directors is unwilling to negotiate with Sequenom. Sequenom believes that EXACT Sciences’ board of directors has a fiduciary obligation to duly consider the merger and, if in the best interests of EXACT Sciences’ stockholders, to take any action necessary to consummate the proposed merger, including such action as is necessary to render Section 203 of the DGCL inapplicable to the proposed merger. Without the cooperation of the board of directors of EXACT Sciences and unless Sequenom acquires at least 85% of the outstanding shares of EXACT Sciences common stock in connection with the exchange offer, Section 203 of the DGCL will prohibit the consummation of the proposed merger for a period of three years following the date that Sequenom, Acquisition Sub or another wholly owned subsidiary of Sequenom first acquires shares of EXACT Sciences common stock pursuant to the exchange offer. Sequenom continues to believes that the exchange offer and proposed merger are in the best interests of EXACT Sciences’ stockholders and, therefore, believes that the EXACT Sciences board of directors should take such action as is required to consummate the exchange offer and proposed merger.

If, and to the extent that Sequenom (and/or any of Sequenom’s subsidiaries) obtains access to the books and records of EXACT Sciences, Sequenom intends to conduct a detailed review of EXACT Sciences’ business, assets, agreements and operations to consider and determine what, if any, changes would be desirable in light of the circumstances which then exist. It is expected that, following the completion of the proposed merger, the business and operations of EXACT Sciences will be integrated into and become part of Sequenom. Sequenom reserves the right to review and make changes to this plan if, from an operational perspective, EXACT Sciences should continue to operate as a separate legal entity. Subject to EXACT Sciences’ existing agreements and licenses, Sequenom intends to exploit EXACT Sciences’ intellectual property assets and technologies for use in conjunction with Sequenom’s intellectual property assets to further develop Sequenom’s oncology and other diagnostic technologies.

Except as indicated in this prospectus/offer to exchange, neither Sequenom nor any of Sequenom’s subsidiaries has any current plans or proposals which relate or would result in (1) any extraordinary transaction, such as a merger, reorganization or liquidation of EXACT Sciences or any of its subsidiaries, (2) any purchase, sale or transfer of a material amount of assets of EXACT Sciences or any of its subsidiaries, (3) any material change in the present dividend rate or policy, or indebtedness or capitalization of EXACT Sciences or any of its subsidiaries, (4) any change in the current board of directors or management of EXACT Sciences or any change to any material term of the employment contract of any executive officer of EXACT Sciences, (5) any other material change in EXACT Sciences’ corporate structure or business, (6) any class of equity security of EXACT Sciences being delisted from a national stock exchange or ceasing to be authorized to be quoted in an automated quotation system operated by a national securities association or (7) any class of equity securities of EXACT Sciences becoming eligible for termination of registration under Section 12(g)(4) of the Exchange Act. Sequenom is evaluating its potential plans with respect to the management and executive officers of EXACT Sciences.

Delisting and Termination of Registration

Once the exchange offer is consummated, if EXACT Sciences qualifies for termination of registration under the Exchange Act, Sequenom intends to cause EXACT Sciences to file applications to withdraw the EXACT Sciences common stock from listing on The NASDAQ Capital Market and to terminate the registration of EXACT Sciences common stock under the Exchange Act. EXACT Sciences common stock could also be delisted from The NASDAQ Capital Market independently of the exchange offer or as a result of the exchange offer without action by Sequenom. See “The Exchange Offer—NASDAQ Listing; Effect of the Exchange Offer on the Market for Shares of EXACT Sciences Common Stock; Registration Under the Exchange Act; Margin Regulations.”

NASDAQ Listing; Effect of the Exchange Offer on the Market for Shares of EXACT Sciences Common Stock; Registration Under the Exchange Act; Margin Regulations

NASDAQ Listing; Effect of the Exchange Offer on the Market for the Shares of EXACT Sciences Common Stock

Shares of EXACT Sciences common stock are included for listing and principally traded on The NASDAQ Capital Market. Depending on the number of shares of EXACT Sciences common stock acquired pursuant to the exchange offer, following completion of the exchange offer, shares of EXACT Sciences common stock may no longer meet the requirements of The NASDAQ Capital Market for continued listing and may be delisted from The NASDAQ Capital Market. Moreover, in November 2008, EXACT Sciences announced that the NASDAQ Listing Qualifications Panel (the “Panel”) had notified it that the EXACT Sciences common stock had been transferred from The NASDAQ Global Market to The NASDAQ Capital Market where it was listed on a conditional basis and subject to delisting pending the Panel’s review of additional information to be submitted by EXACT Sciences regarding its plan to regain compliance with the continued listing requirements. EXACT Sciences also announced that it did not currently meet the continued listing requirements for The NASDAQ Capital Market. As of the date of this prospectus/offer to exchange, EXACT Sciences has not announced whether the Panel has completed its review or made any further determination with respect to the continued listing of EXACT Sciences common stock on The NASDAQ Capital Market. The NASDAQ Stock Market, however, has recently suspended certain delisting criteria in light of the current economic and market conditions. It is unclear at this time whether this suspension will continue in the future and whether and/or how this suspension will affect the continued listing of EXACT Sciences common stock on The NASDAQ Capital Market.

If EXACT Sciences common stock is delisted from The NASDAQ Capital Market, the market for EXACT Sciences common stock could be adversely affected, and Sequenom expects it would be traded on the Over-The-Counter Bulletin Board, assuming a securities firm is willing to make a market in EXACT Sciences common stock and sponsors the participation of EXACT Sciences on the Over-The-Counter Bulletin Board, or would be traded on the pink sheets. The extent of the public market for the shares of EXACT Sciences common stock and the availability of quotations for shares of EXACT Sciences common stock would, however, depend upon the number of holders of shares remaining at that time, the interest in maintaining a market in shares of EXACT Sciences common stock on the part of securities firms, the possible termination of registration of the shares under the Exchange Act, as described below, and other factors. Following, the consummation of the exchange offer, the number of holders of EXACT Sciences common stock and the number of shares of EXACT Sciences common stock that might otherwise trade publicly will be reduced. Sequenom cannot predict whether the reduction in the number of shares of EXACT Sciences common stock that might otherwise trade publicly would have an adverse or beneficial effect on the market price for, or marketability of, the shares of EXACT Sciences common stock. If, however, EXACT Sciences common stock is not delisted prior to the proposed merger, then EXACT Sciences common stock will cease to be listed on The NASDAQ Capital Market upon consummation of the proposed merger.

According to EXACT Sciences’ Annual Report on Form 10-K for the year ended December 31, 2007, there were, as of December 31, 2007, 27,225,541 shares of EXACT Sciences common stock outstanding held by 77 holders of record. According to EXACT Sciences’ Quarterly Report on Form 10-Q for the quarter ended September 31, 2008, there were, as of November 3, 2008, 27,247,381 shares of EXACT Sciences common stock outstanding.

Registration Under Exchange Act

Based upon EXACT Sciences’ public filings with the SEC, Sequenom believes that EXACT Sciences common stock is currently registered under the Exchange Act. This registration may be terminated upon application by EXACT Sciences to the SEC if EXACT Sciences common stock is not listed on a “national securities exchange” and there are fewer than 300 record holders.

Termination of registration would substantially reduce the information required to be furnished by EXACT Sciences to holders of EXACT Sciences common stock and to the SEC and would make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b), the requirement of furnishing a proxy statement in connection with stockholders’ meetings and the requirements of Exchange Act Rule 13e-3 with respect to “going private” transactions, no longer applicable to EXACT Sciences common stock. In addition, “affiliates” of EXACT Sciences and persons holding “restricted securities” of EXACT Sciences may be deprived of the ability to dispose of these securities pursuant to Rule 144 under the Securities Act. If registration of EXACT Sciences common stock is not terminated prior to the proposed merger, then the registration of EXACT Sciences common stock under the Exchange Act will be terminated upon consummation of the proposed merger.

Margin Regulations

EXACT Sciences common stock is currently a “margin security” under the regulations of the Board of Governors of the Federal Reserve System, which has the effect, among other things, of allowing brokers to extend credit on the collateral of the shares of EXACT Sciences common stock. Depending upon factors similar to those described above regarding listing and market quotations, it is possible that, following the exchange offer, EXACT Sciences common stock might no longer constitute “margin securities” for purposes of the margin regulations of the Federal Reserve Board, in which event such shares of EXACT Sciences common stock could no longer be used as collateral for loans made by brokers.

Conditions of the Exchange Offer

Notwithstanding any other provision of the exchange offer and in addition to (and not in limitation of) Sequenom’s and Acquisition Sub’s right to extend and amend the exchange offer at any time, in their discretion, neither Sequenom nor Acquisition Sub shall be required to accept for exchange any shares of EXACT Sciences common stock tendered pursuant to the exchange offer or, subject to any applicable rules and regulations of the SEC (including Rule 14e-1(c) under the Exchange Act (relating to Sequenom’s and Acquisition Sub’s obligation to exchange for or return tendered shares of EXACT Sciences common stock promptly after termination or expiration of the exchange offer)), make any exchange for shares of EXACT Sciences common stock, and may extend, terminate or amend the exchange offer, if immediately prior to the expiration of the exchange offer, in the reasonable judgment of Sequenom, any one or more of the following conditions shall not have been satisfied:

Minimum Tender Condition

EXACT Sciences stockholders shall have validly tendered and not withdrawn prior to the expiration of the exchange offer a number of shares of EXACT Sciences common stock that, when added to the shares of EXACT Sciences common stock then owned by Sequenom, Acquisition Sub and Sequenom’s other subsidiaries, shall constitute at least 75% of the then outstanding shares of EXACT Sciences common stock.

Section 203 Condition

The board of directors of EXACT Sciences shall have approved, in a manner reasonably satisfactory to Sequenom, the exchange offer and the proposed merger described herein or any other business combination between EXACT Sciences and Sequenom (and/or any of Sequenom’s subsidiaries) pursuant to the requirements of Section 203 of the DGCL or Sequenom shall be satisfied that Section 203 of the DGCL does not apply to or otherwise restrict the exchange offer, the proposed merger described herein or any such business combination.

Registration Statement Condition

The registration statement of which this prospectus/offer to exchange is a part shall have become effective under the Securities Act, no stop order suspending the effectiveness of the registration statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC and Sequenom shall have received all necessary state securities law or “blue sky” authorizations.

NASDAQ Listing Condition

The shares of Sequenom common stock to be issued to EXACT Sciences stockholders in the exchange offer shall have been authorized for listing on The NASDAQ Global Market, subject to official notice of issuance.

Other Conditions

Additionally, Sequenom and Acquisition Sub shall not be required to accept for exchange any shares of EXACT Sciences common stock tendered to Acquisition Sub pursuant to the exchange offer, shall not, subject to any applicable rules and regulations of the SEC (including Rule 14e-1(c) under the Exchange Act (relating to Sequenom’s and Acquisition Sub’s obligation to exchange for or return tendered shares of EXACT Sciences common stock promptly after termination or expiration of the exchange offer)) be required to make any exchange for shares of EXACT Sciences common stock, and may extend, terminate or amend the exchange offer, if at any time on or after January 27, 2009 and prior to the expiration of the exchange offer any of the following conditions exists:

(a) there shall have been threatened, instituted or be pending any litigation, suit, claim, action, proceeding or investigation before any supra-national, national, state, provincial, municipal or local government, governmental, regulatory or administrative authority, agency, instrumentality or commission or any court, tribunal or judicial or arbitral body or any regional transmission organization (each of which is referred to in this prospectus/offer to exchange as a “governmental authority”): (1) challenging or seeking to make illegal, to delay or otherwise, directly or indirectly, to restrain or prohibit the making of or terms of the exchange offer, the acceptance for exchange of any or all of the shares of EXACT Sciences common stock by Sequenom, Acquisition Sub or any affiliate of Sequenom; (2) seeking to obtain material damages in connection with the exchange offer or the proposed merger; (3) seeking to, or which in the reasonable judgment of Sequenom is reasonably likely to, individually or in the aggregate, prohibit or limit the full rights of ownership or operation by EXACT Sciences, Sequenom or any of their affiliates of all or any of the business or assets of EXACT Sciences, Sequenom or any of their affiliates (including in respect of the capital stock or other equity of their respective subsidiaries) or to compel EXACT Sciences, Sequenom or any of their subsidiaries to dispose of or to hold separate all or any portion of the business or assets of EXACT Sciences, Sequenom or any of their affiliates or any shares of EXACT Sciences common stock; (4) seeking, or which in the reasonable judgment of Sequenom is reasonably likely to result in, individually or in the aggregate, any significant diminution in the benefits expected to be derived by Sequenom, Acquisition Sub or any affiliate of Sequenom as a result of the transactions contemplated by the exchange offer, the proposed merger or any other business combination with EXACT Sciences; or (5) which in the reasonable judgment of Sequenom may otherwise prevent, adversely affect or materially delay consummation of the exchange offer, the proposed merger or the ability of Sequenom to conduct any proxy solicitation described under “The Exchange Offer—Plans for EXACT Sciences”;

(b) any final order, approval, permit, authorization, waiver, determination, favorable review or consent of any governmental authority including those referred to or described in this prospectus/offer to exchange in the section captioned “The Exchange Offer—Regulatory Approvals” below shall contain terms that, in the reasonable judgment of Sequenom, results in, or is reasonably likely to result in, individually or in the aggregate with such other final orders, approvals, permits, authorizations, waivers, determinations, favorable reviews or consents, a significant diminution in the benefits expected to be derived by Sequenom or any affiliate of Sequenom as a result of the transactions contemplated by the exchange offer, the proposed merger or any other business combination with EXACT Sciences;

(c) there shall have been action taken, or any statute, rule, regulation, legislation, order, decree or interpretation enacted, enforced, promulgated, amended, issued or deemed, or which becomes, applicable to (1) Sequenom, EXACT Sciences or any subsidiary or affiliate of Sequenom or EXACT Sciences or (2) the exchange offer, the proposed merger or any other business combination with EXACT Sciences, by any legislative body or governmental authority with appropriate jurisdiction, other than those referred to or described in the section captioned “The Exchange Offer—Regulatory Approvals”, that in the reasonable judgment of Sequenom is reasonably likely to result, directly or indirectly, individually or in the aggregate, in any of the consequences referred to in clauses (1) through (5) of paragraph (a) above;

(d) any event, condition, development, circumstance, change or effect or prospective change shall have occurred or be threatened that, individually or in the aggregate with any other events, conditions, developments, circumstances, changes and effects or prospective changes, that is or may be materially adverse to the business, properties, condition (financial or otherwise), assets (including leases), liabilities, capitalization, stockholders’ equity, licenses, franchises, operations, results of operations or prospects of EXACT Sciences or any of its subsidiaries, or Sequenom shall become aware of any fact which in the reasonable judgment of Sequenom has or may have adverse significance with respect to the value of shares of EXACT Sciences common stock;

(e) EXACT Sciences or any of its subsidiaries has (1) split, combined or otherwise changed, or authorized or proposed the split, combination or other change of, the shares of EXACT Sciences common stock or its capitalization, (2) acquired or otherwise caused a reduction in the number of, or authorized or proposed the acquisition or other reduction in the number of, outstanding shares of EXACT Sciences common stock or other securities, (3) issued, distributed or sold, or authorized or proposed the issuance, distribution or sale of, any additional shares of EXACT Sciences common stock, shares of any other class or series of capital stock, other voting securities or any securities convertible into, or options, rights or warrants, conditional or otherwise, to acquire, any of the foregoing (other than the issuance of shares of EXACT Sciences common stock pursuant to, and in accordance with, the publicly disclosed terms in effect prior to January 8, 2009 of employee stock options or other equity awards or EXACT Sciences preferred stock, in each case publicly disclosed by EXACT Sciences as outstanding prior to January 8, 2009), or any other securities or rights in respect of, in lieu of, or in substitution or exchange for any shares of its capital stock, (4) permitted the issuance or sale of any shares of any class of capital stock or other securities of any subsidiary of EXACT Sciences, (5) declared, paid or proposed to declare or pay any dividend or other distribution on any shares of capital stock of EXACT Sciences including by adoption of a stockholders rights plan which has not otherwise been terminated or rendered inapplicable to the exchange offer and the proposed merger prior to the expiration of the exchange offer, (6) altered or proposed to alter any material term of any outstanding security, issued or sold, or authorized or proposed the issuance or sale of, any debt securities or otherwise incurred or authorized or proposed the incurrence of any debt other than in the ordinary course of business consistent with past practice or any debt containing, in the reasonable judgment of Sequenom, burdensome covenants or security provisions, (7) adopted, established or entered into any new employment, change in control, severance compensation or similar agreement, arrangement or plan with or for one or more of its employees, consultants or directors, or adopted, established or entered into or amended, or made grants or awards pursuant to, any agreements, arrangements or plans so as to provide for increased benefits to one or more employees, consultants or directors, whether or not as a result of or in connection with the transactions contemplated by the exchange offer or the proposed merger, or Sequenom shall have become aware of any such action which was not previously publicly disclosed by EXACT Sciences, (8) except as may be required by law, taken any action to adopt, establish, terminate or amend any employee benefit plan (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended) of EXACT Sciences or any of its subsidiaries, or Sequenom shall have become aware of any such action which was not previously publicly disclosed by EXACT Sciences, (9) authorized, recommended, proposed, announced its intent to enter into or entered into an agreement with respect to or effected any merger, consolidation, recapitalization, liquidation, dissolution, business combination, acquisition of assets, disposition of assets, collaboration agreement, license agreement, research and development agreement partnership agreement, joint venture or similar agreement or release or relinquishment of any contract or other right of EXACT Sciences or any of its subsidiaries or any comparable event, including, without limitation, the entry into any such agreement, or any material modification to any existing such agreement relating to any intellectual property right, or product rights owned or used by EXACT Sciences excluding non-exclusive licenses entered into in the ordinary course of business, (10) authorized, recommended, proposed, announced its intent to enter into or entered into any agreement or arrangement with any person or group that, in Sequenom’s reasonable judgment, has or may have adverse significance with respect to either the value of EXACT Sciences or any of its subsidiaries or affiliates or the value of the shares of EXACT Sciences common stock to Sequenom or any of its subsidiaries or affiliates, or (11) amended, or authorized or proposed any amendment to, its Certificate of Incorporation or Bylaws (or other similar constituent documents) or Sequenom becomes aware that EXACT Sciences or any of its subsidiaries shall have amended, or authorized or proposed any amendment to, its certificate of incorporation or bylaws (or other similar constituent documents) which has not been publicly disclosed by EXACT Sciences prior to the date of this prospectus/offer to exchange;

(f) there shall have occurred (1) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market in the United States, for a period in excess of three hours (excluding suspensions or limitations resulting solely from physical damage or interference with any such exchange or market not related to market conditions), (2) a declaration of a banking moratorium or any suspension of payments in respect of banks by Federal or state authorities in the United States, (3) commencement of a war, armed hostilities or the occurrence of any other national or international calamity, directly or indirectly involving the United States or any attack on, or outbreak or act of terrorism involving, the Untied States, (4) any change in the general political, market, economic or financial conditions in the Untied States or other jurisdiction in which Sequenom or its subsidiaries do business that could, in the reasonable judgment of Sequenom, have a material adverse effect on the business, properties, assets, liabilities, capitalization, stockholders’ equity, condition (financial or otherwise), operations, licenses, franchises, results of operations or prospects of EXACT Sciences or any of its subsidiaries or the trading in, or value of, the shares of EXACT Sciences common stock, (5) any decline in either the Dow Jones Industrial Average, or the Standard & Poor’s Index of 500 Industrial Companies or the NASDAQ-100 Index by an amount in excess of 15% measured from the close of business on January 8, 2009 or any material adverse change in the market price in the shares of EXACT Sciences common stock, or (8) in the case of any of the foregoing existing on January 8, 2009, a material acceleration or worsening thereof;

(g) Sequenom becomes aware (1) that any material contractual right of EXACT Sciences or any of its subsidiaries has been or will be impaired or otherwise adversely affected, in which case, would reasonably be expected to occur, in each case, with or without notice or the lapse of time or both, as a result of or in connection with the exchange offer or the consummation by Sequenom or any other affiliate of Sequenom of the proposed merger or other similar business combination involving EXACT Sciences (other than following acceptance for payment of the EXACT Sciences common stock pursuant to the exchange offer), or (2) of any covenant, term or condition in any instrument or agreement of EXACT Sciences or any of its subsidiaries that, in our reasonable judgment, has or may have a material adverse significance with respect to either the value of EXACT Sciences or any of its subsidiaries or affiliates or the value of the EXACT Sciences common stock to Sequenom or any other affiliate of Sequenom (including, without limitation, any event of default that may ensue as a result of or in connection with the exchange offer, the acceptance for payment of or payment for some or all of the shares of EXACT Sciences common stock by Sequenom or Sequenom’s consummation of the proposed merger or other similar business combination involving EXACT Sciences);

(h) EXACT Sciences or any of its subsidiaries shall have (i) granted to any person proposing a merger or other business combination with or involving EXACT Sciences or any of its subsidiaries or the purchase of securities or assets of EXACT Sciences or any of its subsidiaries any type of option, warrant or right which, in our reasonable judgment, constitutes a “lock-up” device (including, without limitation, a right to acquire or receive any shares of EXACT Sciences common stock or other securities, assets or business of EXACT Sciences or any of its subsidiaries) or (ii) paid or agreed to pay any cash or other consideration to any party in connection with or in any way related to any such business combination or purchase;

(i) a tender or exchange offer for any shares of EXACT Sciences common stock shall be made or publicly proposed to be made by any other person (including, without limitation, EXACT Sciences or any of its subsidiaries or affiliates) or it shall be publicly disclosed or Sequenom shall otherwise learn that (1) any person, entity (including, without limitation EXACT Sciences or any of its subsidiaries or affiliates) or “group” (within the meaning of Section 13(d)(3) of the Exchange Act) shall have acquired or proposed to acquire beneficial ownership of more than 5% of any class or series of capital stock of EXACT Sciences (including, without limitation, the shares of EXACT Sciences common stock) through the acquisition of stock, the formation of a group or otherwise, or shall have been granted any right, option or warrant, conditional or otherwise, to acquire beneficial ownership of more than 5% of any class or series of capital stock of EXACT Sciences (including, without limitation, the shares of EXACT Sciences common stock) other than acquisitions for bona fide arbitrage purposes only and except as disclosed in a Schedule 13D or Schedule 13G on file with the SEC on or before January 26, 2009, (2) any such person, entity or group, which before had filed such a Schedule with the SEC has acquired or purposes to acquire, through acquisition of stock, the formation of a group or otherwise, beneficial ownership of an additional 1% or more of any class or series of capital stock of EXACT Sciences (including, without limitation, the shares of EXACT Sciences common stock), or (3) any person or group shall enter into a definitive agreement or an agreement in principle or make a proposal with respect to a tender offer or exchange offer or a merger, consolidation or other business combination with or involving EXACT Sciences or any of its subsidiaries; or

(j) Sequenom or any of its subsidiaries enters into a definitive agreement or announces an agreement in principle with EXACT Sciences providing for a merger or other business combination with EXACT Sciences or any of its subsidiaries or the purchase or exchange of securities or assets of EXACT Sciences or any of its subsidiaries, or Sequenom and EXACT Sciences reach any other agreement or understanding, in either case, pursuant to which it is agreed that the exchange offer will be terminated; which, in Sequenom’s reasonable judgment, in any such case, and regardless of the circumstances (including any action or omission by Sequenom) giving rise to any such condition, makes it inadvisable to proceed with such acceptance for exchange or exchange.

The conditions described in this section “The Exchange Offer—Conditions of the Exchange Offer” are for the sole benefit of Sequenom and Acquisition Sub and may be asserted by Sequenom and Acquisition Sub regardless of the circumstances giving rise to any such condition or, other than the registration statement condition and NASDAQ listing condition, may be waived by Sequenom or Acquisition Sub in whole or in part at any time and from time to time prior to the expiration of the exchange offer in its discretion. To the extent

Sequenom or Acquisition Sub waives a condition set forth in this section with respect to one tender, it will waive that condition with respect to all other tenders. The failure by Sequenom or Acquisition Sub at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right; the waiver of any such right with respect to particular facts and other circumstances shall not be deemed a waiver with respect to any other facts and circumstances; and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time until the expiration of the exchange offer. Any determination by Sequenom or Acquisition Sub concerning any condition or event described in this prospectus/offer to exchange shall be final and binding on all parties to the fullest extent permitted by law.

Dividends and Distributions

If on or after January 27, 2009 (or if any of the following occurred prior to January 27, 2009, but were not publicly disclosed until on or after January 27, 2009), EXACT Sciences:

(a) splits, combines or otherwise changes its shares of common stock or its capitalization,

(b) acquires shares of its common stock or otherwise causes a reduction in the number of outstanding shares,

(c) issues or sells any additional shares of its common stock (other than shares issued pursuant to and in accordance with the terms in effect on the date of this prospectus/offer to exchange of employee stock options outstanding prior to such date and publicly disclosed), shares of any other class or series of capital stock, other voting securities or any securities convertible into, or options, rights, or warrants, conditional or otherwise, to acquire, any of the foregoing, or

(d) discloses that it has taken such action,

then, without prejudice to Sequenom’s or Acquisition Sub’s rights under “The Exchange Offer—Extension, Termination and Amendment” and “The Exchange Offer—Conditions of the Exchange Offer,” Sequenom may, in its sole discretion, make such adjustments in the exchange ratio and other terms of the exchange offer and the proposed merger as it deems appropriate including, without limitation, the number or type of securities to be purchased, to reflect such split, combination or other change.

If, on or after the date of this prospectus/offer to exchange, EXACT Sciences declares, sets aside, makes or pays any dividend on the shares of EXACT Sciences common stock or makes any other distribution (including the issuance of additional shares of capital stock pursuant to a stock dividend or stock split, the issuance of other securities or the issuance of rights for the purchase of any securities) with respect to the shares of EXACT Sciences common stock that is payable or distributable to stockholders of record on a date prior to the transfer to the name of Sequenom or its nominee or transferee of EXACT Sciences’ stock transfer records of the shares of EXACT Sciences common stock exchanged pursuant to the exchange offer, then, without prejudice to Sequenom’s rights under “The Exchange Offer—Extension, Termination and Amendment” and “The Exchange Offer—Conditions of the Exchange Offer”:

•

the consideration per share of EXACT Sciences common stock payable by Sequenom, through Acquisition Sub, pursuant to the exchange offer will be reduced to the extent any such dividend or distribution is payable in cash; and

•

the whole of any such non-cash dividend, distribution or issuance to be received by the tendering stockholders will (1) be received and held by the tendering stockholders for the account of Sequenom and will be required to be promptly remitted and transferred by each tendering stockholder to the exchange agent for the account of Sequenom, accompanied by appropriate documentation of transfer or (2) at the direction of Sequenom, be exercised for the benefit of Sequenom, in which case the proceeds of such exercise will be promptly be remitted to Sequenom.

Regulatory Approvals

As of the date of this prospectus, Sequenom is not required to make filings or to obtain approvals or clearances from any antitrust regulatory authorities in the United States or other countries to consummate the proposed merger. In the United States, Sequenom must comply with applicable federal and state securities laws and the rules and regulations of The NASDAQ Stock Market in connection with the issuance of shares of Sequenom common stock pursuant to the proposed merger and the filing of this prospectus with the SEC.

The consummation of either the exchange offer or the proposed merger may constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default, or result in the termination, cancellation, acceleration or other change of any right or obligation under EXACT Sciences’ material licenses, franchises, permits, certificates or agreements.

Section 203 of the DGCL

The exchange offer is subject to the condition that the board of directors of EXACT Sciences shall have approved, in a manner reasonably satisfactory to Sequenom, the exchange offer and the proposed merger or any other business combination between EXACT Sciences and Sequenom (and/or any of Sequenom’s subsidiaries) pursuant to the requirements of Section 203 of the DGCL, or Sequenom shall be satisfied that Section 203 does not apply to or otherwise restrict the exchange offer, the proposed merger described herein or any such business combination. This condition will be satisfied if (1) prior to the acceptance for exchange of shares of EXACT Sciences common stock pursuant to the exchange offer, EXACT Sciences’ board of directors shall have unconditionally approved the exchange offer and the proposed merger or (2) there are validly tendered and not withdrawn prior to the expiration date a number of shares of EXACT Sciences common stock that, together with the shares of EXACT Sciences common stock then owned by Sequenom, would represent at least 85% of the voting stock of EXACT Sciences outstanding on the date hereof (excluding shares of EXACT Sciences common stock owned by certain employee stock plans and persons who are directors and also officers of EXACT Sciences).

Section 203 of the DGCL would otherwise apply to the proposed merger or any other “business combination” (as defined in Section 203) involving Sequenom (or any of its subsidiaries) and EXACT Sciences. Section 203 could significantly delay Sequenom’s (or any of its subsidiaries’) ability to acquire all of the outstanding shares of EXACT Sciences common stock. Section 203, in general, prevents an “interested stockholder” (generally, a stockholder and an affiliate or associate thereof owning 15% or more of a corporation’s outstanding voting stock) from engaging in a business combination (defined to include a merger or consolidation and certain other transactions) with a Delaware corporation for a period of three years following the time such stockholder became an interested stockholder unless (1) before the stockholder became an interested stockholder the corporation’s board of directors approved either the business combination or the transaction which resulted in such stockholder becoming an interested stockholder, (2) upon consummation of the transaction which resulted in such stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the corporation’s voting stock outstanding at the time the transaction commenced (excluding shares of stock owned by certain employee stock plans and persons who are directors and also officers of the corporation) or (3) at or after the time the stockholder became an interested stockholder the business combination is approved by the corporation’s board of directors and authorized at an annual or special meeting of stockholders (and not by written consent) by the affirmative vote of at least 66 2/3% of the outstanding voting stock of the corporation not owned by the interested stockholder.

The provisions of Section 203 of the DGCL do not apply to a Delaware corporation if, among other things, (1) such corporation amends its certificate of incorporation or bylaws to elect not to be governed by Section 203, and such amendment is approved by (in addition to any other required vote) the affirmative vote of a majority of the shares of common stock of such corporation entitled to vote; provided that such amendment would not be effective until 12 months after its adoption and would not apply to any business combination between such corporation and any person who became an interested stockholder on or prior to the date of such adoption, (2) such corporation does not have a class of voting stock that is listed on a national securities exchange, or held of record by more than 2,000 stockholders, unless any of the foregoing results from action taken, directly or indirectly, by an interested stockholder or from a transaction in which a person becomes an interested stockholder, or (3) the business combination is proposed by an interested stockholder prior to the consummation or abandonment of, and subsequent to the earlier of the public announcement or the notice required under Section 203 of, any one of certain proposed transactions which (a) is with or by a person who was not an interested stockholder during the previous three years or who became an interested stockholder with the approval of the corporation’s board of directors and (b) is approved or not opposed by a majority of the board of directors then in office who were directors prior to any person becoming an interested stockholder during the previous three years or were recommended for election to succeed such directors by a majority of such directors. The description of Section 203 above is qualified in its entirety be reference to such section, a copy of which is attached to this prospectus/offer to exchange as Annex B.

Certain Other Legal Matters

“Going Private” Transactions

Rule 13e-3 under the Exchange Act is applicable to certain “going private” transactions and may under certain circumstances be applicable to the proposed merger. Sequenom does not believe that Rule 13e-3 will be applicable to the proposed merger unless the proposed merger is consummated more than one year after the termination of the exchange offer. If applicable, Rule 13e-3 would require, among other things, that certain financial information concerning EXACT Sciences and certain information relating to the fairness of the proposed merger and the consideration offered to minority stockholders be filed with the SEC and distributed to minority stockholders before the consummation of the proposed merger.

Relationships With EXACT Sciences

Except as set forth in this prospectus/offer to exchange, neither Sequenom nor, to Sequenom’s knowledge, any of its directors, executive officers or affiliates has any contract, arrangement, understanding or relationship with any other person with respect to any securities of EXACT Sciences, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies. Except as otherwise described in this prospectus/offer to exchange, there have been no contacts, negotiations or transactions since January 1, 2007, between Sequenom, Acquisition Sub or, to Sequenom’s knowledge, any of the persons listed on Schedule IV or Schedule V hereto, on the one hand, and EXACT Sciences or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, an exchange offer or other acquisition of securities, an election of directors, or a sale or other transfer of a material amount of assets. Neither Sequenom now, to the best of Sequenom’s knowledge, any of its directors, executive officers or affiliates had any transaction with EXACT Sciences or any of its officers, director or affiliates that would require disclosure under the rules and regulations of the SEC applicable to the exchange offer.

As of the date of this prospectus/offer to exchange, neither Sequenom nor Acquisition Sub nor, to Sequenom’s knowledge, any of their respective directors, executive officer or affiliates, beneficially own any shares of EXACT Sciences common stock. Sequenom has not effected any transaction in securities of EXACT Sciences in the past 60 days. Except as set forth in the exchange offer, to Sequenom’s knowledge, after reasonable inquiry, none of the persons listed on Schedule IV or Schedule V hereto, nor any of their respective associates or majority-owned subsidiaries, beneficially owns or has the right to acquire any securities of EXACT Sciences or has effected any transaction in securities of EXACT Sciences during the past 60 days.

Source and Amount of Funds or Other Consideration

Sequenom will issue shares of Sequenom common stock as consideration for the shares of EXACT Sciences common stock tendered pursuant to the exchange offer (the details of which are in set forth herein under “The Exchange Offer”). Sequenom estimated that it could issue up to 2,266,722 shares of Sequenom common stock (assuming the maximum exchange ratio of 0.0723 of a share of Sequenom common stock for each share of EXACT Sciences common stock outstanding as of November 3, 2008 and the total of 418,790 shares of EXACT Sciences common stock reported as issued to directors of EXACT Sciences since November 3, 2008 and assuming that all outstanding options to purchase an aggregate of 3,685,458 shares of EXACT Sciences common stock as of September 30, 2008 were exercised and exchanged in the exchange offer and the proposed merger). Sequenom estimates that the total amount of cash required to complete the transactions contemplated by the exchange offer and the proposed merger, including any cash paid in lieu of issuing fraction shares, payment of any fees, expenses and other related amounts incurred in connection with the transaction is expected to be approximately $2.5 million. Sequenom currently has available sufficient funds to make the payments required to be made to complete the transactions and does not anticipate establishing any financing arrangements or alternative financing plans or incurring any borrowing to consummate the exchange offer or proposed merger.

This estimate is based on Sequenom’s review of EXACT Sciences’ publicly available information to date and is subject to change. The consummation of the exchange offer may constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default, or result in the termination, cancellation, acceleration or other change of any right or obligation (including, without limitation, any payment obligation) under agreements of EXACT Sciences. For a further discussion of the risks relating to Sequenom’s limited due diligence review, see “Risk Factors—Risk Factors Relating to the Exchange Offer and the Proposed Merger.”

Fees and Expenses

Sequenom has retained Innisfree M&A Incorporated as information agent in connection with the exchange offer. The information agent may contact holders of EXACT Sciences common stock by mail, telephone, telex, telegraph and personal interview and may request brokers, dealers and other nominee stockholders to forward material relating to the exchange offer to beneficial owners of EXACT Sciences common stock. Sequenom will pay the information agent reasonable and customary compensation for these services in addition to reimbursing the information agent for its reasonable out-of-pocket expenses. Sequenom has agreed to indemnify the information agent against certain liabilities and expenses in connection with the exchange offer, including certain liabilities under the U.S. federal securities laws.

In addition, Sequenom has retained The Bank of New York Mellon as the exchange agent. Sequenom will pay the exchange agent reasonable and customary compensation for its services in connection with the exchange offer, will reimburse the exchange agent for its reasonable out-of-pocket expenses and will indemnify the exchange agent against certain liabilities and expenses, including certain liabilities under the U.S. federal securities laws.

Except as set forth above, Sequenom will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of shares pursuant to the exchange offer. Sequenom will reimburse brokers, dealers, commercial banks and trust companies and other nominees, upon request, for customary clerical and mailing expenses incurred by them in forwarding offering materials to their customers.

Accounting Treatment

The acquisition of shares of EXACT Sciences common stock by Sequenom will be accounted for using the purchase method of accounting under GAAP, which means that EXACT Sciences’ results of operations will be included with Sequenom’s from the closing date. EXACT Sciences’ acquired assets and assumed liabilities will be recorded at their estimated fair values at the same date with the amount, if any, of such estimated fair value in excess of the total purchase price allocated to the net assets, including any identifiable intangibles acquired, reflected as goodwill.

Stock Exchange Listing

Shares of Sequenom common stock are listed on The NASDAQ Global Market. Sequenom intends to make applications to list the shares of Sequenom common stock that Sequenom will issue in the exchange offer and proposed merger.

Litigation

As of the date of this prospectus/offer to exchange, Sequenom is not aware of any material pending legal proceedings relating to the exchange offer or proposed merger.

UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED FINANCIAL STATEMENTS

The Unaudited Pro Forma Condensed Combined Consolidated Financial Statements (“pro forma financial statements”) have been derived from historical condensed consolidated financial statements of Sequenom incorporated by reference into this prospectus/offer to exchange and the historical condensed consolidated financial statements of EXACT Sciences which are included on Schedules II and III of this prospectus/offer to exchange (except the report of EXACT Sciences’ independent registered public accountants contained in EXACT Sciences’ Annual Report on Form 10-K for the fiscal year ended December 31, 2007 which is not included herein because EXACT Sciences’ independent registered public accountants have not consented to the inclusion of such report in this prospectus/offer to exchange; see “Note on EXACT Sciences Information”).

The Unaudited Pro Forma Condensed Combined Consolidated Statements of Operations (“pro forma statements of operations”) for the nine months ended September 30, 2008 and for the year ended December 31, 2007 give effect to the transaction and other pro forma events as if they had occurred on January 1, 2007. The Unaudited Pro Forma Condensed Combined Consolidated Balance Sheet (“pro forma balance sheet”) as of September 30, 2008 gives effect to the transaction and other pro forma events as if they had occurred on September 30, 2008.

The pro forma events include (i) the exchange of all outstanding shares of EXACT Sciences common stock as of September 30, 2008 for shares of Sequenom common stock at an assumed exchange ratio of 0.0615 of a share of Sequenom common stock for each share of EXACT Sciences common stock; and (ii) the exercise in full of all outstanding options to purchase shares of EXACT Sciences common stock (after giving effect to vesting upon a change in control and assuming the cash exercise of such options (solely for purposes of determining the number of shares) notwithstanding whether such options are in the money) and exchange of all such shares for shares of Sequenom common stock at such exchange ratio. The assumed exchange ratio is based upon the closing sales price of Sequenom’s common stock of $24.40 on The NASDAQ Global Market on January 8, 2009, the last full trading day before the date Sequenom made public its proposal to acquire EXACT Sciences. The actual exchange ratio will be based upon the Closing Sales Price (as defined in note 2 to the accompanying Notes to Unaudited Pro Forma Condensed Combined Consolidated Financial Statements) on the expiration date, provided that if the Sequenom common stock price is more than $28.06 per share, then the exchange ratio will be 0.0535 of a share of Sequenom common stock for each share of EXACT Sciences common stock and if the Sequenom common stock price is less than $20.74, then the exchange ratio will be 0.0723 of a share of Sequenom common stock for each share of EXACT Sciences common stock.

The assumptions and related pro forma adjustments described herein have been based primarily on this publicly available information. Non-public information concerning EXACT Sciences was not available to Sequenom for the purpose of preparing these pro forma financial statements. EXACT Sciences has not cooperated with Sequenom in, and has not been involved in, the preparation of this prospectus/offer to exchange and has not verified the information contained in these pro forma financial statements relating to EXACT Sciences. As a result, Sequenom has made adjustments and assumptions in preparing the pro forma financial information presented in this prospectus/offer to exchange which have necessarily involved estimates with respect to EXACT Sciences’ financial information. Additional information may exist that could materially affect the assumptions and related pro forma adjustments. The pro forma financial statements have been presented for illustrative purposes only and are not necessarily indicative of (i) results of operations and financial position that would have been achieved had the pro forma events taken place on the dates indicated or (ii) the future consolidated results of operations or financial position of the combined company.

The acquisition of EXACT Sciences common stock will be accounted for as a purchase under GAAP. The purchase price will be determined on the basis of the fair value on the acquisition date of the shares of Sequenom common stock exchanged. The purchase price for the pro forma financial statements is based on the closing sales price of EXACT Sciences common stock on The NASDAQ Capital Market on January 8, 2009, the last full trading day before the date Sequenom made public its proposal to acquire EXACT Sciences, of $0.89.

The purchase price of an acquired entity in a purchase business combination is allocated to the assets acquired and liabilities assumed based on their estimated fair values at the date of acquisition under GAAP. The following pro forma financial statements allocate the entire excess of purchase price over the carrying value of EXACT Sciences’ net assets to goodwill as Sequenom management does not have information related to EXACT Sciences’ business necessary to complete a purchase price allocation in accordance with GAAP. Actual amounts, determined on the basis of more detailed information, will differ from the amounts reflected below. EXACT Sciences has not been involved in the preparation of the pro forma financial statements nor has it verified any of the information or assumptions used in preparing the pro forma financial statements. See the “Note on EXACT Sciences Information” on page viii of this prospectus/offer to exchange for further details.

The pro forma financial statements do not reflect any cost savings (or associated costs to achieve such savings) from operating efficiencies, synergies or other restructuring that could result from the acquisition of EXACT Sciences. The timing and effect of actions associated with integration are as yet uncertain.

As a result of the nature of the proposed business combination, there may be actions and other events that could significantly change the purchase price. In addition, as of the date of this prospectus/offer to exchange, Sequenom has not performed any detailed valuation analyses necessary to arrive at the final estimates of the fair market value of the EXACT Sciences assets to be acquired and liabilities to be assumed and the related allocations of purchase price. Future access and procedures may provide Sequenom with additional information that could materially affect the purchase price paid for the acquisition of EXACT Sciences or the purchase price allocation and, accordingly, the accompanying assumptions and pro forma adjustments. Further, given the lack of access to financial information of EXACT Sciences, Sequenom has not yet identified all of the adjustments which would result from conforming EXACT Sciences’ critical accounting policies to those of Sequenom’s. Certain identified factors which may have a significant impact are described in the accompanying notes to the pro forma financial statements.

The pro forma financial statements should be relied on only for the limited purpose of presenting what the results of operations and financial position of the combined businesses of Sequenom and EXACT Sciences might have looked like had the pro forma events taken place at an earlier date. You can find more information about the pro forma events under the section captioned “The Exchange Offer.”

The following pro forma financial statements should be read in conjunction with:

1.	the accompanying notes to the Unaudited Pro Forma Condensed Combined Consolidated Financial Statements;

2.	the consolidated financial statements of Sequenom for the year ended December 31, 2007 and condensed consolidated financial statements of Sequenom for the nine-month period ended September 30, 2008 and the notes relating thereto, incorporated herein by reference; and

3.	the consolidated financial statements of EXACT Sciences for the year ended December 31, 2007 and condensed consolidated financial statements of EXACT Sciences for the nine-month period ended September 30, 2008, and the notes relating thereto, which are included on Schedules II and III of this prospectus/offer to exchange (except the report of EXACT Sciences’ independent registered public accountants contained in EXACT Sciences’ Annual Report on Form 10-K for the fiscal year ended December 31, 2007 which is not included herein because EXACT Sciences’ independent registered public accountants have not consented to the inclusion of such report in this prospectus/offer to exchange; see “Note on EXACT Sciences Information”).

SEQUENOM AND EXACT SCIENCES

UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED

STATEMENT OF OPERATIONS

For the Nine Months Ended September 30, 2008

(in thousands, except per share data)

	(a) Sequenom	(a) Exact	Pro forma Adjustments	Notes	Pro forma Combined
Total revenues	$34,990	$(758)	$—		$34,232

Costs and expenses:
Costs of product and service revenues	14,662	1	—		14,663
Research and development expenses	18,381	1,964	—		20,345
Selling and marketing expenses	17,999	—	—		17,999
General and administrative expenses	12,464	4,601	—	(d)	17,065
Restructuring	—	532	—		532

Total costs and expenses	63,506	7,098	—		70,604

Operating loss	(28,516)	(7,856)	—		(36,372)

Interest income and other, net	1,151	224	—		1,375
Loss on marketable securities	(1,171)	—	—		(1,171)
Other (expense) income, net	(131)	—	—		(131)

Loss before incomes taxes	(28,667)	(7,632)	—		(36,299)

Deferred tax expense	(74)	—	—		(74)

Net loss	$(28,741)	$(7,632)	$—		$(36,373)

Weighted average shares outstanding, basic and diluted	50,562	27,184	(25,277)	(c)	52,469

Net loss per share, basic and diluted:	$(0.57)	$(0.28)			$(0.69)

See accompanying Notes to

Unaudited Pro Forma Condensed Combined Consolidated Financial Statements,

which are an integral part of these statements.

SEQUENOM AND EXACT SCIENCES

UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED

STATEMENT OF OPERATIONS

For the Year Ended December 31, 2007

(in thousands, except per share data)

	(b) Sequenom	(b) Exact	Pro forma Adjustments	Notes	Pro forma Combined
Total revenues	$41,002	$1,798	$—		$42,800

Costs and expenses:
Costs of product and service revenues	18,077	49	—		18,126
Research and development expenses	14,352	4,887	—		19,239
Selling and marketing expenses	17,015	991	—		18,006
General and administrative expenses	14,133	7,541	—	(d)	21,674
Restructuring	—	1,177	—		1,177

Total costs and expenses	63,577	14,645	—		78,222

Operating loss	(22,575)	(12,847)	—		(35,422)

Interest income and other, net	1,764	888	—		2,652
Realized loss on marketable securities	(1,071)	—	—		(1,071)
Other (expense) income, net	(101)	—	—		(101)

Loss before incomes taxes	(21,983)	(11,959)	—		(33,942)

Deferred tax expense	—	—	—		—

Net loss	$(21,983)	$(11,959)	$—		$(33,942)

Weighted average shares outstanding, basic and diluted	38,865	26,945	(25,038)	(c)	40,772

Net loss per share, basic and diluted:	$(0.57)	$(0.44)			$(0.83)

See accompanying Notes to

Unaudited Pro Forma Condensed Combined Consolidated Financial Statements,

which are an integral part of these statements.

SEQUENOM AND EXACT SCIENCES

UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED BALANCE SHEET

At September 30, 2008

(in thousands)

	(e) Sequenom	(e) Exact	Pro forma Adjustments	Notes	Pro forma Combined
Assets
Current assets
Cash and cash equivalents	$112,776	$6,069	$—		$118,845
Marketable securities	—	—	—		—
Restricted cash	1,330	—	—		1,330
Accounts receivable, net	8,690	—	—		8,690
Inventories, net	8,656	—	—		8,656
Other current assets and prepaid expenses	1,906	255	—		2,161

Total current assets	133,358	6,324	—		139,682
Equipment and leasehold improvements, net	6,706	150	—		6,856
Marketable securities, less current	6,628	—	—		6,628
Restricted cash	—	600	—		600
Other long-term assets, net	713	213	(213)	(f)	713
Goodwill	—	—	46,825	(g)	46,825

Total assets	$147,405	$7,287	$46,612		$201,304

Liabilities and stockholders’ equity
Current liabilities
Accounts payable	$6,965	$236	$—		$7,201
Accrued expenses	7,194	1,520	—		8,714
Accrued acquisition and integration costs	237	—	—		237
Deferred revenue	1,421	1,350	—		2,771
Current portion asset-backed loan	623	—	—		623
Other current liabilities	621	3,000	—		3,621

Total current liabilities	17,061	6,106	—		23,167
Deferred revenue, less current portion	415	1,688	—		2,103
Other long-term liabilities	4,128	—	—		4,128
Long-term portion of asset-backed loan	828	—	—		828
Long-term accrued acquisition and integration costs, less current	306	—	—		306
Commitments and contingencies	—	—	—		—
Stockholders’ equity					—
Preferred stock	—	—	—		—
Common stock	61	273	(273)	(h)	61
			2	(h)	2
Additional paid-in capital	634,909	169,673	(169,673)	(h)	634,909
			46,103	(h)	46,103
Treasury stock	—	(97)	97	(h)	—
Accumulated other comprehensive income	558	—	—		558
Accumulated deficit	(510,861)	(170,356)	170,356	(h)	(510,861)

Total stockholders’ equity (deficit)	124,667	(507)	46,612		170,772

Total liabilities and stockholders’ equity	$147,405	$7,287	$46,612		$201,304

See accompanying Notes to

Unaudited Pro Forma Condensed Combined Consolidated Financial Statements,

which are an integral part of these statements.

NOTES TO UNAUDITED PRO FORMA CONDENSED

COMBINED CONSOLIDATED FINANCIAL STATEMENTS

Note 1. Basis of Pro Forma Presentation

The Unaudited Pro Forma Condensed Combined Consolidated Statements of Operations (“pro forma statements of operations”) for the nine months ended September 30, 2008 and for the year ended December 31, 2007 give effect to the proposed acquisition as if it had occurred on January 1, 2007. The Unaudited Pro Forma Condensed Combined Consolidated Balance Sheet (“pro forma balance sheet”) as of September 30, 2008 gives effect to the acquisition as if it had occurred on September 30, 2008.

The Unaudited Pro Forma Condensed Combined Consolidated Financial Statements (“pro forma financial statements”) have been derived from historical consolidated financial statements of Sequenom incorporated by reference into this prospectus/offer to exchange and the historical condensed consolidated financial statements of EXACT Sciences which are included on Schedules II and III of this prospectus/offer to exchange (except the report of EXACT Sciences’ independent registered public accountants contained in EXACT Sciences’ Annual Report on Form 10-K for the fiscal year ended December 31, 2007 which is not included herein because EXACT Sciences’ independent registered public accountants have not consented to the inclusion of such report in this prospectus/offer to exchange; see “Note on EXACT Sciences Information”). The assumptions and related pro forma adjustments described herein have been based on publicly available information. EXACT Sciences has not cooperated with Sequenom in, and has not been involved in, the preparation of this prospectus/offer to exchange and has not verified the information contained in these pro forma financial statements relating to EXACT Sciences. As a result, Sequenom has made adjustments and assumptions in preparing the pro forma financial information presented in this prospectus/offer to exchange which have necessarily involved estimates with respect to EXACT Sciences’ financial information. Additional information may exist that could materially affect the assumptions and related pro forma adjustments. The pro forma financial statements have been presented for illustrative purposes only and are not necessarily indicative of (i) results of operations and financial position that would have been achieved had the consummation of the exchange offer taken place on the dates indicated or (ii) the future consolidated results of operations or financial position of the combined company.

The pro forma financial statements do not reflect any cost savings (or associated costs to achieve such savings) from operating efficiencies, synergies or other restructuring that could result from the acquisition of EXACT Sciences by Sequenom.

Note 2. Preliminary Purchase Price

Sequenom is proposing to acquire each outstanding shares of EXACT Sciences common stock (including any shares of EXACT Sciences common stock issued upon exercise of outstanding options to purchase EXACT Sciences common stock) for $1.50 in Sequenom common stock pursuant to an exchange ratio. The exchange ratio is a fraction, rounded to the fourth decimal point, equal to the quotient of $1.50, divided by the Sequenom common stock price described below, except that if the Sequenom common stock price is more than $28.06 or less than $20.74 the exchange ratio is fixed as described below. The value of Sequenom common stock used to determine the exchange ratio will be equal to the average of the closing sales price for a share of Sequenom common stock on the NASDAQ Global Market during the 10-day trading period ending one day before the expiration date (the “Closing Sales Price”), provided that if the Closing Sales Price is more than $28.06 per share, then the exchange ratio will be 0.0535 of a share of Sequenom common stock for each share of EXACT Sciences common stock and if the Closing Sales Price is less than $20.74, then the exchange ratio will be 0.0723 of a share of Sequenom common stock for each share of EXACT Sciences common stock. These notes and the Unaudited Pro Forma Condensed Combined Consolidated Financial Statement assume an exchange ratio of 0.0615 of a share of Sequenom common stock for each share of EXACT Sciences common stock. The purchase price for the business combination is estimated as follows (in thousands, except exchange ratio and share price):

EXACT Sciences shares outstanding as of September 30, 2008	27,331
Shares to be issued to option holders	3,685

Total EXACT Sciences shares to be acquired	31,016

Exchange ratio	0.0615
Number of shares of Sequenom common stock to be issued	1,907

Closing Sales Price of Sequenom common stock	$24.40
Total purchase price	$46,531

The purchase price was computed using EXACT Sciences’ publicly available information as of September 30, 2008, and reflects the market value of Sequenom common stock to be issued in connection with the acquisition based on the closing sales price of Sequenom common stock on The NASDAQ Global Market on January 8, 2009, the last full trading day before Sequenom made public its proposal to acquire EXACT Sciences. The actual purchase price will fluctuate with the market price of Sequenom’s common stock until the acquisition is effective. As a result, the final purchase price could differ significantly from the current estimate. See “Risk Factors.”

Additionally, for purposes of estimating the purchase price, Sequenom has assumed that at the effective date of the acquisition, which for purposes of the pro forma balance sheet is September 30, 2008, 100% of the outstanding stock options will vest upon the change in control, will be exercised in full for shares of EXACT Sciences common stock (assuming the cash exercise of such options notwithstanding whether such option are in the money) and will be exchanged for shares of Sequenom common stock at the assumed exchange ratio. This assumption was made for purposes of presentation of the pro forma financial statements and may not be representative of the ultimate treatment of the EXACT Sciences stock options as a result of the transaction after giving effect of those options that are currently out of the money when compared to the offering price of a $1.50 in Sequenom common stock for each share of EXACT Sciences common stock. The information regarding the number of shares and weighted average exercise price per share was obtained from EXACT Sciences’ publicly available information dated September 30, 2008.

The determination of the purchase price and the allocation of purchase price is preliminary. The determination of the final purchase price will be determined upon consummation of the acquisition. The final determination of the purchase price allocation will be based on the fair values of assets acquired, including fair values of acquired in-process research and development and other identifiable intangibles such as patents, and the fair value of liabilities assumed as of the date that the acquisition is consummated. The excess of the purchase price over the fair value of assets and liabilities acquired is allocated to goodwill. The purchase price allocation will remain preliminary until Sequenom completes a third party valuation of significant tangible and identifiable intangible assets acquired (including in-process research and development and patents), evaluates the integration plan, which is to be undertaken upon the consummation of the acquisition, and determines the fair values of other assets and liabilities acquired. The final determination of the purchase price allocation is expected to be completed as soon as practicable after the consummation of the acquisition. The final amounts allocated to assets and liabilities could cause material differences in the information presented in the unaudited pro forma condensed combined financial statements.

Note 3. Pro Forma Adjustments

The pro forma adjustments included in the pro forma financial statements are as follows:

Adjustments to pro forma financial statements

Adjustments to conform accounting policies—Sequenom has not been able to perform due diligence to definitively identify differences in accounting policies between EXACT Sciences and Sequenom. There may be differences in the accounting policies applied by the two companies that would impact the financial statements of the combined entity. Because Sequenom has no information which would enable the estimation of any differences which may result from Sequenom’s and EXACT Sciences’ application of differing accounting policies, the extent of the adjustments that may be necessary is not known at this time and the only pro forma adjustment recorded is the elimination of capitalized patents to conform with Sequenom’s accounting policies.

Adjustments to Pro Forma Condensed Combined Consolidated Statements of Operations

(a) Sequenom and EXACT Sciences historical presentation—Based on the amounts reported in the unaudited consolidated statement of operations of Sequenom and EXACT Sciences for the nine months ended September 30, 2008, certain financial statement line items included in EXACT Sciences’ historical presentation have been recast to corresponding line items as included in Sequenom’s historical presentation and, in some cases, line items from Sequenom’s historical presentation have been combined to conform presentations of the companies. These adjustments had no impact on the historical operating losses or net losses from continuing operations reported by Sequenom or EXACT Sciences.

(b) Sequenom and EXACT Sciences historical presentation—Based on the amounts reported in the audited consolidated statement of operations of Sequenom and EXACT Sciences for the year ended December 31, 2007, certain financial statement line items included in EXACT Sciences’ historical presentation have been recast to corresponding line items as included in Sequenom’s historical presentation and, in some cases, line items from Sequenom’s historical presentation have been combined to conform presentations of the companies. These adjustments had no impact on the historical operating losses or net losses from continuing operations reported by Sequenom or EXACT Sciences.

(c) Shares outstanding—Reflects the elimination of the EXACT Sciences common stock offset by issuance of 1,907,503 shares of Sequenom common stock. This share issuance does not consider that fractional shares will be paid in cash. The pro forma weighted average number of basic shares outstanding is calculated by adding Sequenom’s weighted average number of basic shares of common stock outstanding for the nine months ended September 30, 2008 or the year ended December 31, 2007, as applicable, and the number of Sequenom shares expected to be issued as a result of the acquisition.

The following table illustrates these computations (in thousands):

Description	Nine months ended September 30, 2008	Year ended December 31, 2007
Basic and diluted:
Sequenom weighted average common shares	50,562	38,865
Equivalent EXACT Sciences common shares after exchange	1,681	1,681
EXACT Sciences stock options exercised after exchange	226	226

Pro forma weighted average basic common shares	52,469	40,772

For the purpose of computing the pro forma shares of Sequenom common stock to be issued as a result of the exchange offer and proposed merger, the assumed exchange ratio of 0.0615 was calculated assuming a Closing Sales Price of $24.40. This price was used because it was the closing sales price of Sequenom common stock on January 8, 2009, the last full trading day before the date Sequenom made public its proposal to acquire EXACT Sciences, The actual exchange ratio will be calculated based upon actual Closing Sales Price as of the expiration date. If, as of the expiration date, the Closing Sales Price is more than $28.06 per share, then the exchange ratio will be 0.0535 of a share of Sequenom common stock for each share of EXACT Sciences common stock with an overall decrease in the number of shares issued of approximately 247,000, and if the Closing Sales Price is less than $20.74, then the exchange ratio will be 0.0723 of a share of Sequenom common stock for each share of EXACT Sciences common stock with an overall increase in the number of shares issued of approximately 336,000 (in each case based on the number of shares of EXACT Sciences outstanding as of September 30, 2008 and the EXACT Sciences stock options outstanding as of September 30, 2008).

(d) Operations and maintenance—Statement of Financial Accounting Standards No. 141 (revised), Business Combinations (“SFAS 141R”) which was effective for Sequenom on January 1, 2009, requires transaction costs to be expensed in the period incurred for transactions with an acquisition date on or after the effective date. The transaction costs are not reported in the pro forma statements of operations as they represent non-recurring costs.

Adjustments to Pro Forma Condensed Combined Consolidated Balance Sheet

(e) Sequenom and EXACT Sciences historical presentation—Based on the amounts reported in the unaudited consolidated balance sheet of Sequenom and EXACT Sciences as of September 30, 2008, certain financial statement line items included in EXACT Sciences’ historical presentation have been recast to corresponding line items as included in Sequenom’s historical presentation. These adjustments had no impact on the historical total assets, liabilities or shareholders’ equity reported by EXACT Sciences.

(f) Patent costs—The pro forma balance sheet reflects the elimination of EXACT Sciences’ patent costs, which primarily consist of legal fees that are capitalized as incurred and are amortized beginning when patents are approved over an estimated useful life of five years. Capitalized patent costs are expensed upon disapproval, upon a decision by EXACT Sciences to no longer pursue the patent or when the related intellectual property is deemed to be no longer useful. Based on EXACT Sciences’ audited consolidated financial statements and related notes for the year ended December 31, 2007, and the unaudited consolidated financial statements and related notes for the nine months ended September 30, 2008, EXACT Sciences’ activity with respect to capitalized patents are as follows:

	Nine months ended September 30, 2008	Year ended December 31, 2007
Patents, net of accumulated amortization, beginning of period	$432	$763
Patent costs capitalized	101	54
Amortization of patents	(67)	(148)
Write-off of patents	(253)	(237)

Patents, net of accumulated amortization, end of period	$213	$432

The pro forma adjustment to patents is preliminary and is subject to a final purchase price allocation whereby Sequenom will complete a third party valuation of significant tangible and identifiable intangible assets acquired and determines the fair values of other assets and liabilities acquired. The final amounts allocated to assets and liabilities could cause material differences in the information presented in the unaudited pro forma combined condensed financial statements.

(g) Goodwill—Reflects the preliminary estimate of the allocation of the excess of the purchase price paid for the EXACT Sciences assets acquired and liabilities assumed. Sequenom management does not have information related to EXACT Sciences’ business necessary to complete a purchase price allocation in accordance with GAAP. Actual amounts, determined on the basis of more detailed information, will differ from the amounts reflected in the pro forma financial statements. The estimated total purchase price of the transaction, based on the closing price of Sequenom common stock on The NASDAQ Global Market on January 8, 2009, the last full trading day before Sequenom made public its proposal to acquire EXACT Sciences, and the excess of purchase price over the book values of the assets acquired and liabilities assumed is as follows (amounts in millions):

Purchase price	$46,531
Less: Net EXACT Sciences assets acquired	(507)

47,038
Less: EXACT Sciences patent assets, less accumulated amortization	213

Pro forma goodwill adjustment	$46,825

(h) Equity—The pro forma balance sheet reflects the elimination of EXACT Sciences’ historical equity balances and the recognition of the issuance of Sequenom common stock based on the estimated share calculation above. The actual number of shares issued in connection with the proposed transaction and adjustment to additional paid-in capital could differ from that presented based on the final number of shares of Sequenom common stock issued in connection with the exchange offer and the proposed merger and transaction costs.

DESCRIPTION OF SEQUENOM CAPITAL STOCK

The following summary of the terms of the capital stock of Sequenom before and after the acquisition is not meant to be complete and is qualified by reference to Sequenom’s Restated Certificate of Incorporation and all applicable provisions of the DGCL. Copies of Sequenom’s Restated Certificate of Incorporation are incorporated by reference and will be sent to stockholders of Sequenom and EXACT Sciences upon request. See “Where You Can Find More Information.”

Authorized Capital Stock

The total authorized shares of capital stock of Sequenom consist of (1) 185,000,000 shares of common stock, par value $0.001, and (2) 5,000,000 shares of preferred stock, par value $0.001. At the close of business on January 15, 2009, 60,948,403 shares of Sequenom common stock were issued and outstanding, and no shares of Sequenom preferred stock were issued and outstanding.

Sequenom Common Stock

Sequenom Common Stock Outstanding. The outstanding shares of Sequenom common stock are, and the shares of Sequenom common stock issued pursuant to the exchange offer and the subsequent proposed merger will be, duly authorized, validly issued, fully paid and non-assessable. The rights, preferences and privileges of holders of Sequenom common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of Sequenom preferred stock which Sequenom may designate and issue in the future. Shares of Sequenom common stock may be certificated or uncertificated, as provided by the DGCL.

Voting Rights. Each holder of Sequenom common stock is entitled to one vote for each share held of record on all matters submitted to a vote of stockholders of Sequenom and does not have cumulative voting rights. Accordingly, holders of a majority of the shares of Sequenom common stock entitled to vote in any election of directors of Sequenom may elect all of the directors standing for election.

Dividend Rights. The holders of Sequenom common stock are entitled to receive dividends, if any, as may be declared by the Sequenom board of directors out of funds legally available for the payment of dividends, subject to any preferential dividend rights of outstanding Sequenom preferred stock and certain requirements of Delaware law. Upon the liquidation, dissolution or winding up of Sequenom, the holders of Sequenom common stock are entitled to share pro rata in the net assets of Sequenom available after the payment of all debts and other liabilities and subject to the prior rights of any outstanding Sequenom preferred stock.

Preemptive Rights. Under its Restated Certificate of Incorporation and applicable law, the holders of Sequenom common stock have no preemptive right to subscribe for or purchase any shares or other securities of Sequenom.

Sequenom Preferred Stock

Sequenom Preferred Stock Outstanding. As of the date of this prospectus/offer to exchange, no shares of Sequenom preferred stock were issued and outstanding.

Blank Check Preferred Stock. Under its Restated Certificate of Incorporation, the Sequenom board of directors has the full authority permitted by Delaware law to determine the voting rights, if any, and designations, preferences, limitations and special rights of any class or any series of any class of the preferred stock.

Transfer Agent and Registrar

American Stock Transfer & Trust Company is the transfer agent and registrar for the Sequenom common stock.

EXACT SCIENCES PRINCIPAL STOCKHOLDERS

The following table sets forth information with respect to the beneficial ownership of EXACT Sciences common stock as of November 3, 2008 (except as otherwise noted below), and the beneficial ownership as adjusted to reflect the consummation of the exchange offer and the proposed merger:

•	each person or group of affiliated persons known to be the beneficial owner of more than 5% of EXACT Sciences common stock based on publicly available filings;

•	each of EXACT Sciences’ directors based on publicly available filings; and

•	all of EXACT Sciences’ executive officers and directors as a group based on publicly available filings.

Unless otherwise noted below, the address of each person listed on the table is c/o EXACT Sciences Corporation, 100 Campus Drive, Marlborough, Massachusetts 01752. To the best of Sequenom’s knowledge, and subject to applicable community property laws, each person listed below has sole voting and investment power over the shares shown as beneficially owned except to the extent jointly owned with spouses or otherwise noted below.

The number of EXACT Sciences shares beneficially owned prior to the exchange offer and the proposed merger is based on the most recent publicly available information as indicated below.

The number and percentage of Sequenom shares beneficially owned after the exchange offer and the proposed merger assume that (1) all of the outstanding shares of EXACT Sciences common stock, the total number of which is 27,666,171 based on the 27,247,381 shares reported by EXACT Sciences as being outstanding as of November 3, 2008 and the total of 418,790 shares reported as being issued to EXACT Sciences’ directors since November 3, 2008, will be exchanged for shares of Sequenom common stock at the exchange ratio pursuant to the exchange offer or the proposed merger, (2) all outstanding options to purchase shares of EXACT Sciences common stock, of which there were reported to be options to purchase 3,685,458 shares as of September 30, 2008, will vest upon the consummation of the exchange offer, will be exercised in full for shares of EXACT Sciences common stock (assuming the cash exercise of such options notwithstanding whether such options are in the money) and will be exchanged for shares of Sequenom common stock at the exchange ratio, and (3) assuming the closing sales price of Sequenom common stock used to determine the exchange ratio is $24.40 (resulting in an exchange ratio of 0.0615 of a share of Sequenom common stock for each share of EXACT Sciences common stock), the closing sales price of Sequenom Common Stock on January 8, 2009 (the last full trading day before the date Sequenom made public its proposal to acquire EXACT Sciences).

	Shares of EXACT Sciences Beneficially Owned Prior to the Exchange Offer and the Proposed Merger		Shares of Sequenom Common Stock Beneficially Owned After the Exchange Offer and the Proposed Merger
Name and Address of Beneficial Owner	Number	Percentage(1)	Number	Percentage(2)
MAK Capital One L.L.C. (3)	2,665,118	9.6%	163,904	*
Kenneth Luskin (4)	2,312,251	8.4%	142,203	*
The TCW Group, Inc. (5)	2,029,915	7.3%	124,839	*
Edwin M. Kania Jr. (6)	1,479,951	5.3%	91,016	*
Jeffrey R. Luber (7)	804,053	2.8%	49,449	*
Michael E. Singer (8)	540,193	2.0%	33,221	*
Sally W. Crawford (9)	250,970	*	15,434	*
Patrick J. Zenner (10)	219,655	*	13,508	*
Connie Mack, III (11)	196,935	*	12,111	*
Lance Willsey, M.D. (12)	182,694	*	11,235	*
All executive officers and directors as a group (8 persons) (13)	4,048,504	13.8%	248,978	*

*	Indicates ownership of less than 1%.

(1)	The percentage of shares beneficially owned prior to the exchange offer and proposed merger is based upon 27,666,171 shares, which is the sum of the 27,247,381 shares of EXACT Sciences common stock reported as outstanding as of November 3, 2008 and the total of 418,790 shares of EXACT Sciences common stock reported as being issued to EXACT Sciences’ directors since November 3, 2008.

(2)	The percentage of shares beneficially owned after the exchange offer and proposed merger is based upon 60,948,403 shares of Sequenom common stock outstanding as of January 15, 2009.

(3)	Consists of 1,663,903 shares beneficially owned by Paloma International L.P. (“Paloma”), through its wholly owned subsidiary, Sunrise Partners Limited Partnership, and 1,001,215 shares beneficially owned by MAK Capital Fund LP. MAK Capital One L.L.C. and Michael A. Kaufman have shared dispositive power and shared voting power with respect to all 2,665,118 shares. Paloma and Donald S. Sussman have shared dispositive power and shared voting power with respect to the 1,663,903 shares beneficially owned by Paloma. The address of MAK Capital One L.L.C. is Two American Lane, Greenwich, Connecticut 06836. This information has been obtained from a Schedule 13G/A filed by the above-named entities with the SEC on February 14, 2008.

(4)	Includes 2,263,151 shares beneficially owned by Intrinsic Value Asset Management, Inc., for which Intrinsic Value Asset Management, Inc. and Kenneth Luskin each have dispositive power and voting power, and 49,100 shares beneficially owned individually by Mr. Luskin, for which he has sole dispositive and sole voting power. The address of Mr. Luskin is c/o Intrinsic Value Asset Management, Inc. is 127 Broadway St., Suite 202, Santa Monica, California 90401. This information has been obtained from a Schedule 13D/A filed by Intrinsic Value Asset Management, Inc. with the SEC on August 18, 2008.

(5)	Includes 2,029,915 shares for which the TCW Business Unit (defined below) has shared dispositive power, and 808,219 shares for which the TCW Business Unit has shared voting power. Various persons other than the TCW Business Unit have the right to receive or the power to direct the receipt of dividends from, of the proceeds from the sale of, EXACT Sciences common stock. TCW Group, Inc. together with its direct and indirect subsidiaries collectively constitute The TCW Group, Inc. business unit (the “TCW Business Unit”). The TCW Business Unit is primarily engaged in the provision of investment management services. As of July 6, 2001, the ultimate parent company of TCW Group, Inc is Société Générale, S.A.. The principal business of Société Générale, S.A. is acting as a holding company for a global financial services group, which includes certain distinct specialized business units that are independently operated, including the TCW Business Unit. Société Générale, S.A. may be deemed ultimately to control TCW Group, Inc and the TCW Business Unit. Société Générale, S.A. disclaims beneficial ownership of the shares owned by the TCW Business Unit. The address of TCW Group, Inc is 865 South Figueroa Street, Los Angeles, California 90017. This information has been obtained solely from a Schedule 13G/A filed by TCW Group, Inc, on behalf of the TCW Business Unit, with the SEC on February 11, 2008.

(6)	Includes 95,000 shares issuable pursuant to options held by Mr. Kania as of December 31, 2007 as reported in EXACT Sciences’ Definitive Proxy Statement on Schedule 14A filed by EXACT Sciences on April 25, 2008 (“EXACT Sciences Proxy Statement”) and 15,000 shares issuable pursuant to an option granted to Mr. Kania on July 18, 2008. Also includes 726,999 shares beneficially owned by OneLiberty Fund III, L.P., of which OneLiberty Partners III, L.P. is the general partner. Also includes 465,096 shares beneficially owned by OneLiberty Fund IV, L.P., of which OneLiberty IV, L.L.C. is the general partner, and 10,692 shares beneficially owned by OneLiberty Advisors Fund IV, L.P. One Liberty Fund III, L.P. has pledged 726,999 shares in connection with a secured business demand line of credit note with a commercial bank. Mr. Kania is a general partner of OneLiberty Partners III, L.P. and a general partner of OneLiberty Advisors Fund IV, L.P. and may be deemed to share voting and investment power with respect to the shares described above. Mr. Kania disclaims any beneficial ownership of such shares except to the extent of his pecuniary interest therein. This information has been obtained solely from the EXACT Sciences Proxy Statement and from Statements of Changes in Beneficial Ownership on Form 4 filed on behalf of Mr. Kania with the SEC on July 21, 2008 and January 6, 2009.

(7)	Includes 9,053 shares reported as indirectly beneficially owned by Mr. Luber. Also includes 620,000 shares issuable pursuant to options held by Mr. Luber as of December 31, 2007 as reported in EXACT Sciences Proxy Statement and 175,000 shares issuable pursuant to an option granted to Mr. Luber on February 21, 2008. This information has been obtained solely from the EXACT Sciences Proxy Statement and from Statements of Changes in Beneficial Ownership on Form 4 filed on behalf of Mr. Luber with the SEC on February 22, 2008 and May 19, 2008.

(8)	Includes a total of 323,254 shares indirectly beneficially owned by Mr. Singer. This information has been obtained solely from a Statement of Changes in Beneficial Ownership on Form 4 filed on behalf of Mr. Singer with the SEC on December 22, 2008.

(9)	Includes 95,000 shares issuable pursuant to options held by Ms. Crawford as of December 31, 2007 as reported in EXACT Sciences Proxy Statement and 15,000 shares issuable pursuant to an option granted to Ms. Crawford on July 18, 2008. This information has been obtained solely from the EXACT Sciences Proxy Statement and from Statements of Changes in Beneficial Ownership on Form 4 filed on behalf of Ms. Crawford with the SEC on July 21, 2008 and January 6, 2009.

(10)	Includes 85,000 shares issuable pursuant to options held by Mr. Zenner as of December 31, 2007 as reported in EXACT Sciences Proxy Statement and 15,000 shares issuable pursuant to an option granted to Mr. Zenner on July 18, 2008. This information has been obtained solely from the EXACT Sciences Proxy Statement and from Statements of Changes in Beneficial Ownership on Form 4 filed on behalf of Mr. Zenner with the SEC on July 21, 2008 and January 6, 2009.

(11)	Includes 90,000 shares issuable pursuant to options held by Senator Mack as of December 31, 2007 as reported in EXACT Sciences Proxy Statement and 15,000 shares issuable pursuant to an option granted to Senator Mack on July 18, 2008. This information has been obtained solely from the EXACT Sciences Proxy Statement and from Statements of Changes in Beneficial Ownership on Form 4 filed on behalf of Senator Mack with the SEC on July 21, 2008 and January 6, 2009.

(12)	Includes 95,000 shares issuable pursuant to options held by Dr. Willsey as of December 31, 2007 as reported in EXACT Sciences Proxy Statement and 15,000 shares issuable pursuant to an option granted to Dr. Willsey on July 18, 2008. This information has been obtained solely from the EXACT Sciences Proxy Statement and from Statements of Changes in Beneficial Ownership on Form 4 filed on behalf of Dr. Willsey with the SEC on July 21, 2008 and January 6, 2009.

(13)	Includes 9,053 shares reported as indirectly beneficially owned by Charles R. Carelli, Jr., EXACT Sciences’ Senior Vice President, Chief Financial Officer, Treasurer and Secretary. Also includes 275,000 shares issuable pursuant to options held by Mr. Carelli as of December 31, 2007 as reported in EXACT Sciences Proxy Statement and 90,000 shares issuable pursuant to an option granted to Mr. Carelli on February 21, 2008. This information has been obtained solely from the EXACT Sciences Proxy Statement and from Statements of Changes in Beneficial Ownership on Form 4 filed by Mr. Carelli with the SEC on February 22, 2008 and May 19, 2008. See also footnotes (6), (7), (8), (9), (10), (11) and (12).

COMPARISON OF STOCKHOLDERS’ RIGHTS

Holders of shares of EXACT Sciences common stock who validly tender their shares in the exchange offer and do not withdraw such shares will receive shares of Sequenom common stock following consummation of the exchange offer. Upon completion of the proposed merger, all remaining outstanding shares of EXACT Sciences common stock (other than shares for which appraisal rights are properly exercised and shares held by Sequenom, EXACT Sciences or any of their subsidiaries) will be converted into shares of Sequenom common stock. Both EXACT Sciences and Sequenom are organized under the laws of the State of Delaware. Accordingly, differences in the rights of holders of EXACT Sciences capital stock and Sequenom capital stock arise only from differences between their charters, bylaws and any certificates of designation. As holders of Sequenom common stock, your rights with respect thereto will continue to be governed by Delaware law and the charter documents of Sequenom. The table below summarizes the material differences between the rights of Sequenom’s stockholders and the rights of EXACT Sciences’ stockholders.

While Sequenom believes that the summary table below covers the material differences between the rights of Sequenom and EXACT Sciences’ stockholders as governed by the charter documents of the respective companies, as amended and currently in effect, this summary does not include a complete description of all differences among the rights of Sequenom stockholders and EXACT Sciences stockholders, nor does it include a complete description of the specific rights of these stockholders. Furthermore, the identification of some of the differences in the rights of these stockholders as material is not intended to indicate that other differences that may be equally important do not exist.

The following summary is not a complete statement of the rights of stockholders of either of the two companies or a complete description of the specific provisions referred to below. This summary is qualified in its entirety by reference to EXACT Sciences’ and Sequenom’s certificates of incorporation and bylaws, as such documents are currently in effect, which you are urged to read carefully. Copies of the certificate of incorporation and bylaws of Sequenom are filed as Exhibits 4.1 and 4.2, respectively, to this prospectus/offer to exchange and Sequenom will send copies of these documents upon request. Copies of the certificate of incorporation and bylaws of EXACT Sciences are filed as Exhibits to EXACT Sciences’ Annual Report on Form 10-K for the year ended December 31, 2007. To find out where you can get copies of these documents, see the section captioned “Where You Can Find More Information.”

	Sequenom Stockholder Rights	EXACT Sciences Stockholder Rights
Authorized Capital Stock	Sequenom’s authorized capital stock currently consists of 185,000,000 shares of common stock and 5,000,000 shares of preferred stock, each with a par value of $0.001 per share.	EXACT Science’s authorized capital stock currently consists of 100,000,000 shares of common stock and 5,000,000 shares of preferred stock, each with a par value of $0.01 per share.

Redemption	Common stock is not redeemable either upon demand of any stockholder or upon demand of Sequenom.	EXACT Sciences’ Certificate of Incorporation and Bylaws are silent as to the redemption of its common stock.

Number of Directors	The number of directors constituting the board may not be less than five nor more than nine, with the number of directors initially set at nine.	The number of directors constituting the board may not be less than three.

Classification of Board of Directors	Sequenom’s certificate of incorporation and bylaws do not provide for a classified board.	EXACT Sciences’ certificate of incorporation and bylaws provide that the directors are divided into three classes, designated as Class I, Class II, and Class III. No one class will have more than one more director than any other class. Each class is elected every three years.

	Sequenom Stockholder Rights	EXACT Sciences Stockholder Rights
Nomination of Directors	A person may be nominated for election to the board at an annual meeting of stockholders: (a) by or at the direction of the board of directors or (b) by the stockholders entitled to vote at such meeting in accordance with the notice procedures set forth in the Bylaws. Generally, stockholders must provide notice, with specific identifying information, to Sequenom not later than the date specified in the proxy statement related to the previous year’s annual meeting, which date shall be not less than 120 calendar days in advance of the date of such proxy statement.	A person may be nominated for election to the board at an annual meeting of stockholders: (a) pursuant the notice of meeting, (b) by or at the direction of the board of directors or (c) by the stockholders entitled to vote at such meeting in accordance with the notice procedures set forth in the Bylaws. Generally, stockholders must provide notice to EXACT Sciences, with specific identifying information, not later than close of business on the 120th day nor earlier than the 150th day prior to the first anniversary of the date of the proxy statement delivered to stockholders in connection with the preceding year’s annual meeting.

Election of Directors	All directors are elected at each annual meeting and serve a one year term ending at the next annual meeting.	One of the three classes of directors is elected at each annual meeting of stockholders for a three year term.

Removal of Directors	A director, may be removed from office at any time only for cause by the affirmative vote of a majority of shares then entitled to vote at an election of directors.

A director may be removed without cause by the holders of at least seventy-five percent of the shares entitled to vote at an election of directors.

A director may be removed for cause by the holders of at least a majority of the shares then entitled to vote at an election of directors.

Vacancies on the Board of Directors	Vacancies on the board may only be filled by a two-thirds majority vote of the directors then in office or by a sole remaining director. Each director chosen in this manner holds office until a successor is duly elected and shall qualify or until his or her earlier death, resignation or removal.	Unless and until filled by EXACT Sciences’ stockholders, any vacancy in the board of directors, however occurring, including a vacancy resulting from an enlargement of the board of directors, may be filled only by vote of a majority of the directors then in office, even if less than a quorum, or by a sole remaining director. A director elected to fill a vacancy shall be elected for the unexpired term of his or her predecessor in office, if applicable, and a director chosen to fill a position resulting from an increase in the number of directors shall hold office until the next election of the class for which such director shall have been chosen and until his or her successor is elected and qualified, or until his or her earlier death, resignation or removal.

	Sequenom Stockholder Rights	EXACT Sciences Stockholder Rights
Indemnification of Officers and Directors

Except where limited by contract, Sequenom provides indemnification for its directors and executive officers to the fullest extent not prohibited by the DGCL.

Sequenom also has power to indemnify its other officers, employees and other agents as set forth in the DGCL.

EXACT Sciences provides indemnification for each of its directors, officers and each person serving as a director, officer, trustee or serving in a similar capacity at the request of EXACT Sciences to the fullest extent permitted by the DGCL.

Amendment of the Certificate of Incorporation	Any provision contained in the Restated Certificate of Incorporation may be repealed, altered, amended or rescinded in the manner now or hereafter prescribed by the DGCL.	Any provision contained in the Certificate of Incorporation may be amended or repealed in the manner prescribed by the DGCL, provided that, in addition to any vote of any class or series of stock required by the DGCL, the affirmative vote of the holders of shares of EXACT Sciences voting stock representing at least seventy five percent of the voting power of all of the then outstanding shares of the capital stock of EXACT Sciences entitled to vote generally in the election of directors, voting together as a single class, is required to (i) reduce or eliminate the number of authorized shares of common stock or the number of authorized shares of preferred stock or (ii) amend or repeal certain provisions of the certificate of incorporation.

Amendment of Bylaws	Sequenom’s bylaws may be amended by the affirmative vote of a majority of the board of directors or the affirmative vote of a majority of the stockholders; provided that amendments to certain provisions of the bylaws require the affirmative vote of 66 2/3% of the stockholders and/or 66 2/3% of the directors.	EXACT Sciences’ bylaws may amended by the affirmative vote of a majority of the board of directors or the affirmative vote of 80% of the stockholders.

Special Meeting of Stockholders	Special meetings of Sequenom stockholders may be called at any time, upon proper notice, by the President, Chief Executive Officer, Chairman of the Board or upon the written request of a majority of the board of directors.	Special meetings of EXACT Sciences stockholders may be called at any time, upon proper notice, by the Chairman of the Board, a majority of the board or the President.

	Sequenom Stockholder Rights	EXACT Sciences Stockholder Rights
Delivery and Notice Requirements of Stockholder Nominations and Proposals	Sequenom’s bylaws provide that in order for stockholders to make a proposal such proposal must be received by Sequenom not less than 120 calendar days in advance of the date that Sequenom’s proxy statement was released to stockholders in connection with the previous year’s annual meeting of stockholders. If no annual meeting was held in the previous year, or the date of the annual meetings has been changed more than 30 calendar days from the date contemplated in the previous year’s proxy statement, or in the event of special meeting, to be timely received notice from the stockholder must be received by Sequenom not later than the close of business on the tenth day following the day on which such notice of the date of the meeting was mailed or such public disclosure is made.	EXACT Sciences’ bylaws provide that in order for stockholder to make a proposal, such proposal must be received by EXACT Sciences no later than the close of business on the 120th day nor earlier than 150th day prior to the first anniversary of the date of the proxy statement delivered to stockholders in connection with the preceding year’s annual meeting; provided that if the annual meeting is more than 30 days before or more than 60 days after the first anniversary of the preceding year’s annual meeting or no proxy statement was delivered to stockholder for the previous year’s annual meeting, the stockholder must provide notice not earlier than the 90th day and not later than the 60th day prior to such annual meeting or the closing of the 10th day following the public announcement of the date of the meeting.

LEGAL MATTERS

The validity of the Sequenom common stock offered by this prospectus/offer to exchange will be passed upon for Sequenom by Cooley Godward Kronish LLP, counsel to Sequenom.

EXPERTS

The consolidated financial statements and schedule of Sequenom, Inc. appearing in Sequenom, Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2007, and the effectiveness of internal control over financial reporting as of December 31, 2007, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of EXACT Sciences included on Schedule III to this prospectus/offer to exchange were copied from EXACT Sciences’ Annual Report (Form 10-K) for the year ended December 31, 2007 (including schedules appearing herein) and have been audited by an independent registered public accounting firm, as set forth in their report thereon, included in EXACT Sciences Annual Report on Form 10-K for the fiscal year ended December 31, 2007. The aforementioned audit report is not included herein because EXACT Sciences’ independent registered public accountants have not consented to the inclusion of such report in this prospectus/offer to exchange. Sequenom is requesting such consent and will, prior to the registration statement being declared effective by the SEC, amend or supplement the registration statement, of which this prospectus is a part, to include any such additional information if Sequenom or Acquisition Sub receives the requested consent before Sequenom’s exchange offer expires. See “Note on EXACT Sciences Information”.

WHERE YOU CAN FIND MORE INFORMATION

Sequenom and EXACT Sciences file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that Sequenom and EXACT Sciences file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information regarding the public reference room. Sequenom’s and EXACT Sciences’ public filings also are available to the public from commercial document retrieval services and at the Internet website maintained by the SEC at http://www.sec.gov.

Sequenom has filed a registration statement on Form S-4 to register with the SEC the offer and sale of shares of Sequenom common stock to be issued in the exchange offer and the proposed merger. This prospectus/offer to exchange is a part of that registration statement. As allowed by SEC rules, this prospectus/offer to exchange does not contain all of the information that you can find in the registration statement or the exhibits to the registration statement.

Sequenom also filed with the SEC a tender offer statement on Schedule TO pursuant to Rule 14d-3 under the Exchange Act in connection with the exchange offer. Such Schedule TO and any amendments to that documents are available for inspection and copying at the public reference room and website of the SEC referred to above.

EXACT Sciences is required to file with the SEC a solicitation/recommendation statement on Schedule 14D-9 regarding the exchange offer within ten business days from the date this exchange offer was first published, sent or given to holders of EXACT Sciences common stock and to disseminate that statement to holders of EXACT Sciences common stock. Such Schedule 14D-9 and any amendments to that document are available for inspection and copying at the public reference room and website of the SEC referred to above.

Sequenom also maintains a website at http://www.sequenom.com. You may access the foregoing registration statement on Form S-4 and Schedule TO and any amendments thereto filed with the SEC by Sequenom, and Sequenom’s Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act with the SEC, free of charge at Sequenom’s website as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC.

The SEC allows Sequenom to “incorporate by reference” information that it files with the SEC, which means that Sequenom can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus/offer to exchange. Information in this prospectus/offer to exchange supersedes information incorporated by reference that Sequenom filed with the SEC prior to the date of this prospectus/offer to exchange, while information that Sequenom files later with the SEC will automatically update and supersede the information in this prospectus/offer to exchange. Sequenom incorporates by reference into this registration statement and prospectus/offer to exchange the Sequenom filings listed below, and any future filings Sequenom will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus/offer to exchange but prior to the termination of the offering of the securities covered by this prospectus/offer to exchange (other than Current Reports on Form 8-K or portions thereof furnished under Item 2.02 or Item 7.01 of Form 8–K):

Sequenom filings:

•	Annual Report on Form 10-K for the year ended December 31, 2007 filed with the SEC on March 17, 2008 and amended by Form 10-K/A filed with the SEC on June 23, 2008;

•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2008 filed with the SEC on May 7, 2008;

•	Quarterly Report on Form 10-Q for the quarter ended June 30, 2008 filed with the SEC on July 31, 2008;

•	Quarterly Report on Form 10-Q for the quarter ended September 30, 2008 filed with the SEC on October 31, 2008;

•

Current Reports on Form 8-K filed on June 2, 2008, June 6, 2008, June 9, 2008, June 23, 2008, June 26, 2008, September 25, 2008, January 9, 2009, January 13, 2009, January 14, 2009, January 26, 2009 and January 27, 2009;

•	Definitive Proxy Statement on Schedule 14A for Sequenom’s 2008 annual meeting of stockholders filed on April 10, 2008; and

•

the description of Sequenom common stock contained in Sequenom’s Registration Statement on Form 8-A filed with the SEC on January 25, 2000, including any amendments or reports filed for the purposes of updating this description.

Additional information is available about EXACT Sciences (but not incorporated by reference herein) in the following EXACT Sciences filings with the SEC:

•	Annual Report on Form 10-K for the year ended December 31, 2007 filed with the SEC on March 17, 2008;

•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2008 filed with the SEC on May 9, 2008;

•	Quarterly Report on Form 10-Q for the quarter ended June 30, 2008 filed with the SEC on August 8, 2008;

•	Quarterly Report on Form 10-Q for the quarter ended September 30, 2008 filed with the SEC on November 7, 2008;

•

Current Reports on Form 8-K filed on March 18, 2008, April 22, 2008, June 5, 2008, July 10, 2008, July 11, 2008, July 17, 2008 (as amended by a Current Report on Form 8-K/A filed on November 7, 2008), August 14, 2008, November 25, 2008 and December 15, 2008;

•	Definitive Proxy Statement on Schedule 14A for EXACT Sciences’ 2008 annual meeting of stockholders filed on April 25, 2008; and

•

the description of EXACT Sciences common stock contained in EXACT Sciences’ Registration Statement on Form 8-A filed with the SEC on December 26, 2000, including any amendments or reports filed for the purposes of updating this description.

You may obtain any of these documents upon request to the information agent at its address set forth on the back cover of this prospectus/offer to exchange or from the SEC at the SEC’s Internet website at http://www.sec.gov.

IF YOU WOULD LIKE TO REQUEST DOCUMENTS FROM SEQUENOM, PLEASE CONTACT THE INFORMATION AGENT NO LATER THAN MARCH 17, 2009, OR FIVE BUSINESS DAYS PRIOR TO THE EXPIRATION DATE, WHICHEVER IS LATER, TO RECEIVE THEM BEFORE THE EXPIRATION DATE OF SEQUENOM’S EXCHANGE OFFER. If you request any incorporated documents, the information agent will mail them to you by first-class mail, or other equally prompt means, within one business day of receipt of your request.

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS/OFFER TO EXCHANGE OR TO WHICH SEQUENOM HAS REFERRED YOU IN MAKING YOUR DECISION WHETHER TO TENDER YOUR SHARES OF EXACT SCIENCES COMMON STOCK INTO SEQUENOM’S EXCHANGE OFFER. SEQUENOM HAS NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT DIFFERS FROM THAT CONTAINED IN THIS PROSPECTUS/OFFER TO EXCHANGE. THIS PROSPECTUS/OFFER TO EXCHANGE IS DATED JANUARY 27, 2009. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROSPECTUS/OFFER TO EXCHANGE IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND NEITHER THE MAILING OF THIS PROSPECTUS/OFFER TO EXCHANGE TO STOCKHOLDERS NOR THE ISSUANCE OF SHARES OF SEQUENOM COMMON STOCK IN SEQUENOM’S EXCHANGE OFFER SHALL CREATE ANY IMPLICATION TO THE CONTRARY.

SCHEDULE I

Risk Factors Relating to EXACT Sciences

The following risk factors relating to EXACT Sciences have been copied from the EXACT Sciences’ Quarterly Reports on Form 10-Q for the quarters ended September 30, June 30 and March 31, 2008 filed with the SEC on November 7, August 8, and May 9, 2008, respectively, and from the EXACT Sciences Annual Report on Form 10-K for the fiscal year ended December 31, 2007 filed with the SEC on March 17, 2008. All references to “we”, “us”, “our”, and the “Company” in this Schedule I refer to EXACT Sciences. The information provided in this Schedule I speaks only as of the date of the EXACT Sciences’ Quarterly Report or Annual Report from which such information has been copied. EXACT Sciences has disclosed that, except as may be required by law, it has no plans to update its forward-looking statements contained in such Quarterly Reports and Annual Report to reflect events or circumstances after the date of such reports. EXACT Sciences has cautioned readers not to place undue reliance upon any such forward-looking statements, which speak only as of the date made.

***

The following risk factors were copied from the EXACT Sciences’ Quarterly Report on Form 10-Q for the quarter ended September 30, 2008:

Risk Factors

Factors That May Affect Future Results

We operate in a rapidly changing environment that involves a number of risks that could materially affect our business, financial condition or future results, some of which are beyond our control. In addition to the other information set forth in this report, the risks and uncertainties that we believe are most important for you to consider are discussed in Part I, “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2007. There are no material changes to the risk factors described in our Annual Report on Form 10-K for the fiscal year ended December 31, 2007 other than the following: changes set forth in our Quarterly Reports on Form 10-Q for the periods ended March 31, 2008 and June 30, 2008; and changes as set forth below to update for recent developments. Additional risks and uncertainties not presently known to us, which we currently deem immaterial or which are similar to those faced by other companies in our industry or business in general, may also impair our business operations. If any of the foregoing risks or uncertainties actually occurs, our business, financial condition and operating results would likely suffer.

We have recently revised our corporate strategy to pursue a strategic transaction for our business, and our new strategy may not be successful.

On July 16, 2008, we announced that we revised our corporate strategy to take immediate actions to preserve existing cash while pursuing strategic alternatives for the business. Our revised corporate strategy may not result in a strategic alternative in the near future, if at all. For instance, the terms of our existing collaboration with Laboratory Corporation of America Holdings, or LabCorp, and other agreements to which we are a party may hinder any potential strategic transaction. Any potential strategic transaction could also require the cooperation of LabCorp, as well as the approval of our stockholders. We cannot assure you that we would be able to obtain such cooperation or approval. In addition, the threat of litigation may discourage third-parties from pursuing a transaction with us, or otherwise delay or prevent a strategic transaction. Although we are not currently aware of any legal claims filed by any of our stockholders against us, our management or our Board of Directors, and we believe that any such claims would be without merit, we have received correspondence from certain of our stockholders threatening litigation if we were to consummate a dilutive financing. Further, one of our largest stockholders, Intrinsic Value Asset Management, Inc., has indicated on an amended Schedule 13D filed with the SEC on August 18, 2008 that it no longer supports a sale of our company and that it intends to pursue all available legal remedies to prevent the sale of our company to any purchaser in which any members of our Board of Directors or management have an interest. If we do not raise additional capital before the end of the second quarter of 2009 through a strategic transaction, the sale of debt or equity securities, or strategic collaborations with third parties, we will likely be unable to continue our business operations beyond the end of the second quarter of 2009 and we would likely be required to cease our operations. A lawsuit against us could distract our management from our business and could cause us to incur substantial costs defending against the claim, even if the claim is without merit, which would further deplete our limited available cash.

Our common stock may be delisted from The NASDAQ Global Market, which could negatively impact the price of our common stock and our ability to access the capital markets.

Our common stock is currently listed on The NASDAQ Global Market. On July 10, 2008, we received notice from The NASDAQ Stock Market LLC that we were not in compliance with NASDAQ Marketplace Rule 4450(b)(1)(A), or the Rule, which requires an issuer to maintain a minimum $50 million market value of its listed securities for continued listing on The NASDAQ Global Market. We were provided a period of 30 calendar days, or until August 11, 2008, to regain compliance with the Rule by evidencing a market value of listed securities of at least $50 million for a minimum of 10 consecutive business days. On August 12, 2008, we received a letter from NASDAQ advising that we had not regained compliance with the Rule by August 11, 2008 and, as a result, our common stock would be subject to delisting from The NASDAQ Global Market on August 21, 2008 unless we requested a hearing before the NASDAQ Listing Qualifications Panel, or the Panel. We requested a hearing before the Panel, which was held on October 2, 2008. The delisting of our common stock has been stayed pending the issuance of a formal decision by the Panel following the hearing. The Panel has not yet issued its decision in this matter.

The delisting of our common stock could significantly affect the ability of investors to trade our securities and could negatively affect the value and liquidity of our common stock. In addition, the delisting of our common stock could adversely affect our ability to enter into a strategic transaction or to raise capital on terms acceptable to us, or at all. Delisting from The NASDAQ Stock Market could also have other negative results, including the potential loss of confidence by licensing partners, the loss of institutional investor interest and fewer business development opportunities.

Our stock price may be volatile.

The market price of our common stock has fluctuated widely. Consequently, the current market price of our common stock may not be indicative of future market prices and we may be unable to sustain or increase the value of an investment in our common stock.

Our common stock is listed on the NASDAQ Global Market under the symbol “EXAS.” Factors affecting our stock price may include:

•	FDA regulation of our or LabCorp’s products and services;

•	technological innovations or new products and services by us or our competitors;

•	clinical trial results relating to the PreGen-Plus test, stool-based DNA testing in general, or technologies of our competitors;

•	stool DNA screening becoming a standard of care among prescribing physicians;

•	reimbursement decisions by Medicare and other third party payors;

•	the establishment of collaborative partnerships;

•	health care legislation;

•	intellectual property disputes and other litigation;

•	additions or departures of key personnel;

•	the performance characteristics of our technologies;

•	general market conditions;

•	the rate of market acceptance of ColoSure; and

•	sales of our common stock or debt securities.

Because we are a company with no significant operating revenue, you may consider any one of these factors to be material.

In addition, the stock market in general, and the NASDAQ Global Market and the market for life sciences companies in particular, have recently experienced extreme price and volume fluctuations that may have been unrelated or disproportionate to the operating performance of the listed companies. There have been dramatic fluctuations in the market prices of securities of biotechnology companies such as us. These price fluctuations may be rapid and severe and may leave investors little time to react. Broad market and industry factors may seriously harm the market price of our common stock, regardless of our operating performance. Sharp drops in the market price of our common stock expose us to securities class-action litigation. Such litigation could result in substantial expenses and a diversion of management’s attention and resources, which would seriously harm our business, financial condition, and results of operations.

***

The following risk factors were copied from the EXACT Sciences’ Quarterly Report on Form 10-Q for the quarter ended June 30, 2008:

Risk Factors

Factors That May Affect Future Results

We operate in a rapidly changing environment that involves a number of risks that could materially affect our business, financial condition or future results, some of which are beyond our control. In addition to the other information set forth in this report, the risks and uncertainties that we believe are most important for you to consider are discussed in Part I, “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2007. There are no material changes to the risk factors described in our Annual Report on Form 10-K for the fiscal year ended December 31, 2007 other than the following: changes set forth in our Quarterly Report on Form 10-Q for the period ended March 31, 2008; changes as set forth below to update for recent developments; and changes to generally replace or supplement references to “PreGen-Plus” with references to “ColoSure,” except where the context would make such reference inapplicable, to reflect that LabCorp ceased sales of PreGen-Plus in June 2008 and in July 2008 began offering ColoSure, its next generation non-invasive, stool-based DNA testing service for the detection of colorectal cancer, which is based on certain of our technologies. Additional risks and uncertainties not presently known to us, which we currently deem immaterial or which are similar to those faced by other companies in our industry or business in general, may also impair our business operations. If any of the foregoing risks or uncertainties actually occurs, our business, financial condition and operating results would likely suffer.

Our independent auditors have expressed substantial doubt about our ability to continue as a going concern, and we may be unable to raise additional capital on acceptable terms in the future.

We have incurred substantial losses to date and we expect to incur substantial losses for the foreseeable future. As of June 30, 2008, we had an accumulated deficit of approximately $167.3 million. The audit opinion with respect to our consolidated financial statements for the year ended December 31, 2007 issued by our independent registered public accounting firm included an explanatory paragraph to emphasize there is substantial doubt about our ability to continue as a going concern. As a result of our most recent cost reduction initiatives, which include suspension of our clinical validation and related studies for our Version 2 technology and the elimination of eight positions within the Company, we expect that cash, cash equivalents and short-term investments on hand at June 30, 2008 will be sufficient to fund our current operations through the end of the second quarter of 2009. This projection is based on our current cost structure and our current operating assumptions, which do not include any funding for our Version 2 clinical validation study or related regulatory submission. Our future liquidity and capital requirements will depend upon numerous factors, including the following:

•	our ability to find a strategic partner and/or to recapitalize the Company in a manner that allows us to continue operations;

•	the successful commercialization and sales growth of ColoSure, or other stool-based DNA testing services utilizing our technologies;

•	a sustained level of interest and commitment by LabCorp in the commercialization of our technologies;

•	the regulatory requirements for ColoSure, or other stool-based DNA testing services utilizing our technologies, and the timing of any required regulatory approval process;

•	acceptance, endorsement and formal policy approval of stool-based DNA screening for reimbursement by Medicare and other third-party payors;

•	our ability to achieve milestones under our strategic agreement with Laboratory Corporation of America Holdings, or LabCorp;

•	a determination that additional studies surrounding our technologies are needed;

•	stool-based DNA screening becoming a standard of care among prescribing physicians; and

•	the scope of and progress made in our collaborations on the research and development of stool-based DNA detection activities.

We do not expect that product royalty payments or milestone payments from LabCorp will materially supplement our liquidity position in the next twelve months, if at all. Since we have no current sources of material ongoing revenue, we will have to raise additional capital before the end of the second quarter of 2009 through a strategic transaction, the sale of debt or equity securities, or strategic collaborations with third parties, if any, to continue our business operations beyond the end of the second quarter of 2009. In March 2008, we announced that we have engaged an investment bank to advise our Board of Directors in its evaluation of strategic alternatives for the business, including, but not limited to, the sale of the company or merger with another entity. We cannot assure you that our evaluation of strategic alternatives will result in such a transaction being successfully consummated or, if successful, that any such transaction would achieve our goal of maximizing the value of our business for our stockholders. We also cannot assure you that our actual cash requirements will not be greater than anticipated. In addition, the going concern explanatory paragraph included in our auditor’s report on our consolidated financial statements could inhibit our ability to enter into license agreements or other collaborations or our ability to raise additional financing. If we are unable to obtain the required funds to enable us to fund our operations through the completion of any financing or other strategic opportunities that may become available to us, we will be required to further reduce the scale of our operations and our business, our results of operation and financial condition would be materially adversely affected and we may be required to seek bankruptcy protection.

Additionally, even if we do enter into a strategic transaction and/or raise sufficient capital and generate revenues to support our operating expenses beyond the end of the second quarter of 2009, there can be no assurances that the revenue or capital infusion will be sufficient to enable us to develop our business to a level where it will generate profits and cash flows from operations. In addition, if we raise additional funds through the issuance of equity or convertible debt securities, the percentage ownership of our stockholders could be significantly diluted, and these newly-issued securities may have rights, preferences or privileges senior to those of existing stockholders. If we raise additional funds through collaborations and licensing arrangements, we might be required to relinquish significant rights to our technologies, or grant licenses on terms that are not favorable to us. If we obtain additional debt financing, a substantial portion of our operating cash flow may be dedicated to the payment of principal and interest on such indebtedness, and the terms of the debt securities issued could impose significant restrictions on our operations.

If we or LabCorp fail to comply with FDA requirements, we or LabCorp may be limited or prohibited in our ability to commercialize stool-based DNA testing for colorectal cancer and may be subject to stringent penalties.

From August 2003 through June 2008, LabCorp offered its PreGen-Plus testing service, which included the Effipure component from us, as an in-house developed laboratory test, or “homebrew” testing service. On October 11, 2007, the FDA sent us a warning letter, or the Warning Letter, with respect to the PreGen-Plus testing service, indicating that PreGen-Plus is a Class III medical device and that it cannot be commercially distributed without an appropriate pre-market approval or clearance from the FDA. Our Version 1 technology was the basis for LabCorp’s PreGen-Plus testing service. Effective June 1, 2008, LabCorp stopped offering PreGen-Plus and indicated that it had discontinued its use of Effipure.

In addition to our Version 1 technology underlying the PreGen-Plus testing service that was offered by LabCorp, we have also developed a Version 2 colorectal cancer screening technology that we believe has greater sensitivity and is more cost-effective than Version 1. In April 2008, we began to focus our regulatory efforts on pursuing FDA clearance for Version 2 of our technology, a two-marker version that we believe offers greater sensitivity and is more cost-effective than our earlier, 23 marker Version 1 technology. In this regard, in April 2008, we submitted a pre-Investigational Device Exemption, or pre-IDE, request to the FDA for our Version 2 technology. The objective of the pre-IDE process was to seek concurrence from the FDA that a 510(k) submission followed by a de novo classification request is an appropriate regulatory path for our Version 2 technology and that the clinical and other studies proposed in our Version 2 pre-IDE submission would likely support such a de novo regulatory path.

On July 14, 2008, LabCorp announced that it would begin offering a new laboratory-developed test called ColoSure, a single-marker test that is based on certain of our Version 2 intellectual property and that does not use the Effipure component. Also in July 2008, we confirmed with the FDA the clinical performance characteristics and the minimum number of average-risk colorectal cancer samples that would be required for validation of our Version 2 stool-based DNA technology for colorectal cancer screening. In addition, based on our discussions with the FDA, we believe that the de novo pathway would be the appropriate regulatory path for its Version 2 technology. We estimate that total costs to complete its Version 2 validation studies and the related regulatory submission process would range from $6.5 million to $8.5 million. The FDA may ultimately determine that a pre-market approval application, or PMA, is the appropriate path forward for us with respect to Version 2 of our stool-based DNA technology instead of a de novo pathway, or that additional samples, and a more expensive and time-consuming study or studies may be required for clearance or approval. We believe that the studies required in connection with any approval or clearance of our Version 2 technology, regardless of whether the regulatory pathway is de novo classification or a PMA, will be material in cost and time-intensive. There can be no assurance that FDA will ultimately approve a de novo classification request or approve a PMA.

In July 2008, we further reduced our cost structure by suspending the clinical validation study and other studies for our Version 2 technology and eliminating eight positions within the Company. Because we do not currently have sufficient funds to complete any clinical validation or other FDA-related study of our Version 2 technology, we will need to raise additional capital through a strategic transaction, debt or equity financing, or third-party collaboration, if any, and/or some combination of any of the foregoing in order to fund any FDA regulatory clearance or approval process of our Version 2 technology. There can be no assurance that we will be successful in securing any additional capital to pursue the clinical validation study for our Version 2 technology under any potential strategic transaction or capital structure. If we are unable to finance the requisite clinical and other studies of its Version 2 technology, we will not be able to complete and submit our application to seek FDA approval or clearance of our Version 2 technology.

Our common stock may be delisted from The NASDAQ Global Market, which could negatively impact the price of our common stock and our ability to access the capital markets.

Our common stock is currently listed on The NASDAQ Global Market. On July 10, 2008, we received a letter from The NASDAQ Stock Market LLC, or NASDAQ, advising us that the market value of our listed securities was below the minimum $50,000,000 requirement for continued inclusion on The NASDAQ Global Market. NASDAQ also noted that we were not in compliance with the alternative condition, which requires total assets and total revenue of at least $50,000,000 each, for the most recently completed fiscal year or two of the three most recently completed fiscal years. NASDAQ provided us 30 calendar days, or until August 11, 2008, to regain compliance, which would have been achieved if the market value of our listed securities was $50,000,000 or more for a minimum of 10 consecutive business days. Because this compliance requirement has not been achieved, we expect to receive an additional notice of non-compliance from NASDAQ. We are currently evaluating alternatives to resolve the listing deficiency, if any, and intend to request a hearing before a NASDAQ Listing Qualifications Panel to address this issue. Our common stock will remain listed on The NASDAQ Global Market pending the issuance of a decision by the Panel following the hearing. If this request for continued listing is not granted, our common stock will be delisted from The NASDAQ Global Market. The delisting of our common stock would significantly affect the ability of investors to trade our securities and would significantly negatively affect the value and liquidity of our common stock. In addition, the delisting of our common stock could materially adversely affect our ability to enter into a strategic transaction or to raise capital on terms acceptable to us or at all. Delisting from The NASDAQ Global Market, or the NASDAQ Stock Market generally, could also have other negative results, including the potential loss of confidence by licensing partners, the loss of institutional investor interest and fewer business development opportunities.

We have recently revised our corporate strategy and our new strategy may not be successful.

On July 16, 2008, we announced that we revised our corporate strategy to take immediate actions to preserve existing cash while pursuing a strategic alternative for the business. Our revised corporate strategy may not result in a strategic alternative in the near future, if at all. For instance, the terms of our existing collaboration with LabCorp and other agreements to which we are a party may hinder any potential strategic transaction. In addition, any potential strategic transaction would likely require the cooperation of LabCorp, as well as the approval of our stockholders. We cannot assure you that we would be able to obtain such cooperation or approval. If we do not raise additional capital before the end of the second quarter of 2009 through a strategic transaction, the sale of debt or equity securities, or strategic collaborations with third parties, we will likely be unable to continue our business operations beyond the end of the second quarter of 2009 and we would likely be required to cease our operations.

The loss of any of our remaining employees could adversely affect our business.

Our success depends upon the continued services of our remaining employees. Although we have in the past entered, and may in the future enter, into retention agreements with our employees, including members of our management team, each of our employees, including our executive officers, could terminate his or her relationship with us at any time. For instance, in July 2007, Don M. Hardison resigned his position as our President and Chief Executive Officer. The loss of any member of our current management team could significantly delay or prevent the achievement of our business or development objectives and could materially harm our business. In addition, the loss of the other full-time employees would likely cause delays in our business operations, as his or her responsibilities would have to be reallocated among the few remaining employees, or the attention of our remaining employees would be diverted to hiring new personnel.

Our business would suffer if we, or LabCorp, are unable to license certain technologies or obtain raw materials and components or if certain of our licenses were terminated.

LabCorp’s current configuration of ColoSure requires access to certain technologies and supplies of raw materials, including rights to the Vimentin gene, for which licensing or supply agreements are required. We cannot assure you that LabCorp has proper licensing or supply agreements in place for such technologies and raw materials, including the rights necessary for its ColoSure testing service. In addition, any future commercialization of our Version 2 stool-based DNA screening technology will require that we or LabCorp license certain third-party intellectual property. There can be no assurance that we, or LabCorp, can obtain these technologies and raw materials on acceptable terms, if at all. Furthermore, there can be no assurance that any current contractual arrangements between us and third parties, us and LabCorp, LabCorp and vendors in the DNA capture component supply chain, or between our strategic partners and other third parties, will be continued, or not breached or terminated early, or that we or LabCorp will be able to enter into any future relationships necessary to the continued commercial sale of ColoSure or Version 2, or necessary to our realization of material revenues. Any failure to obtain necessary technologies or raw materials could require ColoSure or Version 2 to be re-configured which could interrupt the testing service entirely, negatively impact its commercial sale and increase the costs associated with ColoSure or Version 2, any one of which could materially harm our business and adversely affect our future revenues.

***

The following risk factors were copied from the EXACT Sciences’ Quarterly Report on Form 10-Q for the quarter ended March 31, 2008:

Risk Factors

Factors That May Affect Future Results

We operate in a rapidly changing environment that involves a number of risks that could materially affect our business, financial condition or future results, some of which are beyond our control. In addition to the other information set forth in this report, the risks and uncertainties that we believe are most important for you to consider are discussed in Part I, “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2007. There are no material changes to the risk factors described in our Annual Report on Form 10-K for the fiscal year ended December 31, 2007 other than changes set forth below to update for recent developments. Additional risks and uncertainties not presently known to us, which we currently deem immaterial or which are similar to those faced by other companies in our industry or business in general, may also impair our business operations. If any of the foregoing risks or uncertainties actually occurs, our business, financial condition and operating results would likely suffer.

Our independent auditors have expressed substantial doubt about our ability to continue as a going concern, and we may be unable to raise additional capital on acceptable terms in the future.

We have incurred substantial losses to date and we expect to incur substantial losses for the foreseeable future. As of March 31, 2008, we had an accumulated deficit of approximately $165.2 million. The audit opinion with respect to our consolidated financial statements for the year ended December 31, 2007 issued by our independent registered public accounting firm included an explanatory paragraph to emphasize there is substantial doubt about our ability to continue as a going concern. We expect that cash, cash equivalents and short-term investments on hand at March 31, 2008 will be sufficient to fund our current operations through 2008. This projection is based on our current cost structure and our current assumptions regarding the cost and timing of the studies we expect to initiate in 2008 in connection with our efforts to obtain FDA regulatory clearance for our Version 2 technology. We do not believe, however, that our cash, cash equivalents and marketable securities at March 31, 2008 will be sufficient to fund any such studies through their expected completion and, as a result, we may delay commencement of any such study. In addition, because we have not yet reached agreement with the FDA regarding any studies that would be necessary for the clearance or approval of Version 2 of our stool-based DNA technology, the costs of any such studies will likely require us to obtain additional funding or engage in a strategic collaboration with a third party before previously expected. Our future liquidity and capital requirements will depend upon numerous factors, including the following:

•	the regulatory requirements for PreGen-Plus, or other stool-based DNA testing services utilizing our technologies, and the timing of any required regulatory approval process;

•	acceptance, endorsement and formal policy approval of stool-based DNA screening for reimbursement by Medicare and other third-party payors;

•	our ability to achieve milestones under our strategic agreement with Laboratory Corporation of America Holdings, or LabCorp;

•	a determination that additional studies surrounding our technologies are needed;

•	a sustained level of interest and commitment by LabCorp in the commercialization of our technologies;

•	stool-based DNA screening becoming a standard of care among prescribing physicians;

•	the scope of and progress made in our research and development activities; and

•	the successful commercialization and sales growth of PreGen-Plus, or other stool-based DNA testing services utilizing our technologies.

We do not expect that product royalty payments or milestone payments from LabCorp will materially supplement our liquidity position in the next twelve months, if at all. Since we have no current sources of material ongoing revenue, we will have to raise additional funds during 2008 through the sale of debt or equity securities, strategic collaborations with third parties and other strategic opportunities, if any, to continue our business operations beyond the end of our 2008 fiscal year. In March 2008, we announced that we have engaged an investment bank to advise our Board of Directors in its evaluation of strategic alternatives for the business, including, but not limited to, the sale of the company or merger with another entity. We cannot assure you that our evaluation of strategic alternatives will result in such a transaction being successfully consummated or, if successful, that any such transaction would achieve our goal of maximizing the value of our business for our stockholders. We also cannot assure you that our actual cash requirements will not be greater than anticipated. In addition, the going concern explanatory paragraph included in our auditor’s report on our consolidated financial statements could inhibit our ability to enter into license agreements or other collaborations or our ability to raise additional financing. If we are unable to obtain the required funds to enable us to fund our operations through the completion of any financing or other strategic opportunities that may become available to us, we will be required to further reduce the scale of our operations and our business, our results of operation and financial condition would be materially adversely affected and we may be required to seek bankruptcy protection.

Additionally, even if we do raise sufficient capital and generate revenues to support our operating expenses beyond fiscal 2008, there can be no assurances that the revenue will be sufficient to enable us to develop our business to a level where it will generate profits and cash flows from operations. In addition, if we raise additional funds through the issuance of equity or convertible debt securities, the percentage ownership of our stockholders could be significantly diluted, and these newly-issued securities may have rights, preferences or privileges senior to those of existing stockholders. If we raise additional funds through collaborations and licensing arrangements, we might be required to relinquish significant rights to our technologies, or grant licenses on terms that are not favorable to us. If we obtain additional debt financing, a substantial portion of our operating cash flow may be dedicated to the payment of principal and interest on such indebtedness, and the terms of the debt securities issued could impose significant restrictions on our operations.

If we or LabCorp fail to comply with FDA requirements, we or LabCorp may be limited or prohibited in our ability to commercialize stool-based DNA testing for colorectal cancer and may be subject to stringent penalties.

Since the commercial launch of PreGen-Plus, LabCorp has offered its testing service as an in-house developed laboratory test, or “homebrew” testing service. On October 11, 2007 the FDA sent a warning letter to us, which we refer to as the Warning Letter, with respect to the PreGen-Plus testing service, indicating that PreGen-Plus is a Class III medical device and that it cannot be commercially distributed without an appropriate pre-market approval or clearance from the FDA. Our Version 1 technology is the basis for LabCorp’s PreGen-Plus testing service. In addition to our Version 1 technology underlying the PreGen-Plus testing service offered by LabCorp, we have also developed a Version 2 colorectal cancer screening technology that we believe has greater sensitivity and is more cost effective than Version 1. In April 2008, we began focusing our regulatory efforts on pursuing FDA clearance for Version 2 of our technology. In this regard, in April 2008, we submitted a pre-Investigational Device Exemption, or pre-IDE, request to the FDA for our Version 2 technology.

The objective of the pre-IDE process is to seek confirmation with the FDA that the filing of a de novo 510(k) is an appropriate regulatory path for our Version 2 technology and that the studies and other objectives proposed in our Version 2 pre-IDE submission support such a de novo 510(k) regulatory path. The FDA has not yet indicated whether our proposed submission with respect to Version 2 of our technology would be a de novo 510(k). Moreover, the FDA may determine that a pre-market approval application, or PMA, is the appropriate path forward for us with respect to Version 2 of our stool-based DNA technology. We believe that additional clinical studies, which will likely be material in cost and time-intensive, will be required in connection with any approval or clearance of our Version 2 technology regardless of whether it is a de novo 510(k) or a PMA. We do not believe that our cash, cash equivalents and marketable securities as of March 31, 2008 will be sufficient to fund any such studies through completion. Accordingly, we may be required to delay the start of any such studies and seek additional funds prior to initiation of any such studies.

There can be no assurance that any version of our stool-based DNA technology will be cleared or approved by the FDA, that our proposed de novo 510(k) approach or proposed studies will satisfy the FDA’s regulatory requirements for our Version 2 technology or any version of our technology, or that such FDA clearance or approval process can be completed without significant delays or material additional expense. Because we do not currently have sufficient funds to complete any FDA regulatory clearance or approval process for our DNA-based technologies, we may delay any such activities and process to preserve funds for on-going operations or otherwise. Moreover, we will require the support of third parties to assist us in the achievement of objectives relating to FDA clearance of our technologies, which may be costly. Ongoing compliance with FDA regulations will also increase the cost of conducting our business, subject us and LabCorp to inspection by FDA and to the requirements of FDA and penalties for failure to comply with these requirements. Moreover, we cannot assure you that the commercial sales of PreGen-Plus will not be delayed, halted or prevented during the regulatory approval process, or that the FDA will not initiate enforcement action against LabCorp or us, which could involve criminal or civil penalties and cause material harm to our business. Additionally, LabCorp could decide to stop offering the current version of PreGen-Plus, could decide not to launch the Version 2 technology, could launch the Version 2 technology and subsequently be required by the FDA to stop offering the Version 2 technology, or could decide to defer any potential future launch of the Version 2 technology until that version has been approved or cleared by the FDA, if ever, any of which would materially increase our costs, limit our revenue and cause material harm to our business and result in impairments of our fixed assets or capitalized patent portfolio ($0.5 million at March 31, 2008).

The lack of a recommended screening interval for stool-based DNA screening in the guidelines of the American Cancer Society and the U.S. Multisociety Task Force on Colorectal Cancer, as well as annual updates to such guidelines, may limit the acceptance of our technologies among physicians and third-party payors, including Medicare.

The inclusion of stool-based DNA screening in the colorectal cancer screening guidelines of the ACS and the MSTF-CRC, a consortium of several organizations including representatives of the American College of Gastroenterology, American Gastroenterological Association, American Society for Gastrointestinal Endoscopy and American College of Physicians/Society of Internal Medicine, issued on March 5, 2008 did not specify any recommended screening interval. By contrast, the ACS and MSTF-CRC guidelines made specific interval recommendations for each of the other six other colorectal cancer screening modalities included in such guidelines. In addition, it is possible that the ACS, in connection with its future annual updates to the colorectal cancer screening guidelines, may recommend a screening interval that would prevent our technologies from being cost-effective or may limit broad inclusion of our technologies or particular versions of our technologies in the guidelines. Lack of a definitive screening interval recommendation, a future recommendation for a screening interval that is not cost-effective or any limitation on the inclusion of our technologies, including particular versions of our technology, in future guidelines may lead to reluctance on the part of doctors to order and reorder colorectal cancer screening tests using our technologies, which would limit our revenues and materially harm our business and financial results. Such events may also lead to a reluctance by third-party payors, including

Medicare, to provide adequate reimbursement for our technologies, if at all, which would also have a material adverse effect on our results of operations and financial position.

***

The following risk factors were copied from the EXACT Sciences’ Annual Report on Form 10-K for the year ended December 31, 2007:

Risk Factors

We operate in a rapidly changing environment that involves a number of risks, some of which are beyond our control. This discussion highlights some of the risks which may affect future operating results. These are the risks and uncertainties we believe are most important for you to consider. We cannot be certain that we will successfully address these risks. If we are unable to address these risks, our business may not grow, our stock price may suffer and/or we may be unable to stay in business. Additional risks and uncertainties not presently known to us, which we currently deem immaterial or which are similar to those faced by other companies in our industry or business in general, may also impair our business operations.

Our independent auditors have expressed substantial doubt about our ability to continue as a going concern, and we may be unable to raise additional capital on acceptable terms in the future.

We have incurred substantial losses to date and we expect to incur substantial losses for the foreseeable future. As of December 31, 2007, we had an accumulated deficit of approximately $162.7 million. We have received a report from Ernst & Young LLP, our independent registered public accounting firm, regarding our consolidated financial statements for the fiscal year ended December 31, 2007, which included an explanatory paragraph stating that the financial statements were prepared assuming we will continue as a going concern. The report also stated that our recurring operating losses and need for additional financing have raised substantial doubt about our ability to continue as a going concern. We believe that our existing cash, cash equivalents and investment balances will be sufficient to meet our anticipated cash requirements through 2008, based on our current cost structure and current assumptions regarding the clinical and other studies and other requirements that we believe may be necessary to obtain U.S. Food and Drug Administration, or FDA, clearance of Version 1 of our DNA-based colorectal cancer screening technology. We have not yet reached final agreement with the FDA regarding any studies that would be necessary for the FDA clearance of Version 1 of our DNA-based technology, however, and the costs of any such studies could require us to obtain additional funding before previously expected. Our future liquidity and capital requirements will depend upon numerous factors, including the following:

•	the regulatory requirements for PreGen-Plus, or other stool-based DNA testing services utilizing our technologies, and the timing of any required regulatory approval process;

•	acceptance, endorsement and formal policy approval of stool-based DNA screening for reimbursement by Medicare and other third-party payors;

•	our ability to achieve milestones under our strategic agreement with Laboratory Corporation of America Holdings, or LabCorp;

•	a determination that additional studies surrounding our technologies are needed;

•	a sustained level of interest and commitment by LabCorp in the commercialization of our technologies;

•	stool-based DNA screening becoming a standard of care among prescribing physicians;

•	the scope of and progress made in our research and development activities; and

•	the successful commercialization and sales growth of PreGen-Plus, or other stool-based DNA testing services utilizing our technologies.

We do not expect that product royalty payments or milestone payments from LabCorp will materially supplement our liquidity position in the next twelve months, if at all. Since we have no current sources of material ongoing revenue, we will have to raise additional monies during 2008 through the sale of debt or equity securities, strategic collaborations with third parties and other strategic opportunities, if any, to continue our business operations beyond the end of our 2008 fiscal year. We cannot assure you that any of these alternatives will be successful, or even available, or that our actual cash requirements will not be greater than anticipated. In addition, the going concern explanatory paragraph included in our auditor’s report on our consolidated financial statements could inhibit our ability to enter into license agreements or other collaborations or our ability to raise additional financing. If we are unable to obtain the required funds to enable us to fund our operations through the completion of any financing or other strategic opportunities that may become available to us, we will be required to further reduce the scale of our operations and our business, our results of operation and financial condition would be materially adversely affected and we may be required to seek bankruptcy protection.

Additionally, even if we do raise sufficient capital and generate revenues to support our operating expenses beyond fiscal 2008, there can be no assurances that the revenue will be sufficient to enable us to develop our business to a level where it will generate profits and cash flows from operations. In addition, if we raise additional funds through the issuance of equity or convertible debt securities, the percentage ownership of our stockholders could be significantly diluted, and these newly-issued securities may have rights, preferences or privileges senior to those of existing stockholders. If we raise additional funds through collaborations and licensing arrangements, we might be required to relinquish significant rights to our technologies, or grant licenses on terms that are not favorable to us. If we obtain additional debt financing, a substantial portion of our operating cash flow may be dedicated to the payment of principal and interest on such indebtedness, and the terms of the debt securities issued could impose significant restrictions on our operations.

We may never successfully commercialize any of our technologies or become profitable.

We have incurred losses since we were formed and have had only modest product and royalty fee revenues since the commercial launch of PreGen-Plus in August 2003. From our date of inception on February 10, 1995 through December 31, 2007, we have accumulated a total deficit of approximately $162.7 million. We expect that our losses will continue for at least the next several years and, depending upon our strategic direction, we may need to invest significant additional funds toward other areas in the oncology testing business. The FDA approval path for our colorectal cancer screening technology is likely to involve significant time as well as research and development expenditures. Given our current levels of cash and revenues, and without raising additional capital, we will not be able to spend the amounts that we believe will likely be necessary to fund these investments and there can be no assurance that LabCorp will invest sufficient amounts in sales and marketing activities for PreGen-Plus or other future testing services based on our technologies. In addition, while we believe we are permitted, from a regulatory standpoint, to promote stool-based DNA testing services generically, our inability to market the brand “PreGen-Plus” under current FDA regulations may limit our return on amounts that we have invested or may invest in sales and marketing activities. If our revenue does not grow significantly, we will not be profitable. We cannot assure you that the revenue from the sale of any of our technologies will be sufficient to make us profitable.

Our future revenues will depend, in large part, upon whether PreGen-Plus or other testing services offered by LabCorp based on our technologies are broadly ordered by medical practitioners and requested by patients. We believe that our ability to successfully commercialize our technologies may be affected by the following:

•	the regulatory requirements for PreGen-Plus or Version 2, and the timing of any required regulatory filing and approval process;

•	our ability to continue to fund our operations;

•	whether LabCorp continues to offer PreGen-Plus or Version 2 commercially;

•	acceptance, endorsement and formal policy approval of stool-based DNA screening for reimbursement by Medicare and other third-party payors;

•	effective negotiation and contracting by us and LabCorp with Medicare and other third-party payors for coverage and reimbursement of PreGen-Plus;

•	whether payors issue favorable coverage policy for stool-based DNA screening if it is included in the screening guidelines of one or more, but not all, of the major guidelines organizations;

•	effective LabCorp sales and sales management personnel and processes to educate physician staffs regarding PreGen-Plus and patient compliance;

•	effective EXACT personnel to educate third-party payors, managed care organizations, and technology assessment groups regarding stool-based DNA screening;

•

whether the lack of a screening interval recommendation by the American Cancer Society, or ACS, and the U.S. Multisociety Task Force on Colorectal Cancer, or MSTF-CRC, in the colorectal cancer screening guidelines issued on March 5, 2008 will limit physician ordering or third party reimbursement, including Medicare, of products based on our stool-based DNA technology;

•	patient acceptance of PreGen-Plus, including its novel sample collection process;

•	stool-based DNA screening becoming a standard of care among prescribing physicians; and

•	the quality and service of the LabCorp testing process.

Many of these factors are outside our control and, accordingly, we cannot assure you that one or more of the foregoing will occur in the near term, or at all. Failure to achieve one or more of the foregoing events could substantially impair our ability to generate revenues and achieve profitability and will negatively impact the successful commercialization of PreGen-Plus or other stool-based DNA testing services utilizing our technologies.

If we or LabCorp fail to comply with FDA requirements, we or LabCorp may be limited or prohibited in our ability to commercialize stool-based DNA testing for colorectal cancer and may be subject to stringent penalties.

Since the commercial launch of PreGen-Plus, LabCorp has offered its testing service as an in-house developed laboratory test, or “homebrew” testing service. On October 11, 2007 the FDA sent a warning letter to us, which we refer to as the Warning Letter, with respect to the PreGen-Plus testing service, indicating that PreGen-Plus is a Class III medical device and that it cannot be commercially distributed without an appropriate pre-market approval or clearance from the FDA. We are currently in communication with the FDA to specifically address the matters raised in the Warning Letter and to determine the appropriate regulatory approval process to resolve the matters raised in the Warning Letter.

On November 2, 2007, in response to the FDA Warning Letter, we submitted to the FDA a pre-IDE, or pre-Investigational Device Exemption, request that described the specifics of our intended 510(k) filing approach, including the reproducibility studies that we proposed to perform in connection therewith. The FDA responded by letter to our pre-IDE submission in December 2007, and, in an in-person meeting with the FDA in February 2008, we learned that the most likely regulatory path forward with respect to our Version 1 technology would be a de novo 510(k) application, which would likely include a single-site reproducibility study.

The FDA has not yet indicated definitively whether the submission with respect to Version 1 of our technology would be a de novo 510(k). Moreover, the FDA may determine that a pre-market approval application, or PMA, is the appropriate path forward for us with respect to Version 1 of our stool-based DNA technology. The FDA may also determine that additional clinical studies, which could be costly and time-intensive, are required in connection with our submission, or that our proposal is otherwise inadequate. Accordingly, the costs of any such studies could require that we seek additional capital in the near term, which could have an adverse and material impact on our financial position. There can be no assurance that the filing of a de novo 510(k) for our Version 1 technology will bring us into compliance with the matters raised by the FDA in the Warning Letter, or that the FDA will not issue a similar letter to LabCorp or otherwise require LabCorp to stop offering its PreGen-Plus testing service during the regulatory clearance process. The clearance or approval process for any version of our DNA-based technologies may require, among other things, successfully completing additional clinical and other studies, may require a PMA (rather than a 510(k) or de novo 510(k)) and may also necessitate our submitting PMAs with the FDA for multiple versions of our technology simultaneously or in sequence, all of which could take substantial time and resources including investment by us of substantial additional funds.

There can be no assurance that any version of our stool-based DNA technology will be cleared or approved by the FDA, that our proposed de novo 510(k) approach will satisfy the FDA’s regulatory requirements for our Version 1 technology or any subsequent version of our technology, or that such FDA clearance or approval process can be completed without significant delays or material additional expense resulting from additional FDA required clinical or other studies. We may not have sufficient funds to complete any FDA regulatory clearance or approval process for our DNA-based technologies. In addition, we may delay any such activities and process to preserve funds for on-going operations or otherwise. Moreover, we will require the support of third parties to assist us in the achievement of objectives relating to FDA clearance of our technologies, which may be costly. Ongoing compliance with FDA regulations will also increase the cost of conducting our business, subject us and LabCorp to inspection by FDA and to the requirements of FDA and penalties for failure to comply with these requirements.

Moreover, we cannot assure you that the commercial sales of PreGen-Plus will not be delayed, halted or prevented during the regulatory approval process, or that the FDA will not initiate enforcement action, which could involve criminal or civil penalties and cause material harm to our business. Additionally, LabCorp could decide to stop offering the current version of PreGen-Plus, could decide not to launch the Version 2 technology, or could decide to defer any potential future launch of the Version 2 technology until that version has been approved or cleared by the FDA, if ever, any of which would materially increase our costs, limit our revenue and cause material harm to our business and result in impairments of our fixed assets or capitalized patent portfolio ($0.4 million at December 31, 2007).

Our ability to generate revenue depends on LabCorp’s commercial sales of PreGen-Plus and future generations of our technologies.

All of our current operating revenue is dependent upon LabCorp’s commercial sales of PreGen-Plus. We cannot assure you that LabCorp will ever achieve sufficient sales of PreGen-Plus or future generations of PreGen-Plus, such as Version 2, for us to become profitable. Moreover, in light of recent FDA regulatory action, we cannot assure you that LabCorp will keep PreGen-Plus on the market or commercially launch Version 2 while we seek FDA clearance for our technologies, if at all.

If LabCorp is unsuccessful in increasing sales of PreGen-Plus or commercializing Version 2, our revenues will be limited and our ability to become profitable will be materially adversely affected. We cannot control whether LabCorp will devote sufficient resources to PreGen-Plus or Version 2 under our strategic agreement, or whether it will elect to pursue the development or commercialization of Version 2. Any failure of the LabCorp sales force to give continued and sustained focus to PreGen-Plus or Version 2 could harm the demand creation for our stool-based DNA screening technologies and, in turn, could materially adversely affect our revenues and delay any performance-based payments for which we might otherwise be eligible, based on substantial sales volumes, under our strategic agreement with LabCorp. Any change in the senior management or organizational structure within LabCorp or us could also negatively impact our ability to successfully commercialize PreGen-Plus or Version 2.

Further, laboratory operating factors incurred at LabCorp such as turnaround times for the testing process, possible pre- and post-analytical sample and sample processing deficiencies and efforts to obtain third-party reimbursement all influence the rate of market adoption for our technologies. If LabCorp encounters difficulty performing PreGen-Plus or Version 2 tests on an accurate and timely basis or has difficulty obtaining reimbursement, our revenue could be materially and adversely affected. Future demand for the PreGen-Plus test may require LabCorp to further optimize operational and quality assurance processes to support commercial testing. No assurance can be given that such improvements will be successfully implemented by LabCorp, and failure to do so could adversely affect our ability to generate revenues.

Our business is substantially dependent on the success of our strategic agreement with LabCorp.

We have a strategic alliance with LabCorp, under which we licensed to LabCorp certain of our technologies, including improvements to such technologies, that are required for the commercialization of PreGen-Plus. If LabCorp were to terminate the agreement, fail to meet its obligations under the agreement, decide to stop processing PreGen-Plus commercially, or otherwise decrease its commitment to PreGen-Plus, our revenues would be materially adversely affected, the commercialization of PreGen-Plus would be interrupted and we could become insolvent. We cannot guarantee that we would be able to enter into a similar agreement with another company to commercialize this technology. Moreover, if we do not achieve certain milestones, or LabCorp does not achieve certain revenue and performance thresholds within the time periods prescribed in the agreement, we may not fully realize the expected benefits of the agreement.

We and LabCorp have amended our strategic agreement four times to, among other things, effect various changes to the exclusivity terms, payment provisions, milestones and termination and other rights. To accomplish our long-term business objectives, we may be required to enter into additional amendments to our license agreement with LabCorp. We cannot assure you that any additional amendments could be entered into on terms favorable to us. In addition, we cannot assure you that our prior amendments or other strategic initiatives with LabCorp will accomplish the long-term goals of either party. Disagreements with LabCorp could delay or terminate the continued commercialization of PreGen-Plus by LabCorp or result in litigation or arbitration, any of which would have a material adverse affect on our business, financial condition and results of operations. Moreover, if we are unsuccessful in managing our strategic relationship with LabCorp, we would be required to enter into other strategic relationships for the commercialization of PreGen-Plus or attempt to commercialize the testing service ourselves. We cannot assure you that we would be able to license our technology to another commercial laboratory or otherwise successfully commercialize the testing service, and our failure to do either of the foregoing would materially and adversely affect our ability to generate revenues.

If Medicare and other third-party payors, including managed care organizations, do not issue positive policy decisions approving reimbursement for PreGen-Plus, the commercial success of PreGen-Plus would be compromised.

Many physicians may decide not to order colorectal cancer screening tests using our technologies unless the tests are adequately reimbursed by third-party payors, including Medicare. There is significant uncertainty concerning third-party reimbursement for the use of tests incorporating new technology. Reimbursement by a third-party payor may depend on a number of factors, including a payor’s determination that tests using our technologies are: sensitive for colorectal cancer; not experimental or investigational; approved by the major guidelines organizations; reliable, safe and effective, medically necessary; appropriate for the specific patient and cost-effective. Currently, no third-party payors have issued broad formal policy approving payment for stool-based DNA testing. Furthermore, following the August 1, 2007 acceptance by Centers for Medicare and Medicaid Services, or CMS, of our application for a National Coverage Determination, or NCD, on January 30, 2008, CMS issued a Proposed Decision Memo for Screening DNA Stool Test for Colorectal Cancer (CAG-00144N) that proposed not to provide coverage for our Version 1 technology because the FDA has determined that our Version 1 technology required FDA premarket clearance. The proposed decision memo stated that CMS would reconsider providing coverage for our technologies; however, such reconsideration will not take place until after the FDA clears or approves the version of our technology being considered for coverage by CMS. There can be no assurance that any version of our technology will be cleared or approved by the FDA. Even if cleared or approved by the FDA, there can be no assurance that CMS will reach a positive coverage decision regarding our request for an NCD for any version of our technologies. Moreover, even if CMS issues a positive coverage decision for any version of our stool-based DNA screening technology, such coverage may not provide adequate levels of reimbursement. Additionally, despite the fact that our technology is included in the colorectal cancer screening guidelines of the ACS and MSTF-CRC, the FDA warning letter may have a similar impact on private third-party payors in that those payors may defer reimbursement policy decisions with respect to our technology until we obtain FDA clearance for our technologies, if ever.

Moreover, at its February 2008 meeting, the CPT Editorial Panel of the American Medical Association considered a request from gastroenterology specialty physician organizations to create a category III code for a stool-based DNA test. While the CPT Editorial Panel decided to postpone discussion on the issue, the application can be reconsidered at any future meeting, unless it is withdrawn. The CPT Editorial Panel meets three times each year; the next two 2008 meetings are in June and October. Category III codes are temporary codes which are used to designate emerging technologies, services and procedures and are issued semi-annually unlike Category I codes which are issued annually. Payors tend to not cover services with Category III codes because they consider “emerging” technologies to be an “investigational” service and are therefore not covered services. The creation of Category III code for our stool-based DNA technology could limit the number of payors that could potentially reimburse stool-based DNA colorectal cancer screening which would materially limit our revenues and adversely affect our operating results and financial position.

In addition, we believe there are 19 states in the U.S. with state laws mandating reimbursement for colorectal cancer screening tests by group health insurance plans chartered to operate in those states. The Employee Retirement Security Act (ERISA) exempts self insured health plans from state mandated benefits. In addition, the federal employee health plans and the Medicare program are exempt from state mandates, as they are federally regulated. The state laws vary with regard to whether or not the mandate applies to the State Medicaid program and state employees. Despite the inclusion of our stool-based DNA technology for colorectal cancer screening in the recently released ACS guidelines, we believe that group health insurance plans that may be subject to the state mandates have discretion not to cover certain tests included in the ACS guidelines, including our stool-based DNA screening technology, for a number of reasons including, but not limited to, lack of FDA clearance or approval. Accordingly, group health insurance plans operating in states with colorectal cancer screening mandates may decide not to reimburse for stool-based DNA tests for colorectal cancer.

The National Committee for Quality Assurance, or NCQA, is a private, not-for-profit organization that, among other tasks, measures the performance of U.S. based health care plans. The performance measures quantified by the NCQA result in the Healthcare Effectiveness Data and Information Set, or HEDIS. We believe that HEDIS measures could be a factor used by consumers and employers when selecting among alternative healthcare plans in which to enroll. If our stool-based DNA screening technology for colorectal cancer screening is not recognized by NCQA as a test that contributes to a health plan’s score for the colorectal cancer screening measure, health plans may not reimburse for sDNA testing. Despite being included in the recently updated colorectal cancer screening guidelines of the ACS and the MSTF-CRC, there can be no assurance that stool-based DNA screening for colorectal cancer will be adopted by the NCQA as a test that contributes to increasing the score of the HEDIS colorectal cancer screening measure. Such exclusion could materially limit our ability to secure third-party reimbursement and as a result, materially limit our revenues.

Neither we nor LabCorp has secured any broad-based policy-level reimbursement approval from Medicare or third-party payors to ensure the long-term commercial success of PreGen-Plus. If we or LabCorp are unable to obtain a positive policy decision from CMS or other third-party payors, including managed care organizations, approving reimbursement for PreGen-Plus, the commercial success of PreGen-Plus would be compromised and our revenues would be significantly limited.

The lack of a recommended screening interval for stool-based DNA screening in the guidelines of the American Cancer Society and the U.S. Multisociety Task Force on Colorectal Cancer may limit the acceptance of our technologies among physicians and third party payors, including Medicare.

The inclusion of stool-based DNA screening in the colorectal cancer screening guidelines of the ACS and the MSTF-CRC, a consortium of several organizations including representatives of the American College of Gastroenterology, American Gastroenterological Association, American Society for Gastrointestinal Endoscopy

and American College of Physicians/Society of Internal Medicine, issued on March 5, 2008 did not specify any recommended screening interval. By contrast, the ACS and MSTF-CRC guidelines made specific recommendations for each of the other six other colorectal cancer screening modalities included in such guidelines. Lack of a definitive screening interval recommendation by the ACS and the MSTF-CRC may lead to reluctance on the part of doctors to order and reorder colorectal cancer screening tests using our technologies, which would limit our revenues and materially harm our business and financial results. Moreover, the lack of a screening interval recommendation may also lead to a reluctance by third party payors, including Medicare, to provide adequate reimbursement for our technologies, if at all, which would also have a material adverse effect on our results of operations and financial position.

Our business would suffer if we, or LabCorp, are unable to license certain technologies or obtain raw materials and components or if certain of our licenses were terminated.

LabCorp’s current configuration of PreGen-Plus requires access to certain technologies and supplies of raw materials, including elements relating to the Effipure microtiter plates, for which licensing and supply agreements are required. Although LabCorp indicated to the FDA that it is working on changes to PreGen-Plus that could eliminate the use of Effipure in processing PreGen-Plus tests, we cannot assure that it will be able to replace Effipure or that any substitute technology will have comparable performance. There also can be no assurance that existing inventory levels of materials necessary to process the PreGen-Plus test will be sufficient to support ongoing processing of such tests for the period of time necessary for LabCorp to replace Effipure in commercial use or for the period of time necessary for LabCorp to transition to Version 2 of the stool-based DNA screening technology, either of which could result in an interruption in the testing service. Moreover, LabCorp’s supply of certain materials and other components relating to its Version 1 PreGen-Plus testing service, including Effipure (which has a finite useful life) are nearly exhausted. If LabCorp is unable or unwilling to acquire new materials for the PreGen-Plus Version 1 test, and if LabCorp is unwilling or unable to extend the useful life of components with a finite shelf-life, then LabCorp may be unable to continue to process PreGen-Plus tests in the near term. Failure to transition to a new and effective DNA capture technology or to Version 2 of the test in the near term, could have a material adverse affect on the processing of PreGen-Plus and on our business. In the event LabCorp is able to identify a new DNA capture technology for use in connection with PreGen-Plus, any such technology may require us or LabCorp to pay additional royalties or other fees to third parties, which would have an adverse affect on our revenues or gross margin. Similarly, the commercialization of our Version 2 stool-based DNA screening technology will still require that we or LabCorp license certain third-party intellectual property. There can be no assurance that we, or LabCorp, can obtain these technologies and raw materials on acceptable terms, if at all. Furthermore, there can be no assurance that any current contractual arrangements between us and third parties, us and LabCorp, LabCorp and vendors in the DNA capture component supply chain, or between our strategic partners and other third parties, will be continued, or not breached or terminated early, or that we or LabCorp will be able to enter into any future relationships necessary to the continued commercial sale of PreGen-Plus or Version 2, or necessary to our realization of material revenues. Any failure to obtain necessary technologies or raw materials could require PreGen-Plus or Version 2 to be re-configured which could interrupt the testing service entirely, negatively impact its commercial sale and increase the costs associated with PreGen-Plus or Version 2, any one of which could materially harm our business and adversely affect our future revenues.

If our clinical studies do not prove the superiority, reliability, or effectiveness of stool-based DNA testing, we may experience reluctance or refusal on the part of physicians to order, and third-party payors to pay for tests based on PreGen-Plus.

If the results of our research and clinical studies do not convince third-party payors, physicians and thought leaders of the clinical value of our stool-based DNA technologies, we and LabCorp may never successfully commercialize such testing services and, as a consequence, we may not be able to remain a viable business. For instance, the point sensitivity from our 5,500 patient multi-center study of the bead-based method of Version 1 of our technology was lower than that seen in our previous research and clinical studies. Moreover, in connection with a preliminary review of data from a study conducted by the Mayo Clinic of the bead-based method of Version 1, Hemoccult II and Hemoccult Sensa appeared to have outperformed, at a preliminary stage, our original Version 1 technology in the detection of cancer among the thirteen cancer samples collected in the study up to that point. We believe that the sample collection protocols used in this study, which were the same as those used in our multi-center study, resulted in DNA degradation that, in turn, resulted in lower sensitivity of our technology. Thought-leading gastroenterologists, guidelines organizations, primary care physicians, payors and others may, despite the small sample size referenced above, assign significance to this preliminary data, which may significantly adversely affect continued commercialization of the PreGen-Plus testing service.

In addition, in a recent research study that we conducted, designed to test the efficacy of technological advances to enhance colorectal cancer detection in stool, Version 2 of our stool-based DNA screening technology demonstrated sensitivity and specificity results of 83 percent and 82 percent, respectively, for detecting colorectal cancer. Previous published studies for stool-based DNA screening have generally shown specificity above 90 percent, and the specificity results of 82 percent may not be deemed clinically or commercially acceptable. There can be no assurance that the overall performance characteristics, or that the design of the Version 2 research study, will be viewed favorably by thought leaders, physicians, and consumers or that LabCorp will be able to achieve similar levels of performance if Version 2 is commercialized as part of its testing service. Moreover, this study involved the analysis of cancer samples from individuals whose colonoscopy results were positive for colorectal cancer. By contrast, our multi-center study, published in the New England Journal of Medicine in 2004, was comprised of cancer samples from an asymptomatic population. Cancer samples derived from a purely asymptomatic, average risk population prior to colonoscopy are typically accorded greater clinical weight when considered by thought-leaders in evaluating study performance. There can be no assurance that the population from which the cancer samples were obtained for the Version 2 study will be viewed as sufficient to support clinical or market acceptance of the Version 2 research study results.

If the results of our research and clinical studies, including the results of our recent study of Version 2, do not convince thought-leading gastroenterologists, guidelines organizations, primary care physicians, third-party payors and patients that tests using our technologies are reliable, effective and/or superior to existing screening methods, including Hemoccult II, Hemoccult Sensa and immunochemical fecal occult blood testing, or FOBT, or show that our technologies are superior but not by a large enough margin to affect prevailing clinical practice, we may experience reluctance or refusal on the part of physicians to order, and third-party payors to pay for tests using our technologies, which could slow the demand for PreGen-Plus and the successful commercialization of Version 2.

We expect to rely on third parties to conduct any future studies of our technologies that may be required by the FDA, and those third parties may not perform satisfactorily.

We do not have the ability to independently conduct clinical or other studies that may be required to obtain clearance for our DNA-based colorectal screening technology with the FDA. Accordingly, we expect to rely on third parties such as contract research organizations, medical institutions and clinical investigators to conduct any such studies. Our reliance on these third parties for clinical development activities will reduce our control over these activities. Accordingly, these third-party contractors may not complete activities on schedule, or may not conduct studies in accordance with regulatory requirements or our study design. Our reliance on third parties that we do not control does not relieve us of our requirement to prepare, and ensure our compliance with, various procedures required under good clinical practices, even though third-party contract research organizations have prepared and are complying with their own, comparable procedures. If these third parties do not successfully carry out their contractual duties or regulatory obligations or meet expected deadlines, if the third parties need to be replaced or if the quality or accuracy of the data they obtain is compromised due to the failure to adhere to our clinical protocols or regulatory requirements or for other reasons, our studies may be extended, delayed, suspended or terminated, and we may not be able to obtain regulatory approval for our technologies.

If PreGen-Plus cannot be effectively sold at a price acceptable to the market, the successful commercialization of PreGen-Plus would be materially harmed.

The success of PreGen-Plus and future versions of PreGen-Plus or other testing services based on our technologies depends, in material part, on the ability of LabCorp to price the test at a level acceptable to consumers, physicians and third-party payors. Currently, screening for colorectal cancer using our technologies is more expensive than FOBT because it is labor-intensive and uses highly complex processes and expensive reagents. The price differential between stool-based DNA testing and FOBT, when compared with the performance differential between the two screening modalities, may be viewed as too significant to endorse stool-based DNA screening for guidelines inclusion. In order to make PreGen-Plus less costly and more commercially attractive to consumers, physicians and third party payors, LabCorp will need to reduce the costs of tests using our technologies through significant automation of key operational processes or other cost savings procedures. There can be no assurance that such parties, including Medicare, will pay for PreGen-Plus at levels that will enable LabCorp or us to earn a profit, if at all, regardless of the performance of the technology. If LabCorp fails to create and improve technologies that sufficiently reduce costs, LabCorp’s sales of PreGen-Plus and, as a result, our revenues may be limited. Moreover, if LabCorp is unable to sell a sufficient number of tests at favorable pricing levels, we will not be successful and we may not be able to remain viable as a company.

If our or LabCorp’s technological advancements do not increase the performance of PreGen-Plus in a cost effective manner, the demand for PreGen-Plus may be negatively impacted.

We continue to work to improve the performance characteristics of stool-based DNA testing through research on technical innovations, such as our Version 2 technology. However, there can be no assurance that Version 2, or the commercial version of the PreGen-Plus test currently offered by LabCorp will have sufficient sensitivity and specificity or performance to be commercially successful. There also can be no assurance that the sample handling protocols employed by LabCorp for PreGen-Plus are adequate to prevent DNA degradation and resulting negative impacts on test performance. If the current commercial version or future generations of the PreGen-Plus test do not demonstrate a sufficiently significant increase in the sensitivity or performance over that of the original technology in a cost effective manner, sufficient demand for our stool-based DNA screening technologies may never be realized or such demand could be significantly reduced, either of which would have a material adverse affect on our revenues.

If an insufficient number of medical practitioners order and reorder tests using our technologies, our revenue and profitability will be limited.

If a sufficient number of medical practitioners are not convinced to order and reorder PreGen-Plus, we will not become profitable. Although stool-based DNA testing has been included in the colorectal cancer screening guidelines of the ACS and MSTF-CRC, gastroenterologists and primary care physicians will still have to be made aware of the benefits of stool-based DNA testing through published papers, presentations at scientific conferences, favorable results from clinical studies and obtaining reimbursement from insurers. Our failure to be successful in these efforts would make it difficult to convince medical practitioners to order and reorder PreGen-Plus for their patients which would limit our revenues and materially adversely affect our business.

We may experience limits on our revenue if only a small number of people decide to be screened for colorectal cancer using our technologies.

Even if our technologies are superior to other colorectal cancer screening options, adequate third-party reimbursement is obtained and we convince medical practitioners to order tests using our technologies, only a small number of people may decide to be screened for colorectal cancer. Despite the availability of current colorectal cancer screening methods as well as the recommendations of the ACS that all Americans age 50 and above be screened for colorectal cancer, a majority of these individuals do not complete a colorectal cancer screening test. If only a small portion of the recommended population is regularly screened for colorectal cancer or decides to utilize colorectal cancer screening tests using our technologies, we will, despite our efforts, experience limits on our revenue and our business would be materially harmed.

We may be subject to substantial costs and liability or be prevented from licensing our technologies for cancer detection as a result of litigation or other proceedings relating to patent rights.

Third parties may assert infringement or other intellectual property claims against our licensors, our licensees, our suppliers, our strategic partners, or us. We pursue a patent strategy that we believe provides us with a competitive advantage in the non-invasive early detection of colorectal cancer and is designed to maximize our patent protection against third parties in the U.S. and, potentially, in certain foreign countries. We have filed patent applications that we believe cover methods we have designed to help detect colorectal cancer and other cancers. In order to protect or enforce our patent rights, we may have to initiate actions against third parties. Any actions regarding patents could be costly and time-consuming, and divert our management and key personnel from our business. Additionally, such actions could result in challenges to the validity or applicability of our patents. Because the U.S. Patent & Trademark Office maintains patent applications in secrecy until a patent application publishes or the patent is issued, others may have filed patent applications covering technology used by us or our partners. Additionally, there may be third-party patents, patent applications and other intellectual property relevant to our technologies that may block or compete with our technologies. Even if third-party claims are without merit, defending a lawsuit may result in substantial expense to us and may divert the attention of management and key personnel. In addition, we cannot provide assurance that we would prevail in any of these suits or that the damages or other remedies, if any, awarded against us would not be substantial. Claims of intellectual property infringement may require that we, or our strategic partners, enter into royalty or license agreements with third parties that may not be available on acceptable terms, if at all. These claims may also result in injunctions against the further development and commercial sale of PreGen-Plus, which would have a material adverse affect on our business, financial condition and results of operations.

Also, patents and applications owned by us may become the subject of interference proceedings in the United States Patent and Trademark Office to determine priority of invention, which could result in substantial cost to us, as well as a possible adverse decision as to the priority of invention of the patent or patent application involved. An adverse decision in an interference proceeding may result in the loss of rights under a patent or patent application subject to such a proceeding.

If we are unable to protect our intellectual property effectively, we may be unable to prevent third parties from using our intellectual property, which would impair our competitive advantage.

We rely on patent protection as well as a combination of trademark, copyright and trade secret protection, and other contractual restrictions to protect our proprietary technologies, all of which provide limited protection and may not adequately protect our rights or permit us to gain or keep any competitive advantage. If we fail to protect our intellectual property, we will be unable to prevent third parties from using our technologies and they will be able to compete more effectively against us.

As of December 31, 2007 we have 37 issued patents and 22 pending patent applications in the United States and we also have 76 issued foreign patents and 39 pending foreign patent applications. We cannot assure you that any of our currently pending or future patent applications will result in issued patents, and we cannot predict how long it will take for such patents to be issued. Further, we cannot assure you that other parties will not challenge any patents issued to us, or that courts or regulatory agencies will hold our patents to be valid or enforceable. A third party opposed one of our issued European patents relating to the enumerative analysis of nucleic acids in biological samples. The European Patent Office issued a decision to maintain the patent in force; however, this decision may be appealed by the third-party opponent. In addition, one or more of our U.S. patents may be held as invalid if the inventorship is found to be incorrect, although correction is generally possible even after issuance of the patent. We cannot assure you that patent validity will not be challenged on the basis of incorrectly named inventors, nor can we assure you that a necessary correction could be made. A third-party institution is a co-owner of one of our issued patents relating to pooling patient samples in connection with our loss of heterozygosity detection method. We cannot guarantee you that we will be successful in defending challenges made in connection with our patents and patent applications. Any successful third-party challenge to our patents could result in co-ownership of such patents with a third party or the unenforceability or invalidity of such patents. In addition, we have jointly filed and jointly own, with a third-party institution, a pending U.S. patent application and a PCT patent application that has been nationalized and is pending in Canada, Europe, and Japan, which patent applications relate to the use of various DNA markers, including one of our detection methods, to detect cancers of the lung, pancreas, esophagus, stomach, small intestine, bile duct, naso-oro-pharyngeal airways, liver, and/or gall bladder in stool. As joint owners of these patent applications, both we and the third party institution have the rights provided to joint owners under applicable patent law, including the right to use, transfer, and license any issuing patent rights.

In addition to our patents, we rely on contractual restrictions to protect our proprietary technology. We require our employees and third parties to sign confidentiality agreements and employees to sign agreements assigning to us all intellectual property arising from their work for us. Nevertheless, we cannot guarantee that these measures will be effective in protecting our intellectual property rights.

We cannot guarantee that the patents issued to us will be broad enough to provide any meaningful protection nor can we assure you that one of our competitors may not develop more effective technologies, designs or methods to test for colorectal cancer or any other common cancer without infringing our intellectual property rights or that one of our competitors might not design around our proprietary technologies.

Other companies may develop and market novel or improved methods for detecting colorectal cancer, which may make our technologies less competitive, or even obsolete.

The market for colorectal cancer screening is large, approximating 89 million Americans age 50 and above, of which we believe approximately one-half fail to strictly follow the ACS’s screening guidelines for colorectal cancer. As a result, the colorectal cancer screening market has attracted competitors, some of which have significantly greater resources than we have. Currently, we face competition from procedure-based detection technologies such as flexible sigmoidoscopy, colonoscopy and virtual colonoscopy, a procedure being performed in which a radiologist views the inside of the colon through a scanner, as well as from existing guaic-based FOBT, and improved screening tests such as immunochemical FOBT. In addition, some companies and institutions are developing serum-based tests, or screening tests based on the detection of proteins, nucleic acids or the presence of fragments of mutated genes in the blood that are produced by colon cancer. These and other companies may also be working on additional methods of detecting colon cancer that have not yet been announced. We may be unable to compete effectively against these competitors either because their test is superior or because they may have more expertise, experience, financial resources and stronger business relationships.

We rely on third-party contract manufacturers and suppliers and may experience a scarcity of raw materials and components.

We have historically relied on contract manufacturers and suppliers for certain components for our technologies. We believe that there are relatively few manufacturers that are currently capable of supplying commercial quantities of the raw materials and components necessary for certain elements used in LabCorp’s PreGen-Plus testing service. Although we have identified suppliers that we believe are capable of supplying these raw materials and components in sufficient quantity today, there can be no assurance that we, or LabCorp, will be able to enter into or maintain these agreements and relationships with such suppliers on a timely basis on acceptable terms, if at all. Furthermore, prior to August 2003, stool-based DNA testing had never been offered on a commercial scale, and there can be no assurance that the raw materials and components necessary to meet demand will be available in sufficient quantities or on acceptable terms, if at all. If we, or LabCorp, should encounter delays or difficulties in securing the necessary raw materials and components for LabCorp’s PreGen-Plus testing service, LabCorp may need to reconfigure its PreGen-Plus testing service which would result in delays in commercialization or an interruption in sales and would materially adversely impact our revenues.

If we or our partners fail to comply with regulatory requirements, we may be subject to stringent penalties and our business may be materially adversely affected.

The marketing and sale of PreGen-Plus is subject to various state, federal and foreign regulations. We cannot assure you that we or our strategic partners will be able to comply with applicable regulations and regulatory guidelines. If we or our partners fail to comply with any such applicable regulations and guidelines, we could incur significant liability and/or our partners could be forced to cease offering PreGen-Plus in certain jurisdictions. Also, conforming the marketing and sale of our technologies to any applicable regulations and guidelines could substantially increase our operating expenses. In addition, LabCorp and any other laboratory that uses PreGen-Plus are subject to the Clinical Laboratory Improvement Amendments of 1988, or CLIA. CLIA is a federal law which regulates clinical laboratories that perform testing on specimens derived from humans for the purpose of providing information for the diagnosis, prevention or treatment of disease. CLIA is intended to ensure the quality and reliability of clinical laboratories in the U.S. by mandating specific standards in the areas of personnel qualifications, administration, participation in proficiency testing, patient test management, quality control, quality assurance and inspections. If LabCorp were to lose its CLIA certification, it may no longer be able to offer PreGen-Plus, which would have a material adverse affect on our business.

Moreover, healthcare policy has been a subject of extensive discussion in the executive and legislative branches of the federal and many state governments. Development of the existing commercialization strategy for PreGen-Plus has been based on existing healthcare policies. Changes in healthcare policy could substantially interrupt the sales of PreGen-Plus, increase costs, and divert management’s attention. For instance, based on the correspondence and discussions with the FDA during 2006, we believed that LabCorp’s PreGen-Plus testing service was a laboratory developed test, or homebrew, over which the FDA would exercise its enforcement discretion. In October 2007, we then received the Warning Letter indicating that PreGen-Plus is a Class III medical device and that it cannot be commercially distributed without an appropriate pre-market approval or clearance from the FDA. We cannot predict what additional changes, if any, will be proposed or adopted or the effect that such proposals or adoption may have on our business, financial condition and results of operations.

The loss of key members of our senior management team could adversely affect our business.

Our success depends upon the continued services of key members of our senior management team. Although we have in the past entered, and may in the future enter, into retention agreements with members of our management team, each of our executive officers could terminate his relationship with us at any time. For instance, in July 2007, Don M. Hardison resigned his position as our President and Chief Executive Officer. Mr. Hardison has been critical to the pursuit of our business goals and we may experience difficulties developing our technologies and testing processes, and implementing our business strategies. The loss of any member of our current management team could significantly delay or prevent the achievement of our business or development objectives and could materially harm our business. In addition, as part of our restructuring activities to reduce expenditures in 2005, 2006 and 2007, we significantly reduced our headcount. These restructurings could materially harm our ability to attract and retain skilled personnel, including our management.

Our stock price may be volatile.

The market price of our common stock has fluctuated widely. Consequently, the current market price of our common stock may not be indicative of future market prices and we may be unable to sustain or increase the value of an investment in our common stock.

Our common stock is listed on the NASDAQ Global Market under the symbol “EXAS.” Factors affecting our stock price may include:

•	FDA regulation of our or LabCorp’s products and services;

•	technological innovations or new products and services by us or our competitors;

•	clinical trial results relating to the PreGen-Plus test, stool-based DNA testing in general, or technologies of our competitors;

•	stool DNA screening becoming a standard of care among prescribing physicians;

•	reimbursement decisions by Medicare and other third party payors;

•	the establishment of collaborative partnerships;

•	health care legislation;

•	intellectual property disputes and other litigation;

•	additions or departures of key personnel;

•	the performance characteristics of our technologies;

•	general market conditions;

•	the rate of market acceptance of PreGen-Plus; and

•	sales of our common stock or debt securities.

Because we are a company with no significant operating revenue, you may consider any one of these factors to be material.

Our operating results may fluctuate, which may adversely affect our share price.

Fluctuations in our operating results may lead to fluctuations, including declines, in our share price. Our operating results may fluctuate from period to period due to a variety of factors, including:

•	demand by physicians and consumers for PreGen-Plus;

•	new technology introductions;

•	reimbursement acceptance success;

•	changes in our agreement with LabCorp;

•	the number and timing of milestones that we achieve may under collaborative agreements;

•	impairment of our intellectual property;

•	the level of our development activity conducted for, and our success in commercializing these developments; and

•	the level of our spending on PreGen-Plus commercialization efforts, licensing and acquisition initiatives, clinical studies, and internal research and development.

Variations in the timing of our future revenue and expenses could also cause significant fluctuations in our operating results from period to period and may result in unanticipated earning shortfalls or losses. In addition, The NASDAQ Global Market in general, and the market for biotechnology companies in particular, have experienced significant price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of those companies.

If we lose the support of our key scientific collaborators, it may be difficult to establish tests using our technologies as a standard of care for colorectal cancer screening, which may limit our revenue growth and profitability.

We have established relationships with leading scientists and research and academic institutions, such as Mayo Clinic, John Hopkins University and Case Western Reserve University, that we believe are key to establishing tests using our technologies as a standard of care for colorectal cancer screening. If our collaborators determine that colorectal cancer screening tests using our technologies are not appropriate options for colorectal cancer screening, or superior to available colorectal cancer screening tests, or that alternative technologies would be more effective in the early detection of colorectal cancer, we would encounter significant difficulty establishing tests using our technologies as a standard of care for colorectal cancer screening, which would limit our revenue growth and profitability.

Product liability suits against us could result in expensive and time-consuming litigation, payment of substantial damages and increases in our insurance rates.

The sale and use of products or services based on our technologies, or activities related to our research and clinical studies, could lead to the filing of product liability claims if someone were to allege that one of our products contained a design or manufacturing defect which resulted in the failure to detect the disease for which it was designed. A product liability claim could result in substantial damages and be costly and time consuming to defend, either of which could materially harm our business or financial condition. We cannot assure you that our product liability insurance would protect our assets from the financial impact of defending a product liability claim. Any product liability claim brought against us, with or without merit, could increase our product liability insurance rates or prevent us from securing insurance coverage in the future.

Certain provisions of our charter, by-laws and Delaware law may make it difficult for you to change our management and may also make a takeover difficult.

Our corporate documents and Delaware law contain provisions that limit the ability of stockholders to change our management and may also enable our management to resist a takeover. These provisions include a staggered board of directors, limitations on persons authorized to call a special meeting of stockholders and advance notice procedures required for stockholders to make nominations of candidates for election as directors or to bring matters before an annual meeting of stockholders. These provisions might discourage, delay or prevent a change of control in our management. These provisions could also discourage proxy contests and make it more difficult for you and other stockholders to elect directors and cause us to take other corporate actions. In addition, the existence of these provisions, together with Delaware law, might hinder or delay an attempted takeover other than through negotiations with our board of directors.

SCHEDULE II

EXACT Sciences’ Information from its Quarterly Report on Form 10-Q for the Quarter Ended September 30, 2008

The following information has been copied from the EXACT Sciences’ Quarterly Report on Form 10-Q for the quarter ended September 30, 2008 filed with the SEC on November 7, 2008. All references to “we”, “us”, “our”, and the “Company” in this Schedule II refer to EXACT Sciences. The information provided in this Schedule II speaks only as of the date of the EXACT Sciences’ Quarterly Report on Form 10-Q for the quarter ended September 30, 2008 filed with the SEC on November 7, 2008. EXACT Sciences has disclosed that, except as may be required by law, it has no plans to update its forward-looking statements contained in such Quarterly Report on Form 10-Q to reflect events or circumstances after the date of such Quarterly Report. EXACT Sciences has cautioned readers not to place undue reliance upon any such forward-looking statements, which speak only as of the date made. In certain instances, references in the text below to the Quarterly Report on Form 10-Q have been changed to references to this prospectus/offer to exchange.

***

Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following discussion of the financial condition and results of operations of EXACT Sciences Corporation should be read in conjunction with the condensed consolidated financial statements and the related notes thereto included elsewhere in this prospectus/offer to exchange and the audited financial statements and notes thereto and Management’s Discussion and Analysis of Financial Condition and Results of Operations included in Schedule III to this prospectus/offer to exchange and in EXACT Sciences’ Annual Report on Form 10-K for the year ended December 31, 2007, which has been filed with the Securities and Exchange Commission, or SEC.

Forward-Looking Statements

This prospectus/offer to exchange contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended, that are intended to be covered by the “safe harbor” created by those sections. Forward-looking statements, which are based on certain assumptions and describe our future plans, strategies and expectations, can generally be identified by the use of forward-looking terms such as “believes,” “expects,” “may,” “will,” “should,” “could,” “seek,” “intends,” “plans,” “estimates,” “anticipates” or other comparable terms. Forward-looking statements in this prospectus/offer to exchange include, among others, statements regarding the building of material market demand, the sufficiency of our capital resources, expected royalty fees and revenues, the potential costs and impact of U.S. Food and Drug Administration, or FDA, regulatory action on the marketing and sale of our DNA-based technologies, expectations regarding third-party reimbursement of tests using our technology, expected restructuring charges, our expectations concerning our commercial strategy, and the effectiveness and market acceptance of our technologies and ColoSure. Forward-looking statements involve inherent risks and uncertainties which could cause actual results to differ materially from those in the forward-looking statements, including those risks and uncertainties described in this prospectus/offer to exchange and our Annual Report on Form 10-K for the year ended December 31, 2007. We urge you to consider those risks and uncertainties in evaluating our forward-looking statements. We caution readers not to place undue reliance upon any such forward-looking statements, which speak only as of the date made. Except as otherwise required by the federal securities laws, we disclaim any obligation or undertaking to publicly release any updates or revisions to any forward-looking statement contained herein (or elsewhere) to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

Overview

EXACT Sciences Corporation develops proprietary DNA-based technologies for use in the detection of cancer. We have selected colorectal cancer as the first application of our technologies. We have licensed certain of our technologies, including improvements to such technologies, on an exclusive basis in the United States and Canada through December 2010 to Laboratory Corporation of America ® Holdings, or LabCorp ®. LabCorp developed and commercially offered PreGen-Plus, its first generation non-invasive stool-based DNA colorectal cancer screening service for the average-risk population based on our Version 1 technology, from August 2003 through June 2008. Effective June 1, 2008, LabCorp stopped offering PreGen-Plus. On July 14, 2008, LabCorp began to commercially offer ColoSure™, its next generation non-invasive, stool-based DNA testing service for the detection of colorectal cancer in the average-risk population, which is based on certain of our technologies. We are entitled to the same royalty and milestone structure on any sales of ColoSure as we were entitled to on sales of PreGen-Plus. Since our inception in February 1995, our principal activities have included:

•	researching and developing our technologies for colorectal cancer screening;

•	conducting clinical studies to validate our colorectal cancer screening technologies;

•	negotiating licenses for intellectual property of others;

•	developing relationships with opinion leaders in the scientific and medical communities;

•	pursuing reimbursement for stool-based DNA screening with third-party payors, including the Centers for Medicare and Medicaid Services, or CMS;

•	conducting market studies and analyzing various markets for our technologies;

•	raising capital;

•	licensing our proprietary technologies to LabCorp and others;

•	working to further the adoption of stool-based DNA testing for colorectal cancer, including seeking inclusion of such technology in the guidelines of the major guidelines organizations;

•	pursuing U.S. Food and Drug Administration, or FDA, clearance or approval, or exemptions therefrom for our stool-based DNA screening technology for colorectal cancer;

•	working with LabCorp on activities in support of the commercialization of tests using our technology; and

•	pursuing strategic alternatives for our business.

We have generated limited operating revenues since our inception and, as of September 30, 2008, we had an accumulated deficit of approximately $170.4 million. Our losses have historically resulted from costs incurred in conjunction with our research, development, and clinical study initiatives, salaries and benefits associated with the hiring of personnel, the initiation of marketing programs and, prior to August 31, 2007, the build-out of our sales infrastructure to support the commercialization of stool-based DNA screening. We expect that our losses will continue for the next several years and we may never achieve profitability.

From the date of commercial launch through June 2008, when LabCorp stopped commercially offering PreGen-Plus, LabCorp had accessioned approximately 14,900 PreGen-Plus samples, including approximately 500 in the six months ended June 30, 2008 and approximately 1,800, 3,700 and 4,000 samples during the years ended December 31, 2007, 2006 and 2005, respectively. On July 14, 2008, LabCorp began to commercially offer ColoSure™, its next generation non-invasive, stool-based DNA testing service for the detection of colorectal cancer in the average-risk population, which is based on certain of our technologies. From such date until October 31, 2008, LabCorp has accessioned approximately 250 ColoSure samples.

In addition to our Version 1 technology underlying the PreGen-Plus testing service formerly offered by LabCorp, we have also developed or licensed technologies related to a Version 2 colorectal cancer screening technology that we believe has greater sensitivity and is more cost effective than the Version 1 technology. Our Version 2 technology includes two DNA markers that, in published studies, have been shown to be associated with colorectal cancer. These markers include the aberrant methylation of the Vimentin gene promoter region, which we refer to as Vimentin, and DIA®, or long DNA. We have exclusive rights to the Vimentin technology through our license agreement with Case Western Reserve University, or Case Western, under which we pay a royalty and certain other fees to Case Western in return for the right to use and sublicense the Vimentin technology. We own the rights to DIA and do not pay any royalties on the use of DIA. In a recent research study evaluating stool-based DNA in 82 patients with confirmed colorectal cancer and 363 colonoscopically normal individuals, our Version 2 stool-based DNA technology demonstrated sensitivity of 83 percent and specificity of 82 percent for the detection of colorectal cancer. LabCorp’s ColoSure testing service relies solely on the Vimentin gene and does not use the DIA marker that is also included in our Version 2 technology.

Recent Developments

Regulatory Update

From August 2003 through June 2008, LabCorp offered its PreGen-Plus testing service, which included the Effipure component from us, as an in-house developed laboratory test, or “homebrew” testing service. On October 11, 2007, the FDA sent us a warning letter (the “Warning Letter”) with respect to the PreGen-Plus testing service, indicating that PreGen-Plus is a Class III medical device and that it cannot be commercially distributed without an appropriate pre-market approval or clearance from the FDA. Our Version 1 technology was the basis for LabCorp’s PreGen-Plus testing service. Effective June 1, 2008, LabCorp stopped offering PreGen-Plus and indicated that it had discontinued its use of Effipure.

In addition to our Version 1 technology underlying the PreGen-Plus testing service that was offered by LabCorp, we have also developed a Version 2 colorectal cancer screening technology. In April 2008, we began to focus our regulatory efforts on pursuing FDA clearance for Version 2 of its technology, a two-marker version that we believe offers greater sensitivity and can be more cost-effective than our earlier, 23 marker Version 1 technology. In this regard, in April 2008, we submitted a pre-Investigational Device Exemption, or pre-IDE, request to the FDA for its Version 2 technology. The objective of the pre-IDE process was to seek concurrence from the FDA that a 510(k) submission followed by a de novo classification request is an appropriate regulatory path for our Version 2 technology and that the clinical and other studies proposed in its Version 2 pre-IDE submission would likely support such a de novo regulatory path.

On July 14, 2008, LabCorp announced that it would begin offering a new single marker in-house laboratory-developed test called ColoSure, which is based on certain of our Version 2 intellectual property and that does not use the Effipure component. There can be no assurance that LabCorp’s offering of ColoSure falls within the category of in-house developed laboratory tests, or “home-brew tests,” over which the FDA has historically exercised enforcement discretion. If the FDA deems ColoSure a medical device that requires FDA clearance or approval prior to marketing, LabCorp may be required to discontinue offering ColoSure and, under such circumstances, our business would likely be materially adversely affected.

Also in July 2008, we confirmed with the FDA the clinical performance characteristics and the minimum number of average-risk colorectal cancer samples that would be required for validation of our two-marker Version 2 stool-based DNA technology for colorectal cancer screening. In addition, based on our discussions with the FDA, we believe that the de novo pathway would be the appropriate regulatory path for its Version 2 technology. We estimate that total costs to complete our Version 2 validation studies and the related regulatory submission process would range from $6.5 million to $8.5 million. The FDA may ultimately determine that a pre-market approval application, or PMA is the appropriate path forward for us with respect to Version 2 of our stool-based DNA technology instead of a de novo pathway, or that additional samples, and a more expensive and time-consuming study or studies may be required for clearance or approval. Moreover, we may determine that accruing additional patients and cancer samples to further bolster the statistical strength of any such study, which may require redrafting and resubmission of a pre-IDE application with FDA. Such a study, with additional samples, would be more expensive and time- consuming than the current protocol upon which our current estimates are based. The Company believes that the studies required in connection with any approval or clearance of our Version 2 technology, regardless of whether the regulatory pathway is de novo classification or a PMA, will be material in cost and time-intensive. There can be no assurance that FDA will ultimately approve a de novo classification request or approve a PMA submitted by us.

As described under the heading “2008 Restructuring” below, in July 2008, we further reduced our cost structure by suspending the clinical validation study and other studies for our Version 2 technology and eliminating eight positions within the Company. Because we do not currently have sufficient funds to complete any clinical validation or other FDA-related study of our Version 2 technology, we will need to gain access to additional capital through a strategic transaction, a merger or sale of the Company, a debt or equity financing, or third-party collaboration, if any, and/or some combination of any of the foregoing in order to fund any FDA regulatory clearance or approval process of our Version 2 technology. There can be no assurance that we will be successful in securing or gaining access to any additional capital to pursue the clinical validation study for our Version 2 technology under any potential strategic transaction or capital structure. If we are unable to finance the requisite clinical and other studies of its Version 2 technology, we will not be able to complete and submit our application to seek FDA approval or clearance of its Version 2 technology.

Delisting Notice from NASDAQ

On July 10, 2008, we received notice from The NASDAQ Stock Market LLC that we were not in compliance with NASDAQ Marketplace Rule 4450(b)(1)(A), or the Rule, which requires an issuer to maintain a minimum $50 million market value of its listed securities for continued listing on The NASDAQ Global Market. We were provided a period of 30 calendar days, or until August 11, 2008, to regain compliance with the Rule by evidencing a market value of listed securities of at least $50 million for a minimum of 10 consecutive business days. On August 12, 2008, we received a letter from NASDAQ advising that we had not regained compliance with the Rule by August 11, 2008 and, as a result, our common stock would be subject to delisting from The NASDAQ Global Market on August 21, 2008 unless we requested a hearing before the NASDAQ Listing Qualifications Panel, or the Panel. We requested a hearing before the Panel, which was held on October 2, 2008. The delisting of our common stock has been stayed pending the issuance of a formal decision by the Panel following the hearing. The Panel has not yet issued its decision in this matter.

The delisting of our common stock could significantly affect the ability of investors to trade our securities and could negatively affect the value and liquidity of our common stock. In addition, the delisting of our common stock could adversely affect our ability to enter into a strategic transaction or to raise capital on terms acceptable to us, or at all. Delisting from The NASDAQ Stock Market could also have other negative results, including the potential loss of confidence by licensing partners, the loss of institutional investor interest and fewer business development opportunities.

Our Cost Structure

In July 2008, we took actions to further reduce our cost structure to help preserve our cash resources, which we refer to as the 2008 Restructuring. These actions included including suspending the clinical validation study of our Version 2 technology, eliminating eight positions, or 67% of our staff, and seeking the re-negotiation of certain fixed commitments. We continue to assess our facility needs and other operating costs and, as a result, could incur additional restructuring charges in the event we undertake additional activities to reduce facility or other operating costs.

In addition to the 2008 Restructuring, in October 2006 and again in July 2007, we initiated cost reduction plans and reduced our workforce and other operating expenses, which we refer to as the 2006 Restructuring and the 2007 Restructuring, respectively, to help preserve our cash resources. The 2006 Restructuring eliminated 21 positions, or 48% of our staff at that time, across all departments. As part of the 2007 Restructuring, we eliminated our sales and marketing functions, terminated six employees, and subleased a portion of our leased space at our corporate headquarters.

Research and development expenses include costs related to scientific and laboratory personnel, research and clinical studies and reagents and supplies used in the development of our technologies and, effective as of January 1, 2006, non-cash stock-based compensation recorded pursuant to SFAS No. 123 (revised 2004), Share-Based Payment , or SFAS No. 123(R). Although we have suspended the Version 2 clinical validation study, and took steps in 2006, 2007 and 2008 to lower research and development costs, we will still likely need to invest substantial funds in additional research, design and development, or clinical or other studies that may be required for FDA approval or clearance of our stool-based DNA screening technologies, to successfully commercialize our Version 2 technology, or any future versions of our technologies or products. In this regard, the costs of the clinical and related technical validation studies that we believe are required by the FDA in connection with any future de novo 510(k) pre-market clearance notice for our Version 2 technology, as well as any subsequent studies or filings for other versions of our technologies, are expected to be material. We do not have, and can make no assurance that we can raise or otherwise secure, the capital necessary to initiate the Version 2 clinical validation study or the related regulatory submission. As a result of the cost reduction actions taken in 2008, we expect research and development costs in 2008 to be lower than 2007 levels.

Selling, general and administrative expenses have consisted primarily of non-research personnel salaries, office expenses, professional fees and, as of January 1, 2006, non-cash stock-based compensation recorded pursuant to SFAS No. 123(R). As a result of the 2007 Restructuring, in which we eliminated our sales and marketing functions effective August 31, 2007, we do not expect to incur material sales and marketing operating expenses in 2008. We expect general and administrative expenses in 2008 to be lower than 2007 levels, primarily as a result of decreased non-cash stock-based compensation charges due to lower headcount in 2008 as compared to 2007.

Other Factors Affecting Potential Revenue Growth

We believe that substantial funds and managerial attention will likely need to be invested in sales and marketing efforts over the next several years for our stool-based DNA screening technologies to be commercially successful. We do not have, and we cannot assure you that LabCorp will devote, the funds or management resources that we believe are likely necessary to build sufficient demand for ColoSure. Despite the inclusion of stool-based DNA screening in colorectal cancer screening guidelines, we do not expect material revenue growth from sales of ColoSure until such time as FDA clearance or approval is obtained, if ever, and reimbursement is provided by CMS and other third-party payors at an acceptable level. In addition, we believe our success will also depend upon a number of additional factors that are largely out of our control, including the following:

•	the impact that the inclusion of stool-based DNA screening in guidelines will have on prescribing physicians, third-party payors, including CMS, and health care consumers;

•	any regulatory restrictions placed upon ColoSure or any other product or testing service based on our technologies;

•	success in educating third-party payors, including CMS, managed care organizations, and technology assessment groups regarding stool-based DNA screening;

•	effective negotiation and contracting by us and LabCorp with CMS and other third-party payors for coverage at acceptable levels of reimbursement for stool-based DNA screening;

•	patient acceptance of stool-based DNA screening, including its novel sample collection process;

•	the absence of competing technologies that offer equal or better attributes than stool-based DNA screening;

•	stool-based DNA screening becoming a standard of care among prescribing physicians; and

•	the quality and service of the LabCorp testing process.

As a result of the foregoing, we engaged an investment bank in the first quarter of 2008 to assist our board of directors in evaluating strategic alternatives for the Company. On July 16, 2008, we announced a revised corporate strategy to take immediate actions to preserve existing cash while continuing to focus on the pursuit of a strategic transaction, including a sale of the business. Our revised corporate strategy may not result in a strategic alternative in the near future, if at all.

Our revenue is comprised of the amortization of up-front license fees for the licensing of certain patent rights to LabCorp under our strategic license agreement and product royalty fees on tests sold by LabCorp utilizing our technology, which has historically been based on PreGen-Plus sales but will now be based on ColoSure sales. We expect that product royalty fees for the full year 2008 will be lower than amounts recorded in 2007 as a result of potential third-party royalty obligations in connection with our amended license agreement with LabCorp. In addition, as a result of the second amendment to our license agreement with LabCorp, which also extended the exclusive license period under our agreement with LabCorp, we expect that license fee revenue for 2008 will be lower than amounts recorded in 2007 as a result of the extended amortization period over which our remaining deferred revenue will be amortized.

Significant Accounting Policies

This management’s discussion and analysis of our financial condition and results of operations is based on our condensed consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements as well as the reported revenues and expenses during the reporting periods. On an ongoing basis, we evaluate our estimates and judgments, including those related to revenue recognition, certain third party royalty obligations, and intangible assets. We base our estimates on historical experience and on various other factors that are believed to be appropriate under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

The notes to our consolidated financial statements included in our annual report on Form 10-K for the year ended December 31, 2007, which has been filed with the SEC, include a summary of the significant accounting policies and methods used in the preparation of our consolidated financial statements. As described below, we believe that that the following accounting policies and judgments are most critical to aid in fully understanding and evaluating our reported financial results.

Revenue Recognition.

License fees—License fees for the licensing of product rights on initiation of strategic agreements are recorded as deferred revenue upon receipt and recognized as revenue on a straight-line basis over the license period. On June 27, 2007, we entered into an amendment to our exclusive license agreement with LabCorp, or the Second Amendment, which, among other modifications to the terms of the license, extended the exclusive license period of the license with LabCorp from August 2008 through December 2010. Accordingly, we amortize the remaining deferred revenue balance at the time of the Second Amendment ($4.7 million) on a straight-line basis over the remaining exclusive license period, which ends in December 2010.

Product royalty fees—We have licensed certain of our technologies, including improvements to such technologies, on an exclusive basis through December 2010 to LabCorp. LabCorp developed and commercially offered PreGen-Plus, a non-invasive stool-based DNA colorectal cancer screening service for the average-risk population based on our Version 1 technology, from August 2003 through June 2008. Effective June 1, 2008, LabCorp stopped offering PreGen-Plus. On July 14, 2008, LabCorp began to commercially offer ColoSure, its next generation non-invasive, stool-based DNA testing service for the detection of colorectal cancer in the average-risk population, which is based on certain of our Version 2 technology. We will be entitled to the same royalty and milestone structure on any sales of ColoSure as we were entitled to on sales of PreGen-Plus.

Prior to the effective date of the Second Amendment, our product royalty fees were based on a specified contractual percentage of LabCorp’s cash receipts from performing PreGen-Plus tests. Accordingly, we recorded product royalty fees based on this specified percentage of LabCorp’s cash receipts, as reported to us each month by LabCorp. Subsequent to the effective date of the Second Amendment, our product royalty fees are based on a specified contractual percentage of LabCorp’s net revenues from sales of PreGen-Plus through June 1, 2008, when LabCorp stopped offering PreGen-Plus and from sales of ColoSure from and after July 2008. Accordingly, subsequent to the effective date of the Second Amendment, we record product royalty fees based on the specified contractual percentage of LabCorp’s net revenues from its sales of such colorectal cancer screening tests, as reported to us each month by LabCorp. The current royalty rate is 15%, subject to an increase to 17% in the event that LabCorp achieves a specified significant threshold of annual net revenues from the sales of such colorectal cancer screening tests.

Additionally, pursuant to the Second Amendment, we will potentially be obligated to reimburse LabCorp for certain third-party royalty payments, as described in Note 4 to the condensed consolidated financial statements located elsewhere in this prospectus/offer to exchange. To the extent we incur liabilities in connection with this provision of the Second Amendment, the accretion of such liabilities will be recorded as a reduction in the product royalty fee line item in our consolidated statements of operations.

Product revenue—Product revenue from the sale of certain components of our Effipure technology to LabCorp was recognized upon transfer of the components provided that title passed, the price was fixed or determinable and collection of the receivable was probable. Effipure is not used as a component in LabCorp’s ColoSure offering and we therefore do not expect to record product revenue in connection with Effipure sales in future periods.

Other revenue—Revenue from milestone and other performance-based payments will be recognized as revenue when the milestone or performance is achieved and collection of the receivable is estimable and probable.

Patent Costs. Patent costs are capitalized as incurred and are amortized beginning when patents are issued over an estimated useful life of five years. Capitalized patent costs are expensed upon disallowance of the patent, upon a decision by us to no longer pursue the patent, or when the related intellectual property is deemed to be no longer of value to us. As of September 30, 2008, the majority of the recorded value of the patent portfolio related to intellectual property licensed to LabCorp in connection with its stool-based DNA colorectal cancer screening service.

The following table summarizes activity with respect to our capitalized patents for the nine months ended September 30, 2008 and 2007. Amounts included in the table are in thousands.

	Nine Months Ended September 30, 2008	Nine Months Ended September 30, 2007
Patents, net of accumulated amortization, Beginning of period	$432	$763
Patent costs capitalized	101	36
Amortization of patents	(67)	(112)
Write-offs of patents	(253)	(237)

Patents, net of accumulated amortization, End of period	$213	$450

In July 2008, we announced that we were taking certain actions to reduce our cost structure to preserve existing cash, including suspending the clinical validation study of our Version 2 technology and eliminating eight positions. These cost reduction actions were deemed to be impairment indicators pursuant to SFAS No. 144. After performing the requisite impairment analysis, we wrote off approximately $253,000 in capitalized patents during the quarter ended June 30, 2008 related specifically to one of the components of its Version 2 technology that is not used in LabCorp’s current ColoSure testing service.

Capitalized patent costs written off during the nine months ended September 30, 2007 were primarily the result of our determination to not pursue commercialization of certain technologies unrelated to intellectual property licensed to LabCorp for PreGen-Plus. Patent write-offs during the nine months ended September 30, 2007 also included the write-off of certain costs with respect to a capitalized pending patent application not critical to LabCorp’s PreGen-Plus testing service, which was not approved by the U.S. Patent and Trademark Office.

We apply SFAS No. 144, which requires us to continually evaluate whether events or circumstances have occurred that indicate that the estimated remaining useful life of long-lived assets and certain identifiable intangibles may warrant revision or that the carrying value of these assets may be impaired. Such events may include a change in the regulatory requirements for ColoSure.

Stock-Based Compensation. We adopted SFAS No. 123(R) effective January 1, 2006 using the modified prospective transition method. SFAS No. 123(R) requires all share-based payments to employees, including grants of employee stock options and shares purchased under an employee stock purchase plan (if certain parameters are not met), to be recognized in the financial statements based on their fair values. SFAS No. 123(R) did not change the accounting guidance for share-based payment transactions with parties other than employees provided in SFAS No. 123, as originally issued and EITF 96-18, Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services. Prior to January 1, 2006, we accounted for stock-based compensation under the provisions of Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees.

We believe that full consideration has been given to all relevant circumstances that we may be subject to, and the financial statements accurately reflect our best estimate of the results of operations, financial position and cash flows for the periods presented.

Critical Accounting Estimate—Third-Party Royalty Obligation

Pursuant to the terms of the Second Amendment, we will potentially be obligated to reimburse LabCorp for certain third-party royalty payments if LabCorp’s third-party royalty rate is greater than a specified royalty rate during the measuring period, as outlined in the table below. Our obligation to pay LabCorp pursuant to this provision of the Second Amendment is based on LabCorp’s sales volumes of colorectal cancer screening tests using our technology during three separate measurement periods, as defined below. A significant increase in such sales volumes during any measurement period, as compared to historical PreGen-Plus sales volumes, could reduce our potential obligation during any measurement period, while test volumes consistent with historical PreGen-Plus sales levels could result in aggregate payments to LabCorp totaling up to $3.5 million during the measurement periods. Until LabCorp’s sales of colorectal cancer screening tests using our technology increase to a level that would reduce this potential maximum obligation, if ever, we intend to record our estimated obligation under this provision of the Second Amendment as a reduction in the product royalty fee line item in its consolidated statements of operations, in accordance with EITF No. 01-09, Accounting for Consideration Given by a Vendor to a Customer (Including a Reseller of the Vendor’s Products). Based on sales volumes of PreGen-Plus through June 1, 2008 and anticipated sales volumes of ColoSure, as of September 30, 2008, we had accrued a total of $3.0 million related to the total potential $3.5 million obligation to LabCorp. We recorded charges of $1.0 million and $1.8 million, respectively, during the three and nine months ended September 30, 2008 in connection with this third-party royalty obligation. These charges were recorded under the caption “Product royalty fees” in our consolidated statements of operations. This obligation is recorded in our consolidated balance sheets under the caption “Third-party royalty obligation.” Future increases in this obligation, to the extent necessary, will continue to be recorded as charges to the product royalty revenue line item of our consolidated statements of operations. Amounts included in the table are in thousands.

Measurement period Start Date	Measurement period End Date	Payment Due Date for Measurement Period	Potential Minimum Third Party Royalty Obligation During Measurement Period	Potential Maximum Third Party Royalty Obligation During Measurement Period
June 28, 2007	December 31, 2008	January 30, 2009	$—	$1,500
January 1, 2009	December 31, 2009	January 30, 2010	—	1,000
January 1, 2010	December 31, 2010	January 30, 2011	—	1,000

			$—	$3,500

Recent Accounting Pronouncements

In September 2006, the FASB issued Statement No. 157, Accounting for Fair Value Measurements, or SFAS No. 157. SFAS No. 157 clarifies the principle that fair value should be based on the assumptions market participants would use when pricing an asset or liability and establishes a fair value hierarchy that prioritizes the information used to develop those assumptions. Under the standard, fair value measurements are separately disclosed by level within the fair value hierarchy. SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007 and interim periods within those fiscal years. We adopted SFAS No. 157 on January 1, 2008 and it did not have any impact on our consolidated results of operations, financial position or cash flows.

SFAS No. 157 establishes a fair value hierarchy that prioritizes the inputs used to measure fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs. Observable inputs are inputs that reflect the assumptions that market participants would use in pricing the asset or liability developed based on market data obtained from sources independent of us. Unobservable inputs are inputs that reflect our assumptions about the assumptions market participants would use in pricing the asset or liability developed based on the best information available in the circumstances.

The three levels of the fair value hierarchy established by SFAS No. 157 in order of priority are as follows:

Level 1	Quoted prices (unadjusted) in active markets for identical assets or liabilities that we have the ability to access as of the reporting date. Active markets are those in which transactions for the asset or liability occur in sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2	Pricing inputs other than quoted prices in active markets included in Level 1, which are either directly or indirectly observable as of the reporting date. These include quoted prices for similar assets or liabilities in active markets and quoted prices for identical or similar assets or liabilities in markets that are not active.

Level 3	Unobservable inputs that reflect our assumptions about the assumptions that market participants would use in pricing the asset or liability. Unobservable inputs shall be used to measure fair value to the extent that observable inputs are not available.

As of September 30, 2008, our balance sheet contained no assets or liabilities requiring fair value measurement disclosures pursuant to the provisions of SFAS No. 157. Cash and cash equivalents are recorded at cost, which approximates fair value. Cash equivalents at September 30, 2008 consist of money market funds and short term commercial paper.

In February 2007, the FASB issued Statement No. 159, The Fair Value Option for Financial Assets and Financial Liabilities—including an amendment of FASB Statement No. 115, or SFAS No. 159. SFAS No. 159

provides entities with an option to choose to measure eligible items at fair value at specified election dates. If elected, an entity must report unrealized gains and losses on the item in earnings at each subsequent reporting date. The fair value option may be applied instrument by instrument, with a few exceptions, such as investments otherwise accounted for by the equity method, is irrevocable (unless a new election date occurs); and is applied only to entire instruments and not to portions of instruments. SFAS No. 159 is effective for us in 2008. We did not elect the fair value option for any of our eligible financial instruments and other items, therefore, the adoption of SFAS 159, effective January 1, 2008, did not materially impact our financial position, results of operations or cash flows.

In June 2007, the FASB issued EITF Issue No. 07-3, Accounting for Nonrefundable Advance Payments for Goods or Services to Be Used in Future Research and Development Activities , or EITF 07-3. EITF 07-3 requires that nonrefundable advance payments for goods or services to be received in the future for use in research and development activities should be deferred and capitalized. The capitalized amounts should be expensed as the related goods are delivered or the services are performed. EITF 07-3 is effective for new contracts entered into during fiscal years beginning after December 15, 2007. We adopted EITF 07-3 on January 1, 2008 and it did not have any impact on our consolidated results of operations, financial position or cash flows.

Results of Operations

Revenue. Total revenue decreased to $(0.7) million for the three months ended September 30, 2008 from $0.1 million for the three months ended September 30, 2007, and decreased to $(0.8) million for the nine months ended September 30, 2008 from $2.4 million for the nine months ended September 30, 2007. Total revenue during these periods is composed of the amortization of up-front technology license fees associated with our amended license agreement with LabCorp that are being amortized on a straight-line basis over the exclusive license period, which ends in December 2010, royalties on LabCorp’s sales of PreGen-Plus and sales of Effipure units to LabCorp.

The decrease in total revenue for the three and nine months ended September 30, 2008 when compared to the same periods of 2007 was primarily the result of decreases of approximately $0.8 million and $1.6 million for the three and nine months ended September 30, 2008, respectively, due to charges of $1.0 million and $1.8 million recorded in the product royalty revenue line item of our consolidated statements of operations in the three and nine months ended September 30, 2008, respectively, in connection with our third-party royalty reimbursement obligation to LabCorp. These charges to product royalty revenue were recorded pursuant to the Second Amendment and resulted in negative product royalty revenue for the three and nine months ended September 30, 2008.

In addition, non-cash license fee amortization revenue was $1.5 million lower in the nine months ended September 30, 2008 when compared to the same period of 2007 as a result of the Second Amendment, which extended the exclusive period under our license agreement with LabCorp from August 2008 to December 2010. As a result of this extension, the remaining unamortized up-front license fees that LabCorp previously paid to us ($4.7 million at the time of the Second Amendment) are now being recognized over a longer period of time, resulting in lower non-cash license fee amortization as compared to prior periods.

In June 2008, LabCorp stopped offering PreGen-Plus, the version of the stool-based DNA technology that has been the subject of FDA inquiry over the past several years. In July 2008, LabCorp began offering a new stool-based DNA test, which is different from our Version 2 technology and is based solely on the Vimentin gene, a methylated DNA marker that in published studies was shown to be associated with colorectal cancer. Pursuant to our license agreement with LabCorp, we are entitled to the same royalty and milestone structure on sales of ColoSure as we were entitled to on sales of PreGen-Plus.

Research and development expenses. Research and development expenses decreased to $0.6 million for the three months ended September 30, 2008 from $1.0 million for the three months ended September 30, 2007, and decreased to $2.0 million for the nine months ended September 30, 2008 from $3.6 million for the nine months ended September 30, 2007. The decrease in the three and nine months ended September 30, 2008 as compared to the same periods of 2007 was primarily the result of the continuing effect of the cost reduction plans undertaken in 2006, 2007 and 2008 as described under the heading “Our Cost Structure” above. The decrease in research and development expenses for the quarter ended September 30, 2008, as compared to the quarter ended September 30, 2007, included decreases of $0.3 million in lab-related operating expenses and $0.1 million in personnel-related expenses. Included in the decrease in research and development expenses for the nine months ended September 30, 2008, as compared to the nine months ended September 30, 2007, were decreases of $0.7 million in lab-related operating expenses, $0.3 million in personnel-related expenses, $0.3 million in licensing costs, and $0.4 million in non-cash stock-based compensation charges resulting from the June 2007 issuance of 100,000 shares of our common stock to Oncomethylome Sciences S.A., or OMS, on June 14, 2007 pursuant to the terms of a Manufacturing and Supply Agreement with OMS.

General and administrative expenses. General and administrative expenses decreased to $1.3 million for the quarter ended September 30, 2008, compared to $2.5 million for the quarter ended September 30, 2007. This decrease was primarily due to a decrease in non-cash stock-based compensation expense of $0.9 million when comparing the quarter ended September 30, 2008 to the same period of 2007. During the three months ended September 30, 2007, we recorded non-cash stock-based compensation charges of $0.7 million related to the acceleration and the extension of the expiration date of certain stock options held by Don M. Hardison, our former President and Chief Executive Officer, pursuant to a separation agreement between the Company and Mr. Hardison in connection with his resignation from the Company in August 2007. The decrease in general and administrative expenses for the quarter ended September 30, 2008 as compared to the same period of 2007 also included decreases of $0.2 million in professional fess and $0.1 million in personnel-related expenses.

General and administrative expenses decreased to $4.6 million for the nine months ended September 30, 2008 from $5.6 million for the nine months ended September 30, 2007. The decrease was primarily the result of lower non-cash stock-based compensation charges of $0.9 million resulting primarily from the option modification charges described above in connection with Mr. Hardison’s resignation from the Company in August 2007, as well as a decrease of $0.5 million in salary, benefit and other costs due to lower general and administrative headcount during the nine months ended September 30, 2008, as compared to the same period of 2007. These decreases were partially offset by an increase of $0.4 million in professional fees in connection with our reimbursement efforts with CMS and our regulatory efforts with the FDA.

Sales and marketing expenses. Sales and marketing expenses decreased to $0 for the three and nine months ended September 30, 2008 from $0.2 million and $1.0 million for the three and nine months ended September 30, 2007 as a result of the elimination of our sales and marketing functions effective August 31, 2007, as described under the heading “Our Cost Structure” above.

Restructuring.

2008 Restructuring

On July 16, 2008, we implemented the 2008 Restructuring. The 2008 Restructuring was initiated under a plan of termination described in SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities, pursuant to which we recorded restructuring charges of approximately $0.5 million during the three months ended September 30, 2008 under generally accepted accounting principles, including $0.2 million in one-time termination benefits arising under retention and severance agreements with each of the terminated employees and $0.3 million resulting from the write-off of leasehold improvements abandoned by us in connection with the reduction in force. Our decision to eliminate 67% of our workforce was deemed to be an impairment indicator under SFAS No. 144. As a result of performing the impairment evaluations, non-cash asset impairment charges of $0.3 million were recorded to adjust the carrying value of the related leasehold improvements to their net realizable value.

In addition, in connection with the 2008 Restructuring, we accelerated the vesting of 15,523 shares under terminated employees’ previously unvested stock options, with a weighted average exercise price of $2.65 per share, and extended the expiration date of all the terminated employees’ outstanding options as of their date of termination, covering an aggregate of 166,575 shares with a weighted average exercise price of $4.50, through August 1, 2009. Pursuant to the measurement provisions of SFAS No. 123(R), we recorded one-time non-cash stock-based compensation charges of approximately $3,000 in the “Restructuring” line item of our consolidated statements of operations during the quarter ended September 30, 2008.

Amounts remaining in the 2008 Restructuring accrual at September 30, 2008, which are expected to be paid out through February 2009, are recorded under the caption “Accrued expenses” in our condensed consolidated balance sheets. The following table summarizes changes made to the restructuring accrual during the three months ended September 30, 2008 relating to the 2008 Restructuring. Amounts included in the table are in thousands.

Type of Liability	Balance, June 30, 2008	Charges	Cash Payments	Non-cash Write-offs	Balance, September 30, 2008
Employee separation costs	$—	$255	$(102)	$—	$153
Facility consolidation costs	—	281	—	(281)	—

Total	$—	$536	$(102)	$(281)	$153

2007 Restructuring

On August 31, 2007, we entered into a third amendment, which we refer to as the Third Amendment, to our exclusive license agreement with LabCorp that, among other things, added a potential $2.5 million milestone payment for which we may be eligible upon policy-level reimbursement approval from Medicare at a specified minimum reimbursement rate, inclusion of stool-based DNA screening in clinical practice guidelines and the achievement of certain increases in sales levels of ColoSure over a defined measuring period. The Third Amendment also provided that LabCorp will assume sole responsibility, at its expense, for all commercial activities related to LabCorp’s stool-based DNA testing service, and provided that LabCorp would offer at-will employment to certain of our former personnel. In connection with the Third Amendment, we notified six employees of their termination from the Company, which we refer to as the 2007 Restructuring. The 2007 Restructuring was principally designed to eliminate our sales and marketing functions to reduce costs and help preserve our cash resources. In connection with the 2007 Restructuring, we recorded restructuring charges of approximately $0.8 million during the three months ended September 30, 2007, primarily related to one-time termination benefits arising under retention and severance agreements with each of the terminated employees.

Restructuring charges recorded during the third quarter of 2007 of $0.8 million included $0.6 million in severance and related benefit costs which were paid out in cash through May 2008, and $0.2 million in non-cash stock-based compensation charges associated with extending the period of exercise for vested stock option awards for terminated employees.

During the fourth quarter of 2007, we entered into a sublease agreement, or the Sublease Agreement, to sublease approximately 11,834 square feet of rentable area in our corporate headquarters. In connection with the Sublease Agreement, we recorded restructuring charges of approximately $0.4 million during the fourth quarter of 2007 (included opposite the caption “Facility consolidation costs” in the table below), which consist of approximately $0.3 million in future cash payments related to the difference between our committed lease payments and the estimated sublease rental income under the Sublease Agreement and approximately $0.1 million of non-cash charges related to the write-off of leasehold improvements abandoned in connection with the Sublease Agreement. Our decision to enter into the Sublease Agreement was deemed to be an impairment indicator under SFAS No. 144. As a result of performing the impairment evaluations, asset impairment charges of $0.1 million were recorded to adjust the carrying value of the related leasehold improvements to their net realizable value. Facility consolidation costs also include one-time real estate transaction fees in connection with the Sublease Agreement.

Amounts remaining in the 2007 Restructuring accrual at September 30, 2008, which are expected to be paid out through July 2010, are recorded under the caption “Accrued expenses” in our condensed consolidated balance sheets. The following table summarizes changes made to the restructuring accrual during the nine months ended September 30, 2008 relating to the 2007 Restructuring and Sublease Agreement. Amounts included in the table are in thousands.

Type of Liability	Balance, December 31, 2007	Charges	Cash Payments	Non-cash Write-offs	Balance, September 30, 2008
Employee separation costs	$224	$(7)	$(217)	$—	$—
Facility consolidation costs	268	—	(84)	—	184

Total	$492	$(7)	$(301)	$—	$184

We are pursuing efforts to further reduce our costs and may record additional restructuring charges related to such reductions in future periods. We account for restructuring charges in accordance with SFAS No. 146, which requires that a liability for a cost associated with an exit or disposal activity be recognized and measured initially at its fair value in the period in which the liability is incurred, except for one-time termination benefits that meet specified requirements.

Interest income. Interest income decreased to $36,000 for the three months ended September 30, 2008 from $0.2 million for the three months ended September 30, 2007. Interest income decreased to $0.2 million for the nine months ended September 30, 2008 from $0.7 million for the nine months ended September 30, 2007. These decreases were due to lower average cash, cash equivalents and marketable securities balances held during the three and nine months ended September 30, 2008 as compared to the same periods of 2007, as well as less favorable interest rates on investments held during the three and nine months ended September 30, 2008 as compared to the same period of 2007.

Liquidity and Capital Resources

We have financed our operations since inception primarily through private sales of preferred stock, public offerings of common stock in February 2001 and February 2004 and cash received from LabCorp in connection with our license agreement. As of September 30, 2008, we had approximately $6.1 million in unrestricted cash and cash equivalents and $0.6 million in restricted cash, which has been pledged as collateral for an outstanding letter of credit in connection with the lease for our Marlborough, Massachusetts facility.

All of our investments in marketable securities are comprised of fixed income investments and all are deemed available-for-sale. The objectives of this portfolio are to provide liquidity and safety of principal while striving to achieve the highest rate of return, consistent with these two objectives. Our investment policy limits investments to certain types of instruments issued by institutions with investment grade credit ratings and places restrictions on maturities and concentration by type and issuer.

Net cash used in operating activities was $6.5 million for the nine months ended September 30, 2008 as compared to $6.4 million for the nine months ended September 30, 2007. The principal use of cash in operating activities for the nine months ended September 30, 2008 and 2007 was to fund our net loss. Net cash used in operating activities for the nine months ended September 30, 2008 was materially consistent with net cash used in operating activities for the nine months ended September 30, 2007. Cash flows from operations can vary significantly due to various factors, including changes in our operations, prepaid expenses, accounts payable and accrued expenses.

Net cash provided by investing activities was $8.0 million for the nine months ended September 30, 2008 compared to $8.6 million for the nine months ended September 30, 2007. Excluding the impact of purchases and maturities of marketable securities, net cash used in investing activities was approximately $105,000 for the nine months ended September 30, 2008 compared to $35,000 for the nine months ended September 30, 2007.

Purchases of property and equipment were not material during the nine months ended September 30, 2008 and 2007. We expect that purchases of property and equipment during 2008 will be consistent with amounts invested during 2007. We continued to invest in our capitalized patent portfolio during the nine months ended September 30, 2008, primarily in the form of recurring maintenance fees on patents. We expect that investments made in our patent portfolio during 2008 will higher than amounts capitalized in 2008 as a result of the timing certain payments in connection with our patent portfolio.

Net cash provided by financing activities of $106,000 and $132,000 for the nine months ended September 30, 2008 and 2007, respectively, and for each period was primarily the result of decreases in restricted cash in connection with the lease for our corporate headquarters and, to a lesser extent, proceeds received from the issuance of common stock under our employee stock option plans.

The audit opinion with respect to our consolidated financial statements for the year ended December 31, 2007 issued by our independent registered public accounting firm included an explanatory paragraph to emphasize there is substantial doubt about our ability to continue as a going concern. As a result of the 2008 Restructuring, we expect that cash, cash equivalents and short-term investments on hand at September 30, 2008 will be sufficient to fund our current operations through the end of the second quarter of 2009. This projection is based on our current cost structure and our current operating assumptions. Based on our decision to suspend our Version 2 clinical study in July 2008, this projection does not provide for any funding of our Version 2 clinical validation studies. We do not expect that product royalty payments or milestone payments from LabCorp will materially supplement our liquidity position in the next twelve months, if at all. Since we have no current sources of material ongoing revenue, we will have to raise additional capital during the next seven months through a strategic transaction, debt or equity financing, or third-party collaboration, if any, or some combination of the foregoing to continue operations beyond the end of the second quarter of 2009 . In addition, if our expenses exceed our current estimates, we will be required to obtain additional capital even sooner. We cannot assure you that any of these alternatives will be successful, or even available, or that our actual cash requirements will not be greater than anticipated. If we are unable to obtain sufficient additional funds to enable us to fund our operations through the completion of any financing or other strategic opportunities that may become available to us, we will be unable to sustain our operations, our results of operations and financial condition would be materially adversely affected and we may be required to cease our operations. Even if we successfully raise sufficient funds to continue our operations beyond the end of the second quarter of 2009, we cannot assure you that our business will ever generate sufficient cash flow from operations.

The table below reflects our estimated fixed obligations and commitments as of September 30, 2008:

Description	Total	Payments Due by Period
		Less Than One Year	1 - 3 Years	3 - 5 Years	More Than 5 Years
	(in Thousands)
Obligations under license and collaborative agreements	$7,565	$1,975	$2,130	$630	$2,830
Operating lease obligations	1,869	1,009	860	—	—
Severance obligations	153	153	—	—	—
Purchase obligations	192	192	—	—	—

Total	$9,779	$3,329	$2,990	$630	$2,830

Obligations under license and collaboration agreements represent on-going commitments under various research collaborations and licensing agreements. This category includes a potential obligation of $3.0 million to reimburse LabCorp for a certain third-party royalty, which is recorded in our consolidated balance sheets at September 30, 2008 under the caption “third party royalty obligation”. This obligation could increase by an additional $500,000 up to an aggregate maximum of $3.5 million during three defined measurement periods between June 28, 2007 and December 31, 2010. Although payment of this potential obligation is dependent upon LabCorp’s sales levels of colorectal cancer screening tests using our technology during the measurement periods, our current estimate of the potential obligation of $3.0 million has been accrued in our financial statements and included in the table above based on historical sales levels of PreGen-Plus and anticipated sales volumes of ColoSure. Commitments under license agreements generally expire concurrent with the expiration of the intellectual property licensed from the third party. Operating leases reflect remaining obligations associated with leased facilities in Marlborough, Massachusetts. Severance obligations represent remaining severance payments due to former employees terminated in connection with the 2008 Restructuring. Purchase obligations represent outstanding purchase commitments associated with our research and development activities.

For personnel remaining employed by the Company after the 2008 Restructuring, the total potential severance and other obligations upon the occurrence of certain triggering events, including a termination without cause following a change of control of the Company, was approximately $1.9 million at September 30, 2008. As of September 30, 2008, such amounts have not been included in the table above because no triggering events had occurred as of that date.

We do not have any special purpose entities or any other off-balance sheet financing arrangements.

Our anticipated future capital requirements include, but are not limited to, continued funding of our development efforts, including product development and FDA submissions, clinical and other studies required for such FDA submissions and resubmission of our CMS application for approval of our technologies, and continued investment in our intellectual property estate. Our future capital requirements may depend on many factors, including the following:

•	the regulatory requirements for ColoSure, or other stool-based DNA testing services utilizing our technologies, and the timing of any required regulatory approval process;

•	our ability to attract third parties to support the development of an FDA-cleared or approved product based on our technologies;

•	acceptance, endorsement and formal policy approval of stool-based DNA screening for reimbursement by Medicare and other third-party payors;

•	our ability to achieve milestones under our strategic agreement with LabCorp;

•	a determination that additional studies surrounding our technologies are needed;

•	a sustained level of interest and commitment by LabCorp in the commercialization of our technologies;

•	stool-based DNA screening becoming a standard of care among prescribing physicians;

•	the scope of and progress made in our research and development activities;

•	opportunities to license additional third-party intellectual property;

•	threats posed by competing technologies;

•	new out-licensing arrangements relating to our technologies; and

•	the successful commercialization and sales growth of ColoSure, or other stool-based DNA testing services utilizing our technologies.

Additionally, LabCorp could decide, or be required, to stop offering ColoSure, or could decide to stop offering ColoSure until it has been approved or cleared by the FDA, if ever. Either of these situations will limit our revenue and materially adversely affect our business and cash reserves.

As a result of the foregoing, we engaged an investment bank in the first quarter of 2008 to assist our board of directors in evaluating strategic alternatives for the Company. On July 16, 2008, we announced a revised corporate strategy to take immediate actions to preserve existing cash while continuing to focus on the pursuit of a strategic transaction, including a sale of our business. Our revised corporate strategy may not result in a strategic alternative in the near future, if at all.

Off-Balance Sheet Arrangements

As of September 30, 2008, we had no off-balance sheet arrangements.

Quantitative and Qualitative Disclosures about Market Risk

Our exposure to market risk is principally confined to our cash, cash equivalents and marketable securities. We invest our cash, cash equivalents and marketable securities in securities of the U.S. government and its agencies and in investment-grade, highly liquid investments consisting of commercial paper, bank certificates of deposit and corporate bonds, all of which are currently invested in the U.S. and are classified as available-for-sale. We place our cash equivalents and marketable securities with high-quality financial institutions, limit the amount of credit exposure to any one institution and have established investment guidelines relative to diversification and maturities designed to maintain safety and liquidity.

Based on a hypothetical ten percent adverse movement in interest rates, the potential losses in future earnings, fair value of risk-sensitive financial instruments, and cash flows are immaterial, although the actual effects may differ materially from the hypothetical analysis.

Supplementary Financial Data

EXACT SCIENCES CORPORATION

Condensed Consolidated Balance Sheets

(Amounts in thousands, except share data—unaudited)

	September 30, 2008	December 31, 2007
ASSETS
Current Assets:
Cash and cash equivalents	$6,069	$4,486
Marketable securities	—	8,101
Prepaid expenses and other current assets	255	275

Total current assets	6,324	12,862
Property and Equipment, at cost:
Laboratory equipment	3,730	3,730
Office and computer equipment	1,420	1,420
Leasehold improvements	55	1,161
Furniture and fixtures	299	299

	5,504	6,610
Less—Accumulated depreciation and amortization	(5,354)	(6,009)

	150	601
Patent costs, net of accumulated amortization of $2,843 and $3,019 at September 30, 2008 and December 31, 2007, respectively	213	432
Restricted cash	600	700

	$7,287	$14,595

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current Liabilities:
Accounts payable	$236	$245
Accrued expenses	1,520	2,811
Third party royalty obligation	3,000	1,200
Deferred license fees, current portion	1,350	1,350

Total current liabilities	6,106	5,606

Deferred license fees, less current portion	1,688	2,701

Commitments and contingencies
Stockholders’ Equity (Deficit):
Preferred stock, $0.01 par value Authorized—5,000,000 shares Issued and outstanding—0 shares at September 30, 2008 and and December 31, 2007	—	—
Common stock, $0.01 par value Authorized—100,000,000 shares Issued and outstanding— 27,331,318 and 27,225,541 shares at September 30, 2008 and December 31, 2007, respectively	273	273
Additional paid-in capital	169,673	168,813
Treasury stock, at cost, 85,550 shares	(97)	(97)
Other comprehensive income	—	23
Accumulated deficit	(170,356)	(162,724)

Total stockholders’ equity (deficit)	(507)	6,288

	$7,287	$14,595

The accompanying notes are an integral part of these condensed consolidated financial statements.

EXACT SCIENCES CORPORATION

Condensed Consolidated Statements of Operations

(Amounts in Thousands, except per share data unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
Revenue:
Product royalty fees	$(1,000)	$(239)	$(1,787)	$(194)
License fees	337	338	1,013	2,520
Product	—	14	16	72

	(663)	113	(758)	2,398

Cost of revenue:
Product royalty fees	—	1	1	4
Product	—	45	—	45

	—	46	1	49

Gross profit	(663)	67	(759)	2,349

Operating expenses:
Research and development (1)	577	1,009	1,964	3,618
General and administrative (1)	1,271	2,456	4,601	5,551
Sales and marketing (1)	—	219	—	1,008
Restructuring (1)	539	788	532	819

	2,387	4,472	7,097	10,996
Loss from operations	(3,050)	(4,405)	(7,856)	(8,647)
Interest income	36	210	224	707

Net loss	$(3,014)	$(4,195)	$(7,632)	$(7,940)

Net loss per share—basic and diluted	$(0.11)	$(0.16)	$(0.28)	$(0.30)

Weighted average common shares outstanding—basic and diluted	27,233	27,017	27,184	26,897

(1)	Non-cash stock-based compensation expense included in these amounts are as follows:

Research and development	$16	$49	$85	$482
General and administrative	246	1,107	707	1,630
Sales and marketing	—	45	—	219
Restructuring	3	174	3	174

The accompanying notes are an integral part of these condensed consolidated financial statements.

EXACT SCIENCES CORPORATION

Condensed Consolidated Statements of Cash Flows

(Amounts in thousands—unaudited)

	Nine Months Ended September 30,
	2008	2007
Cash flows from operating activities:
Net loss	$(7,632)	$(7,940)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and write-offs of fixed assets	174	176
Restructuring	281	—
Amortization and write-offs of patents	320	349
Stock-based compensation	795	2,505
Amortization of deferred license fees	(1,013)	(2,520)
Changes in assets and liabilities:
Prepaid expenses and other current assets	20	105
Accounts payable	(9)	108
Accrued expenses	(1,232)	812
Third party royalty obligation	1,800	—

Net cash used in operating activities	(6,496)	(6,405)

Cash flows from investing activities:
Purchases of marketable securities	(3,458)	(15,303)
Maturities of marketable securities	11,536	23,944
Purchases of property and equipment	(4)	(2)
Proceeds from sale of fixed assets	—	3
Increase in patent costs and other assets	(101)	(36)

Net cash provided by investing activities	7,973	8,606

Cash flows from financing activities:
Proceeds from exercise of common stock options and stock purchase plan	6	32
Decrease in restricted cash	100	100

Net cash provided by financing activities	106	132

Net increase in cash and cash equivalents	1,583	2,333
Cash and cash equivalents, beginning of period	4,486	4,831

Cash and cash equivalents, end of period	$6,069	$7,164

Supplemental disclosure of non-cash investing and financing activities:
Issuance of 27,660 shares of common stock to fund the Company’s 401(k) matching contribution for 2007	$59	$—

Issuance of 34,030 shares of common stock to fund the Company’s 401(k) matching contribution for 2006	$—	$103

Issuance of 56,675 shares of restricted common stock to collaborator in lieu of cash to settle semi-annual license obligation	$—	$158

The accompanying notes are an integral part of these condensed consolidated financial statements.

EXACT SCIENCES CORPORATION

Notes to Condensed Consolidated Financial Statements

(Unaudited)

(1) ORGANIZATION AND BASIS OF PRESENTATION

Organization

EXACT Sciences Corporation (the “Company”) was incorporated in February 1995. The Company has developed proprietary DNA-based technologies for use in the detection of cancer. The Company has selected colorectal cancer as the first application of its technologies. The Company has licensed certain of its technologies, including improvements to such technologies, on an exclusive basis through December 2010 to Laboratory Corporation of America® Holdings (“LabCorp®”) for use in a commercial testing service for the detection of colorectal cancer developed by LabCorp. LabCorp’s first generation testing service, “PreGen-Plus™,” was a non-invasive stool-based DNA testing service for the detection of colorectal cancer in the average-risk population and was marketed by LabCorp from August 2003 through June 1, 2008. In July 2008, LabCorp began offering “ColoSure™”, its new non-invasive laboratory developed stool-based DNA testing service for the detection of colorectal cancer in the average-risk population, which is based on the Vimentin gene, a methylated DNA marker that in published studies was shown to be associated with colorectal cancer. The Company has devoted the majority of its efforts to date on research and development and commercialization support of its colorectal cancer detection technologies.

Basis of Presentation

The accompanying condensed consolidated financial statements of the Company are unaudited and have been prepared on a basis substantially consistent with the Company’s audited financial statements. These condensed consolidated financial statements assume that the Company will continue as a going concern, which contemplates the realization of assets and the satisfaction of liabilities and commitments in the normal course of business, and, in the opinion of management, include all normal and recurring adjustments which are necessary to present fairly the results of operations for the reported periods. These condensed consolidated financial statements are prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”) and follow the requirements of the Securities and Exchange Commission (“SEC”) for interim reporting.

The results of the Company’s operations for any interim period are not necessarily indicative of the results of the Company’s operations for any other interim period or for a full fiscal year.

The Company has generated limited operating revenues since its inception and, as of September 30, 2008, had an accumulated deficit of approximately $170.4 million. The Company’s losses have historically resulted from costs incurred in conjunction with research, development, and clinical study initiatives, salaries and benefits associated with the hiring of personnel, the initiation of marketing programs and, prior to August 31, 2007, costs related to its sales and marketing functions to support the commercialization of its stool-based DNA screening technology.

The audit opinion with respect to the Company’s consolidated financial statements for the year ended December 31, 2007 issued by its independent registered public accounting firm included an explanatory paragraph to emphasize that there is substantial doubt about the Company’s ability to continue as a going concern. The Company expects that its cash and cash equivalents on hand at September 30, 2008 will be sufficient to fund its current operations through the end of the second quarter of 2009. This projection is based on the Company’s current cost structure and its current operating assumptions. Based on the Company’s decision to suspend its Version 2 clinical study in July 2008, this projection does not provide for any funding related to clinical validation and other studies for the Company’s Version 2 technology. The Company has no current sources of material ongoing revenue and, accordingly, it will need to raise additional capital in the next seven months through a strategic transaction, debt or equity financing, or third-party collaboration, if any, or some combination of the foregoing, to continue operations beyond the end of the second quarter of 2009. If the Company is unable to obtain additional capital prior to the end of the second quarter of 2009, it will not be able to sustain its operations and would likely be required to cease its operations. In addition, if the Company’s expenses exceed its current estimates, the Company will be required to obtain additional funds even sooner. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. The condensed consolidated financial statements included in this prospectus/offer to exchange do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities or any other adjustments that might be necessary should the Company be unable to continue as a going concern.

As a result of the foregoing, the Company engaged an investment bank in the first quarter of 2008 to assist its board of directors in evaluating strategic alternatives for the Company. On July 16, 2008, the Company announced that it revised its corporate strategy to take immediate actions to preserve existing cash while focusing on the pursuit of a strategic transaction, including a sale of the Company’s business. The Company’s revised corporate strategy may not result in a strategic alternative in the near future, if at all.

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

The accompanying condensed consolidated financial statements include the accounts of the Company’s wholly-owned subsidiary, EXACT Sciences Securities Corporation, a Massachusetts securities corporation. All significant intercompany transactions and balances have been eliminated in consolidation.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

The Company considers all highly-liquid investments with maturities of 90 days or less at the time of acquisition to be cash equivalents. Cash equivalents primarily consist of money market funds.

Restricted Cash

At September 30, 2008 and December 31, 2007, $0.6 million and $0.7 million, respectively, of the Company’s cash has been pledged as collateral for an outstanding letter of credit in connection with the lease for the Company’s corporate headquarters.

Marketable Securities

The Company accounts for its investments in marketable securities in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 115, Accounting for Certain Investments in Debt and Equity Securities. Management determines the appropriate classification of debt securities at the time of purchase and re-evaluates such designation as of each balance sheet date. Debt securities are classified as held-to-maturity when the Company has the positive intent and ability to hold the securities to maturity. Marketable equity securities and debt securities not classified as held-to-maturity are classified as available-for-sale.

Available-for-sale securities are carried at fair value, with the unrealized gains and losses, net of tax, reported in other comprehensive income. The amortized cost of debt securities in this category is adjusted for amortization of premiums and accretion of discounts to maturity computed under the effective interest method. Such amortization is included in investment income. Realized gains and losses and declines in value judged to be other-than-temporary on available-for-sale securities are included in investment income. The cost of securities sold is based on the specific identification method. Interest and dividends on securities classified as available-for-sale are included in investment income.

At September 30, 2008, the Company held no marketable securities. At December 31, 2007, the Company’s investments were comprised of fixed income investments and all were deemed available-for-sale. The objectives of the Company’s investment strategy are to provide liquidity and safety of principal while striving to achieve the highest rate of return consistent with these two objectives. The Company’s investment policy limits investments to certain types of instruments issued by institutions with investment grade credit ratings and places restrictions on maturities and concentration by type and issuer. There were no realized gains or losses on the sale of available-for-sale securities during the three and nine months ended September 30, 2008 and 2007.

Patent Costs

Patent costs, which have historically consisted of related legal fees, are capitalized as incurred and are amortized beginning when patents are approved over an estimated useful life of five years. Capitalized patent costs are expensed upon disapproval, upon a decision by the Company to no longer pursue the patent or when the related intellectual property is deemed to be no longer of value to the Company. As of September 30, 2008, the majority of the recorded value of the patent portfolio related to intellectual property licensed to LabCorp in connection with its stool-based DNA colorectal cancer screening service.

The following table summarizes activity with respect to the Company’s capitalized patents for the nine months ended September 30, 2008 and 2007. Amounts included in the table are in thousands.

	Nine Months Ended September 30, 2008	Nine Months Ended September 30, 2007
Patents, net of accumulated amortization, Beginning of period	$432	$763

Patent costs capitalized	101	36
Amortization of patents	(67)	(112)
Write-offs of patents	(253)	(237)

Patents, net of accumulated amortization, End of period	$213	$450

In July 2008, the Company announced that it was taking certain actions to reduce its cost structure to preserve existing cash, including suspending the clinical validation study of its Version 2 technology and eliminating approximately eight positions. These cost reduction actions were deemed to be impairment indicators pursuant to SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets (“SFAS No. 144”). After performing the requisite impairment analysis, the Company wrote off approximately $253,000 in capitalized patents during the quarter ended June 30, 2008 related specifically to one of the components of its Version 2 technology that is not used in LabCorp’s current ColoSure testing service.

Capitalized patent costs written off during the nine months ended September 30, 2007 were primarily the result of the Company’s determination that it would likely not pursue commercialization of certain technologies unrelated to intellectual property licensed to LabCorp for PreGen-Plus. Patent write-offs during the nine months ended September 30, 2007 also included the write-off of certain costs with respect to a capitalized pending patent application not critical to LabCorp’s stool-based DNA colorectal cancer screening service, which was not approved by the U.S. Patent and Trademark Office.

The Company applies SFAS No. 144, which requires the Company to evaluate whether events or circumstances have occurred that indicate that the estimated remaining useful life of long-lived assets and certain identifiable intangibles and goodwill may warrant revision or that the carrying value of these assets may be impaired.

Net Loss Per Share

Basic and diluted net loss per share is presented in conformity with SFAS No. 128, Earnings per Share (“SFAS No. 128”), for all periods presented. In accordance with SFAS No. 128, basic net loss per common share was determined by dividing net loss applicable to common stockholders by the weighted average common shares outstanding during the period. Basic and diluted net loss per share are the same because all outstanding common stock equivalents have been excluded, as they are anti-dilutive.

The following potentially issuable common shares were not included in the computation of diluted net loss per share because they would have an anti-dilutive effect due to net losses for each period:

	September 30,
(In thousands)	2008	2007
Shares issuable upon exercise of stock options	3,685	4,520
Shares issuable upon exercise of outstanding warrants	—	1,000

	3,685	5,520

In conjunction with its strategic alliance with LabCorp, in June 2002, the Company issued to LabCorp a warrant (the “LabCorp Warrant”) to purchase 1,000,000 shares of its common stock, exercisable over a three-year period at an exercise price of $16.09 per share. At the time of issuance, the LabCorp Warrant had an expiration date of June 26, 2005. On June 24, 2005, the Company extended the expiration date of the LabCorp Warrant to August 13, 2008, which was the expiration date of the exclusive period at the time of the extension. On August 13, 2008, the LabCorp Warrant expired unexercised.

Accounting for Stock-Based Compensation

The Company accounts for share-based payments to employees in accordance with SFAS No. 123(R), Share-Based Payment (“SFAS No. 123(R)”), which requires all share-based payments to employees, including grants of employee stock options and shares purchased under an employee stock purchase plan (if certain parameters are not met), to be recognized in the financial statements based on their fair values. Share-based payment transactions with parties other than employees are accounted for in accordance with EITF 96-18, Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services.

Revenue Recognition

License fees—License fees for the licensing of product rights on initiation of strategic agreements are recorded as deferred revenue upon receipt and recognized as revenue on a straight-line basis over the license period. On June 27, 2007, the Company entered into an amendment to its exclusive license agreement with LabCorp (the “Second Amendment”) that, among other modifications to the terms of the license, extended the exclusive license period from August 2008 to December 2010, subject to carve-outs for certain named organizations. Accordingly, the Company amortizes the remaining deferred revenue balance resulting from its license agreement with LabCorp at the time of the Second Amendment ($4.7 million) on a straight-line basis over the remaining exclusive license period, which ends in December 2010.

Product royalty fees—The Company has licensed certain of its technologies, including improvements to such technologies, on an exclusive basis through December 2010 to LabCorp. LabCorp developed and commercially offered PreGen-Plus, a non-invasive stool-based DNA colorectal cancer screening service for the average-risk population based on the Company’s Version 1 technology, from August 2003 through June 2008. In June 2008, LabCorp stopped offering PreGen-Plus. On July 14, 2008, LabCorp began to commercially offer ColoSure, its next generation non-invasive, stool-based DNA testing service for the detection of colorectal cancer in the average-risk population, which is based on certain of the Company’s intellectual property. The Company will be entitled to the same royalty and milestone structure on any sales of ColoSure as it was entitled to on sales of PreGen-Plus.

Prior to the effective date of the Second Amendment, the Company’s product royalty fees were based on a specified contractual percentage of LabCorp’s cash receipts from performing PreGen-Plus tests. Accordingly, the Company recorded product royalty fees based on this specified percentage of LabCorp’s cash receipts, as reported to the Company each month by LabCorp. Subsequent to the effective date of the Second Amendment, the Company’s product royalty fees are based on a specified contractual percentage of LabCorp’s net revenues from sales of PreGen-Plus through June 1, 2008, when LabCorp stopped offering PreGen-Plus, and from sales of ColoSure from and after July 2008. Accordingly, subsequent to the effective date of the Second Amendment, the Company records product royalty fees based on the specified contractual percentage of LabCorp’s net revenues from its sales of such colorectal cancer screening tests, as reported to the Company each month by LabCorp. The current royalty rate is 15%, subject to an increase to 17% in the event that LabCorp achieves a specified significant threshold of annual net revenues from the sales of such colorectal cancer screening tests.

Additionally, pursuant to the Second Amendment, the Company will potentially be obligated to reimburse LabCorp for certain third-party royalty payments, as described in Note 4 below. To the extent the Company incurs liabilities in connection with this provision of the Second Amendment, the accretion of such liabilities will be recorded as a reduction in the product royalty fee line item in the Company’s condensed consolidated statements of operations.

Product revenue—Product revenue from the sale of certain components of the Company’s Effipure™ technology to LabCorp was recognized upon transfer of the components provided that title passed, the price was fixed or determinable and collection of the receivable was probable. LabCorp has indicated that Effipure is not used as a component in LabCorp’s ColoSure offering and the Company therefore does not expect to record product revenue in connection with Effipure sales in future periods.

Other revenue—Revenue from milestone and other performance-based payments will be recognized as revenue when the milestone or performance is achieved and collection of the receivable is estimable and probable.

Comprehensive Loss

SFAS No. 130, Reporting Comprehensive Income, establishes presentation and disclosure requirements for comprehensive income (loss). Comprehensive loss consists of net loss and the change in unrealized gains and losses on marketable securities. Comprehensive loss for the three and nine months ended September 30, 2008 and 2007 was as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
(In thousands)	2008	2007	2008	2007
Net loss	$(3,014)	$(4,195)	$(7,632)	$(7,940)
Unrealized (loss) gain on marketable securities	(1)	2	(23)	8

Comprehensive loss	$(3,015)	$(4,193)	$(7,655)	$(7,932)

Reclassifications

Certain prior year expenses previously included in the “sales and marketing” line item in the Company’s consolidated statements of operations have been reclassified as “general and administrative” expenses to conform to the current year presentation. This change had no impact on the Company’s net loss or net loss per share as previously reported.

(3) FOURTH AMENDMENT TO LABCORP LICENSE AGREEMENT

On March 17, 2008, the Company entered into the fourth amendment (the “Fourth Amendment”) to its exclusive license agreement with LabCorp. Among other things, the Fourth Amendment further clarified certain license rights of the parties, amended LabCorp’s termination rights relating to the failure to launch the Company’s Version 2 technology and restricted certain of the Company’s termination rights in the event the U.S. Food and Drug Administration (“FDA”) limits LabCorp’s ability to market products that incorporate technology licensed to LabCorp under the amended license agreement. In addition, the Fourth Amendment eliminated certain of the Company’s termination rights for a specified period of time during which LabCorp is not marketing any stool-based DNA test for colorectal cancer as a result of preparing for a commercial launch of a stool-based DNA test for colorectal cancer based on certain of the Company’s intellectual property.

(4) CONTINGENCIES

Third Party Royalty Obligation

Pursuant to the terms of the Second Amendment, the Company will potentially be obligated to reimburse LabCorp for certain third-party royalty payments if LabCorp’s third-party royalty rate is greater than a specified royalty rate during the measuring period, as outlined in the table below. The Company’s obligation to pay LabCorp pursuant to this provision of the Second Amendment is based on LabCorp’s sales volumes of colorectal cancer screening tests using the Company’s technology during three separate measurement periods, as defined below. A significant increase in such sales volumes during any measurement period, as compared to historical PreGen-Plus sales volumes, could reduce the Company’s potential obligation during any measurement period, while test volumes consistent with historical PreGen-Plus sales levels could result in aggregate payments to LabCorp totaling up to $3.5 million during the measurement periods. Until LabCorp’s sales of colorectal cancer screening tests using the Company’s technology increase to a level that would reduce this potential maximum obligation, if ever, the Company intends to record its estimated obligation under this provision of the Second Amendment as a reduction in the product royalty fee line item in its condensed consolidated statements of operations, in accordance with EITF No. 01-09, Accounting for Consideration Given by a Vendor to a Customer (Including a Reseller of the Vendor’s Products) . Based on sales volumes of PreGen-Plus through June 1, 2008 (when LabCorp ceased selling this service) and anticipated sales volumes of ColoSure, as of September 30, 2008, the Company had accrued a total of $3.0 million related to the total potential $3.5 million obligation to LabCorp. The Company recorded charges of $1.0 million and $1.8 million, respectively, during the three and nine months ended September 30, 2008 in connection with this third-party royalty obligation. These charges were recorded under the caption “Product royalty fees” in the Company’s condensed consolidated statements of operations. This obligation is recorded in the Company’s condensed consolidated balance sheets under the caption “Third-party royalty obligation.” Future increases in this obligation, to the extent necessary, will continue to be recorded as charges to the product royalty revenue line item of the Company’s condensed consolidated statements of operations. Amounts included in the table are in thousands.

Measurement period Start Date	Measurement period End Date	Payment Due Date for Measurement Period	Potential Minimum Third Party Royalty Obligation During Measurement Period	Potential Maximum Third Party Royalty Obligation During Measurement Period
June 28, 2007	December 31, 2008	January 30, 2009	$—	$1,500
January 1, 2009	December 31, 2009	January 30, 2010	—	1,000
January 1, 2010	December 31, 2010	January 30, 2011	—	1,000

			$—	$3,500

Employee Severance and Retention Agreements

On April 18, 2008, the Company entered into amended and restated employee retention agreements (the “Agreements”) with certain employees, including Jeffrey R. Luber, the Company’s President and Chief Executive Officer, and Charles R. Carelli, Jr., the Company’s Senior Vice President, Chief Financial Officer, Treasurer and Secretary. The Agreements supersede and replace the prior employee retention agreements entered into between the Company and Messrs. Luber and Carelli on October 23, 2006.

The total potential severance and other obligations of the Company upon the occurrence of certain triggering events under the Agreements, including a termination without cause following a change of control of the Company, was approximately $1.9 million at September 30, 2008. As of September 30, 2008, the Company has not recorded any amount related to the potential severance payments because no triggering events had occurred as of that date.

(5) RESTRUCTURING

2008 Restructuring

On July 16, 2008, the Company implemented certain cost reduction initiatives, including the suspension of the clinical validation study for its Version 2 technology and the elimination of eight positions, or 67% of the Company’s workforce (the “2008 Restructuring”), in connection with the Company’s revised corporate strategy of reducing costs to better preserve existing cash.

The 2008 Restructuring was initiated under a plan of termination described in SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities (“SFAS No. 146”), pursuant to which the Company recorded restructuring charges of approximately $0.5 million during the three months ended September 30, 2008 under generally accepted accounting principles, including $0.2 million in one-time termination benefits arising under retention and severance agreements with each of the terminated employees and $0.3 million resulting from the write-off of leasehold improvements abandoned by the Company in connection with the reduction in force. The Company’s decision to eliminate 67% of its workforce was deemed to be an impairment indicator under SFAS No. 144. As a result of performing the impairment evaluations, non-cash asset impairment charges of $0.3 million were recorded to adjust the carrying value of the related leasehold improvements to their net realizable value.

In addition, in connection with the 2008 Restructuring, the Company accelerated the vesting of 15,523 shares under terminated employees’ previously unvested stock options, with a weighted average exercise price of $2.65 per share, and extended the expiration date of all the terminated employees’ outstanding options as of their date of termination, covering an aggregate of 181,828 shares with a weighted average exercise price of $4.50, through August 1, 2009. Pursuant to the measurement provisions of SFAS No. 123(R), the Company recorded one-time non-cash stock-based compensation charges of approximately $3,000 in the “Restructuring” line item of the Company’s condensed consolidated statements of operations during the quarter ended September 30, 2008.

Amounts remaining in the 2008 Restructuring accrual at September 30, 2008, which are expected to be paid out in cash through February 2009, are recorded under the caption “Accrued expenses” in the Company’s condensed consolidated balance sheets. The following table summarizes changes made to the restructuring accrual during the three months ended September 30, 2008 relating to the 2008 Restructuring. Amounts included in the table are in thousands.

Type of Liability	Balance, June 30, 2008	Charges	Cash Payments	Non-cash Write-offs	Balance, September 30, 2008
Employee separation costs	$—	$255	$(102)	$—	$153
Facility consolidation costs	—	281	—	(281)	—

Total	$—	$536	$(102)	$(281)	$153

2007 Restructuring

On August 31, 2007, the Company entered into a third amendment (the “Third Amendment”) to its exclusive license agreement with LabCorp that, among other things, added a potential $2.5 million milestone payment for which the Company may be eligible upon policy-level reimbursement approval from Medicare at a specified minimum reimbursement rate, inclusion of stool-based DNA screening in clinical practice guidelines and the achievement of certain increases in sales levels of ColoSure over a defined measuring period. The Third Amendment also provided that LabCorp will assume sole responsibility, at its expense, for all commercial activities related to LabCorp’s stool-based DNA testing service, and provided that LabCorp would offer at-will employment to certain former personnel of the Company. In connection with the Third Amendment, the Company notified six employees of their termination from the Company (the “2007 Restructuring”). The 2007 Restructuring was principally designed to eliminate the Company’s sales and marketing functions to reduce costs and help preserve the Company’s cash resources. In connection with the 2007 Restructuring, the Company recorded restructuring charges of approximately $0.8 million during the three months ended September 30, 2007, primarily related to one-time termination benefits arising under retention and severance agreements with each of the terminated employees.

Restructuring charges recorded during the third quarter of 2007 of $0.8 million included $0.6 million in severance and related benefit costs which were paid in cash through May 2008, and $0.2 million in non-cash stock-based compensation charges associated with extending the period of exercise for vested stock option awards for terminated employees.

During the fourth quarter of 2007, the Company entered into a sublease agreement (the “Sublease Agreement”) with INTRINSIX Corporation (the “Subtenant”) to sublease to the Subtenant approximately 11,834 square feet of rentable area in the Company’s corporate headquarters. In connection with the Sublease Agreement, the Company recorded restructuring charges of approximately $0.4 million during the fourth quarter of 2007 (included opposite the caption “Facility consolidation costs” in the table below), which consist of approximately $0.3 million in future cash payments related to the difference between the Company’s committed lease payments and the estimated sublease rental income under the Sublease Agreement and approximately $0.1 million of non-cash charges related to the write-off of leasehold improvements abandoned by the Company in connection with the Sublease Agreement. The Company’s decision to enter into the Sublease Agreement was deemed to be an impairment indicator under SFAS No. 144. As a result of performing the impairment evaluations, asset impairment charges of $0.1 million were recorded to adjust the carrying value of the related leasehold improvements to their net realizable value. Facility consolidation costs also include one time real estate transaction fees in connection with the Sublease Agreement.

Amounts remaining in the 2007 Restructuring accrual at September 30, 2008, which are expected to be paid out through July 2010, are recorded under the caption “Accrued expenses” in the Company’s condensed consolidated balance sheets.

The following table summarizes changes made to the restructuring accrual during the nine months ended September 30, 2008 relating to the 2007 Restructuring and Sublease Agreement. Amounts included in the table are in thousands.

Type of Liability	Balance, December 31, 2007	Charges	Cash Payments	Non-cash Write-offs	Balance, September 30, 2008
Employee separation costs	$224	$(7)	$(217)	$—	$—
Facility consolidation costs	268	—	(84)	—	184

Total	$492	$(7)	$(301)	$—	$184

The Company is pursuing efforts to further reduce its costs and may record additional restructuring charges related to such reductions in future periods.

(6) DELISTING NOTICE FROM NASDAQ

On July 10, 2008, the Company received notice from The NASDAQ Stock Market LLC that the Company was not in compliance with NASDAQ Marketplace Rule 4450(b)(1)(A) (the “Rule”), which requires an issuer to maintain a minimum $50 million market value of its listed securities for continued listing on The NASDAQ Global Market. The Company was provided a period of 30 calendar days, or until August 11, 2008, to regain compliance with the Rule by evidencing a market value of listed securities of at least $50 million for a minimum of 10 consecutive business days. On August 12, 2008, the Company received a letter from NASDAQ advising that it had not regained compliance with the Rule by August 11, 2008 and, as a result, the Company’s common stock would be subject to delisting from The NASDAQ Global Market on August 21, 2008 unless the Company requested a hearing before the NASDAQ Listing Qualifications Panel (the “Panel”). The Company requested a hearing before the Panel, which was held on October 2, 2008. The delisting of the Company’s common stock has been stayed pending the issuance of a formal decision by the Panel. The Panel has not yet issued its decision in this matter.

The delisting of the Company’s common stock could significantly affect the ability of investors to trade the Company’s securities and could negatively affect the value and liquidity of our common stock. In addition, the delisting of the Company’s common stock could adversely affect the Company’s ability to enter into a strategic transaction or to raise capital on terms acceptable to the Company, or at all. Delisting from The NASDAQ Stock Market could also have other negative results, including the potential loss of confidence by licensing partners, the loss of institutional investor interest and fewer business development opportunities.

(7) STOCK-BASED COMPENSATION

Stock-Based Compensation Plans

The Company maintains the 1995 Stock Option Plan (“1995 Option Plan”), the 2000 Stock Option and Incentive Plan (“2000 Option Plan”) and the 2000 Employee Stock Purchase Plan (“Employee Stock Purchase Plan”). Note 9 to the Company’s consolidated financial statements included in Schedule III to this prospectus/offer to exchange and in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007, which has been filed with the SEC, includes a description of the Company’s stock-based compensation plans.

Stock-Based Compensation Expense

The Company recorded $0.3 million and $0.8 million, respectively, in stock-based compensation during the three and nine months ended September 30, 2008 in connection with the amortization of awards of common stock, restricted common stock and stock options granted to employees, non-employee directors and non-employee consultants as well as certain stock option modifications discussed below. The Company recorded $1.4 million and $2.5 million in stock-based compensation during the three and nine months ended September 30, 2007, respectively, in connection with the amortization of awards of common stock, restricted common stock and stock options granted to employees, non-employee directors and non-employee consultants, as well as restricted common stock issued to a collaborator, certain stock option modifications recorded and previously disclosed in connection with the 2007 Restructuring and stock-based compensation expense related to the Company’s 2007 401(k) match, which was made in Company common stock in May 2008.

Determining Fair Value

Valuation and Amortization Method—The fair value of each option award is estimated on the date of grant using the Black-Scholes option-pricing model based on the assumptions in the table below. The estimated fair value of employee stock options is amortized to expense using the straight-line method over the vesting period.

Expected Term—The Company uses the simplified calculation of expected life, described in the SEC’s Staff Accounting Bulletins 107 and 110, as the Company does not currently have sufficient historical exercise data on which to base an estimate of expected term. Using this method, the expected life is determined using the average of the vesting period and the contractual life of the stock options granted.

Expected Volatility—Expected volatility is based on the Company’s historical volatility from the time of its initial public offering in January 2001 through the measurement date of the awards.

Risk-Free Interest Rate—The Company bases the risk-free interest rate used in the Black-Scholes valuation method on the implied yield currently available on U.S. Treasury zero-coupon issues with an equivalent remaining term.

Forfeitures—As required by SFAS No. 123(R), the Company records share-based compensation expense only for those awards that are expected to vest. The Company does not need to estimate forfeitures because all share based awards vest monthly.

The fair value of each option award is estimated on the date of grant using the Black-Scholes option-pricing model based on the assumptions in the following table.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
Option Plan Shares
Risk-free interest rates	3.02%	4.16%-4.60%	2.80%-3.02%	4.16%-4.60%
Expected term (in years)	6	6	6	6
Expected volatility	75%	70%	70% -75%	70%
Dividend yield	0%	0%	0%	0%
Weighted average fair value per share of options granted during the period	$0.48	$1.92	$1.10	$1.87
ESPP Shares
Risk-free interest rates	(1)	(1)	(1)	5.10%-5.17%
Expected term (in years)	(1)	(1)	(1)	0.5 - 2
Expected volatility	(1)	(1)	(1)	70%
Dividend yield	(1)	(1)	(1)	0%
Weighted average fair value per share of stock purchase rights granted during the period	(1)	(1)	(1)	$1.08

(1)	The Company did not issue stock options or stock purchase rights under its stock-based compensation plans during the periods indicated.

Stock Option Activity

A summary of stock option activity under the 1995 Option Plan and the 2000 Option Plan during the nine months ended September 30, 2008 is as follows:

Options	Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (Years)	Aggregate Intrinsic Value (1)
(Aggregate intrinsic value in thousands)
Outstanding, January 1, 2008	3,996,688	$4.88	4.8
Granted	628,600	$1.54
Exercised	(78,117)	$0.08
Cancelled	(861,713)	$6.13

Outstanding, September 30, 2008	3,685,458	$4.12	5.4	$34

Exercisable, September 30, 2008	2,770,784	$4.71	4.2	$24

Vested and expected to vest, September 30, 2008	3,685,458	$4.12	5.4	$34

(1)	The aggregate intrinsic value of options outstanding, as well as options vested and expected to vest, at September 30, 2008 is calculated as the difference between the exercise price of the underlying options and the market price of the Company’s common stock for the 118,462 options that had exercise prices that were lower than the $0.87 market price of our common stock at September 30, 2008. The aggregate intrinsic value of options exercisable at September 30, 2008 is calculated as the difference between the exercise price of the underlying options and the market price of the Company’s common stock for the 55,957 options that had exercise prices that were lower than the $0.87 market price of our common stock at September 30, 2008.

As of September 30, 2008, there was $1.1 million of total unrecognized compensation cost related to non-vested share-based compensation arrangements granted under all equity compensation plans. Total unrecognized compensation cost will be adjusted for future changes in forfeitures. The Company expects to recognize that cost over a weighted average period of 1.6 years.

Stock option modifications

In connection with the 2008 Restructuring, the Company accelerated the vesting of 15,523 shares under terminated employees’ previously unvested stock options, with a weighted average exercise price of $2.65 per share, and extended the expiration date of all the terminated employees’ outstanding options as of their date of termination, covering an aggregate of 181,828 shares with a weighted average exercise price of $4.50, through August 1, 2009. Pursuant to the measurement provisions of SFAS No. 123(R), the Company recorded one-time stock-based compensation charges of approximately $3,000 in the “Restructuring” line item of the Company’s condensed consolidated statements of operations during the quarter ended September 30, 2008.

(8) COLORECTAL CANCER SCREENING GUIDELINES

Professional colorectal cancer screening guidelines in the United States, including those of the American Cancer Society (“ACS”), the American College of Gastroenterology and the American Gastroenterological Association, recommend regular screening by a variety of methods. Historically, such recommendations consisted of colonoscopy, flexible sigmoidoscopy, double contrast barium enema and fecal occult blood testing (FOBT), as well as combinations of some of these methods. On March 5, 2008, the ACS, the U.S. Multi-Society Task Force on Colorectal Cancer, a consortium of several organizations including representatives of the American College of Gastroenterology, American Gastroenterological Association, American Society for Gastrointestinal Endoscopy and the American College of Physicians/Society of Internal Medicine (the “MSTF-CRC”), and the American College of Radiology announced that non-invasive, stool-based DNA screening technology has been included in the updated national colorectal cancer screening guidelines as a screening option for the detection of colorectal cancer in average risk, asymptomatic individuals age 50 and above, a population of approximately 90 million Americans. These new guidelines now divide colorectal cancer screening into two groups, one including non-invasive methods for the early detection of colorectal cancer and the other including invasive techniques for the prevention and early detection of colorectal cancer. Non-invasive technologies include fecal occult blood testing and stool-based DNA screening for individuals unwilling or unable to use invasive screening procedures. Invasive procedures include colonoscopy, flexible sigmoidoscopy, CT colonography, and double contrast barium enema and, according to the new guidelines, are designed to detect both early cancer and adenomatous polyps and should be encouraged if resources are available and patients are willing to undergo an invasive test. While the Company views inclusion of its stool-based DNA technology in the ACS and MSTF-CRC guidelines as a critical first step toward building sufficient demand for any stool-based DNA screening test for colorectal cancer, the Company believes that FDA clearance for its technologies, and reimbursement from the Centers for Medicare and Medicaid Services and other third-party payors will be necessary to achieve any significant increase in demand for its technologies. In addition, the ACS and MSTF-CRC guidelines indicated that new technologies and new technical versions of approved technologies need only detect a majority of colorectal cancers in a screening population to meet guidelines criteria. The

Company has not performed a stand-alone colorectal cancer screening study of LabCorp’s ColoSure test and there can be no assurance that the guidelines groups will agree that existing studies using our Version 2 technologies, and any related data supporting ColoSure, will meet the requirements set forth in the current ACS and MSTF-CRC guidelines for inclusion of such technologies in future guidelines of such organizations. If the guidelines groups indicate a lack of acceptance for these more advanced technologies, such action could have a materially adverse impact on the Company’s business.

(9) REGULATORY STATUS

From August 2003 through June 2008, LabCorp offered its PreGen-Plus testing service, which included the Effipure component from the Company, as an in-house developed laboratory test, or “homebrew” testing service. On October 11, 2007, the FDA sent the Company a warning letter (the “Warning Letter”) with respect to the PreGen-Plus testing service, indicating that PreGen-Plus is a Class III medical device and that it cannot be commercially distributed without an appropriate pre-market approval or clearance from the FDA. The Company’s Version 1 technology was the basis for LabCorp’s PreGen-Plus testing service. Effective June 1, 2008, LabCorp stopped offering PreGen-Plus and indicated that it had discontinued its use of Effipure.

In addition to the Company’s Version 1 technology underlying the PreGen-Plus testing service that was offered by LabCorp, the Company has also developed a Version 2 colorectal cancer screening technology. In April 2008, the Company began to focus its regulatory efforts on pursuing FDA clearance for Version 2 of its technology, a two-marker version that the Company believes offers greater sensitivity and can be more cost-effective than its earlier, 23 marker Version 1 technology. In this regard, in April 2008, the Company submitted a pre-Investigational Device Exemption (“pre-IDE”) request to the FDA for its Version 2 technology. The objective of the pre-IDE process was to seek concurrence from the FDA that a 510(k) submission followed by a de novo classification request is an appropriate regulatory path for the Company’s Version 2 technology and that the clinical and other studies proposed in its Version 2 pre-IDE submission would likely support such a de novo regulatory path.

On July 14, 2008, LabCorp announced that it would begin offering a new single marker in-house laboratory-developed test called ColoSure, which is based on certain of the Company’s Version 2 intellectual property and that does not use the Effipure component. There can be no assurance that LabCorp’s offering of ColoSure falls within the category of in-house developed laboratory tests, or “home-brew tests,” over which the FDA has historically exercised enforcement discretion. If the FDA deems ColoSure a medical device that requires FDA clearance or approval prior to marketing, LabCorp may be required to discontinue offering ColoSure and, under such circumstances, our business would likely be materially adversely affected.

Also in July 2008, the Company confirmed with the FDA the clinical performance characteristics and the minimum number of average-risk colorectal cancer samples that would be required for validation of its two-marker Version 2 stool-based DNA technology for colorectal cancer screening. In addition, based on its discussions with the FDA, the Company believes that the de novo pathway would be the appropriate regulatory path for its Version 2 technology. The Company estimates that total costs to complete its Version 2 validation studies and the related regulatory submission process would range from $6.5 million to $8.5 million. The FDA may ultimately determine that a pre-market approval application (“PMA”) is the appropriate path forward for the Company with respect to Version 2 of its stool-based DNA technology instead of a de novo pathway, or that additional samples, and a more expensive and time-consuming study or studies may be required for clearance or approval. Moreover, the Company may determine that accruing additional patients and cancer samples to further bolster the statistical strength of any such study, which may require redrafting and resubmission of a pre-IDE application with FDA. Such a study, with additional samples, would be more expensive and time-consuming than the current protocol upon which the Company’s current estimates are based. The Company believes that the studies required in connection with any approval or clearance of its Version 2 technology, regardless of whether the regulatory pathway is de novo classification or a PMA, will be material in cost and time-intensive. There can be no assurance that FDA will ultimately approve a de novo classification request or approve a PMA submitted by the Company.

As described in Note 5, in July 2008, the Company further reduced its cost structure by suspending the clinical validation study and other studies for its Version 2 technology and eliminating eight positions within the Company. Because the Company does not currently have sufficient funds to complete any clinical validation or other FDA-related study of its Version 2 technology, it will need to gain access to additional capital through a strategic transaction, a merger or sale of the Company, a debt or equity financing, or third-party collaboration, if any, and/or some combination of any of the foregoing in order to fund any FDA regulatory clearance or approval process of its Version 2 technology. There can be no assurance that the Company will be successful in securing or gaining access to any additional capital to pursue the clinical validation study for its Version 2 technology under any potential strategic transaction or capital structure. If the Company is unable to finance the requisite clinical and other studies of its Version 2 technology, it will not be able to complete and submit its application to seek FDA approval or clearance of its Version 2 technology.

(10) FAIR VALUE MEASUREMENTS

In September 2006, the FASB issued Statement No. 157, Accounting for Fair Value Measurements (“SFAS No. 157”). SFAS No. 157 clarifies the principle that fair value should be based on the assumptions market participants would use when pricing an asset or liability and establishes a fair value hierarchy that prioritizes the information used to develop those assumptions. Under the standard, fair value measurements are separately disclosed by level within the fair value hierarchy. SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007 and interim periods within those fiscal years. The Company adopted SFAS No. 157 on January 1, 2008 and it did not have any impact on its condensed consolidated results of operations, financial position or cash flows.

SFAS No. 157 establishes a fair value hierarchy that prioritizes the inputs used to measure fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs. Observable inputs are inputs that reflect the assumptions that market participants would use in pricing the asset or liability developed based on market data obtained from sources independent of the Company. Unobservable inputs are inputs that reflect the Company’s assumptions about the assumptions market participants would use in pricing the asset or liability developed based on the best information available in the circumstances.

The three levels of the fair value hierarchy established by SFAS No. 157 in order of priority are as follows:

Level 1	Quoted prices (unadjusted) in active markets for identical assets or liabilities that the Company has the ability to access as of the reporting date. Active markets are those in which transactions for the asset or liability occur in sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2	Pricing inputs other than quoted prices in active markets included in Level 1, which are either directly or indirectly observable as of the reporting date. These include quoted prices for similar assets or liabilities in active markets and quoted prices for identical or similar assets or liabilities in markets that are not active.

Level 3	Unobservable inputs that reflect the Company’s assumptions about the assumptions that market participants would use in pricing the asset or liability. Unobservable inputs shall be used to measure fair value to the extent that observable inputs are not available.

As of September 30, 2008, the Company’s balance sheet contained no assets or liabilities requiring fair value measurement disclosures pursuant to the provisions of SFAS No. 157. Cash and cash equivalents are recorded at cost, which approximates fair value. Cash equivalents at September 30, 2008 consist of money market funds and short term commercial paper.

(11) NEW ACCOUNTING PRONOUNCEMENTS

In February 2007, the FASB issued Statement No. 159, The Fair Value Option for Financial Assets and Financial Liabilities—including an amendment of FASB Statement No. 115 (“SFAS No. 159”). SFAS No. 159 provides entities with an option to choose to measure eligible items at fair value at specified election dates. If elected, an entity must report unrealized gains and losses on the item in earnings at each subsequent reporting date. The fair value option may be applied instrument by instrument, with a few exceptions, such as investments otherwise accounted for by the equity method, is irrevocable (unless a new election date occurs); and is applied only to entire instruments and not to portions of instruments. SFAS No. 159 is effective for the company in 2008. The Company did not elect the fair value option for any of its eligible financial instruments and other items, therefore, the adoption of SFAS No. 159, effective January 1, 2008, did not materially impact its financial position, results of operations or cash flows.

In June 2007, the FASB issued EITF Issue No. 07-3, Accounting for Nonrefundable Advance Payments for Goods or Services to Be Used in Future Research and Development Activities (“EITF 07-3”). EITF 07-3 requires that nonrefundable advance payments for goods or services to be received in the future for use in research and development activities should be deferred and capitalized. The capitalized amounts should be expensed as the related goods are delivered or the services are performed. EITF 07-3 is effective for new contracts entered into during fiscal years beginning after December 15, 2007. The Company adopted EITF 07-3 on January 1, 2008 and it did not have any impact on its condensed consolidated results of operations, financial position or cash flows.

SCHEDULE III

EXACT Sciences’ Information From Its Annual Report on Form 10-K

For The Year Ended December 31, 2007

The following information has been copied from the EXACT Sciences’ Annual Report on Form 10-K for the fiscal year ended December 31, 2007 filed with the SEC on March 17, 2008. All references to “we”, “us”, “our”, and the “Company” in this Schedule III refer to EXACT Sciences. The information provided in this Schedule III speaks only as of the date of the EXACT Sciences’ Form 10-K for the fiscal year ended December 31, 2007 filed with the SEC on March 17, 2008. EXACT Sciences has disclosed that, except as may be required by law, it has no plans to update its forward-looking statements contained in its such Annual Report on Form 10-K to reflect events or circumstances after the date of such Annual Report. EXACT Sciences has cautioned readers not to place undue reliance upon any such forward-looking statements, which speak only as of the date made. Certain information contained herein has been superceded or modified by subsequent information filed by EXACT Sciences with the SEC. In certain instances, references in the text below to the Annual Report on Form 10-K have been changed to references to this prospectus/offer to exchange.

The audited financial statements included below do not include the audit report included in EXACT Sciences’ Annual Report on Form 10-K for the fiscal year ended December 31, 2007 because EXACT Sciences’ independent registered public accountants have not consented to the inclusion of such report in this prospectus/offer to exchange.

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Business

Overview

EXACT Sciences Corporation is an applied genomics company that develops proprietary DNA-based technologies for use in the detection of cancer. We have selected colorectal cancer as the first application of our technologies. We have licensed certain of our technologies, on an exclusive basis through December 2010, to Laboratory Corporation of America® Holdings (“LabCorp®”) in connection with a commercial testing service that is marketed in the United States under the name “PreGen-Plus™.” PreGen-Plus, which is based on our Version 1 technology, is LabCorp’s non-invasive stool-based DNA testing service for the detection of colorectal cancer in the average-risk population. Royalties from LabCorp’s sales of PreGen-Plus, and other license fees from LabCorp, represent our primary source of revenue.

Colorectal cancer is the second leading cause of cancer death in the U.S. and the leading cause of cancer death among non-smokers. Patients who are diagnosed early in the progression of the disease, however, are more likely to have a complete recovery and to utilize lower levels of expensive medical resources. Accordingly, the American Cancer Society, or ACS, recommends that all persons age 50 and above undergo regular colorectal cancer screening. Of the more than 89 million people in the United States for whom colorectal cancer screening is recommended, it is estimated that less than one-half have ever been screened, and a significant portion of the balance have been inadequately screened. We believe that this large population of unscreened patients represents an opportunity to reduce the mortality associated with colorectal cancer.

Professional colorectal cancer screening guidelines in the United States, including those of the ACS, the American College of Gastroenterology, and the American Gastroenterological Association, recommend regular screening by a variety of methods. Historically, such recommendations consisted of colonoscopy, flexible sigmoidoscopy and fecal occult blood testing, or FOBT, as well as combinations of some of these methods. On March 5, 2008, the ACS and the U.S. Multi-Society Task Force on Colorectal Cancer, or MSTF-CRC, a consortium of several organizations including representatives of the American College of Gastroenterology, American Gastroenterological Association, American Society for Gastrointestinal Endoscopy and the American College of Physicians/Society of Internal Medicine, announced that non-invasive, stool-based DNA screening technology has been included in the updated national colorectal cancer screening guidelines as a screening option for the detection of colorectal cancer in average risk, asymptomatic individuals age 50 and above. PreGen-Plus is therefore now the first DNA-based, non-invasive colorectal cancer screening test to be included in the colorectal cancer screening guidelines of the ACS and MSTF-CRC in the United States for the average risk population.

PreGen-Plus is currently offered commercially by LabCorp, the second largest commercial laboratory in the United States with more than 35 primary laboratories and over 1,600 patient service centers. LabCorp is the exclusive licensee, in the United States and Canada, of certain of our technologies utilized in PreGen-Plus through December 2010, followed by a non-exclusive license for the life of the licensed patents. LabCorp currently does not offer PreGen-Plus in Canada. LabCorp performs the PreGen-Plus testing service in a single specialized centralized laboratory and, by the terms of the license, pays us a royalty based on its net revenues from sales of PreGen-Plus. Pursuant to the terms of our license agreement with LabCorp, LabCorp has paid us $30 million in upfront license fees and milestones. In addition, we may be eligible for up to an additional $42.5 million in milestones and performance incentives under the agreement, primarily based on the achievement of significant sales thresholds. Pursuant to our amended license agreement with LabCorp, we are permitted to license our technology to select third-party organizations and commercial service laboratories, subject to LabCorp’s preferential pricing terms. LabCorp maintains sole responsibility, at its expense, for all commercial activities including marketing, sales, and reimbursement related to PreGen-Plus under the agreement. LabCorp may terminate the license agreement if, among other things, the failure to commercially launch our Version 2 technology is attributable to a failure on our part or Version 2 does not attain certain sensitivity and specificity thresholds in connection with technical validation.

In addition to our Version 1 technology underlying the PreGen-Plus testing service offered by LabCorp, we have also developed a Version 2 colorectal cancer screening technology that we believe has greater sensitivity and is more cost effective than Version 1. In a recent research study evaluating stool-based DNA in 82 patients with confirmed colorectal cancer and 363 colonoscopically normal individuals, our Version 2 stool-based DNA technology demonstrated sensitivity of 83 percent and specificity of 82 percent for the detection of colorectal cancer. LabCorp has the exclusive right through December 2010 to our Version 2 technology, subject to certain rights that we maintain to offer our technology commercially. As of the date of the Company’s Annual Report on Form 10-K, we were in discussions with LabCorp, the exclusive licensee to our Version 2 technology, regarding the potential future commercialization of Version 2.

Background

Colorectal cancer is the third most common malignant disease and the second most frequent cause of cancer-related death in the United States, with more than 148,000 new cases and more than 49,000 deaths anticipated in 2008. We believe that many colorectal cancer deaths occur because people are not screened for colorectal cancer at all, or they use ineffective screening methods that either fail to detect the cancer or detect it at a later stage, when the five-year survival rate falls below 50%. Moreover, the number of people who die annually from the disease has remained materially unchanged over the last 20 years, despite the availability of multiple colorectal cancer screening options, all of which we believe fail to effectively meet the collective needs of patients, doctors and payors.

As reported in the February 3, 2005 issue of the New England Journal of Medicine, the tumor-node-metastasis, or TNM, system of the American Joint Committee on Cancer is now the most commonly used system for staging colorectal cancer and serves as a benchmark for predicting the likelihood of five-year survival. This staging system is described in the table below.

TNM Staging System for Colorectal Cancer*

Stage	TNM Classification	Five-Year Survival %
I	T1-2, N0, M0	>90

IIA	T3, N0, M0	60-85
IIB	T4, N0, M0

IIIA	T1-2, N1, M0	25-65
IIIB	T3-4, N1, M0
IIIC	T (any), N2, M0

IV	T (any), N (any), M1	5-7

Primary Tumor (T)

TX: Primary tumor cannot be assessed

Tis: Carcinoma in situ

T1: Tumor invades submucosa

T2: Tumor invades muscularis propria

T3: Tumor penetrates muscularis propria and invades subserosa

T4: Tumor directly invades other organs or structures or perforates visceral peritoneum

Nodal status (N)

NX: Regional lymph nodes cannot be assessed

N0: No metastases in regional lymph nodes

N1: Metastases in one to three regional lymph nodes

N2: Metastases in four or more regional lymph nodes

Distant Metastases (M)

MX: Presence or absence of distant metastases cannot be determined

M0: No distant metastases detected

M1: Distant metastases detected

*	Source: Greene FL, Balch CM, Fleming ID, et al., eds. AJCC cancer staging handbook, 6th ed. New York: Springer, 2002.

Detection of pre-cancerous adenomas and colorectal cancer in its earliest stages increases the likelihood of survival and reduces the significant cost associated with treating late-stage colorectal cancer. Accordingly, the ACS recommends that the more than 89 million Americans age 50 and above undergo regular colorectal cancer screening with the methods endorsed by the ACS.

Our Solution

We believe that stool-based DNA detection in the general population offers an opportunity to increase screening rates and decrease mortality from colorectal cancer. We believe that our proprietary methods and technologies have several advantages over other screening options that may ultimately lead to decreased mortality associated with colorectal cancer, including:

Performance. We have conducted several clinical studies supporting the performance of stool-based DNA detection for colorectal cancer, including a 5,500 patient multi-center study, the results of which were published in the December 23, 2004 issue of the New England Journal of Medicine. Based on this study data, our bead-based stool-based DNA detection technology demonstrated sensitivity four times greater than the leading FOBT, Hemoccult II®, currently the most common non-invasive screening method for colorectal cancer, and was more than four times as effective as Hemoccult II in this study in detecting cancer at its early stages, when survival rates approach 90%. The PreGen-Plus stool-based DNA testing service that was developed by LabCorp and that LabCorp is commercially offering today incorporates technical improvements over the test that was used in the multi-center study, which we believe result in higher assay sensitivity than that seen in our multi-center study. In addition, our Version 2 stool-based DNA technology demonstrated sensitivity of 83 percent and specificity of 82 percent for the detection of colorectal cancer in a research study evaluating stool-based DNA in 82 patients with confirmed colorectal cancer and 363 colonoscopically normal individuals.

Simplicity and Convenience. Of those people for whom screening is recommended, many reject the option of colonoscopy which, while accurate as a means of detecting colorectal cancer, is invasive. In addition, many FOBT screening tests require unpleasant stool sampling and stool manipulation by the patient, and certain FOBT screening tests also require dietary modifications. Unlike current invasive screening and diagnostic methods, stool-based DNA screening for colorectal cancer requires no pre-examination bowel cleansing preparation, no invasive procedures or anesthesia, and a sample can be collected in the privacy of one’s home. The sample is then shipped to LabCorp for testing, with the results then sent to a patient’s physician.

Compliance. Despite having been available as a screening modality for several years, colonoscopy has not been widely embraced by patients. A post-market survey of patients whom have used PreGen-Plus indicated that more than half of the people surveyed who were screened with stool-based DNA technology had never been screened for colorectal cancer before. We believe that this indicates that stool-based DNA screening can lead to greater patient screening compliance.

Our stool-based DNA screening technology includes proprietary and patented technologies that isolate and analyze the trace amounts of human DNA that are shed into stool every day from the exfoliation of cells that line the colon. When colorectal cancer is present, a minute portion of the total isolated human DNA will often represent DNA shed from cancerous or pre-cancerous lesions. Once the human DNA in the sample is isolated, stool-based DNA technology looks for specific mutations and other abnormalities in that DNA known to be associated with colorectal cancer. A “positive” result from stool-based DNA detection does not necessarily mean that a patient has colorectal cancer. A “positive” result means that one or more of the genetic markers that can be associated with colorectal cancer has been identified. Under such circumstances, the clinical protocol is for the patient to then obtain a colonoscopy for confirmation. Moreover, a “negative” result from stool-based DNA screening does not mean that a person is free of colorectal cancer. Stool-based DNA detection, like virtually all screening tests (including mammography, Prostate Specific Antigen, or PSA, and Papanicolaou smear, or Pap smear) also reports false negatives. See “Clinical Studies” below for specific information on stool-based DNA technology.

The Testing Process

Diagnostic tests typically require sample collection and preparation procedures as well as detection methods. The stool-based DNA testing process involves proprietary sample preparation, DNA isolation, and analytical techniques that apply genomics discoveries to the early detection of colorectal cancer.

Specimen Collection and Transportation. Certain of our patents relating to stool-based DNA screening for colorectal cancer are based on collecting a single whole stool sample in an easy, non-invasive manner. Utilizing a specially designed specimen container, samples can be collected in the privacy of an individual’s home and then sent directly to the laboratory for processing using one of the many national couriers.

Representative Sampling. We have invented proprietary stool homogenization methods designed to ensure that the stool sample that is processed at the laboratory will contain uniformly distributed DNA throughout the portion of the sample being tested which, in turn, helps to ensure that the DNA in the stool sample is representative of the entire stool and colon.

DNA Extraction, Purification and Amplification. The isolation and amplification of human DNA found in stool is technically challenging because over 99% of DNA in stool is not human DNA, but is actually DNA from bacteria normally found in the colon. In addition, there are substances in stool that make the isolation and amplification of human DNA a difficult task. Proprietary technologies are used to promote the reproducible isolation and amplification of the human DNA found in stool.

Cancer Detection Methods. Many of the specialized methods for detecting and identifying genomic markers associated with colorectal cancer can be performed on existing instruments commonly available in clinical laboratories conducting molecular testing.

Commercial Focus

Our goal has been to become a market leader in the development and licensing of technologies for the early detection of colorectal cancer. To accomplish this goal, we have been pursuing a strategy with respect to our technologies that includes the following components:

Obtain regulatory clearance for stool-based DNA screening. In October 2007, we were notified in a warning letter from the U.S. Food and Drug Administration, or FDA, that PreGen-Plus is a Class III medical device that cannot be commercially distributed without an appropriate pre-market approval or clearance from the FDA. Accordingly, among our primary business objectives is to obtain FDA approval or clearance for our technologies and, as of the date of the Company’s Annual Report on Form 10-K, we had met with the FDA on two separate occasions to specifically address the matters raised in the warning letter. Based on these discussions, we are currently focusing our efforts on concluding our pre-IDE, or pre-Investigational Device Exemption, discussions with the FDA to determine the appropriate premarket submission requirement. We believe, based on our most recent discussion with the FDA in February 2008 and the proposed intended use of the test, that a de novo 510(k) application for our test incorporating Version 1 technology may likely be the filing route that is available to us in satisfying the FDA’s requirements. As described in the section “Government Regulation” below, obtaining FDA clearance or approval could require additional lengthy clinical or other studies to validate our technologies, the costs of which are likely to be material. We may not have sufficient funds to complete any FDA clearance or approval process for our technologies or we may delay any such process to preserve funds. Moreover, we will require the support of third parties to assist us in the achievement of objectives relating to FDA clearance of our technologies, which may be costly. Additionally, as a result of the warning letter, LabCorp may decide to halt commercial sales of PreGen-Plus until it is cleared or approved by the FDA, which could materially harm our business and revenue prospects. Alternatively, LabCorp may decide to discontinue the use of PreGen-Plus, which was the basis for the FDA’s warning letter, and instead seek to begin commercializing our Version 2 stool-based DNA screening technology for colorectal cancer. Such conversion could result in an interruption in service and a lengthy delay during which no version of the test utilizing our technologies remains on the market. Further, the FDA may not approve of certain sales, marketing or promotional initiatives of EXACT or LabCorp, which could negatively affect our ability to build awareness around stool-based DNA testing, regardless of which version of the test remains on the market.

Obtain formal acceptance of stool-based DNA screening for reimbursement by Medicare and other third-party payors. Between the commercial launch of PreGen-Plus in August 2003 and December 31, 2007, LabCorp

has received over 14,300 patient samples for testing from across the country, billed insurers and received payment from numerous third-party payors, including more than 350 health plans. None of these third-party payors have yet issued formal policy approval for PreGen-Plus. Our reimbursement strategy consists primarily of leveraging LabCorp’s ability to educate large managed care organizations and large self-insured employers about the clinical benefits and cost-effectiveness of using stool-based DNA screening for colorectal cancer. An important component of our reimbursement strategy is to obtain a National Coverage Determination, or NCD, from the Centers for Medicare and Medicaid Services, or CMS, for inclusion of our stool-based DNA screening technologies for colorectal cancer in the Medicare program. In December 2004, we submitted our application for a NCD on our Version 1 technology, which was accepted by CMS on August 1, 2007. Following acceptance of our application to CMS, we received the warning letter from the FDA in October 2007. Based, in part, on the FDA’s determination as set forth in the warning letter that PreGen-Plus required premarket clearance or approval, CMS issued a proposed decision memorandum regarding our application on January 30, 2008, which proposed not to provide coverage for our Version 1 technology. The proposed decision memo indicated that CMS would reconsider our application for coverage following any such FDA clearance or approval of our stool-based DNA screening technology. Accordingly, we intend to submit our NCD application for reconsideration following any such FDA clearance or approval of our technology. While we believe that the publication of our multi-center study results in the New England Journal of Medicine in December 2004 and patient preference and compliance study results regarding stool-based DNA screening will aid in our long-term efforts to gain reimbursement for our technologies, we also believe that additional performance data and patient compliance and preference data may likely be required before we submit to CMS with our request for reconsideration of our NCD application.

Pursue commercial introduction of next-generation stool-based DNA screening technology. In a recent research study that we designed to test the efficacy of technological advances to enhance colorectal cancer detection in stool, our Version 2 technology demonstrated sensitivity of 83 percent and specificity of 82 percent for the detection of colorectal cancer. The Version 2 research study involved the blinded analysis of post-colonoscopy collected stool samples from individuals whose colonoscopy results were positive for colorectal cancer. Although the specificity result in the Version 2 study was lower than our previous studies, we believe that the significant improvement in sensitivity compared to studies of Version 1 of our technology, including the multi-center study, will provide the basis to pursue the future commercial introduction of Version 2. Pursuant to our license agreement with LabCorp, LabCorp has exclusive rights through December 2010 to our Version 2 technology, subject to certain rights that we maintain to offer our technology commercially as well. As of the date of the Company’s Annual Report on Form 10-K, we were in discussions with LabCorp regarding their potential future commercialization of Version 2. We currently intend to pursue FDA clearance or approval for our Version 2 technology, which may require additional lengthy studies, the costs of which are likely to be material.

Leverage LabCorp’s large sales force. In August 2007, as part of an amendment to our license agreement with LabCorp, we eliminated our sales and marketing functions and transferred responsibility for all sales and marketing activities related to PreGen-Plus to LabCorp. LabCorp is the second largest commercial laboratory in the country and processes over 370,000 patient specimens daily through its system of more than 35 primary laboratories and over 1,600 patient service centers across the United States. LabCorp’s large sales force of more than 1,100 people is devoted to selling a wide range of diagnostic tests to physicians across all specialties. We currently intend to leverage LabCorp’s relationships and infrastructure to build market demand for PreGen-Plus and Version 2 of our stool-based DNA technology.

We believe that the success of each of the foregoing components of our commercial strategy are critical to any future broad acceptance of our technologies. The achievement of certain of these components will also, at least in part, be dependent upon the successful accomplishment of others. For instance, FDA approval or clearance will be one of the key prerequisites for any future CMS approval of our NCD application which we believe will, in turn, be necessary for any broad commercial acceptance of our technologies. Similarly, despite the inclusion of our technologies in the colorectal cancer screening guidelines of the ACS and MSTF-CRC, we do not expect that third-party payors will issue formal policy approval for PreGen-Plus or Version 2 prior to any

FDA approval of our technologies, and, absent any such formal policy approval, it is unlikely that PreGen-Plus or Version 2 will be broadly used by a payor’s members.

Clinical Studies

Stool-based DNA testing has been the subject of extensive research and clinical studies. In numerous studies to date, the performance of our stool-based DNA technology has been examined in thousands of tissue and stool samples. In addition to several smaller clinical studies designed to measure the sensitivity and specificity of stool-based DNA testing in detecting colorectal cancer, the performance of our bead-based Version 1 stool-based DNA testing technology was compared to the most widely-used FOBT in a large multi-center study that enrolled approximately 5,500 average-risk, asymptomatic patients from more than 80 sites across the United States. The study was designed to determine whether stool-based DNA testing was clinically superior to Hemoccult II, an FOBT that is currently the most widely used non-invasive colorectal cancer screening test. The primary endpoint of this study was achieved with statistical significance, with a p-value of less than 0.003. Results from the study, which were published in the New England Journal of Medicine in December 2004, indicated that our bead-based Version 1 technology was four times more sensitive than Hemoccult II in the study in detecting colorectal cancer (52% for Version 1 versus 13% for Hemoccult II), and more than four times more sensitive in detecting colorectal cancer in its earliest, most curable stages (57% for Version 1 versus 13% for Hemoccult II). There was no difference in specificity between the bead-based Version 1 and this FOBT, with both tests demonstrating a specificity of approximately 95%.

In addition, a recent study evaluating Version 2 of our stool-based DNA colorectal screening technology in 82 patients with colorectal cancer and 363 colonoscopically normal individuals demonstrated sensitivity of 83 percent and specificity of 82 percent for the detection of colorectal cancer. These study results were statistically consistent with the interim study results on Version 2 published in the January 2007 issue of the American Gastroenterological Association’s journal, Clinical Gastroenterology and Hepatology, which included a subset of samples from 40 cancer patients and 122 normal individuals and demonstrated sensitivity of 88 percent and specificity of 82 percent. Although we are encouraged by the increase in sensitivity shown for Version 2 in this study when compared to previous published studies for stool-based DNA screening, the specificity results in the Version 2 study were closer to 80% whereas prior studies have Version 1 have generally shown specificity above 90%. This performance metric may not be deemed clinically or commercially acceptable. Moreover, the blinded study of Version 2 involved the analysis of 82 post-colonoscopy collected cancer samples from individuals whose colonoscopy results were positive for colorectal cancer. By contrast, our multi-center study in 2004 was comprised of 31 cancer samples prior to colonoscopy from an asymptomatic population.

Sensitivity and specificity results from our clinical studies that have been published are summarized in the table below. The results of these studies may not be directly comparable as these studies were conducted across a variety of patient populations and clinical settings and employed varying sample collection protocols. Moreover, the clinical studies disclosed below do not include any non-published studies regarding stool-based DNA testing, the results of which may differ significantly from those set forth below.

Technology & Study Name	Year Completed/ Published	Number of Cancer Samples Analyzed	Number of Genetic Markers	DNA Capture Technology	DNA Stabilization Buffer Used(1)	Sensitivity		Specificity(2)
Version 1 Studies
Mayo Clinic I Pilot Study	1999/2000	22	17	Bead-based	No	91%		93%
University of Nebraska	2002/2004	16	22	Bead-based	No	69%		(2)
Kaiser Clinic	2002/2003	52	23	Bead-based	No	64%		98%
Boston	2002/2006	68	23	Bead-based	No	63%		(2)
Multi-Center Study	2003/2004	31	23	Bead-based	No	52	%(3)	94%
Effipure Technology Validation	2004/2004	86	23	Effipure(4)	No	70	%(5)	96%
Mount Sinai School of Medicine	2005/2007	40	23	Effipure(4)	Yes	73%		89%

Version 2 Study
Mount Sinai School of Medicine	2005/2007	40	2	Effipure(4)	Yes	88%		82%

(1)	DNA stabilization buffer is used to protect against DNA degradation during sample transport.

(2)	Specificity can only be derived in studies that include a certain number of individuals without cancer. The studies in the table without a specificity figure did not contain the requisite number of disease-free individuals.

(3)	Based on published studies, including the Mount Sinai School of Medicine studies, we believe that the sample collection protocols used in this study resulted in DNA degradation that, in turn, resulted in lower sensitivity of our technology than that demonstrated in our prior published studies.

(4)	Effipure is a technological improvement that has been utilized in LabCorp’s commercial testing service, PreGen-Plus, designed to increase human DNA yield.

(5)	In November of 2004, we published a study in the Journal of Molecular Diagnostics that showed a 5.4 fold increase in the amount of DNA that could be captured using the Effipure technology rather than the older, bead-based technology. The sensitivity result from this study is not a conclusion regarding the sensitivity of the commercial test on the market today.

In October 2001, Mayo Clinic initiated a study of the bead-based version of our technology that was intended to include approximately 4,000 patients at average risk for developing colorectal cancer. This three-year study was designed to compare the results of our original technology with those of Hemoccult II, a common first-line FOBT colorectal cancer screening option. The Mayo study was principally powered for the detection of “screen relevant neoplasia” (an end-point that includes high grade dysplasia, invasive cancer, and adenomas ≥ 1cm) rather than invasive cancers as a stand alone category. After this study commenced, Hemoccult Sensa®, another brand of FOBT, was added to the study. Subsequently, we and the Mayo Clinic sought to include the gel-based Effipure DNA isolation technology in the study to improve DNA yield, rather than relying solely on our original bead-based technology. In connection with this technology transition, Mayo Clinic reviewed preliminary data from the study which showed that, while our bead-based technology was nearly twice as sensitive as Hemoccult II and as sensitive as Hemoccult Sensa in detecting screen-relevant neoplasia, Hemoccult II and Hemoccult Sensa appeared to have outperformed, at a preliminary stage, our bead-based technology in the detection of cancer among the thirteen cancer samples collected in the study. As the study proceeded beyond this preliminary stage, however, Mayo Clinic evaluated additional screen relevant neoplasia and has offered the following updated principal findings on the larger data set: (1) stool-based DNA technology detected three times more screen relevant neoplasia than Hemoccult II and two times more screen relevant neoplasia than Hemoccult Sensa, but at a much lower specificity; and (2) the addition of a stabilization buffer to stool samples at the time of collection would most likely have improved lesion detection by long DNA and possibly other analytes as well. We believe that the sample collection protocols used for the vast majority of samples in this study, like the sample collection protocols as those used in our multi-center study, resulted in DNA degradation that, in turn, resulted in lower sensitivity of our technology. In addition, although our older technology detected a small but significant percentage of advanced adenomas, this older version of our technology was designed only to detect cancer, not adenomas, both of which are included in the definition of screen-relevant neoplasia. Our Version 2 technology includes the addition of DNA stabilization buffer to the stool at the time of collection.

Research and Development

At December 31, 2007, our research and development efforts are primarily focused on supporting regulatory submissions required by the FDA for clearance or approval of our technologies, and may be focused on supporting any commercial launch of Version 2 of our DNA screening technology. Addressing the FDA compliance matters relating to our technologies and the future commercialization of our Version 2 technology could require additional lengthy studies and, accordingly, the timing and costs of any FDA clearances and commercialization of our technologies is uncertain. Additionally, the costs of additional clinical or other studies that may be required in connection with FDA approval or clearance of our technology are likely to be material. Moreover, transferring Version 2 from the laboratory to the commercial setting will also require the negotiation and licensing of necessary third-party intellectual property, as well as the likelihood of additional technical and clinical validations of the technology to demonstrate, among other objectives, the reliability and reproducibility of our prior Version 2 study results. Our research and development expenses were $4.9 million, $6.7 million and $8.0 million for the years ended December 31, 2007, 2006 and 2005, respectively.

Sales and Marketing

In August 2007, in connection with an amendment to our license agreement with LabCorp, we eliminated our sales and marketing functions and currently employ no sales or marketing personnel. We are, therefore, materially dependent on LabCorp’s sales efforts in building market demand for PreGen-Plus and Version 2 of our stool-based DNA technology. LabCorp’s large sales force of more than 1,100 people calls on primary care physicians and promotes numerous products. Our efforts with respect to building awareness of stool-based DNA screening for colorectal cancer are focused on the following key constituents:

Thought Leaders. Gastroenterologists are highly vocal in advocating colorectal cancer screening, and perform the vast majority of the reference standard diagnostic procedure, colonoscopy. They are also key to establishing new tests as standards of care for inclusion in screening guidelines.

Third-Party Payors. Another important focus includes third party payors, including Medicare, major national and regional managed care organizations, technology assessment groups, insurance carriers and self-insured employer groups. The goals with these target groups are to educate these groups regarding the benefits of stool-based DNA testing in order to gain formal policy-level reimbursement for stool-based DNA testing.

Advocacy Development. We seek to work with influential advocacy groups to promote their awareness of stool-based DNA testing and its potential value in clinical practice toward the goal of reducing mortality from colorectal cancer. To the extent possible based on our existing resources, we intend to continue to build on growing public awareness of colorectal cancer through our activities with these advocacy groups.

The FDA may not approve of certain of our promotional initiatives with respect to our stool-based DNA technology, which could restrict or negatively impact our ability to build awareness around stool-based DNA testing.

Reimbursement

We are continuing to work to obtain national coverage and reimbursement approval for our stool-based DNA colorectal cancer screening technologies from Medicare and, primarily through our relationship with LabCorp, major national and regional managed care organizations and insurance carriers, and self-insured employer groups. We support LabCorp in these efforts, from time to time, as circumstances warrant. Our reimbursement strategy consists primarily of leveraging our relationship with LabCorp toward the education of large managed care organizations, large self-insured employers and large physician groups about the clinical benefits and cost-effectiveness of stool-based DNA screening. We seek to complement these efforts through targeted, focused initiatives that benefit from direct relationships maintained by one or more of our employees.

An important component of our reimbursement strategy is to obtain an NCD from CMS that includes stool-based DNA screening technologies for colorectal cancer in the Medicare program. In December 2004, we submitted our application for a NCD on our Version 1 technology, which was accepted by CMS on August 1, 2007. Our Version 1 technology patents are the basis for LabCorp’s PreGen-Plus testing service. Following acceptance of our application to CMS, we received the warning letter from the FDA in October 2007. Based in part on the FDA’s determination as set forth in the warning letter that PreGen-Plus required premarket clearance, CMS issued a proposed decision memorandum regarding our application on January 30, 2008, which proposed not to provide coverage for our Version 1 technology. The proposed decision memo indicated that CMS would reconsider our application for coverage following any such FDA clearance or approval of our DNA screening technology. There can be no assurance that any version of our technology will be cleared or approved by the FDA. Even if cleared or approved by the FDA, there can be no assurance that CMS will reach a positive coverage decision regarding our request for an NCD for any version of our technologies. Moreover, even if CMS issues a positive coverage decision for any version of our stool-based DNA screening technology, such coverage may not provide adequate levels of reimbursement. Accordingly, our future plans will likely include working to accumulate additional performance data, and patient compliance and preference data to submit to CMS with our request for reconsideration of our NCD application. We could incur significant time and costs to accumulate such additional data which still may not yield a positive coverage decision from CMS at acceptable reimbursement levels. Additionally, despite the fact that our technology is included in the colorectal cancer screening guidelines of the ACS and MSTF-CRC, the FDA warning letter may have a similar impact on private third party payors in that those payors may defer reimbursement policy decisions with respect to our technology until we obtain FDA clearance for our technologies, if ever. Finally, certain members of the MSTF-CRC may separately fail to support the position of the MSTF-CRC, which could have a detrimental effect on our commercial and reimbursement efforts.

Government Regulation

Certain of our activities are subject to regulatory oversight by the FDA under provisions of the Federal Food, Drug and Cosmetic Act and regulations thereunder, including regulations governing the development, marketing, labeling, promotion, manufacturing and export of certain technologies. Failure to comply with applicable requirements can lead to sanctions, including withdrawal of products from the market, recalls, refusal to authorize government contracts, product seizures, civil money penalties, injunctions and criminal prosecution.

FDA Background

Laboratories that make and perform certain types of laboratory-developed tests, known in the industry as “homebrew” testing services, have generally not been required to submit premarket submissions to the FDA including performance data on the test for FDA review and approval or clearance. Instead the FDA has said it would exercise enforcement discretion, which allowed laboratories to develop their own clinical diagnostic test without obtaining FDA approval or clearance by following the regulations of the Clinical Laboratory Improvement Amendments of 1988, or CLIA.

We had believed, since LabCorp’s commercial launch of PreGen-Plus in 2003, that PreGen-Plus met the requirements to qualify for regulation under CLIA as a homebrew test and that in-house testing utilizing certain of our technologies, and using any analyte specific reagent that we developed, did not require FDA approval or clearance.

Since the commercial launch of PreGen-Plus in August 2003, LabCorp has validated and offered the PreGen-Plus testing service as an in-house developed laboratory test, or homebrew. On January 13, 2006, the FDA sent correspondence to us and to LabCorp with respect to the PreGen-Plus testing service, as well as the Effipure component used in processing PreGen-Plus tests, which indicated that PreGen-Plus is subject to FDA regulation as a medical device. The FDA also indicated that the device cannot be commercially distributed without an appropriate pre-market determination from the FDA. Pursuant to our and LabCorp’s subsequent discussions with the FDA to clarify the regulatory status of PreGen-Plus, we and LabCorp agreed, among other things, to revise promotional activities with respect to LabCorp’s PreGen-Plus testing service. In addition, LabCorp offered to eliminate its use of Effipure in processing PreGen-Plus tests. Based on the actions outlined above, LabCorp has continued to market and process the PreGen-Plus test as a homebrew testing service. LabCorp’s supply of Effipure includes components that have a finite useful life the duration of which, we believe, may be nearly exhausted. If LabCorp is unable to extend the useful life of these components, then LabCorp may be unable to continue to process PreGen-Plus tests in the near term. We further believe that certain finite resources required for the ongoing processing of the Version 1 test may also be nearly exhausted, which may result in an interruption in the PreGen-Plus testing service.

On October 11, 2007 the FDA sent the warning letter to us with respect to the PreGen-Plus testing service, indicating that PreGen-Plus is a Class III medical device and that it cannot be commercially distributed without an appropriate pre-market approval or clearance from the FDA. We are currently in communication with the FDA to specifically address the matters raised in the warning letter and to determine the appropriate premarket submission requirements and regulatory submission pathway in order to resolve the matters raised in the warning letter. As of the date of the Company’s Annual Report on Form 10-K, we had met with the FDA on two separate occasions to specifically address the matters raised in the warning letter. Based on these discussions, we are currently concluding our pre-IDE request discussions with the FDA and we believe, based on our most recent discussion with the FDA in February 2008, that the filing of a de novo 510(k) application with the FDA relating to Version 1 of our technology is the probable premarket submission pathway, which, if it results in clearance or approval, will, we believe, satisfy the FDA with respect to the matters raised in the warning letter.

EXACT’s Interactions with the FDA

On November 2, 2007, in response to the FDA warning letter, we submitted to the FDA a pre-IDE request that described our intended premarket submission filing approach, including the reproducibility studies that we proposed to perform in connection therewith. The FDA responded by letter to our pre-IDE submission in December 2007, and, in an in-person meeting with the FDA in February 2008, we learned that the likely regulatory path forward with respect to our Version 1 technology would be a de novo 510(k) application, which would likely include a single-site reproducibility study, the details of which still need to be confirmed by the FDA. We do not have final confirmation or assurance from the FDA that the regulatory path forward will in fact be a de novo 510(k) or that a single site study along the dimensions we described to FDA will be acceptable. There also can be no assurance that the FDA will not instead require a PMA or regulatory filing approach that is different from the approach described here and certain other smaller technical studies.

The FDA has not yet indicated definitively whether the submission with respect to Version 1 of our technology would be ade novo 510(k). Moreover, the FDA may determine that a pre-market approval application, or PMA, is the appropriate path forward for us with respect to Version 1 of our stool-based DNA technology. The FDA may also determine that additional clinical studies, which could be costly and time-intensive, are required in connection with our submission, or that our proposal is otherwise inadequate. Accordingly, the costs of any such studies could require that we seek additional capital in the near term, which could have an adverse and material impact on our financial position. There can be no assurance that the filing of a de novo 510(k) for our Version 1 technology will bring us into compliance with the matters raised by the FDA in the warning letter, or that the FDA will not issue a similar letter to LabCorp or otherwise require LabCorp to stop offering its PreGen-Plus testing service during the regulatory clearance process. The clearance or approval process for any version of our DNA-based technologies may require, among other things, successfully completing additional clinical and other studies, may require a PMA (rather than a 510(k) or de novo 510(k)) and may also necessitate our submitting PMAs with the FDA for multiple versions of our technology simultaneously or in sequence, all of which could take substantial time and resources including investment by us of substantial additional funds.

There can be no assurance that any version of our stool-based DNA technology will be cleared or approved by the FDA, that our proposed de novo 510(k) approach will satisfy the FDA’s regulatory requirements for our Version 1 technology or any subsequent version of our technology, or that such FDA clearance or approval process can be completed without significant delays or material additional expense resulting from additional FDA required clinical or other studies. We may not have sufficient funds to complete any FDA regulatory clearance or approval process for our DNA-based technologies. In addition, we may delay any such process to preserve funds for on-going operations or otherwise. Moreover, we will require the support of third parties to assist us in the achievement of objectives relating to FDA clearance of our technologies, which may be costly. Ongoing compliance with FDA regulations will also increase the cost of conducting our business, subject us and LabCorp to inspection by FDA and to the requirements of FDA and penalties for failure to comply with these requirements.

Moreover, we cannot assure you that the commercial sales of PreGen-Plus will not be delayed, halted or prevented during the regulatory approval process, or that the FDA will not initiate enforcement action, which could involve criminal or civil penalties and cause material harm to our business. Additionally, LabCorp could decide to stop offering the current version of PreGen-Plus, could decide not to launch the Version 2 technology, or could decide to defer any potential future launch of the Version 2 technology until that version has been approved or cleared by the FDA, if ever, any of which would materially increase our costs, limit our revenue and cause material harm to our business and result in impairments of our fixed assets or capitalized patent portfolio ($0.4 million at December 31, 2007) or other personnel or facility related restructuring charges.

In addition, any stool-based DNA in vitro diagnostic test kit that we may develop in the future that would require FDA clearance or approval would be distinct from LabCorp’s PreGen-Plus testing service, which remains on the market today as a homebrew testing service.

Other Regulations

We and our strategic partner, LabCorp, are also subject to U.S. and state laws and regulations regarding the operation of clinical laboratories. Federal CLIA requirements and laws of certain other states impose certification requirements for clinical laboratories, and establish standards for quality assurance and quality control, among other things. Clinical laboratories are subject to inspection by regulators, and to sanctions for failing to comply with applicable requirements. Sanctions available under CLIA include prohibiting a laboratory from running tests, requiring a laboratory to implement a corrective plan, and imposing civil monetary penalties. If LabCorp fails to meet any applicable requirements of CLIA or state law, it could further delay acceptance of our CMS application, prevent its approval entirely, and/or interrupt the commercial sale of PreGen-Plus and otherwise cause us to incur significant expense.

In addition, the specimen containers that are used in connection with the PreGen-Plus test may also be deemed to be medical devices regulated by the FDA. Once a physician orders a test, the patient will need to receive a specimen container to collect the patient’s stool. Specimen transport and storage containers generally have been exempted by regulation from the FDA’s premarket clearance or approval requirement and much of the Quality System Regulation. We believe that the specimen container falls within an applicable exemption, but we cannot be sure that the FDA will not assert that the container is not exempt and seek to impose a premarket clearance or approval requirement on the container itself.

Intellectual Property

To protect our proprietary technologies, we rely on a combination of patent, trademark, and copyright protection, and other contractual restrictions to protect our proprietary technologies, as well as confidentiality agreements with employees, consultants, and third parties.

We have pursued a patent strategy designed to maximize our patent position with respect to third parties. Generally, we have filed patents and patent applications that cover the methods we have designed to detect colorectal cancer as well as other cancers. We have also filed patent applications covering the preparation of stool samples and the extraction of DNA from heterogeneous stool samples. As part of our strategy, we seek patent coverage in the United States and in foreign countries on aspects of our technologies that we believe will be significant to our market strategy or that we believe provide barriers to entry for our competition. We believe that the United States and western Europe represent the most realistic near term markets for stool-based DNA testing.

As of December 31, 2007, we had 37 patents issued and 22 pending patent applications in the United States and, in foreign jurisdictions, 76 patents issued and 39 pending patent applications. Our success depends to a significant degree upon our ability to protect our technologies through patent coverage.

Each of our patents generally has a term of 20 years from its respective priority filing date. Consequently, our first patents are set to expire in 2016. We have filed terminal disclaimers in certain later-filed patents, which means that such later-filed patents will expire earlier than the twentieth anniversary of their respective priority filing dates.

We and a third-party institution have filed a joint patent application under the Patent Cooperation Treaty that will be co-owned by us and the third-party institution relating to the use of various DNA markers, including the DNA Integrity Assay, to detect non-colorectal cancers in stool, including, for example, cancers of the lung, pancreas, esophagus, stomach, small intestine, bile duct, naso-pharyngeal, liver and gall bladder. This patent application does not relate to the detection of colorectal cancer and national rights are being pursued in the United States, Japan, Europe and Canada.

We license on an exclusive basis, in the field of stool-based colorectal cancer screening, from Matrix Technologies Corporation, d/b/a Apogent Discoveries, certain patents owned by Apogent relating to its Acrydite™ technologies, which we have sublicensed to LabCorp. The rights provided under this license provide LabCorp with the ability to manufacture and use the Acrydite technology in the PreGen-Plus test. The Acrydite technology is useful in connection with the proprietary electrophoretic DNA gel capture technology used in the isolation of nucleic acids and the diagnosis of disease. We no longer manufacture, supervise the manufacture, or ship any components used in connection with the Acrydite or Effipure technologies.

We license on an exclusive basis from Johns Hopkins University, or JHU, certain patents owned by JHU that relate to digital amplification of DNA. We believe that this license may ultimately allow us and our partners to develop and commercialize novel detection technologies to further enhance the performance of stool-based DNA screening technologies. In exchange for the license, we have agreed to pay JHU certain royalties on revenues received by us relating to our or our sublicensees’ sales of products and service.

We license on a non-exclusive basis from Beckman Coulter certain patents owned by Beckman Coulter that relate to its Single Based Extension, or SBE, technology. The license provides us and our sublicensee, LabCorp, with the ability to use SBE in the PreGen-Plus test.

In June 2007, we licensed, on a non-exclusive basis, rights to our DNA stabilization, isolation and extraction technology to OncoMethylome Sciences for commercializing stool-based colorectal cancer screening tests in Europe that utilize OncoMethylome’s methylation detection technology (Methylation-Specific PCR, or MSP). In exchange, OncoMethylome has agreed to pay royalties to us based on sales. Separately, we entered into a supply agreement with OncoMethylome in which OncoMethylome will sell reagents to us for use in stool-based colorectal screening services that EXACT may provide in North America. The reagents will enable us to detect methylation at certain DNA markers using MSP technology. In addition, under the terms of this agreement, OncoMethylome also agreed to sell reagents to our commercial partners, subject to their negotiation with OncoMethylome of certain financial terms and other elements.

In June 2007, we licensed, on a non-exclusive basis, our proprietary DIA®, or long-DNA, technology and related know-how to NorDiag ASA for commercializing colorectal cancer screening tests in Europe, Japan and Australia. The collaboration and license also includes the right to develop an in vitro diagnostic test kit as well for these markets.

LabCorp also maintains additional third-party technology license and supply agreements that are necessary for their PreGen-Plus testing service. We and LabCorp will also need to secure additional third-party intellectual property prior to any commercial introduction of the Version 2 technology.

Competition

To our knowledge, none of the large genomics or diagnostics companies are developing tests to conduct stool-based DNA testing in the United States. We are aware of other companies that have offered or are offering stool-based colorectal cancer tests outside of the United States, and we believe that other companies may be working on similar tests in the United States that have not yet been announced. In addition, other companies may succeed in developing novel technologies or improving existing technologies and marketing products and services that are more effective or commercially attractive than ours. Some of these companies may be larger than we are and can commit significantly greater financial and other resources to all aspects of their business, including research and development, marketing, sales and distribution.

Currently, stool-based DNA detection faces competition from procedure-based detection technologies such as flexible sigmoidoscopy, colonoscopy and “virtual” colonoscopy, a radiological imaging approach which visualizes the inside of the bowel by use of spiral computerized axial tomography, known as a CT scan, as well as existing and possibly improved traditional screening tests such as immunochemical FOBT and improvements to colonoscopy. In addition, some competitors are developing serum-based tests, or screening tests based on the detection of proteins or nucleic acids produced by colon cancer in the blood. Screening tests based on a patient’s blood sample may prove to be equally effective in detecting colorectal cancer as stool-based DNA screening. Further, even if blood-based detection is proven less effective at detecting colorectal cancer than DNA-based technologies from a stool sample, a blood test may ultimately prove to have broader market advantage over our DNA-based technologies based on ease of use and other advantages that physicians, patients, third party payors and others find attractive. We believe that several companies are currently developing blood-based technologies for the early detection of colorectal cancer. Separately, we believe that pharmaceutical and medical device marketing efforts directed at physicians represent competition for physician attention for the sales force selling our DNA-based technologies.

We believe the principal competitive factors in the cancer screening market include:

•	high sensitivity;

•	high specificity;

•	non-invasiveness;

•	ease of use;

•	acceptance by the medical community, especially primary care medical practitioners;

•	adequate reimbursement from Medicare and other third-party payors;

•	price;

•	cost-effectiveness; and

•	patent protection.

Employees

As of December 31, 2007, we had fourteen employees, two of whom have a Ph.D. and one of whom has an M.D. We currently have eight employees engaged in research and development and six employees in general and administration. None of our employees are represented by a labor union. We consider our relationship with our employees to be good.

Available Information

We were incorporated in the State of Delaware on February 10, 1995. Our executive offices are located at 100 Campus Drive, Marlborough, Massachusetts 01752. Our telephone number is 508-683-1200. Our Internet website address is http://www.exactsciences.com. Our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 are available free of charge through the investor relations page of our internet website as soon as reasonably practicable after we electronically file such material with, or furnish it to, the Securities and Exchange Commission. Our Internet website and the information contained therein or connected thereto are not intended to be incorporated into this prospectus/offer to exchange.

Properties

As of December 31, 2007, we occupied approximately 25,537 square feet of space in our headquarters located in Marlborough, Massachusetts under a lease which expires in July 2010. We believe that these facilities will be adequate to meet our space requirements for the foreseeable future.

Legal Proceedings

From time to time we are a party to various legal proceedings arising in the ordinary course of our business. The outcome of litigation cannot be predicted with certainty and some lawsuits, claims or proceedings may be disposed of unfavorably to us. Intellectual property disputes often have a risk of injunctive relief which, if imposed against us, could materially and adversely affect our financial condition, or results of operations. From time to time, third parties have asserted and may in the future assert intellectual property rights to technologies that are important to our business and have demanded and may in the future demand that we license their technology. We are not currently a party to any pending litigation that we believe is likely to have a material adverse effect on our business operations or financial condition.

Record Stockholders

As of December 31, 2007, there were approximately 27,139,991 shares of our common stock outstanding held by approximately 77 holders of record.

Equity Compensation Plan Information

We maintain the following three equity compensation plans under which our equity securities are authorized for issuance to our employees and/or directors; the 1995 Stock Option Plan, the 2000 Stock Option and Incentive Plan and the 2000 Employee Stock Purchase Plan. Each of the foregoing equity compensation plans was approved by our stockholders. The following table presents information about these plans as of December 31, 2007.

Plan Category	Number Of Securities To Be Issued Upon Exercise Of Outstanding Options, Warrants and Rights	Weighted Average Exercise Price Of Outstanding Options, Warrants And Rights	Number of Securities Remaining Available For Future Issuance Under Equity Compensation Plans
Equity compensation plans approved by security holders	3,996,688	$4.88	3,780,242
Equity compensation plans not approved by security holders	None	None	None

Total	3,996,688	$4.88	3,780,242

No further grants are being made under the 1995 Stock Option Plan.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

The information contained in this section has been derived from our consolidated financial statements and should be read together with our consolidated financial statements and related notes included elsewhere in this prospectus/offer to exchange.

Overview

EXACT Sciences Corporation develops proprietary DNA-based technologies for use in the detection of cancer. We have selected colorectal cancer as the first application of our technologies. We have licensed certain of our technologies, including improvements to such technologies, on an exclusive basis through December 2010 to Laboratory Corporation of America® Holdings, or LabCorp®, for use in a commercial testing service developed and sold by LabCorp under the name PreGen-Plus™. PreGen-Plus is LabCorp’s non-invasive, stool-based DNA testing service for the detection of colorectal cancer in the average-risk population. Our Version 1 technology is the basis for LabCorp’s PreGen-Plus test. Since our inception in February 1995, our principal activities have included:

•	researching and developing our technologies for colorectal cancer screening;

•	conducting clinical studies to validate our colorectal cancer screening technologies;

•	negotiating licenses for intellectual property of others;

•	developing relationships with opinion leaders in the scientific and medical communities;

•	pursuing reimbursement for stool-based DNA screening with third-party payors, including the Centers for Medicare and Medicaid Services, or CMS;

•	conducting market studies and analyzing various markets for our technologies;

•	raising capital;

•	licensing our proprietary technologies to LabCorp and others;

•	working to further the adoption of stool-based DNA testing for colorectal cancer, including seeking inclusion of such technology in the guidelines of the major guidelines organizations;

•	pursuing U.S. Food and Drug Administration, or FDA, clearance or approval, or exemptions therefrom for our stool-based DNA screening technology for colorectal cancer; and

•	working with LabCorp on activities in support of the commercialization of PreGen-Plus and Version 2.

We have generated limited operating revenues since our inception and, as of December 31, 2007, we had an accumulated deficit of approximately $162.7 million. Our losses have historically resulted from costs incurred in conjunction with our research, development, and clinical study initiatives, salaries and benefits associated with the hiring of personnel, the initiation of marketing programs and, prior to August 31, 2007, the build-out of our sales infrastructure to support the commercialization of stool-based DNA screening. We expect that our losses will continue for the next several years and we may never achieve profitability.

LabCorp launched PreGen-Plus commercially in August 2003. From the date of launch through December 31, 2007, LabCorp had accessioned approximately 14,300 PreGen-Plus samples, including approximately 1,800, 3,700, and 4,000 samples during the years ended December 31, 2007, 2006 and 2005, respectively. In addition to our Version 1 technology underlying the PreGen-Plus testing service offered by LabCorp, we have also developed a Version 2 colorectal cancer screening technology that we believe has greater sensitivity and is more cost effective than Version 1. In a recent research study evaluating stool-based DNA in 82 patients with confirmed colorectal cancer and 363 colonoscopically normal individuals, our Version 2 stool-based DNA technology demonstrated sensitivity of 83 percent and specificity of 82 percent for the detection of colorectal cancer. As of the date of the Company’s Annual Report on Form 10-K, we were in discussions with LabCorp, the exclusive licensee to our Version 2 technology, regarding the potential future commercialization of Version 2.

To increase market adoption of our stool-based DNA screening technologies, we have focused our efforts on the achievement of the following corporate goals:

•	Obtaining FDA clearance for our stool-based DNA screening technologies;

•	Obtaining formal acceptance of stool-based DNA screening for reimbursement by Medicare and other third-party payors; and

•	Leveraging LabCorp’s large sales force to increase sales and marketing efforts for PreGen-Plus and, if commercialized, Version 2.

Colorectal Cancer Screening Guidelines

Professional colorectal cancer screening guidelines in the United States, including those of the American Cancer Society, or ACS, the American College of Gastroenterology, and the American Gastroenterological Association, recommend regular screening by a variety of methods. Historically, such recommendations consisted of colonoscopy, flexible sigmoidoscopy and fecal occult blood testing, or FOBT, as well as combinations of some of these methods. On March 5, 2008, the ACS and the U.S. Multi-Society Task Force on Colorectal Cancer, or MSTF-CRC, a consortium of several organizations including representatives of the American College of Gastroenterology, American Gastroenterological Association, American Society for Gastrointestinal Endoscopy and the American College of Physicians/Society of Internal Medicine, announced that non-invasive, stool-based DNA screening technology has been included in the updated national colorectal cancer screening guidelines as a screening option for the detection of colorectal cancer in average risk, asymptomatic individuals age 50 and above. PreGen-Plus is therefore now the first DNA-based, non-invasive colorectal cancer screening test to be included in the colorectal cancer screening guidelines of the ACS and MSTF-CRC in the United States for the average risk population. While we view inclusion of our stool-based DNA technology in the ACS and MSTF-CRC guidelines as a critical first step toward building sufficient demand for PreGen-Plus, we believe that FDA clearance for our current and future technologies, and reimbursement from CMS and other third-party payors will be necessary in order to achieve significant increases in demand for our technologies.

Government Regulation

On October 11, 2007 the FDA sent a warning letter to us indicating that PreGen-Plus is a Class III medical device and that it cannot be commercially distributed without an appropriate pre-market approval or clearance from the FDA. We have met with the FDA on two separate occasions to specifically address the matters raised in the warning letter. Based on these discussions, we are currently focusing our efforts on concluding the pre-Investigational Device Exemption, or pre-IDE, process with the FDA and potentially filing of a de novo 510(k) with the FDA on our Version 1 technology.

There can be no assurance that any version of our stool-based DNA technology will be cleared or approved by the FDA, that our proposed de novo 510(k) approach will satisfy the FDA’s regulatory requirements for our Version 1 technology or any subsequent version of our technology, or that such FDA clearance or approval process can be completed without significant delays or material additional expense resulting from additional FDA required clinical or other studies. We may not have sufficient funds to complete any FDA regulatory clearance or approval process for our DNA-based technologies. In addition, we may delay any such process to preserve funds for on-going operations or otherwise. Moreover, we will require the support of third parties to assist us in the achievement of objectives relating to FDA clearance of our technologies, which may be costly. Ongoing compliance with FDA regulations will also increase the cost of conducting our business, subject us and LabCorp to inspection by FDA and to the requirements of FDA and penalties for failure to comply with these requirements. Moreover, we cannot assure you that the commercial sales of PreGen-Plus will not be delayed, halted or prevented during the regulatory approval process. Additionally, LabCorp could decide to stop offering the current version of PreGen-Plus, could decide not to launch the Version 2 technology, or could decide to defer any potential future launch of the Version 2 technology until that version has been approved or cleared by the FDA, if ever, any of which would materially increase our costs, limit our revenue and cause material harm to our business and result in impairments of our fixed assets or capitalized patent portfolio ($0.4 million at December 31, 2007) and result in personnel of facility related restructuring charges.

Reimbursement

An important component of our reimbursement strategy is to obtain a National Coverage Determination, or NCD, from CMS for inclusion of our stool-based DNA screening technologies for colorectal cancer in the Medicare program. In December 2004, we submitted our application for a NCD on our Version 1 technology, which was accepted by CMS on August 1, 2007. Following acceptance of our application to CMS, we received the warning letter from the FDA. Based in part on the FDA’s determination as set forth in the warning letter that our Version 1 technology required premarket clearance or approval, CMS issued a proposed decision memorandum regarding our application on January 30, 2008, which proposed not to provide coverage for our Version 1 technology. The proposed decision memo indicated that CMS would reconsider our application for coverage following any such FDA clearance or approval of our DNA screening technology. Accordingly, we intend to submit our NCD application for reconsideration following any such FDA clearance or approval of our technology. There can be no assurance that any version of our technology will be cleared or approved by the FDA. Even if cleared or approved by the FDA, there can be no assurance that CMS will reach a positive coverage decision regarding our request for an NCD for any version of our technologies. Moreover, even if CMS issues a positive coverage decision for any version of our stool-based DNA screening technology, such coverage may not provide adequate levels of reimbursement. Accordingly, we are also working to accumulate additional performance data and patient compliance and preference data to submit to CMS with our request for reconsideration of our NCD application. We could incur significant time and costs to accumulate such additional data to obtain a positive coverage decision from CMS at acceptable reimbursement levels. Additionally, despite the fact that our technology is included in the ACS and MSTF-CRC guidelines, the FDA warning letter may have a similar impact on private third-party payors in that those payors may defer reimbursement policy decisions with respect to our technology until we obtain FDA clearance for our technologies, if ever.

Other Factors Affecting Potential Revenue Growth

We believe that substantial funds and managerial attention will likely need to be invested in sales and marketing efforts over the next several years for our stool-based DNA screening technologies. We do not have, and we cannot assure you that LabCorp will devote, the funds or management resources that we believe are likely necessary to build sufficient demand for PreGen-Plus. Despite the inclusion of stool-based DNA screening in colorectal cancer screening guidelines, we do not expect material revenue growth until such time as FDA clearance or approval is obtained, reimbursement is provided by Medicare and other third party payors at an acceptable level and sufficient funds and managerial time are invested in sales and marketing efforts. In addition, we believe our success will also depend upon a number of additional factors that are largely out of our control, including the following:

•	the impact that the inclusion of stool-based DNA screening in guidelines will have on prescribing physicians, third party payors, including CMS, and health care consumers;

•	any regulatory restrictions placed upon PreGen-Plus or any other product based on our technologies;

•	whether LabCorp continues to offer PreGen-Plus commercially or commercially launches a testing service based on our Version 2 technology;

•	success in educating third-party payors, managed care organizations, and technology assessment groups regarding stool-based DNA screening;

•	effective negotiation and contracting by us and LabCorp with Medicare and other third-party payors for coverage at acceptable levels of reimbursement for stool-based DNA screening;

•	patient acceptance of stool-based DNA screening, including its novel sample collection process;

•	the absence of competing technologies that offer equal or better attributes than stool-based DNA screening;

•	stool-based DNA screening becoming a standard of care among prescribing physicians; and

•	the quality and service of the LabCorp testing process.

Our revenue is comprised of the amortization of up-front license fees for the licensing of certain patent rights to LabCorp under our strategic license agreement, product royalty fees on PreGen-Plus tests sold by LabCorp, and product revenue from the sale to LabCorp of Effipure™ components, which are used by LabCorp in processing PreGen-Plus tests. We expect that product royalty fees for 2008 will be materially consistent with amounts recorded in 2007 as a result of potential third party royalty obligations in connection with our amended license agreement with LabCorp. In addition, as a result of the amendment to our license agreement with LabCorp, which also extended the exclusive license period under our agreement with LabCorp, we expect that license fee revenue for 2008 will be lower than amounts recorded in 2007 as a result of the extended amortization period over which our remaining deferred revenue will be amortized. See “Amendments to LabCorp License Agreement” below for a discussion of recent modifications to our license agreement with LabCorp.

LabCorp informed the FDA during 2006 that they were working on changes to PreGen-Plus that would eliminate the use of Effipure in PreGen-Plus. We, therefore, do not expect to record material revenues from the sale of Effipure components to LabCorp during 2008. The potential loss of this revenue is not expected to have a material impact on our total revenues. In this regard, LabCorp’s supply of Effipure includes components that have a finite useful life the duration of which, we believe, may be nearly exhausted. We also believe that inventory levels at LabCorp relating to other components necessary for the ongoing commercialization of Version 1 of PreGen-Plus may also be nearly exhausted. If LabCorp is unable or unwilling to extend the useful life of these components or acquire new components, then LabCorp may be unable to continue to process PreGen-Plus tests in the near term. Any such interruption in the commercial availability of PreGen-Plus could have a materially adverse affect on our business.

Amendments to LabCorp License Agreement

Second Amendment to LabCorp License Agreement—On June 27, 2007, we entered into a second amendment, or Second Amendment, to our license agreement with LabCorp. The Second Amendment modified LabCorp’s exclusive rights to our DNA technology for colorectal cancer screening to permit us to license our technology to select third-party organizations and commercial service laboratories, subject to LabCorp’s preferential pricing terms, and to extend LabCorp’s modified exclusive period under the Amendment until December 31, 2010. Additionally, the Second Amendment clarifies the rights and obligations with respect to our Version 2 technology for colorectal cancer screening.

The Second Amendment also revised certain milestone and royalty obligations of LabCorp. The milestones were revised to eliminate milestone payments aggregating $15 million based upon policy-level reimbursement approval from key payors including Medicare and the inclusion of stool-based DNA screening in clinical practice guidelines. As revised, we may be eligible for up to an aggregate of $40 million in milestone payments, all of which now relate to the achievement of significant sales thresholds. Royalties due to us under the Second Amendment are equal to 15% of LabCorp’s net revenues from tests performed using our DNA technology licensed under the Second Amendment, and could increase to 17% if LabCorp achieves a significant annual PreGen-Plus net revenue threshold. LabCorp also retains preferential pricing terms over third-party organizations and commercial service laboratories to which we may license our DNA technology for colorectal cancer screening.

The Second Amendment also eliminated our approximately $3.0 million contingent liability to LabCorp resulting from a certain third-party royalty obligation of LabCorp. Under the terms of the Second Amendment, we will potentially be obligated to reimburse LabCorp for certain third-party royalty payments if LabCorp’s third-party royalty rate is greater than a specified royalty rate during the measuring period, as outlined in the table below. Our liability to pay LabCorp pursuant to this provision of the Second Amendment is based on LabCorp’s sales volumes of PreGen-Plus during three separate measurement periods, as defined below. A significant increase in PreGen-Plus test sales volumes during any measurement period, as compared to historical sales PreGen-Plus sales levels volumes, could reduce our potential obligation to zero during any measurement period, while test volumes consistent with historical PreGen-Plus sales levels could result in aggregate payments to LabCorp totaling up to $3.5 million over the measurement periods. Until sales of PreGen-Plus increase to a level that would reduce this potential maximum obligation, if ever, we intend to record the estimated obligation under this provision of the Second Amendment as a reduction in the product royalty fee line item in our consolidated statements of operations. Based on low anticipated PreGen-Plus sales volumes prior to any potential FDA approval of our technology, as of December 31, 2007, we have accrued $1.2 million of the total potential $1.5 million obligation related to the first measurement period, which ends in December 2008. This charge was recorded under the caption “Product royalty fees” in our consolidated statements of operations for the year ended December 31, 2007. This obligation is recorded in our consolidated balance sheets under the caption “Third party royalty obligation”.

Measurement Period Start Date	Measurement Period End Date	Potential Minimum Third Party Royalty Obligation During Measurement Period	Potential Maximum Third Party Royalty Obligation During Measurement Period
June 28, 2007	December 31, 2008	$—	$1,500,000
January 1, 2009	December 31, 2009	—	1,000,000
January 1, 2010	December 31, 2010	—	1,000,000

		$—	$3,500,000

In addition, as a result of extending the exclusive license period from August 2008 to December 2010, the amortization of the remaining deferred revenue as of the date of the Second Amendment ($4.7 million) related to up-front technology license fees received from LabCorp is amortized on a straight line basis over the extended exclusive license period beginning in the quarter ended September 30, 2007. Additionally, pursuant to the Second Amendment, we could be obligated to reimburse LabCorp for certain costs related to Effipure, up to a maximum of $0.3 million during the term of the exclusive period. We recorded a liability of $45,000 pursuant to this provision of the Second Amendment during the year ended December 31, 2007 under the caption “Cost of product revenue” in our consolidated statements of operations.

The Second Amendment also provided LabCorp with termination rights if stool-based DNA colorectal cancer screening is not accepted as standard of care in the near term, if our Version 2 technology is not commercially launched in the near term, or if our Version 2 technology does not attain certain sensitivity and specificity thresholds during technology validation.

Third Amendment to LabCorp License Agreement—On August 31, 2007, we entered into the third amendment, or Third Amendment, to our exclusive license agreement with LabCorp. The Third Amendment, among other things, added a potential $2.5 million milestone payment for which we may be eligible. The milestone payment is based upon specified minimum policy-level reimbursement approval from Medicare, inclusion of stool-based DNA screening in clinical practice guidelines and the achievement of certain increases in sales levels of PreGen-Plus over a defined measuring period. In addition, the Third Amendment provided that LabCorp will assume sole responsibility, at its expense, for all commercial activities related to LabCorp’s stool-based DNA testing service. In accordance with the foregoing, LabCorp also agreed to offer at-will employment to certain of our former personnel.

Fourth Amendment to LabCorp License Agreement—On March 17, 2008, we entered into the fourth amendment, or Fourth Amendment, to our exclusive license agreement with LabCorp. Among other things, the Fourth Amendment further clarified certain license rights of the parties, amended LabCorp’s termination rights relating to the failure to launch our Version 2 technology and restricted certain of our termination rights in the event the FDA limits LabCorp’s ability to market products that incorporate technology licensed to LabCorp under our amended license agreement. In addition, the Fourth Amendment eliminated certain of our termination rights for a specified period of time during which LabCorp is not marketing any stool-based DNA test for colorectal cancer as a result of preparing for a commercial launch of a stool-based DNA test for colorectal cancer based on our Version 2 technology.

Our Cost Structure

In October 2006 and again in July 2007, we initiated cost reduction plans and reduced our workforce and other operating expenses, which we refer to as the 2006 Restructuring and the 2007 Restructuring, respectively, to help preserve our cash resources. The 2006 Restructuring eliminated 21 positions, or 48% of our staff at that time, across all departments. As part of the 2007 Restructuring, we eliminated our sales and marketing functions, terminated six employees, and subleased a portion of our leased space at our corporate headquarters. Since these restructurings, our efforts have focused on the pursuit of inclusion of stool-based DNA testing in screening guidelines of the major guidelines organizations, including the guidelines of the ACS and MSTF-CRC, Medicare coverage pursuit for stool-based DNA testing, optimization and validation of our Version 2 technology and, most recently, FDA clearance or approval of our stool-based DNA screening technologies. We continue to assess our facility needs and other operating costs and, as a result, could incur additional restructuring charges in the event we undertake additional activities to reduce facility or other operating costs.

Research and development expenses include costs related to scientific and laboratory personnel, research and clinical studies and reagents and supplies used in the development of our technologies and, effective as of January 1, 2006, non-cash stock-based compensation recorded pursuant to SFAS No. 123 (revised 2004), Share-Based Payment, or SFAS No. 123(R). While we took steps in 2006 and 2007 to lower research and development costs by focusing primarily on our Version 2 technology, we may need to invest substantial funds in additional research, design and development, or clinical or other studies that may be required for FDA approval or clearance of our stool-based DNA screening technologies, and to successfully commercialize the technology that is the basis for the PreGen-Plus testing service, or any current or future versions of our technologies or products. In this regard, the costs of reproducibility, or other studies, that may be required by the FDA in connection with our proposed de novo 510(k) pre-market clearance notice for our Version 1 and any subsequent filings for other versions of our technologies are expected to be material. We therefore expect that our research and development costs in 2008 could be materially higher than 2007 levels, depending on the scope of studies required by the FDA. See discussion of the FDA status of our technology in “Government Regulation” above.

Selling, general and administrative expenses consist primarily of non-research personnel salaries, office expenses, professional fees and, as of January 1, 2006, non-cash stock-based compensation recorded pursuant to SFAS No. 123(R). As a result of the 2007 Restructuring, in which we eliminated our sales and marketing functions effective August 31, 2007, we do not expect to incur material sales and marketing operating expenses in 2008. We expect general and administrative expenses in 2008 to be higher than 2007 levels, primarily as a result of increased professional fees during 2008 as in connection with our ongoing efforts to obtain FDA regulatory clearance or approval of our DNA-based technologies.

Significant Accounting Policies

This management’s discussion and analysis of our financial condition and results of operations is based on our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements as well as the reported revenues and expenses during the reporting periods. On an ongoing basis, we evaluate our estimates and judgments, including those related to revenue recognition and intangible assets. We base our estimates on historical experience and on various other factors that are believed to be appropriate under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

While our significant accounting policies are more fully described in note 2 to our consolidated financial statements included in this prospectus/offer to exchange, we believe that the following accounting policies and judgments are most critical to aid in fully understanding and evaluating our reported financial results.

Revenue Recognition.

License fees—License fees for the licensing of product rights on initiation of strategic agreements are recorded as deferred revenue upon receipt and recognized as revenue on a straight-line basis over the license period. On June 27, 2007, we amended our exclusive license agreement with LabCorp which, among other modifications to the terms of the license, extended the exclusive license period of the license with LabCorp from August 2008 through December 2010. Accordingly, we amortize the remaining deferred revenue balance at the time of the Second Amendment ($4.7 million) on a straight-line basis over the remaining exclusive license period, which ends in December 2010.

Product royalty fees—Prior to the effective date of the Second Amendment, our product royalty fees were based on a specified contractual percentage of LabCorp’s cash receipts from performing PreGen-Plus tests. Accordingly, we recorded product royalty fees based on this specified percentage of LabCorp’s cash receipts, as reported to us each month by LabCorp.

Subsequent to the effective date of the Second Amendment, our product royalty fees are based on a specified contractual percentage of LabCorp’s net revenues from sales of PreGen-Plus. Accordingly, subsequent to the effective date of the Second Amendment, we record product royalty fees based on the specified contractual percentage of LabCorp’s net revenues from sales of PreGen-Plus, as reported to us each month by LabCorp. The current royalty rate is 15%, subject to increase to 17% in the event that LabCorp achieves a specified significant threshold of annual net revenues from the sales of PreGen-Plus.

Additionally, pursuant to the Second Amendment, we will potentially be obligated to reimburse LabCorp for certain third-party royalty payments, as described in Note 3 to the consolidated financial statements located elsewhere in this prospectus/offer to exchange. To the extent we incur liabilities in connection with this provision of the Second Amendment, the accretion of such liabilities will be recorded as a reduction in the product royalty fee line item in our consolidated statements of operations.

Product revenue—Product revenue from the sale of certain components of our Effipure technology to LabCorp is recognized upon transfer of the components provided that title passes, the price is fixed or determinable and collection of the receivable is probable.

Other revenue—Revenue from milestone and other performance-based payments will be recognized as revenue when the milestone or performance is achieved and collection of the receivable is estimable and probable.

Patent Costs. Patent costs are capitalized as incurred and are amortized beginning when patents are issued over an estimated useful life of five years. Capitalized patent costs are expensed upon disallowance of the patent, upon a decision by us to no longer pursue the patent, or when the related intellectual property is deemed to be no longer of value to us.

We apply SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets and for Long-Lived Assets, or SFAS No. 144, which requires us to continually evaluate whether events or circumstances have occurred that indicate that the estimated remaining useful life of long-lived assets and certain identifiable intangibles may warrant revision or that the carrying value of these assets may be impaired. Such events may include whether stool-based DNA screening is included in colorectal cancer screening guidelines or a change in the regulatory requirements for PreGen-Plus. We did not record any impairment charges during the year ended December 31, 2007.

Stock-Based Compensation. We adopted SFAS No. 123(R) effective January 1, 2006 using the modified prospective transition method. SFAS No. 123(R) requires all share-based payments to employees, including grants of employee stock options and shares purchased under an employee stock purchase plan (if certain parameters are not met), to be recognized in the financial statements based on their fair values. SFAS No. 123(R) did not change the accounting guidance for share-based payment transactions with parties other than employees provided in SFAS No. 123, as originally issued and EITF 96-18 Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services. Prior to January 1, 2006, we accounted for stock-based compensation under the provisions of Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees.

We believe that full consideration has been given to all relevant circumstances that we may be subject to, and the financial statements accurately reflect our best estimate of the results of operations, financial position and cash flows for the periods presented.

Critical Accounting Estimate

Third Party Royalty Obligation. Under the terms of our amended license agreement with LabCorp, we are potentially liable to reimburse LabCorp for a certain third-party royalty payment made by LabCorp in connection with its sales of PreGen-Plus. Our potential liability is described under the section “Amendments to LabCorp License Agreement” above. In connection with this obligation, we recorded charges of $1.2 million under the caption “Product royalty fees” in our consolidated statements of operations during the year ended December 31, 2007. This obligation is recorded in our consolidated balance sheets under the caption “Third party royalty obligation”.

Recent Accounting Pronouncements

In June 2006, the FASB issued FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes—an Interpretation of FASB Statement No. 109, or the Interpretation. The Interpretation clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with FASB Statement No. 109, Accounting for Income Taxes. The Interpretation prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. The Interpretation also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. The Interpretation is effective for fiscal years beginning after December 15, 2006. We adopted the Interpretation effective January 1, 2007 and it did not have a material impact on our consolidated results of operations, financial position or cash flows.

In September 2006, FASB issued Statement No. 157, Accounting for Fair Value Measurements, or SFAS No. 157. SFAS No. 157 clarifies the principle that fair value should be based on the assumptions market participants would use when pricing an asset or liability and establishes a fair value hierarchy that prioritizes the information used to develop those assumptions. Under the standard, fair value measurements would be separately disclosed by level within the fair value hierarchy. SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007 and interim periods within those fiscal years, with early adoption permitted. We do not expect the adoption of this standard to have a material impact on our consolidated results of operations, financial position or cash flows.

In September 2006, the SEC issued Staff Accounting Bulletin (SAB) No. 108, Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements, or SAB No. 108. SAB No. 108 provides guidance on the consideration of the effects of prior year misstatements in quantifying current year misstatements for the purpose of a materiality assessment. SAB No. 108 establishes an approach that requires quantification of financial statement errors based on the effects on each of the company’s balance sheet and statement of operations and the related financial statement disclosures. SAB No. 108 permits existing public companies to record the cumulative effect of initially applying this approach in the first year ending after November 15, 2006 by recording the necessary correcting adjustments to the carrying values of assets and liabilities as of the beginning of that year with the offsetting adjustment recorded to the opening balance of retained earnings. Additionally, the use of the cumulative effect transition method requires detailed disclosure of the nature and amount of each individual error being corrected through the cumulative adjustment and how and when it arose. The adoption of SAB No. 108 in the first quarter of fiscal 2007 did not have any impact on our financial statements.

In February 2007, the FASB issued Statement No. 159, The Fair Value Option for Financial Assets and Financial Liabilities—including an amendment of FASB Statement No. 115, or SFAS No. 159. SFAS No. 159 provides entities with an option to choose to measure eligible items at fair value at specified election dates. If elected, an entity must report unrealized gains and losses on the item in earnings at each subsequent reporting date. The fair value option may be applied instrument by instrument, with a few exceptions, such as investments otherwise accounted for by the equity method, is irrevocable (unless a new election date occurs); and is applied only to entire instruments and not to portions of instruments. SFAS No. 159 is effective for the company in 2008. We are currently evaluating if we will elect the fair value option for any of our eligible financial instruments and other items and currently, we do not expect that the adoption of SFAS No. 159 will have a material impact on our financial statements.

In June 2007, the FASB issued EITF Issue No. 07-3, Accounting for Nonrefundable Advance Payments for Goods or Services to Be Used in Future Research and Development Activities, or EITF 07-3. EITF 07-3 requires that nonrefundable advance payments for goods or services to be received in the future for use in research and development activities should be deferred and capitalized. The capitalized amounts should be expensed as the related goods are delivered or the services are performed. EITF 07-3 is effective for new contracts entered into during fiscal years beginning after December 15, 2007. We are currently analyzing the effect, if any, EITF 07-3 will have on our financial position and results of operations.

Results of Operations

Comparison of the years ended December 31, 2007 and 2006

Revenue. Total revenue decreased to $1.8 million for the year ended December 31, 2007, from $4.8 million for the year ended December 31, 2006. Total revenue is primarily composed of the amortization of up-front technology license fees associated with our amended license agreement with LabCorp that are being amortized on a straight-line basis over the exclusive license period, which ends in December 2010 and, to a lesser extent, royalties on LabCorp’s sales of PreGen-Plus, and sales of Effipure units to LabCorp.

The decrease in total revenue for the year ended December 31, 2007 when compared to the year ended December 31, 2006, was primarily the result of a decrease of approximately $1.5 million in non-cash license fee amortization revenue resulting from the Second Amendment, which extended the exclusive period under our license agreement with LabCorp from August 2008 to December 2010. As a result of this extension, the remaining unamortized up-front license fees that LabCorp previously paid to us ($4.7 million at the time of the

Second Amendment) are now being recognized over a longer period of time, resulting in lower non-cash license fee amortization as compared to prior periods.

In addition, product royalty revenues were $1.3 million lower for the year ended December 31, 2007, when compared to the year ended December 31, 2006, due to charges of $1.2 million recorded in the product royalty revenue line item of our consolidated statements of operations in the year ended December 31, 2007 in connection with a certain third-party royalty reimbursement obligation to LabCorp. These charges to product royalty revenue were recorded pursuant to the Second Amendment and resulted in negative product royalty revenue for the year ended December 31, 2007. Our obligation to pay LabCorp under this provision of our amended license agreement is based on LabCorp’s sales volumes of PreGen-Plus during three measurement periods over the exclusive license period, which ends in December 2010. A significant increase in PreGen-Plus test sales volumes during any of the measurement periods described under the heading “Amendments to LabCorp License Agreement” above could reduce our obligation related to that period, while test volumes consistent with historical PreGen-Plus sales levels could result in aggregate payments to LabCorp of up to $3.5 million over the remaining exclusive license period. Based on sales volumes that we anticipate in light of the current regulatory and reimbursement status of our technology, as of December 31, 2007, we have accrued $1.2 million of the total potential $1.5 million obligation related to the first measurement period, which ends in December 2008. Future increases in this obligation, to the extent necessary, will continue to be recorded as charges to the product royalty revenue line item of our consolidated statements of operations.

During 2006, LabCorp informed the FDA that it was working on changes to PreGen-Plus that could eliminate the use of Effipure. We, therefore, do not expect to record material revenues from the sale of Effipure components to LabCorp during 2008 or beyond. The loss of this revenue during 2008 is not expected to have a material impact on our total revenues.

The prospective impact of our amended license agreement with LabCorp on our license fee revenue and our product royalty fee revenue is described above.

Cost of revenue. Total cost of revenue decreased to $49,000 for the year ended December 31, 2007 from $0.8 million for the year ended December 31, 2006. Total cost of revenue includes both the cost of Effipure components sold to LabCorp as well as the cost of product royalty revenue owed to third parties for technology currently incorporated into PreGen-Plus. During 2006, we recorded charges to cost of revenue of approximately $0.7 million as a result of LabCorp’s decision to discontinue use of Effipure in the processing of PreGen-Plus tests. These write-offs resulted in the decrease in cost of revenue when comparing the year ended December 31, 2007 to December 31, 2006.

There can be no assurance that LabCorp will be able to identify an alternative process for Effipure in connection with LabCorp’s processing of the PreGen-Plus test, which could result in interruption in the PreGen-Plus testing service and could materially harm our business. There can also be no assurance that LabCorp will cease using Effipure in the processing of PreGen-Plus tests if LabCorp does not have a suitable alternative to Effipure in place. As of December 31, 2007 and 2006, the carrying value of our Effipure inventory was $0. Under the terms of the Second Amendment, we may be obligated to pay LabCorp up to a maximum of $0.3 million in connection with certain costs related to Effipure, $45,000 of which was charged to cost of sales in our consolidated statements of operations for the three months ended September 30, 2007.

Research and development expenses. Research and development expenses decreased to $4.9 million for the year ended December 31, 2007 from $6.7 million for the year ended December 31, 2006. This decrease was primarily the result of the cost reduction plan undertaken in connection with the 2006 Restructuring. Pursuant to the 2006 Restructuring, we took actions to reduce our headcount across all departments in order to lower our overall cost structure and focused our research and development organization on the optimization and validation of our Version 2 technology. Included in the decrease in research and development expenses for the year ended December 31, 2007, as compared to the year ended December 31, 2006, were decreases of $0.9 million in personnel-related expenses, $0.7 million in laboratory operating costs, $0.5 million in laboratory supplies,

$0.4 million in non-cash stock-based compensation charges related to employee option awards, and $0.2 million in clinical study expenses, all of which resulted from the restructuring activities discussed above. These decreases in operating expenses were partially offset by an increase in licensing costs of $0.9 million, related primarily to licenses for our Version 2 technology. This increase included approximately $0.3 million in non-cash stock-based compensation recorded in connection with the issuance of 100,000 shares of our common stock to Oncomethylome Sciences S.A., or OMS, on June 14, 2007 pursuant to the terms of a Manufacturing and Supply Agreement with OMS.

Sales and marketing expenses. Sales and marketing expenses decreased to $1.0 million for the year ended December 31, 2007 from $3.8 million for the year ended December 31, 2006. This decrease was the result of the elimination of our sales and marketing functions effective August 31, 2007, as described under the heading “2007 Restructuring” below.

General and administrative expenses. General and administrative expenses increased to $7.5 million for the year ended December 31, 2007, compared to $6.9 million for the year ended December 31, 2006. The increase was primarily the result of an increase of $0.5 million in non-cash stock-based compensation expense due to the acceleration of the vesting of 216,251 shares of previously unvested stock options, with a weighted average exercise price of $2.94 per share, held by Don M. Hardison, our former President and Chief Executive Officer, as well as the extension of the expiration date of all of Mr. Hardison’s outstanding options, covering an aggregate of 1,025,560 shares, through August 31, 2009. Mr. Hardison resigned from the Company effective August 31, 2007, and, pursuant to a separation agreement between us and Mr. Hardison, Mr. Hardison is prohibited from selling, prior to August 31, 2009, any of the shares of common stock obtained upon the exercise of any accelerated stock options. In connection with these stock option modifications, we recorded one-time stock-based compensation charges of approximately $0.7 million in the quarter ended September 30, 2007 in accordance with the provisions of SFAS No. 123(R). Also contributing to the increase in general and administrative expenses was an increase in professional fees of $0.3 million in connection with our ongoing regulatory efforts. These increases were partially offset by a decrease of $0.2 million in salary, benefit and other costs due to a reduction in general and administrative headcount during the year ended December 31, 2007, as compared to the year ended December 31, 2006.

2007 Restructuring. During the third quarter of 2007, in connection with the Third Amendment, we terminated five employees and one employee effective August 31, 2007 and October 31, 2007, respectively. The 2007 Restructuring was principally designed to eliminate our sales and marketing functions to reduce costs and help preserve our cash resources. In connection with the 2007 Restructuring, we recorded restructuring charges of approximately $0.8 million during the three months ended September 30, 2007 primarily related to one-time termination benefits arising under retention and severance agreements with each of the terminated employees. Since the 2007 Restructuring, our efforts have been focused on:

•

the pursuit of inclusion of stool-based DNA testing in screening guidelines of the major guidelines organizations, including the guidelines that resulted from the joint efforts of the ACS and the MSTF-CRC;

•	Medicare coverage pursuit for stool-based DNA testing;

•	validation and optimization of our Version 2 technology; and

•	the pursuit of FDA clearance for our stool-based DNA screening technologies.

Restructuring charges recorded during the third quarter of 2007 of $0.8 million included $0.6 million in severance and related benefit costs expected to be paid in cash through May 2008, and $0.2 million in non-cash stock-based compensation charges. We extended by nine months, to August 31, 2008, the expiration date of stock options to purchase up to 726,052 shares, with a weighted average exercise price of $6.41 per share, held by employees that were terminated as a part of the 2007 Restructuring. Pursuant to the measurement provisions of SFAS No. 123(R), we recorded one-time non-cash stock-based compensation charges of $0.2 million in connection with these stock option modifications in our consolidated statements of operations during the quarter ended September 30, 2007. See Note 9 to our consolidated financials statements included elsewhere in this prospectus/offer to exchange for a description of these stock option modifications.

During the fourth quarter of 2007, we entered into a sublease agreement, or the Sublease Agreement, to sublease approximately 11,834 square feet of rentable area in our corporate headquarters. The term of the Sublease Agreement, which commenced on December 15, 2007, is 32 months with a base rent of $266,265 per year. The subtenant has no rights to renew or extend the Sublease Agreement. Under the terms of the Sublease Agreement, the subtenant was required to provide a security deposit of $35,000 and will be required to pay its pro rata share of any building operating expenses and real estate taxes. We believe that our remaining 25,537 square feet of leased space is adequate for our current requirements.

In connection with the Sublease Agreement, we recorded restructuring charges of approximately $0.4 million during the fourth quarter of 2007 (included opposite the caption “Facility consolidation costs” in the table below), which consist of approximately $0.3 million in future cash payments related to the difference between our committed lease payments and the estimated sublease rental income under the Sublease Agreement and approximately $0.1 million of non-cash charges related to the write-off of leasehold improvements abandoned in connection with the Sublease Agreement. Our decision to enter into the Sublease Agreement was deemed to be an impairment indicator under SFAS No. 144. As a result of performing the impairment evaluations, asset impairment charges of $0.1 million were recorded to adjust the carrying value of the related leasehold improvements to their net realizable value. Facility consolidation costs also include one-time real estate transaction fees in connection with the Sublease Agreement.

Amounts remaining in the 2007 Restructuring accrual at December 31, 2007, which are expected to be paid out through July 2010, are recorded under the caption “Accrued expenses” in our condensed consolidated balance sheets. The right of terminated employees to continue to receive severance payments from us will be dependent upon when, and if, the terminated employees secure employment with another employer during the defined severance period and, therefore, our estimate of the total restructuring charges may be adjusted in future periods.

The following table summarizes the 2007 Restructuring activities during the year ended December 31, 2007. Amounts included in the table are in thousands.

Type of Liability	Balance, December 31, 2006	Charges	Cash Payments	Non-cash Write-offs	Balance, December 31, 2007
Employee separation costs	$—	$588	$(364)	$—	$224
Facility consolidation costs	—	387	(34)	(85)	268

Total	$—	$975	$(398)	$(85)	$492

The charges outlined in the table above exclude $0.2 million in non-cash stock-based compensation expense recorded in connection with the stock option modifications discussed above.

We account for restructuring charges in accordance with SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities, or SFAS No. 146. SFAS No. 146 requires that a liability for a cost associated with an exit or disposal activity be recognized and measured initially at its fair value in the period in which the liability is incurred, except for one-time termination benefits that meet specified requirements.

Interest income. Interest income decreased to $0.9 million for the year ended December 31, 2007 from $1.3 million for the year ended December 31, 2006. The decrease in interest income was due primarily to lower average cash, cash equivalents and marketable securities balances held during the year ended December 31, 2007 as compared to the year ended December 31, 2006.

Comparison of the years ended December 31, 2006 and 2005

Revenue. Total revenue increased to $4.8 million for the year ended December 31, 2006 from $4.3 million for the year ended December 31, 2005. All of our revenues are derived from our license agreement with LabCorp. Revenue is primarily composed of the amortization of up-front technology license fees associated with agreements signed with LabCorp that are being amortized on a straight-line basis over the exclusive license period, which ends in August 2008, and, to a lesser extent, royalties on LabCorp’s sales of PreGen-Plus and sales of Effipure units to LabCorp.

The increase in total revenue for the year ended December 31, 2006 as compared to the year ended December 31, 2005 was primarily the result of a one-time, non-cash reduction in revenue of $0.6 million recorded in June 2005 in connection with the amendment of a warrant issued to LabCorp in June 2002 to purchase 1,000,000 shares of our common stock, at an exercise price of $16.09 per share. At the time of issuance, the LabCorp warrant had an expiration date of June 26, 2005. On June 24, 2005, we entered into an amendment to the warrant to extend the expiration date to August 13, 2008, which is the expiration date of the exclusive period under our license agreement with LabCorp. All other terms of the warrant were unaffected. We assigned a value to the warrant extension of $0.6 million using the Black-Scholes option pricing model. In accordance with Emerging Issues Task Force Issue No. 01-09, Accounting for Consideration Given by a Vendor to a Customer, we recorded the cost of the warrant extension as a one-time, non-cash reduction in license fee revenue of $0.6 million in the quarter ended June 30, 2005.

During 2006, LabCorp informed the FDA that it was working on changes to PreGen-Plus that could eliminate the use of Effipure. We, therefore, do not expect to record material revenues from the sale of Effipure components to LabCorp during 2007 or beyond. The loss of this revenue beginning in 2007 is not expected to have a material impact on our gross margins because, under our agreement with LabCorp, our Effipure sales to LabCorp resulted in no gross margin as LabCorp reimbursed us only for our costs to provide Effipure to them.

Cost of revenue. Total cost of revenue includes both the cost of Effipure components sold to LabCorp as well as the cost of product royalty revenue owed to third-parties for technology currently incorporated into PreGen-Plus. Total cost of revenue increased to $0.8 million for the year ended December 31, 2006 from $0.6 million for the year ended December 31, 2005. The increase in the cost of product revenue for the year ended December 31, 2006 as compared to the same period of the prior year was primarily the result of higher write-offs of Effipure inventory. We wrote off $0.7 million and $0.4 million in excess Effipure inventory during the years ended December 31, 2006 and 2005, respectively. Specifically, we wrote off approximately $0.5 million in excess Effipure inventory units during the quarter ended March 31, 2006 as a result of LabCorp’s decision to discontinue use of Effipure in the processing of PreGen-Plus tests beyond 2006.

During the development of the manufacturing and supply chain processes for Effipure components, we entered into agreements with certain suppliers and contract manufactures to produce components utilized in Effipure. Certain of these supply agreements included minimum purchase commitments to be fulfilled by us over the life of the agreements, the last of which expired in April 2006. As of December 31, 2006, the carrying value of our Effipure inventory was $0.

There can be no assurance that LabCorp will be able to identify an alternative process for Effipure in connection with LabCorp’s processing of the PreGen-Plus test, which could result in interruption in the PreGen-Plus testing service and could materially harm our business. There can also be no assurance that LabCorp will cease using Effipure in the processing of PreGen-Plus tests in 2007 if LabCorp does not have a suitable alternative to Effipure in place.

Research and development expenses. Research and development expenses decreased to $6.7 million for the year ended December 31, 2006 from $8.0 million for the year ended December 31, 2005. The decrease in the year ended December 31, 2006 as compared to the same period of 2005 was primarily the result of the completion of the primary clinical study supporting Version 2 of our stool-based DNA technology in late 2005, resulting in lower research and development expenses in the year ended December 31, 2006 as compared to the same period of 2005. In addition, as described under the heading “Restructuring” below, we took actions in October 2006 to reduce our headcount across all departments in order to lower our overall cost structure. This restructuring drove the reduction in research and development costs when comparing the year ended December 31, 2006 to December 31, 2005. Included in the decrease in research and development expenses for the year ended December 31, 2006, as compared to the year ended December 31, 2005, were decreases of $0.5 million in personnel-related expenses, $0.5 million in clinical study expenses, $0.4 million related to laboratory space and $0.3 million in laboratory supplies. These decreases were partially offset by an increase of $0.5 million in stock-based compensation expense for the year ended December 31, 2006 as compared to the same period of 2005 as a result of the adoption of SFAS No 123(R) on January 1, 2006.

Sales and marketing expenses. Sales and marketing expenses decreased to $3.7 million for the year ended December 31, 2006 from $5.2 million for the year ended December 31, 2005. This decrease was primarily due to a decrease of $1.5 million in personnel related expenses for the year ended December 31, 2006 as compared to the same period of 2005 as a result of a reduction in the size of our sales and marketing force from seventeen employees at December 31, 2005 to five employees at December 31, 2006. We also reduced our external advertising, marketing and promotional spending by $0.7 million during the year ended December 31, 2006 as compared to the year ended December 31, 2005. These reductions reflect a focus on spending primarily on those initiatives that directly or indirectly support guidelines inclusion, as well as a shift away from direct marketing to physicians to third-party payor groups, self-insured employers and technology assessment groups. These decreases were partially offset by an increase of $0.8 million in stock-based compensation expense for the year ended December 31, 2006 as compared to the same period of 2005 as a result of the adoption of SFAS No 123(R) on January 1, 2006.

General and administrative expenses. General and administrative expenses increased to $6.9 million for the year ended December 31, 2006 from $5.5 million for the year ended December 31, 2005. This increase was primarily the result of an increase of $1.1 million in stock-based compensation expense recorded in the year ended December 31, 2006, as compared to the same period of 2005, as a result of the adoption of SFAS No. 123(R) on January 1, 2006. Also included in the increase in general and administrative expenses for the year ended December 31, 2006 as compared to the year ended December 31, 2005 were increases in professional fees of $0.2 million, and personnel related expenses of $0.1 million resulting from the accrual of retention bonuses in the fourth quarter of 2006.

Restructuring

2006 Restructuring. On October 17, 2006, we initiated a plan to reduce our cost structure by eliminating 21 positions, or 48% of our staff, across all departments to reduce expenses. This workforce reduction reflects our intention to reduce employee related costs, as well as our overall research and development and sales and marketing costs, in order to preserve existing cash and cash equivalents.

Pursuant to the restructuring, we accrued charges of $0.7 million in the quarter ended December 31, 2006 in connection with one-time employee termination benefits, including severance and outplacement services.

Amounts remaining in the restructuring accrual at December 31, 2006 are expected to be paid out through September 2007 and are recorded under the caption “Accrued expenses” in the condensed consolidated balance sheets at December 31, 2006. Amounts included in the table are in thousands.

Type of Liability	Balance, September 30, 2006	Charges	Cash Payments	Non-cash Write-downs	Balance, December 31, 2006
Employee separation costs	$—	$671	$(388)	$—	$283

Total	$—	$671	$(388)	$—	$283

2005 Restructuring. In February 2005, we took steps to focus our research and development efforts primarily on improving the sensitivity and other performance aspects of our technology and reduced our cost structure accordingly. We discontinued certain research efforts, reduced our workforce by ten employees, principally in the research and development functions, and amended the lease for our corporate headquarters in Marlborough, MA to reduce the total space leased at the facility from approximately 56,000 square feet to approximately 37,000 square feet.

Pursuant to the restructuring plan, we accrued charges of $0.6 million in the quarter ended March 31, 2005. As of June 30, 2005 all liabilities related to the restructuring had been paid. The table below summarizes the restructuring activities during the year ended December 31, 2005. Amounts included in the table are in thousands.

Type of Liability	Balance, December 31, 2004	Charges	Cash Payments	Non-cash Write-downs	Balance, December 31, 2005
Employee separation costs	$—	$246	$(246)	$—	$—
Facility consolidation costs	—	380	(98)	(282)	—

Total	$—	$626	$(344)	$(282)	$—

Employee separation costs in the table above relate to severance packages and out-placement services for employees affected by the restructuring. Our decision to reduce the total space leased and abandon the related leasehold improvements was deemed to be an impairment indicator under SFAS No. 144. As a result of performing the impairment evaluations, asset impairment charges of $0.3 million (included opposite the caption “Facility consolidation costs” in the table above) were recorded to adjust the carrying value of the related leasehold improvements to their net realizable value. Facility consolidation costs also include one time real estate transaction fees in connection with the lease amendment to reduce the space occupied at our corporate headquarters.

Interest income. Interest income increased to $1.3 million for the year ended December 31, 2006 from $1.1 million for the year ended December 31, 2005. This increase was due to an increase in interest rates on investments held during the year ended December 31, 2006 as compared to the same period of 2005, partially offset by lower average cash, cash equivalents and marketable securities balances held during the year ended December 31, 2006 as compared to the year ended December 31, 2005.

Liquidity and Capital Resources

We have financed our operations since inception primarily through private sales of preferred stock, public offerings of common stock in February 2001 and February 2004 and cash received from LabCorp in connection with our license agreement. As of December 31, 2007, we had approximately $12.6 million in unrestricted cash, cash equivalents and marketable securities and $0.7 million in restricted cash, which has been pledged as collateral for an outstanding letter of credit in connection with the lease for our Marlborough, Massachusetts facility.

All of our investments in marketable securities are comprised of fixed income investments and all are deemed available-for-sale. The objectives of this portfolio are to provide liquidity and safety of principal while striving to achieve the highest rate of return, consistent with these two objectives. Our investment policy limits investments to certain types of instruments issued by institutions with investment grade credit ratings and places restrictions on maturities and concentration by type and issuer.

Net cash used in operating activities was $8.8 million, $12.2 million and $16.0 million for the years ended December 31, 2007, 2006 and 2005, respectively. The principal use of cash in operating activities for each of the years ended December 31, 2007, 2006 and 2005 was to fund our net loss. The decrease in net cash used in operating activities for the year ended December 31, 2007 as compared to the year ended December 31, 2006, as well as for the year ended December 31, 2006 as compared to the year ended December 31, 2005, was primarily due to decreases in sales and marketing and applied research spending as a result of multiple restructuring and cost reduction actions taken during 2006 and 2007, which are discussed elsewhere in this prospectus/offer to exchange. Cash flows from operations can vary significantly due to various factors, including changes in our operations, prepaid expenses, accounts payable and accrued expenses.

Net cash provided by investing activities was $8.0 million, $4.5 million and $15.8 million for the years ended December 31, 2007, 2006 and 2005, respectively. Excluding the impact of purchases and maturities of marketable securities, net cash used in investing activities was $0.1 million for the year ended December 31, 2007 and $0.4 million in each of the years ended December 31, 2006 and 2005.

Purchases of property and equipment of $0.1 million during the year ended December 31, 2007 were materially consistent with purchases of property and equipment for the years ended December 31, 2006 and 2005. Excluding activities that may be required by the FDA, we expect that purchases of property and equipment during 2008 will be consistent with amounts invested during 2007, although studies required by the FDA in connection with our technologies may require that we purchase additional property and equipment in 2008. We reduced the expenditures related to our capitalized patent portfolio for the year ended December 31, 2007 compared to the years ended December 31, 2006 and 2005, and we expect that investments made in our patent portfolio during 2008 will be materially consistent with amounts invested during 2007.

Net cash provided by financing activities was $0.4 million, $0.5 million and $0.1 million for the years ended December 31, 2007, 2006 and 2005, respectively, and was the result of decreases in restricted cash in connection with the lease for our corporate headquarters and proceeds received from the issuance of common stock under our employee stock option and purchase plans.

As discussed elsewhere in this prospectus/offer to exchange, we have received a report from our independent registered public accounting firm regarding our consolidated financial statements for the fiscal year ended December 31, 2007 that includes an explanatory paragraph stating that the financial statements have been prepared assuming we will continue as a going concern. The explanatory paragraph states the following condition, which raises substantial doubt about our ability to continue as a going concern: we have incurred recurring operating losses and we do not have enough cash resources to support future operations without obtaining additional financing. As a result of the restructuring actions taken in 2007 and 2006, we expect that cash, cash equivalents and short-term investments on hand at December 31, 2007 will be sufficient to fund our current operations through 2008. This projection is based on our current cost structure and our current expectations regarding the cost and timing of studies and other requirements that we believe are likely to obtain FDA regulatory clearance for our Version 1 technology. We have not yet reached final agreement with the FDA regarding any studies that would be necessary for the clearance or approval of Version 1 of our DNA-based technology, and the costs of any such studies could require us to obtain additional funding or engage in a strategic collaboration with a third party before previously expected. We do not expect that product royalty payments or milestone payments from LabCorp will materially supplement our liquidity position in the next twelve months, if at all. Under the terms of our amended license agreement with LabCorp, we are eligible to receive up to an aggregate of $42.5 million in milestone payments, primarily all of which relates to the achievement of certain significant cumulative LabCorp sales thresholds that depend upon LabCorp’s widespread success with respect to its sales of PreGen-Plus. Because these milestone payments are not expected in the foreseeable future, if at all, we do not believe that any payments pursuant to our agreement with LabCorp will be sufficient or timely enough to meet our liquidity needs. Since we have no current sources of material ongoing revenue, we will have to raise additional monies during 2008 through the sale of debt or equity securities, collaborations with third parties or other strategic opportunities, if any, to continue our business operations beyond the end of our 2008 fiscal year. We cannot assure you that any of these alternatives will be successful, or even available, or that our actual cash requirements will not be greater than anticipated. If we are unable to obtain the required funds to enable us to fund our operations through the completion of any financing or other strategic opportunities that may become available to us, we will be required to further reduce the scale of our business operations in which case our business, financial condition, and results of operations would be materially adversely affected and we may be required to seek bankruptcy protection. Even if we successfully raise sufficient funds to continue our operations beyond fiscal 2008, we cannot assure you that our business will ever generate sufficient cash flow from operations.

The table below reflects our estimated fixed obligations and commitments as of December 31, 2007:

		Payments Due by Period
Description	Total	Less Than One Year	1–3 Years	3–5 Years	More Than 5 Years
	(in Thousands)
Obligations under license and collaborative agreements	$9,164	$1,259	$3,130	$1,630	$3,145
Operating lease obligations	2,606	988	1,618	—	—
Purchase obligations	407	407	—	—	—

Total	$12,177	$2,654	$4,748	$1,630	$3,145

Obligations under license and collaboration agreements represent on-going commitments under various research collaborations and licensing agreements. This category includes a potential obligation to reimburse LabCorp for a certain third-party royalty, up to an aggregate maximum of $3.5 million, during three defined measurement periods between June 28, 2007 and December 31, 2010. Although payment of this potential obligation is dependent upon LabCorp’s sales levels of PreGen-Plus during the measurement periods, the total potential $3.5 million obligation has been included in the table above based on historical sales levels of PreGen-Plus. Commitments under license agreements generally expire concurrent with the expiration of the intellectual property licensed from the third party. Operating leases reflect remaining obligations associated with leased facilities in Marlborough, Massachusetts. Purchase obligations primarily represent a potential $0.3 million obligation to reimburse LabCorp for certain costs related to Effipure as well as commitments associated with our research and development activities.

We do not have any special purpose entities or any other off-balance sheet financing arrangements.

Our anticipated future capital requirements include, but are not limited to, continued funding of our development efforts, including product development and FDA submissions, clinical and other studies required for such FDA submissions and resubmission of our CMS application for approval of our technologies, and continued investment in our intellectual property estate. Our future capital requirements may depend on many factors, including the following:

•	the regulatory requirements for PreGen-Plus, or other stool-based DNA testing services utilizing our technologies, and the timing of any required regulatory approval process;

•	our ability to attract third parties to support the development of an FDA-cleared or approved product based on our technologies;

•	acceptance, endorsement and formal policy approval of stool-based DNA screening for reimbursement by Medicare and other third-party payors;

•	our ability to achieve milestones under our strategic agreement with LabCorp;

•	a determination that additional studies surrounding our technologies are needed;

•	a sustained level of interest and commitment by LabCorp in the commercialization of our technologies;

•	stool-based DNA screening becoming a standard of care among prescribing physicians;

•	the scope of and progress made in our research and development activities;

•	threats posed by competing technologies;

•	new out-licensing arrangements relating to our technologies; and

•	the successful commercialization and sales growth of PreGen-Plus, or other stool-based DNA testing services utilizing our technologies.

Additionally, if our Version 1 technology is not cleared or approved by the FDA in the near term, LabCorp could decide to stop offering the current version of Pre-Gen Plus. Furthermore, LabCorp could decide not to launch Version 2 of its testing service, or could decide to defer any potential future launch of Version 2 of its testing service until that version has been approved or cleared by the FDA, if ever. Alternatively, based on a number of factors, including a finite supply of materials required to process Version 1, LabCorp may decide to discontinue the use of Version 1 of our technologies and convert to the use of Version 2. Such conversion could result in an interruption in service and a delay during which no version of the test utilizing our technologies remains on the market. Either of these situations will limit our revenue and materially adversely affect our business and cash reserves. Moreover, in a proposed decision memo dated January 30, 2008, CMS decided not to provide coverage for Version 1 of our technology because it is not cleared or approved by the FDA. While the CMS proposed decision memo from January 30, 2008 stated that it would reconsider our application for coverage of Version 1 after an FDA approval, if ever, CMS may decide to reject any subsequent application for payment outright, or may provide reimbursement at low rate that would make commercialization of our technology on a broad scale economically impossible. Additionally, if Version 1, Version 2, or any subsequent versions of our technology are not approved by the FDA, such technologies will, we believe, similarly not be approved by CMS, each of which will materially adversely affect our business and we may never be successful. Both the FDA and CMS positions with respect to any of our technologies, at any point in time, could also negatively impact any potential reimbursement of our technologies from third-party payors, which would also have a materially adverse affect on our business.

Net Operating Loss Carryforwards

As of December 31, 2007, we had net operating loss carryforwards of approximately $136.7 million and tax credit carryforwards of approximately $3.2 million. The net operating loss and tax credit carryforwards will expire at various dates through 2027, if not utilized. The Internal Revenue Code and applicable state laws impose substantial restrictions on a corporation’s utilization of net operating loss and tax credit carryforwards if an ownership change is deemed to have occurred.

A valuation allowance is provided for deferred tax assets if it is more likely than not these items will either expire before we are able to realize their benefit, or that future deductibility is uncertain. In general, companies that have a history of operating losses are faced with a difficult burden of proof on their ability to generate sufficient future income within the next two years in order to realize the benefit of the deferred tax assets. We have recorded a valuation against our deferred tax assets based on our history of losses. The deferred tax assets are still available for us to use in the future to offset taxable income, which would result in the recognition of tax benefit and a reduction to our effective tax rate.

Off-Balance Sheet Arrangements

As of December 31, 2007, we had no off-balance sheet arrangements.

Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

There have been no disagreements with accountants on accounting or financial disclosure matters during our two most recent fiscal years.

Quantitative and Qualitative Disclosures about Market Risk

Our exposure to market risk is principally confined to our cash, cash equivalents and marketable securities. We invest our cash, cash equivalents and marketable securities in securities of the U.S. governments and its agencies and in investment-grade, highly liquid investments consisting of commercial paper, bank certificates of deposit and corporate bonds, all of which are currently invested in the U.S. and are classified as available-for-sale. We place our cash equivalents and marketable securities with high-quality financial institutions, limit the amount of credit exposure to any one institution and have established investment guidelines relative to diversification and maturities designed to maintain safety and liquidity.

Based on a hypothetical ten percent adverse movement in interest rates, the potential losses in future earnings, fair value of risk-sensitive financial instruments, and cash flows are immaterial, although the actual effects may differ materially from the hypothetical analysis.

Selected Financial Statements and Supplementary Data

EXACT SCIENCES CORPORATION

*	The audited financial statements included below do not include the audit report included in EXACT Sciences’ Annual Report on Form 10-K for the fiscal year ended December 31, 2007 because EXACT Sciences’ independent registered public accountants have not consented to the inclusion of such report in this prospectus/offer to exchange.

EXACT SCIENCES CORPORATION

Consolidated Balance Sheets

(Amounts in thousands, except share data)

	December 31, 2007	December 31, 2006
ASSETS
Current Assets:
Cash and cash equivalents	$4,486	$4,831
Marketable securities	8,101	16,244
Prepaid expenses and other current assets	275	386

Total current assets	12,862	21,461
Property and Equipment, at cost:
Laboratory equipment	3,730	3,832
Office and computer equipment	1,420	1,413
Leasehold improvements	1,161	1,259
Furniture and fixtures	299	299

	6,610	6,803
Less—Accumulated depreciation and amortization	(6,009)	(5,959)

	601	844
Patent costs, net of accumulated amortization of $3,019 and $2,871 at December 31, 2007 and 2006, respectively	432	763
Restricted cash	700	800

	$14,595	$23,868

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$245	$158
Accrued expenses	2,811	1,844
Deferred license fees, current portion	1,350	4,363

Total current liabilities	4,406	6,365
Third party royalty obligation	1,200	—
Deferred license fees, less current portion	2,701	2,545
Commitments and contingencies
Stockholders’ Equity:
Preferred stock, $0.01 par value
Authorized—5,000,000 shares Issued and outstanding—0 shares at December 31, 2007 and 2006	—	—
Common stock, $0.01 par value
Authorized—100,000,000 shares Issued and outstanding—27,225,541 and 26,863,363 shares at December 31, 2007 and 2006, respectively	273	269
Additional paid-in capital	168,813	165,545
Treasury stock, at cost, 85,550 shares	(97)	(97)
Other comprehensive income	23	6
Accumulated deficit	(162,724)	(150,765)

Total stockholders’ equity	6,288	14,958

	$14,595	$23,868

The accompanying notes are an integral part of these consolidated financial statements.

EXACT SCIENCES CORPORATION

Consolidated Statements of Operations

(Amounts in thousands, except per share data)

	Year Ended December 31,
	2007	2006	2005
Revenue:
Product royalty fees	$(1,137)	$179	$206
License fees	2,857	4,363	3,828
Product	78	208	216

	1,798	4,750	4,250
Cost of revenue:
Product royalty fees	4	12	13
Product	45	797	553

	49	809	566

Gross profit	1,749	3,941	3,684
Operating expenses:
Research and development (1)	4,887	6,735	7,956
Sales and marketing (1)	991	3,792	5,239
General and administrative (1)	7,541	6,910	5,497
Restructuring (1)	1,177	671	626

	14,596	18,108	19,318
Loss from operations	(12,847)	(14,167)	(15,634)
Interest income	888	1,252	1,114

Net loss	$(11,959)	$(12,915)	$(14,520)

Net loss per share—basic and diluted	$(0.44)	$(0.49)	$(0.55)

Weighted average common shares outstanding—basic and diluted	26,945	26,509	26,270

(1)	Non-cash stock-based compensation expense included in these amounts are as follows:

Research and development	$541	$653	$113
Sales and marketing	202	956	152
General and administrative	1,889	1,397	24
Restructuring	174	—	—

The accompanying notes are an integral part of these consolidated financial statements.

EXACT SCIENCES CORPORATION

Consolidated Statements of Stockholders’ Equity

(Amounts in thousands, except per share data)

	Common Stock		Additional Paid In Capital	Treasury Stock		Notes Receivable	Deferred Compensation	Other Comprehensive Income (Loss)	Accumulated Deficit	Total Stockholders’ Equity	Other Comprehensive Income
	Number of Shares	$0.01 Par Value		Number of Shares	Value
Balance, January 1, 2005	26,285,067	$263	$161,356	85,550	$(97)	$(5)	$(89)	$(115)	$(123,330)	$37,983

Issuance of shares under stock purchase plan	44,923	—	112	—	—	—	—	—	—	112	$—
Exercise of common stock options	35,190	—	25	—	—	—	—	—	—	25	—
Forgiveness of subscription receivable	—	—	—	—	—	5	—	—	—	5	—
Compensation expense related to issuance of stock options and restricted stock awards	71,318	1	226	—	—	—	89	—	—	316	—
Extension of warrant expiration date (Note 3)	—	—	630	—	—	—	—	—	—	630	—
Net loss	—	—	—	—	—	—	—	—	(14,520)	(14,520)	(14,520)
Other comprehensive income	—	—	—	—	—	—	—	70	—	70	70

Comprehensive loss											$(14,450)

Balance, December 31, 2005	26,436,498	$264	$162,349	85,550	$(97)	$—	$—	$(45)	$(137,850)	$24,621

Issuance of shares under stock purchase plan	46,520	1	90	—	—	—	—	—	—	91	$—
Exercise of common stock options	247,500	2	160	—	—	—	—	—	—	162	—
Issuance of common stock to fund the Company’s 2005 401(k) match	85,800	1	183							184	—
Compensation expense related to issuance of stock options and restricted stock awards	47,045	1	2,763	—	—	—	—	—	—	2,764	—
Net loss	—	—	—	—	—	—	—	—	(12,915)	(12,915)	(12,915)
Other comprehensive income	—	—	—	—	—	—	—	51	—	51	51

Comprehensive loss											$(12,864)

Balance, December 31, 2006	26,863,363	$269	$165,545	85,550	$(97)	$—	$—	$6	$(150,765)	$14,958

EXACT SCIENCES CORPORATION

Consolidated Statements of Stockholders’ Equity (continued)

(Amounts in thousands, except per share data)

	Common Stock		Additional Paid In Capital	Treasury Stock		Notes Receivable	Deferred Compensation	Other Comprehensive Income (Loss)	Accumulated Deficit	Total Stockholders’ Equity	Other Comprehensive Income
	Number of Shares	$0.01 Par Value		Number of Shares	Value
Issuance of shares under stock purchase plan	16,987	—	27	—	—	—	—	—	—	27	$—
Issuance of restricted common stock to collaborators in lieu of cash	156,675	2	464	—	—	—	—	—	—	466	—
Exercise of common stock options	88,237	1	258	—	—	—	—	—	—	259	—
Issuance of common stock to fund the Company’s 2006 401(k) match	34,030	—	102	—	—	—	—	—	—	103	—
Compensation expense related to issuance of stock options and restricted stock awards	66,249	1	1,565	—	—	—	—	—	—	1,565	—
Compensation expense related to stock option modifications (Note 9)	—	—	852	—	—	—	—	—	—	852	—
Net loss	—	—	—	—	—	—	—	—	(11,959)	(11,959)	(11,959)
Other comprehensive income	—	—	—	—	—	—	—	17	—	17	17

Comprehensive loss											$(11,942)

Balance, December 31, 2007	27,225,541	$273	$168,813	85,550	$(97)	$—	$—	$23	$(162,724)	$6,288

The accompanying notes are an integral part of these consolidated financial statements.

EXACT SCIENCES CORPORATION

Consolidated Statements of Cash Flows

(Amounts in thousands)

	Year Ended December 31,
	2007	2006	2005
Cash flows from operating activities:
Net loss	$(11,959)	$(12,915)	$(14,520)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and write-offs of fixed assets	228	454	750
Restructuring	85	—	282
Amortization and write-offs of patents	385	901	782
Stock-based compensation	2,806	3,006	505
Amortization of deferred license fees	(2,857)	(4,363)	(4,458)
Non-cash revenue reduction recorded in connection with warrant extension	—	—	630
Changes in assets and liabilities:
Prepaid expenses and other current assets	111	772	682
Accounts payable	87	(310)	103
Accrued expenses	2,347	301	(738)

Net cash used in operating activities	(8,767)	(12,154)	(15,982)
Cash flows from investing activities:
Purchases of marketable securities	(20,686)	(31,381)	(24,276)
Maturities of marketable securities	28,846	36,300	40,422
Purchases of property and equipment	(78)	(149)	(227)
Proceeds from sale of fixed assets	8	—	—
Increase in patent costs and other assets	(54)	(245)	(159)

Net cash provided by investing activities	8,036	4,525	15,760
Cash flows from financing activities:
Proceeds from exercise of common stock options and stock purchase plan	286	253	137
Decrease (increase) in restricted cash	100	220	(5)

Net cash provided by financing activities	386	473	132

Net decrease in cash and cash equivalents	(345)	(7,156)	(90)
Cash and cash equivalents, beginning of year	4,831	11,987	12,077

Cash and cash equivalents, end of year	$4,486	$4,831	$11,987

Supplemental disclosure of non-cash investing and financing activities:
Issuance of 156,675 shares of restricted common stock to collaborators in lieu of cash payments	$466	$—	$—

Issuance of 34,030 shares of common stock to fund the Company’s 401(k) matching contribution for 2006	$102	$—	$—

Issuance of 85,800 shares of common stock to fund the Company’s 401(k) matching contribution for 2005	$—	$184	$—

Forgiveness of notes receivable and accumulated interest	$—	$—	$10

The accompanying notes are an integral part of these consolidated financial statements.

EXACT SCIENCES CORPORATION

Notes to Consolidated Financial Statements December 31, 2007

(Amounts in thousands, except share and per share data)

(1) ORGANIZATION AND BASIS OF PRESENTATION

Organization

EXACT Sciences Corporation (the "Company") was incorporated in February 1995. The Company develops proprietary DNA-based technologies for use in the detection of cancer. The Company has selected colorectal cancer as the first application of its technologies. The Company has licensed certain of its technologies, including improvements to such technologies, on an exclusive basis through December 2010 to Laboratory Corporation of America® Holdings ("LabCorp®") for use in a commercial testing service developed by LabCorp and marketed under the name "PreGen-Plus™." PreGen-Plus is a non-invasive stool-based DNA testing service for the detection of colorectal cancer in the average-risk population. The Company has devoted the majority of its efforts to date on research and development and commercialization support of PreGen-Plus.

Basis of Presentation

The accompanying financial statements have been prepared on a basis which assumes that the Company will continue as a going concern, which contemplates the realization of assets and the satisfaction of liabilities and commitments in the normal course of business.

The Company has generated limited operating revenues since its inception and, as of December 31, 2007, had an accumulated deficit of approximately $162.7 million. The Company's losses have historically resulted from costs incurred in conjunction with research, development, and clinical study initiatives, salaries and benefits associated with the hiring of personnel, the initiation of marketing programs and, prior to August 31, 2007, costs related to its sales function to support the commercialization of its stool-based DNA screening technology.

The Company expects that its cash, cash equivalents and marketable securities balances at December 31, 2007 will be sufficient to fund its operations through 2008, based upon the Company's current cost structure and current assumptions regarding the studies and other requirements that it believes may be necessary to obtain U.S. Food and Drug Administration ("FDA") regulatory clearance for the DNA-based colorectal cancer screening technology described in the October 11, 2007 warning letter from the FDA to the Company (the "Warning Letter"). See note 4 for a description of the Warning Letter. The Company has not yet reached final agreement with the FDA regarding the regulatory path and any studies that would be necessary for the clearance or approval of the DNA-based technology described in the Warning Letter and, accordingly, there can be no assurance that the Company's cash, cash equivalents and marketable securities balances at December 31, 2007 will be sufficient to fund operations through 2008. The Company has no current sources of material ongoing revenue and, accordingly, it will need to raise additional capital in the next twelve months through a debt or equity financing, third-party collaboration or other strategic opportunity, if any, or further reduce the scale of the Company's operations, or some combination of the foregoing to continue operations beyond the end of 2008. Obtaining additional financing or funding through third-party collaboration efforts or other strategic opportunities is dependent upon future events, the outcome of which is presently not determinable. There can be no assurance that the Company will be successful in any future capital raising, third-party collaboration or other strategic opportunity, or that it would be able to raise additional funds at an acceptable price level. An inability to fund the Company's operations would have a material adverse effect on its business, financial condition and results of operations and the Company may be required to seek bankruptcy protection. These conditions raise substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities or any other adjustments that might be necessary should the Company be unable to continue as a going concern.

EXACT SCIENCES CORPORATION

Notes to Consolidated Financial Statements December 31, 2007 (Continued)

(Amounts in thousands, except share and per share data)

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

The consolidated financial statements include the accounts of the Company’s wholly-owned subsidiary, EXACT Sciences Securities Corporation, a Massachusetts securities corporation. All significant intercompany transactions and balances have been eliminated in consolidation.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

The Company considers all highly-liquid investments with maturities of 90 days or less at the time of acquisition to be cash equivalents. Cash equivalents primarily consist of money market funds.

Restricted Cash

At December 31, 2007 and 2006, approximately $0.7 million and $0.8 million, respectively, of the Company’s cash has been pledged as collateral for an outstanding letter of credit in connection with the lease for the Company’s corporate headquarters.

Marketable Securities

The Company accounts for its investments in marketable securities in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 115, Accounting for Certain Investments in Debt and Equity Securities. Management determines the appropriate classification of debt securities at the time of purchase and re-evaluates such designation as of each balance sheet date. Debt securities are classified as held-to-maturity when the Company has the positive intent and ability to hold the securities to maturity. Marketable equity securities and debt securities not classified as held-to-maturity are classified as available-for-sale. Available-for-sale securities are carried at fair value, with the unrealized gains and losses, net of tax, reported in other comprehensive income. The amortized cost of debt securities in this category is adjusted for amortization of premiums and accretion of discounts to maturity computed under the effective interest method. Such amortization is included in investment income. Realized gains and losses and declines in value judged to be other-than-temporary on available-for-sale securities are included in investment income. The cost of securities sold is based on the specific identification method. Interest and dividends on securities classified as available-for-sale are included in investment income.

All of the Company’s investments are comprised of fixed income investments and all are deemed available-for-sale. The objectives of this portfolio are to provide liquidity and safety of principal while striving to achieve the highest rate of return, consistent with these two objectives. The Company’s investment policy limits investments to certain types of instruments issued by institutions with investment grade credit ratings and places restrictions on maturities and concentration by type and issuer. There were no realized gains or losses on the sales of available-for sale securities during the years ended December 31, 2007, 2006 or 2005.

EXACT SCIENCES CORPORATION

Notes to Consolidated Financial Statements December 31, 2007 (Continued)

(Amounts in thousands, except share and per share data)

Investments consist of the following at December 31, 2007 and 2006. Amounts included in the table are in thousands.

	Amortized Cost		Amortized Cost	Gross Unrealized		Aggregate Fair Value
	Due Under One Year	Due After One Year		Gains	Losses
2007
Corporate debt securities	$8,078	$—	$8,078	$23	$—	$8,101

Total	$8,078	$—	$8,078	$23	$—	$8,101

2006
Corporate debt securities	$16,238	$—	$16,238	$6	$—	$16,244

Total	$16,238	$—	$16,238	$6	$—	$16,244

Property and Equipment

Property and equipment are stated at cost and depreciated using the straight-line method over the assets’ estimated useful lives. Maintenance and repairs are expensed when incurred; additions and improvements are capitalized. The estimated useful lives of fixed assets are as follows:

Asset Classification	Estimated Useful Life
Laboratory equipment	3 years
Office and computer equipment	3 years
Leasehold improvements	Lesser of the remaining lease term or useful life
Furniture and fixtures	3 years

Patent Costs

Patent costs, which have historically consisted of related legal fees, are capitalized as incurred and are amortized beginning when patents are approved over an estimated useful life of five years. Capitalized patent costs are expensed upon disapproval, upon a decision by the Company to no longer pursue the patent or when the related intellectual property is deemed to be no longer of value to the Company.

EXACT SCIENCES CORPORATION

Notes to Consolidated Financial Statements December 31, 2007 (Continued)

(Amounts in thousands, except share and per share data)

As of December 31, 2007, the majority of the recorded value of the patent portfolio related to intellectual property licensed to LabCorp in connection with PreGen-Plus. The following table summarizes activity with respect to the Company’s capitalized patents for the years ended December 31, 2007, 2006 and 2005. Amounts included in the table are in thousands.

Balance, January 1, 2005	$2,037
Patent costs capitalized	164
Amortization of patents	(560)
Write-offs of patents	(222)

Balance, December 31, 2005	1,419
Patent costs capitalized	245
Amortization of patents	(591)
Write-offs of patents	(310)

Balance, December 31, 2006	763
Patent costs capitalized	54
Amortization of patents	(148)
Write-offs of patents	(237)

Balance, December 31, 2007	$432

The total recorded patent value at December 31, 2006 included approximately $0.2 million related to patents that had not commenced amortization as of December 31, 2007 because the patents had not yet been issued. The amortization expense related to issued patents as of December 31, 2007 over the next five years is as follows. Amounts included in the table are in thousands.

Year	Amount
2008	$97
2009	64
2010	43
2011	6

$210

The Company applies SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets and for Long-Lived Assets (“SFAS No. 144”), which requires the Company to continually evaluate whether events or circumstances have occurred that indicate that the estimated remaining useful life of long-lived assets and certain identifiable intangibles and goodwill may warrant revision or that the carrying value of these assets may be impaired.

During the year ended December 31, 2007, the Company evaluated certain events which indicated that the remaining useful life or the carrying value of the Company’s patent portfolio might have been impaired. The Company performed an impairment analysis, comparing the carrying amount of the patent assets to their fair value as determined by an estimate of discounted future cash flows related to the these assets. The Company determined that there was no impairment with respect to the net book value of the patents as of December 31, 2007.

EXACT SCIENCES CORPORATION

Notes to Consolidated Financial Statements December 31, 2007 (Continued)

(Amounts in thousands, except share and per share data)

Net Loss Per Share

Basic and diluted net loss per share is presented in conformity with SFAS No. 128, Earnings per Share (“SFAS No. 128”), for all periods presented. In accordance with SFAS No. 128, basic net loss per common share was determined by dividing net loss applicable to common stockholders by the weighted average common shares outstanding during the period, less shares subject to repurchase. Basic and diluted net loss per share are the same because all outstanding common stock equivalents have been excluded, as they are anti-dilutive.

The following potentially issuable common shares were not included in the computation of diluted net loss per share for the following years ended December 31 because they had an antidilutive effect due to net losses for such periods:

	2007	2006	2005
Shares issuable upon exercise of stock options	3,996,688	4,125,940	4,499,927
Shares issuable upon exercise of outstanding warrants	1,000,000	1,000,000	1,000,000

	4,996,688	5,125,940	5,499,927

Accounting for Stock-Based Compensation

The Company adopted SFAS No. 123(R) effective January 1, 2006 using the modified prospective transition method. SFAS No. 123(R) requires all share-based payments to employees, including grants of employee stock options and shares purchased under an employee stock purchase plan (if certain parameters are not met), to be recognized in the financial statements based on their fair values. SFAS No. 123(R) did not change the accounting guidance for share-based payment transactions with parties other than employees provided in SFAS No. 123, as originally issued, and EITF 96-18, Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services. Prior to January 1, 2006, the Company accounted for its stock-based compensation plans under the provisions of Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees.

Revenue Recognition

License fees—License fees for the licensing of product rights on initiation of strategic agreements are recorded as deferred revenue upon receipt and recognized as revenue on a straight-line basis over the license period. On June 27, 2007, the Company entered into an amendment to its exclusive license agreement with LabCorp (the “Second Amendment”) (See note 3) that, among other modifications to the terms of the license, extended the exclusive license period from August 2008 to December 2010, subject to carve-outs for certain named organizations. Accordingly, the Company amortizes the remaining deferred revenue balance resulting from its license agreement with LabCorp at the time of the Second Amendment ($4.7 million) on a straight-line basis over the remaining exclusive license period, which ends in December 2010.

Product royalty fees—Prior to the effective date of the Second Amendment, the Company’s product royalty fees were based on a specified contractual percentage of LabCorp’s cash receipts from performing PreGen-Plus tests. Accordingly, the Company recorded product royalty fees based on this specified percentage of LabCorp’s cash receipts, as reported to the Company each month by LabCorp. Subsequent to the effective date of the Second Amendment, the Company’s product royalty fees are based on a specified contractual percentage of LabCorp’s net revenues from sales of PreGen-Plus. Accordingly, subsequent to the effective date of the Second Amendment, the Company records product royalty fees based on the specified contractual percentage of

EXACT SCIENCES CORPORATION

Notes to Consolidated Financial Statements December 31, 2007 (Continued)

(Amounts in thousands, except share and per share data)

LabCorp’s net revenues from sales of PreGen-Plus, as reported to the Company each month by LabCorp. The current royalty rate is 15%, subject to an increase to 17% in the event that LabCorp achieves a specified significant threshold of annual net revenues from the sales of PreGen-Plus.

Additionally, pursuant to the Second Amendment, the Company will potentially be obligated to reimburse LabCorp for certain third-party royalty payments, as described in note 3 below. To the extent the Company incurs liabilities in connection with this provision of the Second Amendment, the accretion of such liabilities will be recorded as a reduction in the product royalty fee line item in the Company’s consolidated statements of operations.

Product revenue—Product revenue from the sale of certain components of the Company’s Effipure™ technology to LabCorp is recognized upon transfer of the components provided that title passes, the price is fixed or determinable and collection of the receivable is probable.

Other revenue—Revenue from milestone and other performance-based payments will be recognized as revenue when the milestone or performance is achieved and collection of the receivable is estimable and probable.

Advertising Costs

The Company expenses the costs of media advertising at the time the advertising takes place. The Company expensed approximately $0.1 million of media advertising in each of the years ended December 31, 2007, 2006 and 2005, respectively.

Comprehensive Income

SFAS No. 130, Reporting Comprehensive Income, establishes presentation and disclosure requirements for comprehensive income (loss). For the Company, comprehensive loss consists of net loss and the change in unrealized gains and losses on marketable securities.

Segment Information

SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information, requires companies to report selected information about operating segments, as well as enterprise-wide disclosures about products, services, geographic areas and major customers. Operating segments are determined based on the way management organizes its business for making operating decisions and assessing performance. The Company has determined that it conducts its operations in one business segment. The Company conducts its business in the United States. As a result, the financial information disclosed herein represents all of the material financial information related to the Company’s principal operating segment.

Fair Value of Financial Instruments

SFAS No. 107, Disclosures about Fair Value of Financial Instruments, requires disclosures about fair value of financial instruments. Financial instruments consist of cash, cash equivalents, marketable securities and accounts payable. Marketable securities are carried at fair value. The estimated fair value of all other financial instruments approximates their carrying values due to their short-term maturity.

EXACT SCIENCES CORPORATION

Notes to Consolidated Financial Statements December 31, 2007 (Continued)

(Amounts in thousands, except share and per share data)

Concentration of Credit Risk

SFAS No. 105, Disclosure of Information about Financial Instruments with Off-Balance-Sheet Risk and Financial Instruments with Concentrations of Credit Risk, requires disclosure of any significant off-balance-sheet risk and credit risk concentration. The Company has no significant off-balance-sheet risk, such as foreign exchange contracts or other hedging arrangements. Financial instruments that subject the Company to credit risk consist of cash, cash equivalents and marketable securities. The Company maintains its cash equivalents with financial institutions with high credit ratings.

All of the Company’s revenues are derived from its license agreement with LabCorp.

Recent Accounting Pronouncements

In June 2006, the FASB issued Interpretation No. 48, Accounting for Uncertainty in Income Taxes—an Interpretation of FASB Statement No. 109 (“FIN 48”). FIN 48 clarifies the accounting for uncertainty in income taxes recognized in an entity’s financial statements in accordance with SFAS No. 109, Accounting for Income Taxes, and prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. Additionally, FIN 48 provides guidance on subsequent derecognition of tax positions, financial statement classification, recognition of interest and penalties, accounting in interim periods, and disclosure and transition requirements. The Company adopted the provisions of FIN 48 on January 1, 2007. Previously, the Company had accounted for tax contingencies in accordance with Statement of Financial Accounting Standards 5, Accounting for Contingencies. As required by FIN 48, the Company recognizes the financial statement benefit of a tax position only after determining that the relevant tax authority would more likely than not sustain the position following an audit. For tax positions meeting the more-likely-than-not threshold, the amount recognized in the financial statements is the largest benefit that has a greater than 50 percent likelihood of being realized upon ultimate settlement with the relevant tax authority. At the adoption date, the Company applied FIN 48 to all tax positions for which the statute of limitations remained open. The amount of unrecognized tax benefits as of January 1, 2007 was zero. There have been no changes in unrecognized tax benefits since January 1, 2007, nor are there any tax positions where it is reasonably possible that the total amounts of unrecognized tax benefits will significantly increase or decrease within 12 months of December 31, 2007.

In September 2006, the FASB issued Statement No. 157, Accounting for Fair Value Measurements (“SFAS No. 157”). SFAS No. 157 clarifies the principle that fair value should be based on the assumptions market participants would use when pricing an asset or liability and establishes a fair value hierarchy that prioritizes the information used to develop those assumptions. Under the standard, fair value measurements would be separately disclosed by level within the fair value hierarchy. SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007 and interim periods within those fiscal years, with early adoption permitted. The Company does not expect the adoption of this standard to have a material impact on its consolidated results of operations, financial position or cash flows.

In September 2006, the SEC issued Staff Accounting Bulletin (SAB) No. 108, Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements (“SAB No. 108”). SAB No. 108 provides guidance on the consideration of the effects of prior year misstatements in quantifying current year misstatements for the purpose of a materiality assessment. SAB No. 108 establishes an approach that requires quantification of financial statement errors based on the effects on each of the company’s balance sheet and statement of operations and the related financial statement disclosures. SAB No. 108 permits existing public companies to record the cumulative effect of initially applying this approach in the first year ending after November 15, 2006, by recording the necessary correcting adjustments to the carrying values of

EXACT SCIENCES CORPORATION

Notes to Consolidated Financial Statements December 31, 2007 (Continued)

(Amounts in thousands, except share and per share data)

assets and liabilities as of the beginning of that year with the offsetting adjustment recorded to the opening balance of retained earnings. Additionally, the use of the cumulative effect transition method requires detailed disclosure of the nature and amount of each individual error being corrected through the cumulative adjustment and how and when it arose. The adoption of SAB No. 108 in the first quarter of fiscal 2007 did not have any impact on the Company’s financial statements.

In February 2007, the FASB issued Statement No. 159, The Fair Value Option for Financial Assets and Financial Liabilities—including an amendment of FASB Statement No. 115 (“SFAS No. 159”). SFAS No. 159 provides entities with an option to choose to measure eligible items at fair value at specified election dates. If elected, an entity must report unrealized gains and losses on the item in earnings at each subsequent reporting date. The fair value option may be applied instrument by instrument, with a few exceptions, such as investments otherwise accounted for by the equity method, is irrevocable (unless a new election date occurs); and is applied only to entire instruments and not to portions of instruments. SFAS No. 159 is effective for the company in 2008. The Company is currently evaluating if it will elect the fair value option for any of our eligible financial instruments and other items and currently, the Company does not expect that the adoption of SFAS No. 159 will have a material impact on its financial statements.

In June 2007, the FASB issued EITF Issue No. 07-3, Accounting for Nonrefundable Advance Payments for Goods or Services to Be Used in Future Research and Development Activities (“EITF 07-3”). EITF 07-3 requires that nonrefundable advance payments for goods or services to be received in the future for use in research and development activities should be deferred and capitalized. The capitalized amounts should be expensed as the related goods are delivered or the services are performed. EITF 07-3 is effective for new contracts entered into during fiscal years beginning after December 15, 2007. The Company is currently analyzing the effect, if any, EITF 07-3 will have on its financial position and results of operations.

Reclassifications

Prior to 2005, the Company combined sales and marketing expenses and general and administrative expenses as “Selling, general and administrative” expenses in its consolidated statements of operations. Beginning in 2005, the Company began to separately report “Sales and marketing” and “General and administrative” expenses and reclassified the 2004 consolidated statements of operations accordingly. The change had no impact on the Company’s net loss or net loss per share as previously reported.

Prior to December 31, 2006, the Company classified cash pledged as collateral for an outstanding letter of credit in connection with the lease for its corporate headquarters under the caption “Cash and cash equivalents” in its consolidated balance sheets. Beginning on December 31, 2006, the Company began to report cash pledged as collateral for an outstanding letter of credit in connection with the lease for its corporate headquarters under the caption “Restricted cash” in its consolidated balance sheets and reclassified the 2005 amount accordingly. In addition, the Company’s statement of cash flows for the year ended December 31, 2005 has been revised from its original presentation to reflect these reclassifications. This change had no impact on the Company’s net loss or net loss per share as previously reported.

Certain prior year expenses previously included in the “sales and marketing” line item in the Company’s consolidated statements of operations have been reclassified as “general and administrative” expenses to conform to the current year presentation. This change had no impact on the Company’s net loss or net loss per share as previously reported.

EXACT SCIENCES CORPORATION

Notes to Consolidated Financial Statements December 31, 2007 (Continued)

(Amounts in thousands, except share and per share data)

(3) STRATEGIC ALLIANCE AGREEMENT

On June 26, 2002, the Company entered into a license agreement (subsequently amended on January 19, 2004, June 27, 2007, and August 31, 2007) with LabCorp for an exclusive, strategic alliance between the parties to commercialize PreGen-Plus, LabCorp’s proprietary, non-invasive DNA-based technology for the early detection of colorectal cancer in the average-risk population. Pursuant to the amended agreement, the Company exclusively licensed to LabCorp all U.S. and Canadian patents and patent applications owned by the Company relating to its technology initially through August 2008, followed by a non-exclusive license for the life of the patents. In return for the license, LabCorp agreed to pay the Company certain up-front, milestone and performance-based payments, and a per-test royalty fee. LabCorp made an initial payment of $15 million upon the signing of the agreement, and a second payment of $15 million was made in August 2003 upon the commercial launch of PreGen-Plus. In addition to certain royalty fees, under the amended license agreement, the Company may also be eligible for certain milestone payments from LabCorp as described below.

In conjunction with the strategic alliance, in June 2002, the Company issued to LabCorp a warrant (the “LabCorp Warrant”) to purchase 1,000,000 shares of its common stock, exercisable over a three-year period at an exercise price of $16.09 per share. The Company assigned a value to the warrant of $6.6 million under the Black-Scholes option-pricing model which has been recorded as a reduction in the initial up-front deferred license fee of $15 million. The Company is amortizing the first two payments totaling $30 million, net of the $6.6 million value of the warrant, as license fee revenue over the exclusive license period described below.

At the time of issuance, the LabCorp Warrant had an expiration date of June 26, 2005. On June 24, 2005, the Company entered into an amendment to the LabCorp Warrant to extend the expiration date of the LabCorp Warrant to August 13, 2008, which was the expiration date of the exclusive period at the time of the extension. All other terms of the LabCorp Warrant were unaffected. The Company assigned a value to the LabCorp Warrant extension of $0.6 million using the Black-Scholes option pricing model. In accordance with Emerging Issues Task Force Issue No. 01-09, Accounting for Consideration Given by a Vendor to a Customer (“EITF No. 01-09”), the Company recorded the cost of the LabCorp Warrant extension as a one-time, non-cash reduction in license fee revenue of $0.6 million in the quarter ended June 30, 2005.

Second Amendment to LabCorp License Agreement—On June 27, 2007, the Company entered into the Second Amendment with LabCorp. The Second Amendment modified LabCorp’s exclusive rights to the Company’s DNA technology for colorectal cancer screening to permit the Company to license its technology to select third-party organizations and commercial service laboratories, subject to LabCorp’s preferential pricing terms, and to extend LabCorp’s modified exclusive period under the Second Amendment until December 31, 2010. Additionally, the Second Amendment clarifies the rights and obligations with respect to the Company’s next-generation version of stool-based DNA screening technology for colorectal cancer screening (“Version 2”).

The Second Amendment also revised the milestone and royalty obligations of LabCorp. The milestones were revised to eliminate milestone payments aggregating $15 million based upon stool-based colorectal cancer screening being included as standard of care and certain policy-level reimbursement approvals. As revised under the Second Amendment, the Company may be eligible for up to an aggregate of $40 million in milestone payments, all of which relate to the achievement of significant sales thresholds. Royalties due to the Company under the Second Amendment are equal to 15% of LabCorp’s net revenues from tests performed using the Company’s DNA technology licensed under the Second Amendment, and could increase to 17% if LabCorp achieves a significant annual PreGen-Plus net revenue threshold. LabCorp also retains preferential pricing terms over third-party organizations and commercial service laboratories to whom the Company may license its DNA technology for colorectal cancer screening.

EXACT SCIENCES CORPORATION

Notes to Consolidated Financial Statements December 31, 2007 (Continued)

(Amounts in thousands, except share and per share data)

The Second Amendment also eliminated an approximate $3.0 million contingent liability of the Company to LabCorp resulting from a historical third-party royalty obligation of LabCorp. Under the terms of the Second Amendment, the Company will potentially be obligated to reimburse LabCorp for certain third-party royalty payments if LabCorp’s third-party royalty rate is greater than a specified royalty rate during the measuring period, as outlined in the table below. The Company’s liability to pay LabCorp pursuant to this provision of the Second Amendment is based on LabCorp’s sales volumes of PreGen-Plus during three separate measurement periods, as defined below. A significant increase in PreGen-Plus test sales volumes during any measurement period, as compared to historical PreGen-Plus sales volumes, could reduce the Company’s potential obligation to zero during any measurement period, while test volumes consistent with historical PreGen-Plus sales levels could result in aggregate payments to LabCorp totaling up to $3.5 million during the measurement periods. Until sales of PreGen-Plus increase to a level that would reduce this potential maximum obligation, if ever, the Company intends to record its estimated obligation under this provision of the Second Amendment as a reduction in the product royalty fee line item in its consolidated statements of operations, in accordance with EITF No. 01-09. Based on PreGen-Plus sales volumes that the Company anticipates prior to any potential FDA approval of its technology, as of December 31, 2007, the Company has accrued $1.2 million of the total potential $1.5 million obligation related to the first measurement period, which ends in December 2008. This charge was recorded under the caption “Product royalty fees” in the Company’s consolidated statements of operations for the year ended December 31, 2007.

This obligation is recorded in the Company’s consolidated balance sheets under the caption “Third party royalty obligation”.

Measurement Period Start Date	Measurement Period End Date	Potential Minimum Third Party Royalty Obligation During Measurement Period	Potential Maximum Third Party Royalty Obligation During Measurement Period
June 28, 2007	December 31, 2008	$—	$1,500,000
January 1, 2009	December 31, 2009	—	1,000,000
January 1, 2010	December 31, 2010	—	1,000,000

		$—	$3,500,000

In addition, as a result of extending the exclusive license period from August 2008 to December 2010, the amortization of the remaining deferred revenue as of the date of the Second Amendment ($4.7 million) related to up-front technology license fees received from LabCorp is amortized on a straight line basis over the extended exclusive license period beginning in the quarter ended September 30, 2007. Additionally, pursuant to the Second Amendment, the Company could be obligated to reimburse LabCorp for certain costs related to Effipure, up to a maximum of $0.3 million during the term of the exclusive period. The Company recorded a liability of $45,000 pursuant to this provision of the Second Amendment during the year ended December 31, 2007 under the caption “Cost of product revenue” in its consolidated statements of operations.

The Second Amendment also provided LabCorp with termination rights if stool-based colorectal cancer screening is not accepted as standard of care in the near term (i.e. included in screening guidelines of the American Cancer Society or the American Gastroenterological Association), if the Company’s Version 2 technology is not commercially launched in the near term, or if the Company’s Version 2 technology does not attain certain sensitivity and specificity thresholds during technology validation.

Third Amendment to LabCorp License Agreement—On August 31, 2007, the Company entered into a Third Amendment (the “Third Amendment”) to its exclusive license agreement with LabCorp that, among other things, added a potential $2.5 million milestone payment for which the Company may be eligible. The milestone

EXACT SCIENCES CORPORATION

Notes to Consolidated Financial Statements December 31, 2007 (Continued)

(Amounts in thousands, except share and per share data)

obligation is based upon policy-level reimbursement approval from Medicare at a specified minimum reimbursement rate, inclusion of stool-based DNA screening in clinical practice guidelines and the achievement of certain increases in sales levels of PreGen-Plus over a defined measuring period. In addition, the Third Amendment provided that LabCorp will assume sole responsibility, at its expense, for all commercial activities related to LabCorp’s stool-based DNA testing service. In accordance with the foregoing, LabCorp also agreed to offer at-will employment to certain former personnel of the Company.

(4) RECEIPT OF FDA WARNING LETTER

FDA History

Laboratories that make and perform certain types of laboratory-developed tests, known in the industry as “homebrew” testing services, have generally not been required to submit premarket submissions to FDA including performance data on the test for FDA review and approval or clearance. Instead the FDA has exercised enforcement discretion, which allowed laboratories that develop their own clinical diagnostic test by following the regulations of the Clinical Laboratory Improvement Amendments of 1988, or CLIA. The Company had historically believed, since the commercial launch of PreGen-Plus in 2003, that PreGen-Plus met the requirements to qualify for regulation under CLIA as a homebrew test and that in-house testing utilizing certain of our technologies, and using any analyte specific reagent that it developed, did not require FDA approval or clearance.

Since the commercial launch of PreGen-Plus in August 2003, LabCorp has offered the PreGen-Plus testing service as an in-house developed laboratory test, or homebrew. On January 13, 2006, the FDA sent correspondence to the Company and to LabCorp with respect to the PreGen-Plus testing service, as well as the Effipure component used in processing PreGen-Plus tests, which indicated that PreGen-Plus is subject to FDA regulation as a medical device. The FDA also indicated that the device cannot be commercially distributed without an appropriate pre-market determination from the FDA. Pursuant to the Company and LabCorp’s subsequent discussions with the FDA to clarify the regulatory status of PreGen-Plus, the Company and LabCorp agreed, among other things, to revise promotional activities with respect to LabCorp’s PreGen-Plus testing service. In addition, LabCorp offered to eliminate its use of Effipure in processing PreGen-Plus tests. Based on the actions outlined above, LabCorp has continued to market, sell and process the PreGen-Plus test as a homebrew testing service. LabCorp’s supply of Effipure includes components that have a finite useful life the duration of which, the Company believes, may be nearly exhausted. If LabCorp is unable to extend the useful life of these components, or is unable to otherwise take steps necessary to extend the useful life of Effipure, then LabCorp may be unable to continue to process PreGen-Plus tests in the near term. The Company further believes that certain finite resources required for the ongoing processing of the Version 1 test may also be nearly exhausted as well which may result in an interruption in the Version 1 testing service.

On October 11, 2007 the FDA sent the Warning Letter to the Company with respect to the PreGen-Plus testing service, indicating that PreGen-Plus is a Class III medical device and that it cannot be commercially distributed without an appropriate pre-market approval or clearance from the FDA. The Company is currently in communication with the FDA to specifically address the matters raised in the Warning Letter and to determine the appropriate regulatory approval process to resolve the matters raised in the Warning Letter. In February 2008, the Company met with the FDA to discuss the regulatory filing path for the technology that was the subject of the Warning Letter. Based on these discussions, the Company believes that a de novo 510(k) regulatory path remains available to us with respect to the Company’s Version 1 technology based on the strategy that the Company presented to the FDA.

EXACT SCIENCES CORPORATION

Notes to Consolidated Financial Statements December 31, 2007 (Continued)

(Amounts in thousands, except share and per share data)

Company Interactions with the FDA

On November 2, 2007, in response to the FDA Warning Letter, the Company submitted to the FDA a pre-Investigational Device Exemption request (“pre-IDE”), that described the intended 510(k) filing approach, including the reproducibility studies that the Company proposed to perform in connection therewith. The FDA responded by letter to the Company’s pre-IDE submission in December 2007, and, in an in-person meeting with the FDA in February 2008, the Company learned that the most likely regulatory path forward with respect to its Version 1 technology would be a de novo 510(k) application, which would likely include a single-site reproducibility study.

The FDA has not yet indicated definitively whether the submission with respect to Version 1 of the Company’s technology would be ade novo 510(k). Moreover, the FDA may determine that a pre-market approval application (“PMA”) is the appropriate path forward for us with respect to Version 1 of its stool-based DNA technology. The FDA may also determine that additional clinical studies, which could be costly and time-intensive, are required in connection with the Company’s submission, or that the Company’s proposal is otherwise inadequate. Accordingly, the costs of any such studies could require that the Company seek additional capital in the near term, which could have an adverse and material impact on the Company’s financial position. There can be no assurance that the filing of a de novo 510(k) for the Company’s Version 1 technology will bring it into compliance with the matters raised by the FDA in the Warning Letter, or that the FDA will not issue a similar letter to LabCorp or otherwise require LabCorp to stop offering its PreGen-Plus testing service during the regulatory clearance process.

The Company also intends to engage in discussions with the FDA to determine the appropriate regulatory approval path for its Version 2 technology. The clearance or approval process for any version of the Company’s DNA-based technologies may require, among other things, successfully completing additional clinical and other studies, may require a PMA (rather than a 510(k) or de novo 510(k)) and may also necessitate the Company submitting PMAs with the FDA for multiple versions of its technology simultaneously or in sequence, all of which could take substantial time and resources including investment by the Company of substantial additional funds.

The FDA Warning Letter, and the time that it may take for the Company to obtain FDA clearance for any of its products, may also negatively impact any potential third party reimbursement to licensees of the Company’s technologies. The Centers for Medicare and Medicaid Services (“CMS”) issued a Proposed Decision Memo for Screening DNA Stool Test for Colorectal Cancer (CAG-00144N) on January 30, 2008 that proposed not to provide coverage of the Company’s Version 1 technology because the FDA has determined that the Company’s Version 1 technology required premarket clearance. The Proposed Decision Memo also indicated that CMS would reconsider our application for coverage once the Company receives FDA clearance or approval for its technology, if ever. The FDA Warning Letter may have a similar impact on private third-party payors in that those payors may defer reimbursement policy decisions with respect to the Company’s technology until the Company obtains FDA clearance for its technologies, if ever.

There can be no assurance that any version of the Company’s stool-based DNA technology will be cleared or approved by the FDA, that the Company’s proposed de novo 510(k) approach will satisfy the FDA’s regulatory requirements for our Version 1 technology or any subsequent version of its technology, or that such FDA clearance or approval process can be completed without significant delays or material additional expense resulting from additional FDA required clinical or other studies. The Company may not have sufficient funds to complete any FDA regulatory clearance or approval process for its DNA-based technologies. Ongoing compliance with FDA regulations will also increase the cost of conducting the Company’s business, subject the Company and LabCorp to inspection by FDA and to the requirements of FDA and penalties for failure to comply with these requirements.

EXACT SCIENCES CORPORATION

Notes to Consolidated Financial Statements December 31, 2007 (Continued)

(Amounts in thousands, except share and per share data)

Moreover, the Company cannot assure you that the commercial sales of PreGen-Plus will not be delayed, halted or prevented during the regulatory approval process, or that the FDA will not initiate enforcement action, which could involve criminal or civil penalties and cause material harm to the Company’s business. Additionally, LabCorp could decide to stop offering the current version of PreGen-Plus, could decide not to launch the Version 2 technology, or could decide to defer any potential future launch of the Version 2 technology until that version has been approved or cleared by the FDA, if ever, any of which would materially increase the Company’s costs, limit the Company’s revenue and cause material harm to its business and result in impairments of the Company’s fixed assets or capitalized patent portfolio ($0.4 million at December 31, 2007) or personnel or facility related restructuring charges.

(5) RESTRUCTURING

The Company accounts for its restructuring charges in accordance with SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities (“SFAS No. 146”). SFAS No. 146 requires that a liability for a cost associated with an exit or disposal activity be recognized and measured initially at its fair value in the period in which the liability is incurred, except for one-time termination benefits that meet specified requirements.

2005 Restructuring—In February 2005, the Company took steps to focus its research and development efforts primarily on improving the sensitivity and other performance aspects of its technology and reduced its cost structure accordingly. The Company discontinued certain research efforts, reduced its workforce by ten employees, principally in the research and development functions, and amended the lease for its corporate headquarters in Marlborough, MA to reduce the total space leased at the facility from approximately 56,000 square feet to approximately 37,000 square feet (the “2005 Restructuring”).

Pursuant to the 2005 Restructuring plan, the Company recorded restructuring charges of $0.6 million in the year ended December 31, 2005. As of December 31, 2005 all liabilities related to the restructuring had been paid.

2006 Restructuring—In October 2006, the Company initiated a plan to reduce its cost structure by eliminating 21 positions, or 48% of its staff at that time, across all departments (the “2006 Restructuring”). This workforce reduction was intended to reduce the Company’s expenses and help preserve its existing cash and cash equivalents.

Pursuant to the 2006 Restructuring, the Company accrued charges of $0.7 million in the quarter ended December 31, 2006 in connection with one-time employee termination benefits, including severance and outplacement services. The Company recorded changes in estimates to the restructuring accrual as outlined in the table below during the year ended December 31, 2007 in connection with adjustments to estimates of one-time employee termination benefits.

As of December 31, 2007, all liabilities related to the 2006 Restructuring had been paid. The following table summarizes the restructuring activities during the year ended December 31, 2007. Amounts included in the table are in thousands.

Type of Liability	Balance, December 31, 2006	Charges	Cash Payments	Non-cash Write-offs	Balance, December 31, 2007
Employee separation costs	$283	$26	$(309)	$—	$—

Total	$283	$26	$(309)	$—	$—

EXACT SCIENCES CORPORATION

Notes to Consolidated Financial Statements December 31, 2007 (Continued)

(Amounts in thousands, except share and per share data)

2007 Restructuring—During the third quarter of 2007, in connection with the Third Amendment to the LabCorp agreement, the Company notified six employees of their termination from the Company (the “2007 Restructuring”). The 2007 Restructuring was principally designed to eliminate the Company’s sales and marketing functions to reduce costs and help preserve the Company’s cash resources. In connection with the 2007 Restructuring, the Company recorded restructuring charges of approximately $0.8 million during the three months ended September 30, 2007, primarily related to one-time termination benefits arising under retention and severance agreements with each of the terminated employees. Since the 2007 Restructuring, the Company’s efforts have been focused on:

•

the pursuit of inclusion of stool-based DNA testing in screening guidelines of the major guidelines organizations, including the guidelines that resulted from the joint efforts of the American Cancer Society (“ACS”) and the U.S. Multi-Society Task Force on Colorectal Cancer (“MSTF-CRC”), a consortium of several organizations including representatives of the American College of Gastroenterology, American Gastroenterological Association, American Society for Gastrointestinal Endoscopy and the American College of Physicians/Society of Internal Medicine;

•	Medicare coverage pursuit for stool-based DNA testing;

•	validation and optimization of the Company’s Version 2 technology; and

•	the pursuit of FDA clearance for its stool-based DNA screening technologies.

Restructuring charges recorded during the third quarter of 2007 of $0.8 million included $0.6 million in severance and related benefit costs expected to be paid in cash through May 2008, and $0.2 million in non-cash stock-based compensation charges associated with extending the period of exercise for vested stock option awards for terminated employees. See note 9 for a description of stock option modifications which occurred in the year ended December 31, 2007.

During the fourth quarter of 2007, the Company entered into a sublease agreement (the “Sublease Agreement”) with INTRINSIX Corporation (the “Subtenant”) to sublease to the Subtenant approximately 11,834 square feet of rentable area in the Company’s corporate headquarters. The term of the Sublease Agreement, which commenced on December 15, 2007, is 32 months with a base rent of $266,265 per year. Pursuant to the Sublease Agreement, the Subtenant has no rights to renew or extend the Sublease Agreement. Under the terms of the Sublease Agreement, the Subtenant was required to provide a security deposit of $35,000 and will be required to pay its pro rata share of any building operating expenses and real estate taxes. The Company believes that its remaining 25,537 square feet of leased space is adequate for its current requirements.

In connection with the Sublease Agreement, the Company recorded restructuring charges of approximately $0.4 million during the fourth quarter of 2007 (included opposite the caption “Facility consolidation costs” in the table below), which consist of approximately $0.3 million in future cash payments related to the difference between the Company’s committed lease payments and the estimated sublease rental income under the Sublease Agreement and approximately $0.1 million of non-cash charges related to the write-off of leasehold improvements abandoned by the Company in connection with the Sublease Agreement. The Company’s decision to enter into the Sublease Agreement was deemed to be an impairment indicator under SFAS No. 144. As a result of performing the impairment evaluations, asset impairment charges of $0.1 million were recorded to adjust the carrying value of the related leasehold improvements to their net realizable value. Facility consolidation costs also include one time real estate transaction fees in connection with the Sublease Agreement.

Amounts remaining in the 2007 Restructuring accrual at December 31, 2007, which are expected to be paid out through July, 2010, are recorded under the caption “Accrued expenses” in the Company’s condensed consolidated balance sheets. The right of terminated employees to receive severance payments from the

EXACT SCIENCES CORPORATION

Notes to Consolidated Financial Statements December 31, 2007 (Continued)

(Amounts in thousands, except share and per share data)

Company will be dependent upon when, and if, the terminated employees secure employment with another employer during the defined severance period and, therefore, the Company’s estimate of the total restructuring charges may be adjusted in future periods.

The following table summarizes the 2007 Restructuring activities during the year ended December 31, 2007. Amounts included in the table are in thousands.

Type of Liability	Balance, December 31, 2006	Charges	Cash Payments	Non-cash Write-offs	Balance, December 31, 2007
Employee separation costs	$—	$588	$(364)	$—	$224
Facility consolidation costs	—	387	(34)	(85)	268

Total	$—	$975	$(398)	$(85)	$492

The charges outlined in the table above exclude $0.2 million in non-cash stock-based compensation expense recorded in connection with the stock option modifications discussed above.

(6) EMPLOYMENT ARRANGEMENTS

In June 2006, the Company entered into an Employment Agreement with Don M. Hardison, the Company’s President and Chief Executive Officer at that time. Under the Employment Agreement, Mr. Hardison was paid an annual salary of $0.36 million and was eligible to earn an annual performance bonus on the basis of the achievement of certain Company and personal objectives. Additionally, Mr. Hardison was eligible to earn an annual retention bonus in the amount of $0.2 million, payable on each of January 1, 2007 and January 1, 2008, provided Mr. Hardison continued to be employed by the Company. The Employment Agreement provided that upon the occurrence of certain triggering events, such as a change of control or termination without cause, Mr. Hardison would have been entitled to receive any unpaid retention bonus, and severance payments for a period of twelve months at a rate equal to his base salary at the time of termination of employment. The agreement provided a term of 24 months, subject to automatic twelve month renewals unless either Mr. Hardison or the Company provided sixty days prior written notice to the other of such party’s election not to extend the term of the Employment Agreement.

In July 2007, Mr. Hardison announced his resignation from the Company effective August 31, 2007. Pursuant to terms of Mr. Hardison’s employment agreement with the Company, Mr. Hardison received a retention bonus payment of $0.2 million in January 2007 and the Company had accrued a proportional amount of the remaining $0.2 million retention bonus which would have been payable on January 1, 2008, if he had continued employment with the Company. As a result of Mr. Hardison’s resignation from the Company in July 2007, the remaining potential retention bonus of $0.2 million was not paid out and the expense previously accrued in connection with Mr. Hardison’s remaining retention bonus (approximately $0.1 million as of June 30, 2007) was reversed in the statement of operations for the three and six month periods ended June 30, 2007.

In connection with the October 2006 restructuring described in note 5 above, the Company entered into retention agreements (“Retention Agreements”) with its then remaining 22 remaining employees (“Remaining Employees”), including Jeffrey R. Luber, the Company’s current President and Charles R. Carelli, Jr., the Company’s current Senior Vice President, Chief Financial Officer and Treasurer. Under the terms of the Retention Agreements, in addition to their existing salary and benefits, Remaining Employees were be eligible to earn a one-time retention bonus in the aggregate amount of approximately $0.9 million payable on December 31, 2007 (subject to acceleration in certain instances), provided that the Remaining Employees continue to be

EXACT SCIENCES CORPORATION

Notes to Consolidated Financial Statements December 31, 2007 (Continued)

(Amounts in thousands, except share and per share data)

employed by the Company on the payment date. As of December 31, 2007, the Company had paid out all one-time retention bonuses. The Retention Agreements also provide that upon the occurrence of certain triggering events, such as a change of control or termination without cause, Remaining Employees will be entitled to receive severance payments for periods ranging from three to twelve months at a rate equal to their base salary at the time of termination of employment. As of December 31, 2007, the total potential severance obligation upon the occurrence of certain triggering events, such as a change of control or termination without cause was $1.1 million.

(7) NOTES RECEIVABLE

Prior to the initial public offering in February 2001, the Company issued more than 2.2 million restricted common shares to employees, primarily as a result of early exercise of common stock options. The shares were sold at the then fair market value or the exercise price of the common stock options. The Company obtained full recourse notes receivable from employees and executives for the purchase of the restricted stock. Such shares vested over the remaining option vesting period or, generally, three to five years. At December 31, 2005, vesting of such shares was completed, no common shares were subject to restriction and all notes receivable had been either repaid or forgiven.

(8) ISSUANCES OF COMMON STOCK

On March 24, 2003, the Company entered into a license agreement, subsequently amended on November 17, 2004, May 11, 2006 and again on March 19, 2007, with Johns Hopkins University (“JHU”) for an exclusive long-term license to certain patents relating to the digital-PCR technology developed by Dr. Bert Vogelstein’s laboratory at the Johns Hopkins Kimmel Cancer Center. Pursuant to the terms of this license agreement, the Company has agreed to pay JHU a license fee based on a percentage of the Company’s net revenues, including an annual minimum license fee of $0.3 million, over the life of the licensed patents, or 2023.

On March 22, 2007, pursuant to the March 19, 2007 Amendment to the license agreement between the Company and JHU, the Company issued to JHU 56,675 unregistered shares of the Company’s common stock, $.01 par value per share (the “Common Stock”) as payment for the minimum license fee obligation due for the six month period ended December 31, 2006. The Company recorded a non-recurring non-cash stock-based compensation charge of approximately $0.2 million in its consolidated statements of operations during the quarter ended December 31, 2006 in connection with the Common Stock issuance.

On June 14, 2007, pursuant to the terms of a Manufacturing and Supply Agreement by and between Oncomethylome Sciences S.A. (“OMS”) and the Company dated June 8, 2007, the Company issued to OMS 100,000 shares of the Company’s Common Stock. The Company recorded a non-recurring non-cash stock-based compensation charge of approximately $0.3 million in its consolidated statements of operations during the quarter ended June 30, 2007 in connection with the Common Stock issuance.

(9) STOCK-BASED COMPENSATION

Stock-Based Compensation Plans

1995 Stock Option Plan—Under the 1995 stock option plan (the “1995 Option Plan”), the Company’s board of directors could grant incentive and non-qualified stock options to purchase an aggregate of up to 3,987,500 shares of common stock to employees, directors and consultants of the Company. The exercise price of each option is determined by the board of directors. Incentive stock options may not be less than the fair market value of the stock on the date of grant, as defined by the board of directors. Options granted under the 1995 Option Plan vest over a three-to-five-year period and expire 10 years from the grant date.

EXACT SCIENCES CORPORATION

Notes to Consolidated Financial Statements December 31, 2007 (Continued)

(Amounts in thousands, except share and per share data)

The 1995 Option Plan was terminated on January 31, 2001, the effective date of the Company’s registration statement in connection with its initial public offering. Options granted prior to the date of termination remain outstanding and may be exercised in accordance with their terms. At December 31, 2007, options to purchase 359,201 shares were outstanding under the 1995 Option Plan.

2000 Stock Option Plan—The Company adopted the 2000 Stock Option and Incentive Plan (the “2000 Option Plan”) on October 17, 2000. At December 31, 2007, a total of 7,039,858 shares of common stock have been authorized and reserved for issuance under the 2000 Option Plan. The 2000 Option Plan provides that the number of shares authorized for issuance will automatically increase on each January 1 by (i) the greater of 5% of the outstanding number of shares of common stock on the preceding December 31, or that number of shares underlying option awards issued during the one-year period prior to such January 1, or (ii) such lesser number as may be approved by the board of directors. Under the terms of the 2000 Option Plan, the Company is authorized to grant incentive stock options, as defined under the Internal Revenue Code, non-qualified options, restricted stock awards and other stock awards to employees, officers, directors, consultants and advisors. Options granted under the 2000 Option Plan expire ten years from the date of grant. Grants made from the 2000 Option Plan prior to January 1, 2006 generally vest over a period of three to five years. Grants made from the 2000 Option Plan subsequent to January 1, 2006 generally vest monthly over a period of three to four years.

The 2000 Option Plan is administered by the compensation committee of the Company’s board of directors, which selects the individuals to whom equity-based awards will be granted and determines the option exercise price and other terms of each award, subject to the provisions of the 2000 Option Plan. The 2000 Option Plan provides that upon an acquisition of the Company, all options to purchase common stock will accelerate by a period of one year. In addition, upon the termination of an employee without cause or for good reason prior to the first anniversary of the completion of the acquisition, all options then outstanding under the 2000 Option Plan held by that employee will immediately become exercisable. At December 31, 2007, options to purchase 3,637,487 shares were outstanding under the 2000 Option Plan and 3,059,462 shares were available for future grant under the 2000 Option Plan.

2000 Employee Stock Purchase Plan—The 2000 Employee Stock Purchase Plan (the “2000 Purchase Plan”) was initially adopted by the Company in October 2000, and subsequently amended and restated. The 2000 Purchase Plan provides participating employees the right to purchase common stock at a discount through a series of offering periods. The 2000 Purchase Plan provides that the number of shares authorized for issuance will automatically increase on each February 1 by (i) the greater of 0.75% of the outstanding number of shares of common stock on the immediately preceding December 31, or that number of shares issued during the one-year period prior to such February 1, or (ii) such lesser number as may be approved by the Company’s board of directors. At December 31, 2007, the 2000 Purchase Plan had available an aggregate of 720,780 shares of common stock for purchase by participating employees.

EXACT SCIENCES CORPORATION

Notes to Consolidated Financial Statements December 31, 2007 (Continued)

(Amounts in thousands, except share and per share data)

The compensation committee of the Company’s board of directors administers the 2000 Purchase Plan. Generally, all employees whose customary employment is more than 20 hours per week and for more than five months in any calendar year are eligible to participate in the 2000 Purchase Plan. Participating employees authorize an amount, between 1% and 15% of the employee’s compensation, to be deducted from the employee’s pay during the offering period. On the last day of the offering period, the employee is deemed to have exercised the option, at the option exercise price, to the extent of accumulated payroll deductions. Under the terms of the 2000 Purchase Plan, the option exercise price is an amount equal to 85% of the fair market value, as defined under the 2000 Purchase Plan and no employee can purchase more than $25 of the Company common stock under the 2000 Purchase Plan in any calendar year. Rights granted under the 2000 Purchase Plan terminate upon an employee’s voluntary withdrawal from the 2000 Purchase Plan at any time or upon termination of employment. The Company issued the following shares of common stock under the 2000 Purchase Plan.

Offering period ended	Number of Shares	Price per Share
January 31, 2005	20,445	$2.82
July 31, 2005	24,478	$2.22
January 31, 2006	23,531	$2.22
July 31, 2006	22,989	$1.66
January 31, 2007	9,055	$1.61
July 31, 2007	7,932	$1.61

Adoption of SFAS No. 123(R)

The Company adopted SFAS No. 123(R) effective January 1, 2006, using the modified prospective transition method. SFAS No. 123(R) requires all share-based payments to employees, including grants of employee stock options and shares purchased under an employee stock purchase plan (if certain parameters are not met), to be recognized in the financial statements based on their fair values. SFAS No. 123(R) did not change the accounting guidance for share-based payment transactions with parties other than employees provided in SFAS No. 123, as originally issued and EITF 96-18. Prior to January 1, 2006, the Company accounted for its stock-based compensation plans under the provisions of Accounting Principles Board Opinion No. 25.

Stock-based Compensation Expense

The Company recorded $2.8 million in stock-based compensation during the year ended December 31, 2007 in connection with the amortization of awards of common stock, restricted common stock and stock options granted to employees, non-employee directors and non-employee consultants, as well as restricted common stock issued to collaborators, certain stock option modifications discussed below, and stock-based compensation expense related to the Company’s 2007 401(k) match, which will be made in Company common stock in May 2008.

The Company recorded stock-based compensation of $3.0 million during the year ended December 31, 2006 in connection with common stock issued to a collaborator, stock options and restricted stock awards granted to non-employee consultants and directors as well as stock-based compensation expense related to the Company’s 2006 401(k) match. Prior to the adoption of SFAS No. 123(R) on January 1, 2006, the Company, in accordance with APB No. 25, recognized expenses related to non-employee consultant stock option grants and restricted stock awards and the Company’s 401(k) match in its consolidated statements of operations.

EXACT SCIENCES CORPORATION

Notes to Consolidated Financial Statements December 31, 2007 (Continued)

(Amounts in thousands, except share and per share data)

The Company’s annual employee grant of stock options generally occurs in February of each year, subject to board approval. The fair value of stock-based awards for the years ended December 31, 2007, 2006 and 2005 was determined as outlined below.

Pro Forma Information Under SFAS No. 123 for Periods Prior to January 1, 2006

The following table illustrates the effect on net loss and loss per common share as if the Company had applied the fair value recognition provisions of SFAS No. 123 to stock-based employee compensation for the year ended December 31, 2005. Note that the pro forma disclosure below is provided for the year ended December 31, 2005 only because employee stock options were not accounted for using the fair value method during that period.

(In thousands, except per share data)	December 31, 2005
Net loss as reported	$(14,520)
Add: Stock-based compensation included in reported net loss	505
Deduct: Total stock-based employee compensation determined under SFAS 123 for all awards	(7,821)

Pro forma net loss—SFAS No. 123	$(21,836)

Basic and diluted net loss per share:
As reported	$(0.55)

Pro forma net loss—SFAS 123	$(0.83)

Determining Fair Value

Valuation and Amortization Method—The fair value of each option award is estimated on the date of grant using the Black-Scholes option-pricing model based on the assumptions in the table below. The estimated fair value of employee stock options is amortized to expense using the straight-line method over the vesting period.

Expected Term—The Company uses the simplified calculation of expected life, described in the SEC’s Staff Accounting Bulletin 107, as the Company does not currently have sufficient historical exercise data on which to base an estimate of expected term. This method allows the Company to estimate the expected life using the average of the vesting period and the contractual life of the stock options granted.

Expected Volatility—Expected volatility is based on the Company’s historical volatility from the time of its initial public offering in January 2001 through the measurement date of the awards. Expected volatility was lower in the year ended December 31, 2006 when compared to prior periods as the Company refined its expectation because, as of January 2006, it had at least five years of historical volatility data on which to base its expectation. Prior to January 1, 2006, sufficient historical volatility data did not exist to reasonably justify a lower expected volatility and the Company determined its expected volatility using peer analysis.

Risk-Free Interest Rate—The Company bases the risk-free interest rate used in the Black-Scholes valuation method on the implied yield currently available on U.S. Treasury zero-coupon issues with an equivalent remaining term.

Forfeitures—As required by SFAS No. 123(R), the Company records share-based compensation expense only for those awards that are expected to vest. The Company does not need to estimate forfeitures because all share based awards vest monthly.

EXACT SCIENCES CORPORATION

Notes to Consolidated Financial Statements December 31, 2007 (Continued)

(Amounts in thousands, except share and per share data)

The fair value of each option award is estimated on the date of grant using the Black-Scholes option-pricing model based on the assumptions in the following table.

December 31,
2007	2006	2005
Option Plan Shares
Risk-free interest rates	4.04%–4.60%	4.59%–5.03%	3.94%–4.06%
Expected term (in years)	6	6	7
Expected volatility	70%	70%	100%
Dividend yield	0%	0%	0%
Weighted average fair value per share of options granted during the period	$1.87	$1.67	$3.21

ESPP Shares
Risk-free interest rates	5.10%–5.17%	4.57%–5.22%	3.94%–4.06%
Expected term (in years)	0.5–2	0.5–2	0.5–2
Expected volatility	70%	70%	100%
Dividend yield	0%	0%	0%
Weighted average fair value per share of stock purchase rights granted during the period	$1.08	$0.94	$1.4	2

Stock Option Activity

A summary of stock option activity under the 1995 Option Plan and the 2000 Option Plan during the years ended 2007, 2006 and 2005 is as follows:

Options	Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (Years)	Aggregate Intrinsic Value(1)
	(Aggregate intrinsic value in thousands)
Outstanding, January 1, 2005	4,857,484	$6.69
Granted	758,442	3.54
Exercised	(106,508)	0.61
Cancelled	(1,009,491)	8.03

Outstanding, December 31, 2005	4,499,927	6.10
Granted	930,921	2.53
Exercised	(294,545)	0.55
Cancelled	(1,010,363)	6.09

Outstanding, December 31, 2006	4,125,940	5.69
Granted	1,362,000	2.66
Exercised	(154,486)	1.68
Cancelled	(1,336,766)	5.48

Outstanding, December 31, 2007	3,996,688	$4.88	4.8	$1,385

Exercisable, December 31, 2007	3,127,334	$5.45	3.5	$1,020

Vested and expected to vest, December 31, 2006	3,996,688	$4.88	4.8	$1,385

EXACT SCIENCES CORPORATION

Notes to Consolidated Financial Statements December 31, 2007 (Continued)

(Amounts in thousands, except share and per share data)

(1)	The aggregate intrinsic value of options outstanding at December 31, 2007 is calculated as the difference between the exercise price of the underlying options and the market price of the Company’s common stock for the 2,066,295 options that had exercise prices that were lower than the $3.22 market price of our common stock at December 31, 2007. The aggregate intrinsic value of options exercisable at December 31, 2007 is calculated as the difference between the exercise price of the underlying options and the market price of the Company’s common stock for the 1,232,091 options that had exercise prices that were lower than the $3.22 market price of our common stock at December 31, 2007. The total intrinsic value of options exercised during the years ended December 31, 2007, 2006 and 2005 was $0.1 million, $0.5 million, and $0.2 million, respectively, determined as of the date of exercise.

As of December 31, 2007, there was $1.6 million of total unrecognized compensation cost related to non-vested share-based compensation arrangements granted under all equity compensation plans. Total unrecognized compensation cost will be adjusted for future changes in forfeitures. The Company expects to recognize that cost over a weighted average period of 1.6 years.

The Company received $0.3 million, $0.2 million and $25,000 from stock option exercises during the years ended December 31, 2007, 2006 and 2005, respectively. During the years ended December 31, 2007, 2006 and 2005, 16,987, 46,520 and 44,923 shares, respectively, of common stock were issued under the Company’s 2000 Purchase Plan resulting in proceeds to the Company of $27,000, $0.1 million and $0.1 million, respectively.

The following table summarizes information relating to currently outstanding and exercisable stock options as of December 31, 2007:

	Outstanding			Exercisable
Exercise Price	Number of Options	Weighted Average Remaining Contractual Life (Years)	Weighted Average Exercise Price	Number of Options	Weighted Average Exercise Price
$ –$2.00	66,704	4.5	$0.26	47,953	$0.37
$2.01–$2.50	463,873	3.8	$2.09	462,122	$2.09
$2.51–$3.00	1,479,218	7.1	$2.78	690,629	$2.70
$3.01–$4.00	421,137	4.7	$3.52	391,440	$3.55
$4.01–$5.00	314,743	4.2	$4.40	284,209	$4.42
$5.01–$7.00	235,000	1.7	$6.78	235,000	$6.78
$7.01–$9.00	596,138	2.4	$7.83	596,106	$7.83
$9.01–$14.33	419,875	3.2	$12.56	419,875	$12.56

	3,996,688	4.8	$4.88	3,127,334	$5.45

Stock Option Modifications

2006 Modifications—In connection with the October 2006 Restructuring (See note 5), the Company’s board of directors approved an extension of the exercise period of 507,148 stock options through December 31, 2007 for the 21 employees terminated as a part of the restructuring. The stock options that were modified represented only those options which were vested as of the employees’ termination date (October 20, 2006). The Company did not continue to vest stock options in connection with this modification beyond the employees’ termination date and did not accelerate vesting of any options prior to the termination date. Under the provisions of SFAS No. 123(R), these stock option modifications did not result in significant incremental stock-based compensation expense.

EXACT SCIENCES CORPORATION

Notes to Consolidated Financial Statements December 31, 2007 (Continued)

(Amounts in thousands, except share and per share data)

2007 Modifications—In August 2007, in connection with the 2007 Restructuring (See note 5) and the resignation of Don M. Hardison as the Company’s President and Chief Executive Officer, the Company’s board of directors approved the following stock option modifications:

•

On August 31, 2007, the effective date of Mr. Hardison’s resignation from the Company, the Company accelerated the vesting of 216,251 shares under Mr. Hardison’s previously unvested stock options, with a weighted average exercise price of $2.94 per share, and extended the expiration date of all of Mr. Hardison’s outstanding options, covering an aggregate of 1,025,560 shares, through August 31, 2009. Prior to August 31, 2009, Mr. Hardison is prohibited from selling any of the shares of common stock obtained upon the exercise of any accelerated stock options. As a result of these modifications, the Company recorded one-time stock-based compensation charges of approximately $0.7 million in the “General and Administrative” line item of the Company’s consolidated statements of operations during the quarter ended September 30, 2007 in accordance with the provisions of SFAS No. 123(R).

•

On August 31, 2007, the Company extended by nine months the expiration date of stock options to purchase 726,052 shares, with a weighted average exercise price of $6.41 per share, held by employees that were terminated as a part of the 2007 Restructuring. Stock options subject to the extension now expire on August 31, 2008. The Company did not continue to vest stock options in connection with this modification beyond the employees’ termination date and did not accelerate vesting of any options prior to the termination date. In accordance with the measurement provisions of SFAS No. 123(R), the Company recorded one-time non-cash stock-based compensation charges of $0.2 million in the “Restructuring” line item of the Company’s consolidated statements of operations during the quarter ended September 30, 2007 in connection with these modifications.

Shares Reserved for Issuance

The Company has reserved the following shares of its authorized common shares to be issued upon exercise or issuance of shares related to its employee stock purchase and stock option plans, including all outstanding stock option grants noted above and outstanding warrants at December 31, 2007:

Shares reserved for issuance
2000 Option Plan	6,696,974
Outstanding Warrants	1,000,000
2000 Stock Purchase Plan	720,780
1995 Option Plan	359,201

8,776,955

(10) COMMITMENTS AND CONTINGENCIES

Operating Leases

The Company conducts its operations in a leased facility under a noncancelable operating lease expiring in July 2010. The lease for the Company’s headquarters contains one three-year extension option. Future minimum payments under its operating lease as of December 31, 2007 are as follows. Amounts included in the table are in thousands.

Year Ending December 31,
2008	988
2009	1,016
2010	602

Total lease obligations	$2,606

EXACT SCIENCES CORPORATION

Notes to Consolidated Financial Statements December 31, 2007 (Continued)

(Amounts in thousands, except share and per share data)

Rent expense included in the accompanying consolidated statements of operations was approximately $1.0 million, $1.0 million and $1.1 million for the years ended December 31, 2007, 2006 and 2005, respectively. As described in note 5, during the fourth quarter of 2007, the Company entered into the Sublease Agreement with Subtenant to sublease approximately 11,834 square feet of rentable area in the Company’s corporate headquarters. The term of the Sublease Agreement, which commenced on December 15, 2007, is 32 months. The Company expects to receive approximately $0.7 million in sublease payments over the life of the Sublease Agreement. Pursuant to the Sublease Agreement, the Subtenant has no rights to renew or extend the Sublease Agreement. Under the terms of the Sublease Agreement, the Subtenant was required to provide a security deposit of $35,000 and will be required to pay its pro rata share of any building operating expenses and real estate taxes. The Company believes that its remaining 25,537 square feet of leased space is adequate for its current requirements.

Licensing and Research Agreements

The Company licenses, on a non-exclusive basis, certain technologies that are, or may be, incorporated into its technology under several license agreements. Generally, the license agreements require the Company to pay royalties based on net revenues received using the technologies, and may require minimum royalty amounts or maintenance fees. On March 24, 2003, the Company entered into a license agreement, subsequently amended on November 17, 2004, May 11, 2006 and again on March 19, 2007, with JHU for an exclusive long-term license to certain patents relating to the digital-PCR technology developed by Dr. Bert Vogelstein’s laboratory at the Johns Hopkins Kimmel Cancer Center. Pursuant to the terms of this license agreement, the Company has agreed to pay JHU a license fee based on a percentage of the Company’s net revenues, including an annual minimum license fee of $0.3 million, over the life of the licensed patents, or 2023. The Company has recorded research and development expense associated with license agreements of $1.2 million, $0.3 million and $0.3 million, respectively, for the years ended December 31, 2007, 2006 and 2005.

Future minimum payments due under the Company’s technology licenses as of December 31, 2007 are as follows. Amounts included in the table are in thousands.

Year ending December 31,
2008	$865
2009	315
2010	315
2011	315
2012	315
Thereafter	3,145

$5,270

The Company has also entered into several clinical research agreements, under which it is obligated to fund certain research activities, primarily related to acquiring stool samples sample for purposes of technology development. The Company has recorded research and development expense associated with clinical research agreements of $0.2 million, $0.5 million and $1.0 million, respectively, for the years ended December 31, 2007, 2006 and 2005. As of December 31, 2007, the Company’s remaining obligation under these agreements was approximately $0.4 million, which is expected to be paid during 2008.

EXACT SCIENCES CORPORATION

Notes to Consolidated Financial Statements December 31, 2007 (Continued)

(Amounts in thousands, except share and per share data)

Third Party Royalty Obligation

Under the terms of the Company’s amended license agreement with LabCorp, the Company is potentially liable to reimburse LabCorp for a certain third-party royalty payment made by LabCorp in connection with its sales of PreGen-Plus. Our potential liability of $3.5 million is described in note 3 above. In connection with this obligation, the Company recorded charges of $1.2 million under the caption “Product royalty fees” in its consolidated statements of operations during the year ended December 31, 2007. This obligation is recorded in the Company’s consolidated balance sheets under the caption “Third party royalty obligation”.

Employee Severance Commitments

As described in Note 6, the Company entered into Retention Agreements with employees remaining after the Company’s 2006 Restructuring. The Retention Agreements provide that upon the occurrence of certain triggering events, such as a change of control or termination without cause, Remaining Employees will be entitled to receive severance payments for periods ranging from three to twelve months at a rate equal to their base salary at the time of termination of employment. As of December 31, 2007, the total potential severance obligation upon the occurrence of certain triggering events, such as a change of control or termination without cause was $1.1 million. As of December 31, 2007, the Company has not recorded any amount related to the potential severance payments because no triggering events had occurred as of that date.

(11) ACCRUED EXPENSES

Accrued expenses at December 31, 2007 and 2006 consisted of the following. Amounts included in the table are in thousands.

	December 31,
	2007	2006
Research and trial related expenses	$538	$523
Licenses	525	—
Restructuring	492	283
Professional fees	481	273
Compensation	452	522
Occupancy costs	168	159
Other	154	84

	$2,811	$1,844

(12) RELATED PARTY TRANSACTIONS

In March 2001, the Company entered into a consulting agreement with a member of its Board of Directors. This consulting agreement was terminated during 2005. The Company paid approximately $0.1 million for services provided under the agreement in the year ended December 31, 2005.

(13) EMPLOYEE BENEFIT PLAN

The Company maintains a qualified 401(k) retirement savings plan (the “401(k) Plan”) covering all employees. Under the terms of the 401(k) Plan, participants may elect to defer a portion of their compensation into the 401(k) Plan, subject to certain limitations. Company matching contributions may be made at the discretion of the Board of Directors. There were no discretionary contributions made by the Company to the 401(k) Plan from its inception through December 31, 2004.

EXACT SCIENCES CORPORATION

Notes to Consolidated Financial Statements December 31, 2007 (Continued)

(Amounts in thousands, except share and per share data)

The Company’s Board of Directors approved 401(k) Plan matching contributions for each of 2007, 2006 and 2005 in the form of Company common stock equal to 50% of each participant’s elective deferrals for those years. The Company recorded stock-based compensation expense of approximately $0.1 million, $0.1 million and $0.2 million, respectively, in the consolidated statements of operations for the years ended December 31, 2007, 2006 and 2005 in connection with 401(k) Plan matching contributions.

(14) INCOME TAXES

The Company accounts for income taxes in accordance with SFAS No. 109, Accounting for Income Taxes (“SFAS No. 109”). Under SFAS No. 109, deferred tax assets or liabilities are computed based on the differences between the financial statement and income tax bases of assets and liabilities using the enacted tax rates. Deferred income tax expense or benefit represents the change in the deferred tax assets or liabilities from period to period. At December 31, 2007, the Company had net operating loss and research tax credit carryforwards of approximately $136.7 million and $3.2 million respectively, for financial reporting purposes, which may be used to offset future taxable income. The carryforwards expire through 2027 and are subject to review and possible adjustment by the Internal Revenue Service. The net operating loss and research and development tax credit carryforwards may be subject to annual limitations provided in Internal Revenue Code (IRC) sections 382 and 383.

The components of the net deferred tax asset with the approximate income tax effect of each type of carryforward, credit and temporary differences are as follows. Amounts included in the table are in thousands.

	December 31,
	2007	2006
Deferred tax assets:
Operating loss carryforwards	$53,926	$50,094
Tax credit carryforwards	3,231	3,188
Deferred revenue	1,605	2,736
Other temporary differences	2,649	1,828

Tax assets before valuation allowance	61,411	57,846
Less—Valuation allowance	(61,411)	(57,846)

Net deferred tax asset	$—	$—

The Company has recorded a full valuation allowance against its net deferred tax asset because, based on the weight of available evidence, the Company believes it is more likely than not that the deferred tax assets will not be realized in the future. The valuation allowance increased by approximately $3.6 million during 2007 primarily as a result of operating losses incurred in the year ended December 31, 2007.

EXACT SCIENCES CORPORATION

Notes to Consolidated Financial Statements December 31, 2007 (Continued)

(Amounts in thousands, except share and per share data)

The effective tax rate differs from the statutory tax rate due to the following:

	2007	2006	2005
Federal	34.0%	34.0%	34.0%
State	5.6	5.6	5.6
Research and development tax credit	0.8	1.9	2.0
Revenue reduction recorded in connection with warrant extension	—	—	(1.7)
Stock-based compensation expense	(5.6)	(4.1)	(0.2)
Other adustments	4.4	(10.2)	0.1
Valuation allowance	(39.2)	(27.2)	(39.8)

Effective tax rate	0.0%	0.0%	0.0%

In June 2006, the FASB issued Interpretation No. 48, Accounting for Uncertainty in Income Taxes—an Interpretation of FASB Statement No. 109 (“FIN 48”). FIN 48 clarifies the accounting for uncertainty in income taxes recognized in an entity’s financial statements in accordance with SFAS No. 109, Accounting for Income Taxes , and prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. Additionally, FIN 48 provides guidance on subsequent derecognition of tax positions, financial statement classification, recognition of interest and penalties, accounting in interim periods, and disclosure and transition requirements. The Company adopted the provisions of FIN 48 on January 1, 2007. Previously, the Company had accounted for tax contingencies in accordance with Statement of Financial Accounting Standards 5, Accounting for Contingencies . As required by FIN 48, the Company recognizes the financial statement benefit of a tax position only after determining that the relevant tax authority would more likely than not sustain the position following an audit. For tax positions meeting the more-likely-than-not threshold, the amount recognized in the financial statements is the largest benefit that has a greater than 50 percent likelihood of being realized upon ultimate settlement with the relevant tax authority. At the adoption date, the Company applied FIN 48 to all tax positions for which the statute of limitations remained open. The amount of unrecognized tax benefits as of January 1, 2007 was zero. There have been no changes in unrecognized tax benefits since January 1, 2007, nor are there any tax positions where it is reasonably possible that the total amounts of unrecognized tax benefits will significantly increase or decrease within 12 months of December 31, 2007.

The Company has not, as yet, conducted a study of its research and development credit carryforwards. This study may result in an adjustment to the Company’s research and development credit carryforwards, however, until a study is completed and any adjustment is known, no amounts are being presented as an uncertain tax position under FIN 48. A full valuation allowance has been provided against the Company’s research and development credits and, if an adjustment is required, this adjustment would be offset by an adjustment to the valuation allowance. Thus, there would be no impact to the consolidated balance sheet or statement of operations if an adjustment were required.

As of December 31, 2007, due to the carry forward of unutilized net operating losses and research and development credits, the Company is subject to U.S. Federal income tax examinations for the tax years 2003 through 2007, and to state income tax examinations for the tax years 2003 through 2007. The Company recognizes accrued interest related to unrecognized tax benefits in interest expense and penalties in operating expense. No amounts were accrued for the payment of interest and penalties through December 31, 2007. The Company’s adoption of FIN 48 did not have a material effect on the Company’s financial condition, results of operations or cash flows.

EXACT SCIENCES CORPORATION

Notes to Consolidated Financial Statements December 31, 2007 (Continued)

(Amounts in thousands, except share and per share data)

(15) QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

The following table sets forth unaudited quarterly statement of operations data for each of the eight quarters ended December 31, 2007. In the opinion of management, this information has been prepared on the same basis as the audited financial statements appearing elsewhere in the Company’s Form 10-K (a copy of which is included in Schedule III to this prospectus/offer to exchange), and all necessary adjustments, consisting only of normal recurring adjustments, have been included in the amounts stated below to present fairly the unaudited quarterly results of operations. The quarterly data should be read in conjunction with our audited financial statements and the notes to the financial statements appearing elsewhere in this prospectus/offer to exchange.

	Quarter Ended
	March 31,	June 30,	September 30,	December 31,
	(Amounts in thousands, except per share data)
2007
Revenue	$1,170	$1,115	$113	$(600)
Cost of revenue	2	1	46	—
Research and development	1,277	1,332	1,009	1,269
Sales and marketing	389	400	219	(18)
General and administrative	1,648	1,447	2,456	1,991
Restructuring	33	(2)	788	358

Loss from operations	(2,179)	(2,063)	(4,405)	(4,200)
Interest income	259	238	210	181

Net loss	$(1,920)	$(1,825)	$(4,195)	$(4,019)

Net loss per share—basic and diluted	$(0.07)	$(0.07)	$(0.16)	$(0.15)

Weighted average common shares outstanding—basic and diluted	26,790	26,880	27,017	27,088

2006
Revenue	$1,194	$1,221	$1,155	$1,180
Cost of revenue	588	93	102	26
Research and development	1,960	1,918	1,705	1,152
Sales and marketing	1,324	1,077	890	500
General and administrative	1,803	1,692	1,861	1,555
Restructuring	—	—	—	671

Loss from operations	(4,481)	(3,559)	(3,403)	(2,724)
Interest income	318	313	320	301

Net loss	$(4,163)	$(3,246)	$(3,083)	$(2,423)

Net loss per share—basic and diluted	$(0.16)	$(0.12)	$(0.12)	$(0.09)

Weighted average common shares outstanding—basic and diluted	26,376	26,402	26,562	26,692

EXACT SCIENCES CORPORATION

Notes to Consolidated Financial Statements December 31, 2007 (Continued)

(Amounts in thousands, except share and per share data)

Certain expenses reported in the Company’s 2007 and 2006 periodic filings with the Securities and Exchange Commission which were previously included in the “sales and marketing” line item in the Company’s consolidated statements of operations have been reclassified as “general and administrative” expenses to conform to the current year presentation. This change had no impact on the Company’s net loss or net loss per share as previously reported. The following table provides a reconciliation of previously reported amounts to the current year presentation.

	Quarter Ended
	March 31,	June 30,	September 30,	December 31,
	(Amounts in thousands, except per share data)
2007
Sales and marketing expenses—as reported on Form 10-Q	$495	$510	$385
Less: Amounts reclassified as general and administrative expenses	(106)	(110)	(166)

Sales and marketing expenses—revised	$389	$400	$219

General and administrative expenses—as reported on Form 10-Q	$1,542	$1,337	$2,290
Add: Amounts reclassified as general and administrative expenses	106	110	166

General and administrative expenses—revised	$1,648	$1,447	$2,456

2006
Sales and marketing expenses—as reported on Form 10-Q and Form 10-K	$1,486	$1,272	$1,051	$624
Less: Amounts reclassified as general and administrative expenses	(162)	(195)	(161)	(124)

Sales and marketing expenses—revised	$1,324	$1,077	$890	$500

General and administrative expenses—as reported on Form 10-Q	$1,641	$1,497	$1,700	$1,431
Add: Amounts reclassified as general and administrative expenses	162	195	161	124

General and administrative expenses—revised	$1,803	$1,692	$1,861	$1,555

(16) SUBSEQUENT EVENTS

Fourth Amendment to LabCorp License Agreement

On March 17, 2008, the Company entered into the fourth amendment (the “Fourth Amendment”) to its exclusive license agreement with LabCorp. Among other things, the Fourth Amendment further clarified certain license rights of the parties, amended LabCorp’s termination rights relating to the failure to launch the Company’s Version 2 technology and restricted certain of the Company’s termination rights in the event the FDA limits LabCorp’s ability to market products that incorporate technology licensed to LabCorp under the amended license agreement. In addition, the Fourth Amendment eliminated certain of the Company’s termination rights for a specified period of time during which LabCorp is not marketing any stool-based DNA test for colorectal cancer as a result of preparing for a commercial launch of a stool-based DNA test for colorectal cancer based on the Company’s Version 2 technology.

EXACT SCIENCES CORPORATION

Notes to Consolidated Financial Statements December 31, 2007 (Continued)

(Amounts in thousands, except share and per share data)

Colorectal Cancer Screening Guidelines Inclusion

Professional colorectal cancer screening guidelines in the United States, including those of the ACS, the American College of Gastroenterology, and the American Gastroenterological Association, recommend regular screening by a variety of methods. Historically, such recommendations consisted of colonoscopy, flexible sigmoidoscopy and fecal occult blood testing, or FOBT, as well as combinations of some of these methods. On March 5, 2008, the ACS and the MSTF-CRC announced that non-invasive, stool-based DNA screening technology has been included in the updated national colorectal cancer screening guidelines as a screening option for the detection of colorectal cancer in average risk, asymptomatic individuals age 50 and above. PreGen-Plus is therefore now the first non-invasive, DNA-based colorectal cancer screening test to be included in the colorectal cancer screening guidelines of the ACS and MSTF-CRC in the United States for the average risk population. While the Company views inclusion of its stool-based DNA technology in the ACS and MSTF-CRC guidelines as a critical first step toward building sufficient demand for PreGen-Plus, the Company believes that FDA clearance for its current and future technologies, and reimbursement from CMS and other third-party payors will be necessary in order to achieve significant increases in demand for its technologies.

SCHEDULE IV

DIRECTORS AND EXECUTIVE OFFICERS OF SEQUENOM, INC.

The name, current principal occupation or employment and material occupations, positions, offices or employment for the past five years, of each director and executive officer of Sequenom are set forth below. References in this Schedule IV to “Sequenom” mean Sequenom, Inc. Unless otherwise indicated below, the current business address of each director and executive officer is c/o Sequenom, Inc., 3595 John Hopkins Court, San Diego, CA 92121. Unless otherwise indicated below, the current business telephone of each director and executive officer is 858-202-9000. Where no date is shown, the individual has occupied the position indicated for the past five years. Unless otherwise indicated, each occupation set forth opposite an individual’s name refers to employment with Sequenom. Except as described in this Schedule IV, none of the directors or executive officers of Sequenom listed below has, during the past five years, (1) been convicted in a criminal proceeding or is a named subject in a pending criminal proceeding (excluding traffic violations or other minor offenses) or (2) been a party to any judicial or administrative proceeding that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws or federal commodities laws, or a finding of any violation of federal or state securities laws. All directors and executive officers listed below are citizens of the United States, except for Harry Stylli, Ph.D. and Ronald M. Lindsay, Ph.D., who are citizens of the United Kingdom, and Ernst-Günter Afting, Ph.D, M.D. and Karsten Schmidt, Ph.D., who are citizens of Germany.

Directors and Executive Officers of Sequenom

Name	Title	Age	Present Principal Occupation and Five-Year Employment History
Ernst-Günter Afting, Ph.D, M.D.	Director	66

Dr. Afting has served as a director of Sequenom since 1996. From 1995 until his retirement in 2006, Dr. Afting served as President and Chief Executive Officer of the National Research Center for Environment and Health, GSF-National Research Center for Environment and Health GmbH, a governmental research center in Munich, Germany. From 1993 to 1995, he served as President and Chief Executive Officer of Roussel UCLAF, Paris. He was also a member of the board of the Pharmaceutical Division of Hoechst Group from 1984 to 1993 and was Chairman and Chief Executive Officer of the Divisional Pharmaceutical Board of Hoechst from 1992-1993. Dr. Afting was a member of the advisory committee on Science and Technology to German Chancellor Helmut Kohl from 1996 to 1997 and from 1996 to 2005 was a member of the German National Advisory Committee on Health Research to the State Secretaries of Science, Technology and Health. Dr. Afting has been a member of the medical faculty at the University of Goettingen since 1985. Dr. Afting currently serves on the boards of Intercell AG, Enanta Pharmaceuticals, Inc., and Olympus Europa GmbH. He received his Ph.D. in Chemistry and M.D. from the University of Freiburg/Breisgau, Germany.

Name	Title	Age	Present Principal Occupation and Five-Year Employment History
Charles R. Cantor, Ph.D.	Chief Scientific Officer and Director	66	Dr. Cantor joined Sequenom as Chief Scientific Officer and Chairman of the Scientific Advisory Board in August 1998 and has served as a director of Sequenom since 1998. Dr. Cantor is also Chief Executive Officer of DiThera, Inc., a biotechnology company that he founded in 2007. Since 1992, Dr. Cantor has served as a professor in the Department of Biomedical Engineering and Co-Director of the Center for Advanced Biotechnology at Boston University. Prior to that time, Dr. Cantor held positions at Columbia University and the University of California, Berkeley. He was also Director of the Human Genome Center of the Department of Energy at Lawrence Berkeley Laboratory. Dr. Cantor published the first textbook on genomics, The Science and Technology of the Human Genome Project, and remains active in the Human Genome Project through his membership in a number of the project’s advisory committees and review boards. Dr. Cantor is a member of the National Academy of Sciences. He is also a scientific advisor to 12 biotechnology and life science companies and one venture capital firm. Dr. Cantor currently serves as a director of ExSAR, Inc., Human BioMolecular Research Institute, and Retrotrope, Inc. Dr. Cantor received his Ph.D. in Chemistry from the University of California, Berkeley.

John A. Fazio	Director	65	Mr. Fazio has served as a director of Sequenom since 2007. Mr. Fazio is a former Senior General Practice Partner of PricewaterhouseCoopers, a global accounting and professional services company. Mr. Fazio retired from PricewaterhouseCoopers in 2000 following 35 years of service during which he held a variety of senior positions in accounting, auditing, consulting, and administration at PricewaterhouseCoopers. Currently, Mr. Fazio serves on the board of directors of Heidrick & Struggles International, Inc. Mr. Fazio is a member of the American Institute of Certified Public Accountants and the Institute of Management Accountants and holds an M.A. from Ohio State University.

Harry F. Hixson, Jr., Ph.D.	Chairman of the Board of Directors	70

Dr. Hixson has served as Chairman of the Board of Directors of Sequenom since 2003. He also currently serves as the Chairman of the Board of Directors of BrainCells, Inc., a biopharmaceutical company focused on central nervous system drug development, where he was Chief Executive Officer from July 2004 until September 2005. Dr. Hixson served as Chief Executive Officer of Elitra Pharmaceuticals, Inc., a biopharmaceutical company

Name	Title	Age	Present Principal Occupation and Five-Year Employment History
			focused on anti-infective drug development, from February 1998 until May 2003. He served as President and Chief Operating Officer Amgen Inc., and as a member of its Board of Directors from 1988 to 1991. Prior to Amgen, Dr. Hixson held various management positions with Abbott Laboratories, including Vice President, Diagnostic Products Business Group, and Vice President, Research and Development, in the Diagnostics Division. Dr. Hixson also is a director of Arena Pharmaceuticals, Inc., Infinity Pharmaceuticals, Inc., and Novabay Pharmaceuticals. Dr. Hixson received his Ph.D. in Physical Biochemistry from Purdue University and an M.B.A. from the University of Chicago.

Richard A. Lerner, M.D.	Director	70	Dr. Lerner has served as a director of Sequenom since 2007. Dr. Lerner has been President of The Scripps Research Institute, a private, non-profit biomedical research organization, since 1986. Dr. Lerner received the Wolf Prize in Chemistry in 1994, the California Scientist of the Year Award in 1996, and the Paul Ehrlich and Ludwig Darmstaedter Prize in 2003 for his achievements in the development of catalytic antibodies and combinatorial antibody libraries. Dr. Lerner is a member of the Royal Swedish Academy of Sciences and the National Academy of Sciences. Dr. Lerner currently serves as a director of Kraft Foods, Inc., Opko Health, Inc., Xencor, Inc., and Intra-Collular Therapies. Dr. Lerner received his M.D. degree from Stanford Medical School.

Ronald M. Lindsay, Ph.D.	Director	61	Dr. Lindsay has been a director of Sequenom since 2003. He currently operates Milestone Consulting, a biopharmaceutical consulting firm. Dr. Lindsay served as Vice President, Research and Development, and Chief Science Officer of diaDexus Inc., a biotechnology company, from 2000 to January 2004. From 1997 through 2000, Dr. Lindsay served in various senior management roles with Millennium Pharmaceuticals, Inc., a biopharmaceutical company. From 1989 to 1997, Dr. Lindsay served in various roles with Regeneron Pharmaceuticals Inc., of which he was a founding scientist. He is a director of Arqule Inc., and HistoRx Inc. Dr. Lindsay received his Ph.D. in Biochemistry from the University of Calgary.

Name	Title	Age	Present Principal Occupation and Five-Year Employment History
Harry Stylli, Ph.D.	President, Chief Executive Officer and Director	47	Dr. Stylli joined Sequenom in June 2005 as President and Chief Executive Officer and a director. From November 2004 to February 2005, Dr. Stylli served as President and Chief Executive Officer of Xencor, Inc., a next-generation antibody platform company. From May 2002 to July 2003, Dr. Stylli served as President and Chief Executive Officer for CovX Pharmaceuticals, a biopharmaceutical company that he co-founded, which was acquired by Pfizer. From 1995 to 2001, Dr. Stylli served in various capacities, including President, for Aurora Biosciences Corporation, a drug discovery systems company of which Dr. Stylli was a co-founder. Dr. Stylli currently serves as a director of Molecular Insight Pharmaceuticals, Inc., and Micropharma Ltd., and is an advisor to Nanosyn, a medicinal chemistry company. Dr. Stylli received his Ph.D. from London University’s Faculty of Medicine and an M.B.A. from the United Kingdom’s Open University.

Kathleen M. Wiltsey	Director	53	Ms. Wiltsey has served as a director of Sequenom since 2007. From May 2006 to October 2006, Ms. Wiltsey served the X Prize Foundation as executive director for the development and launch of the Archon X PRIZE for Genomics, a global technology competition to reduce the cost of sequencing human genomes and accelerate personalized medicine. From 1984 through 1998, Ms. Wiltsey served in a series of senior marketing and business development positions at Amgen Inc. She is past president of the board of directors of The Associates of the California Institute of Technology. Ms. Wiltsey is a member of the board of directors of Lexicon Pharmaceuticals, Inc. She holds an M.B.A. from Harvard University.

Allan T. Bombard, M.D.	Chief Medical Officer	56	Dr. Bombard joined Sequenom as Chief Medical Officer in January 2009. From October 2008 to January 2009, Dr. Bombard was the Chief Executive Officer of Lenetix Medical Laboratory, which provides genetic screening and diagnostic testing for obstetricians, gynecologists, family practitioners, nurse midwives, laboratories, diagnostic facilities and other healthcare providers. From April 2005 to October 2008, Dr. Bombard was Chief Medical Officer of Sharp Mary Birch Hospital for Women. From 2002 to 2005, Dr. Bombard served as Senior Vice President, Chair, and Residency Program Director of the Department of Obstetrics and Gynecology at Lutheran Medical Center. Prior to Lutheran Medical Center, he served as the Western U.S. Medical Director for

Name	Title	Age	Present Principal Occupation and Five-Year Employment History
			Women’s Health at Aetna. Since 1998, Dr. Bombard has been a clinical professor in the Department of Obstetrics and Gynecology & Women’s Health at the Albert Einstein College of Medicine and since 2004. Dr. Bombard received his M.D. from the George Washington University and his M.B.A. from the University of San Diego.

Elizabeth Dragon, Ph.D.	Senior Vice President, Research and Development	60	Dr. Dragon joined Sequenom as Senior Vice President, Research and Development in May 2006. From 1990 to May 2006, Dr. Dragon served in various leadership roles in diagnostics research and development at Roche Molecular Systems, Inc., a molecular diagnostics company and member of the Roche Group. Her most recent positions at Roche Molecular Systems was Senior Vice President of Global Standardization and Vice President of Diagnostics Development. Dr. Dragon received her Ph.D. in Virology and Cell Biology from Albert Einstein College of Medicine of Yeshiva University.

Paul W. Hawran	Chief Financial Officer	56	Mr. Hawran joined Sequenom as Chief Financial Officer in April 2007. He served as a director of Sequenom from August 2006 until February 2007.
			Mr. Hawran served as Chief Financial Officer of Neurocrine Biosciences, Inc., a biopharmaceutical company, from 1993 until September 2006. He previously had served as Vice President and Treasurer at SmithKline Beecham Corporation, as well as in various financial positions at Warner Communications. He is a member of the American Institute of Certified Public Accountants, the California and Pennsylvania Institutes of Certified Public Accountants and the Financial Executives Institute. Mr. Hawran is a director of Cytori Therapeutics, Inc. He received an M.S. in taxation from Seton Hall University.

A. Michael Monko	Senior Vice President, Sales and Marketing	49	Mr. Monko joined Sequenom as Senior Vice President, Sales and Marketing in August 2006. Mr. Monko served as Vice President of Sales for the organization that is now the diagnostics strategic business unit of Millipore, a bioscience research and biopharmaceutical manufacturing supplier, from 2005 to July 2006.

Name	Title	Age	Present Principal Occupation and Five-Year Employment History
			Previously, he served 19 years in various sales roles at Invitrogen Corporation, a biotechnology tools company. Mr. Monko received his M.B.A. from Babson College.

Larry Myres	Vice President, Operations	50	Mr. Myres joined Sequenom as Vice President, Operations in November 2005. Mr. Myres was Vice President of Operations for DexCom, Inc., a medical device company, from 2000 to 2005 and Precision Vascular Systems, a medical device company, from 1997 to 2000.

Clarke W. Neumann	Vice President, General Counsel and Assistant Secretary	45	Mr. Neumann joined Sequenom in 1999 and has served as Vice President, General Counsel and Assistant Secretary since 2001. Prior to joining Sequenom, Mr. Neumann was an attorney at Lyon & Lyon, LLP, specializing in intellectual property litigation, strategic counseling, business litigation and transactional matters. Mr. Neumann holds a J.D. from Loyola Law School, Los Angeles.

Steven Owings	Vice President, Commercial Development, Prenatal Diagnostics	56	Mr. Owings joined Sequenom as Vice President, Commercial Development, Prenatal Diagnostics, in February 2007. From 2004 to 2006, Mr. Owings served as President, North America, of Primagen Inc., a molecular diagnostics company. From 2003 to 2004, Mr. Owings served as a consultant and Director of Business Development to Epoch Biosciences, Inc., a genomics analysis products company that was acquired by Nanogen Inc. in 2004. From 1999 to 2002, Mr. Owings served as Vice President, Sales and Marketing for Visible Genetics Inc., a pharmacogenomics company that was acquired by Bayer Diagnostics in 2002.

Gary S. Riordan	Vice President, Regulatory Affairs and Quality	50	Mr. Riordan joined Sequenom in September 2008 as Vice President, Regulatory Affairs and Quality. Prior to joining Sequenom, Mr. Riordan served as Director, Regulatory Affairs at Ventana Medical Systems, Inc., a diagnostic systems supplier, from November 2004 to September 2008, and at Roche Molecular Systems, Inc., from December 1997 to October 2004. Mr. Riordan worked at the U.S. Food and Drug Administration from June 1990 to December 1997 where he evaluated regulatory submissions for antibody- and nucleic acid-based HIV and Hepatitis diagnostic assays and conducted inspections of in vitro diagnostic manufacturers.

Name	Title	Age	Present Principal Occupation and Five-Year Employment History
Karsten Schmidt, Ph.D.	Vice President, Business Development	47	Dr. Schmidt joined Sequenom in January 1999 as Director, Business Development and has served as Vice President, Business Development, since December 2005. He has also served previously as Managing Director of Sequenom’s German subsidiary, Vice President, European Operations, and Vice President, Operations. Before joining Sequenom, Dr. Schmidt held a senior management position at Rhône-Poulenc Rorer where he was responsible for all drug regulatory affairs activities in the asthma and allergy area. Dr. Schmidt is a trained pharmacist. He received his Ph.D. in pharmaceutical biology from the University in Bonn.

Dereck Tatman, Ph.D.	Vice President, Business Development	36	Dr. Tatman joined Sequenom in 2000 as a Business Development Analyst and has served as Vice President, Business Development since July 2004. Prior to joining Sequenom, Dr. Tatman was employed at Dow Agrosciences in the biotechnology business development group. Dr. Tatman holds a Ph.D. from Arizona State University and a M.S. in Management from Krannert School of Business at Purdue University.

SCHEDULE V

DIRECTOR AND EXECUTIVE OFFICERS

OF ESC ACQUISITION SUB, INC.

The name, current principal occupation or employment and material occupations, positions, offices or employment for the past five years, of the director and each executive officer of Acquisition Sub are set forth below. The current business address of the director and each executive officer is c/o Sequenom, Inc., 3595 John Hopkins Court, San Diego, CA 92121. The current business telephone of the director and each executive officer is 858-202-9000. Each individual has occupied the positions indicated for Acquisition Sub since its inception in January 2009. Except as described in this Schedule V, none of the director or executive officers of Acquisition Sub listed below has, during the past five years, (1) been convicted in a criminal proceeding or is a named subject in a pending criminal proceeding (excluding traffic violations or other minor offenses) or (2) been a party to any judicial or administrative proceeding that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws or federal commodities laws, or a finding of any violation of federal or state securities laws. All directors and executive officers listed below are citizens of the United States, except for Harry Stylli, Ph.D., who is a citizen of the United Kingdom.

Directors and Executive Officers of ESC Acquisition Sub, Inc.

Name	Title	Age	Present Principal Occupation and Five-Year Employment History
Paul W. Hawran	Chief Financial Officer and Director	56	Mr. Hawran joined Sequenom as Chief Financial Officer in April 2007. He served as a director of Sequenom from August 2006 until February 2007. Mr. Hawran served as Executive Vice President and Chief Financial Officer of Neurocrine Biosciences, Inc. from 1993 until September 2006. He previously served as Vice President and Treasurer at SmithKline Beecham Corporation, as well as in various financial positions at Warner Communications. He is a member of the American Institute of Certified Public Accountants, the California and Pennsylvania Institutes of Certified Public Accountants and the Financial Executives Institute. Mr. Hawran is a director of Cytori Therapeutics, Inc. He received an M.S. in taxation from Seton Hall University.

Clarke W. Neumann	Secretary and Director	45	Mr. Neumann joined Sequenom in 1999 and has served as Vice President, General Counsel and Assistant Secretary of Sequenom since 2001. Prior to joining Sequenom, Mr. Neumann was an attorney at Lyon & Lyon, LLP, specializing in intellectual property litigation, strategic counseling, business litigation and transactional matters. Mr. Neumann holds a J.D. from Loyola Law School, Los Angeles.

Harry Stylli, Ph.D.	President, Chief Executive Officer and Director	47	Dr. Stylli joined Sequenom in June 2005 as President and Chief Executive Officer and a director. From November 2004 to February 2005, Dr. Stylli served as President and Chief Executive Officer of Xencor, Inc. From May 2002 to July 2003, Dr. Stylli served as President and Chief Executive Officer for CovX

Name	Title	Age	Present Principal Occupation and Five-Year Employment History
Pharmaceuticals. From 1995 to 2001, Dr. Stylli served in various capacities, including President, for Aurora Biosciences Corporation. Dr. Stylli currently serves as a director of Molecular Insight Pharmaceuticals, Inc., and Micropharma Ltd., and is an advisor to Nanosyn. Dr. Stylli received his Ph.D. from London University’s Faculty of Medicine and an M.B.A. from the United Kingdom’s Open University.

ANNEX A

SECTION 262 OF THE DGCL

§ 262. Appraisal rights

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation. (56 Laws 1967, ch. 50; 56 Laws 1967, ch. 186, § 24; 57 Laws 1969, ch. 148, §§ 27-29; 59 Laws 1973, ch. 106, § 12; 60 Laws 1976, ch. 371, §§ 3-12; 63 Laws 1981, ch. 25, § 14; 63 Laws 1981, ch. 152, §§ 1, 2; 64 Laws 1983, ch. 112, §§ 46-54; 66 Laws 1987, ch. 136, §§ 30-32; 66 Laws 1988, ch. 352, § 9; 67 Laws 1990, ch. 376, §§ 19, 20; 68 Laws 1992, ch. 337, §§ 3, 4; 69 Laws 1993, ch. 61, § 10; 69 Laws 1994, ch. 262, §§ 1-9; 70 Laws 1995, ch. 79, § 16, eff. July 1, 1995; 70 Laws 1995, ch. 186, § 1; 70 Laws 1995, ch. 299, §§ 2, 3, eff. Feb. 1, 1996; 70 Laws 1995, ch. 349, § 22, eff. July 1, 1996; 71 Laws 1997, ch. 120, § 15, eff. July 1, 1997; 71 Laws 1998, ch. 339, §§ 49 to 52, eff. July 1, 1998; 73 Laws 2001, ch. 82, § 21, eff. July 1, 2001; 76 Laws 2007, ch. 145, §§ 11-16, eff. July 17, 2007).

ANNEX B

SECTION 203 OF THE DGCL

§ 203. Business combinations with interested stockholders

(a) Notwithstanding any other provisions of this chapter, a corporation shall not engage in any business combination with any interested stockholder for a period of 3 years following the time that such stockholder became an interested stockholder, unless:

(1) Prior to such time the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

(2) Upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned (i) by persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

(3) At or subsequent to such time the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

(b) The restrictions contained in this section shall not apply if:

(1) The corporation’s original certificate of incorporation contains a provision expressly electing not to be governed by this section;

(2) The corporation, by action of its board of directors, adopts an amendment to its bylaws within 90 days of February 2, 1988, expressly electing not to be governed by this section, which amendment shall not be further amended by the board of directors;

(3) The corporation, by action of its stockholders, adopts an amendment to its certificate of incorporation or bylaws expressly electing not to be governed by this section; provided that, in addition to any other vote required by law, such amendment to the certificate of incorporation or bylaws must be approved by the affirmative vote of a majority of the shares entitled to vote. An amendment adopted pursuant to this paragraph shall be effective immediately in the case of a corporation that both (i) has never had a class of voting stock that falls within any of the 3 categories set out in subsection (b)(4) hereof, and (ii) has not elected by a provision in its original certificate of incorporation or any amendment thereto to be governed by this section. In all other cases, an amendment adopted pursuant to this paragraph shall not be effective until 12 months after the adoption of such amendment and shall not apply to any business combination between such corporation and any person who became an interested stockholder of such corporation on or prior to such adoption. A bylaw amendment adopted pursuant to this paragraph shall not be further amended by the board of directors;

(4) The corporation does not have a class of voting stock that is: (i) Listed on a national securities exchange; or (ii) held of record by more than 2,000 stockholders, unless any of the foregoing results from action taken, directly or indirectly, by an interested stockholder or from a transaction in which a person becomes an interested stockholder;

(5) A stockholder becomes an interested stockholder inadvertently and (i) as soon as practicable divests itself of ownership of sufficient shares so that the stockholder ceases to be an interested stockholder; and (ii) would not, at any time within the 3-year period immediately prior to a business combination between the corporation and such stockholder, have been an interested stockholder but for the inadvertent acquisition of ownership;

(6) The business combination is proposed prior to the consummation or abandonment of and subsequent to the earlier of the public announcement or the notice required hereunder of a proposed transaction which (i) constitutes one of the transactions described in the second sentence of this paragraph; (ii) is with or by a person who either was not an interested stockholder during the previous 3 years or who became an interested stockholder with the approval of the corporation’s board of directors or during the period described in paragraph (7) of this subsection (b); and (iii) is approved or not opposed by a majority of the members of the board of directors then in office (but not less than 1) who were directors prior to any person becoming an interested stockholder during the previous 3 years or were recommended for election or elected to succeed such directors by a majority of such directors. The proposed transactions referred to in the preceding sentence are limited to (x) a merger or consolidation of the corporation (except for a merger in respect of which, pursuant to §251(f) of this title, no vote of the stockholders of the corporation is required); (y) a sale, lease, exchange, mortgage, pledge, transfer or other disposition (in 1 transaction or a series of transactions), whether as part of a dissolution or otherwise, of assets of the corporation or of any direct or indirect majority-owned subsidiary of the corporation (other than to any direct or indirect wholly owned subsidiary or to the corporation) having an aggregate market value equal to 50% or more of either that aggregate market value of all of the assets of the corporation determined on a consolidated basis or the aggregate market value of all the outstanding stock of the corporation; or (z) a proposed tender or exchange offer for 50% or more of the outstanding voting stock of the corporation. The corporation shall give not less than 20 days’ notice to all interested stockholders prior to the consummation of any of the transactions described in clause (x) or (y) of the 2nd sentence of this paragraph; or

(7) The business combination is with an interested stockholder who became an interested stockholder at a time when the restrictions contained in this section did not apply by reason of any of paragraphs (1) through (4) of this subsection (b), provided, however, that this paragraph (7) shall not apply if, at the time such interested stockholder became an interested stockholder, the corporation’s certificate of incorporation contained a provision authorized by the last sentence of this subsection (b).

Notwithstanding paragraphs (1), (2), (3) and (4) of this subsection, a corporation may elect by a provision of its original certificate of incorporation or any amendment thereto to be governed by this section; provided that any such amendment to the certificate of incorporation shall not apply to restrict a business combination between the corporation and an interested stockholder of the corporation if the interested stockholder became such prior to the effective date of the amendment.

(c) As used in this section only, the term:

(1) “Affiliate” means a person that directly, or indirectly through 1 or more intermediaries, controls, or is controlled by, or is under common control with, another person.

(2) “Associate,” when used to indicate a relationship with any person, means: (i) Any corporation, partnership, unincorporated association or other entity of which such person is a director, officer or partner or is, directly or indirectly, the owner of 20% or more of any class of voting stock; (ii) any trust or other estate in which such person has at least a 20% beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity; and (iii) any relative or spouse of such person, or any relative of such spouse, who has the same residence as such person.

(3) “Business combination,” when used in reference to any corporation and any interested stockholder of such corporation, means:

(i) Any merger or consolidation of the corporation or any direct or indirect majority-owned subsidiary of the corporation with (A) the interested stockholder, or (B) with any other corporation, partnership, unincorporated association or other entity if the merger or consolidation is caused by the interested stockholder and as a result of such merger or consolidation subsection (a) of this section is not applicable to the surviving entity;

(ii) Any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in 1 transaction or a series of transactions), except proportionately as a stockholder of such corporation, to or with the interested stockholder, whether as part of a dissolution or otherwise, of assets of the corporation or of any direct or indirect majority-owned subsidiary of the corporation which assets have an aggregate market value equal to 10% or more of either the aggregate market value of all the assets of the corporation determined on a consolidated basis or the aggregate market value of all the outstanding stock of the corporation;

(iii) Any transaction which results in the issuance or transfer by the corporation or by any direct or indirect majority-owned subsidiary of the corporation of any stock of the corporation or of such subsidiary to the interested stockholder, except: (A) Pursuant to the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of such corporation or any such subsidiary which securities were outstanding prior to the time that the interested stockholder became such; (B) pursuant to a merger under §251(g) of this title; (C) pursuant to a dividend or distribution paid or made, or the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of such corporation or any such subsidiary which security is distributed, pro rata to all holders of a class or series of stock of such corporation subsequent to the time the interested stockholder became such; (D) pursuant to an exchange offer by the corporation to purchase stock made on the same terms to all holders of said stock; or (E) any issuance or transfer of stock by the corporation; provided however, that in no case under items (C)-(E) of this subparagraph shall there be an increase in the interested stockholder’s proportionate share of the stock of any class or series of the corporation or of the voting stock of the corporation;

(iv) Any transaction involving the corporation or any direct or indirect majority-owned subsidiary of the corporation which has the effect, directly or indirectly, of increasing the proportionate share of the stock of any class or series, or securities convertible into the stock of any class or series, of the corporation or of any such subsidiary which is owned by the interested stockholder, except as a result of immaterial changes due to fractional share adjustments or as a result of any purchase or redemption of any shares of stock not caused, directly or indirectly, by the interested stockholder; or

(v) Any receipt by the interested stockholder of the benefit, directly or indirectly (except proportionately as a stockholder of such corporation), of any loans, advances, guarantees, pledges or other financial benefits (other than those expressly permitted in subparagraphs (i)-(iv) of this paragraph) provided by or through the corporation or any direct or indirect majority-owned subsidiary.

(4) “Control,” including the terms “controlling,” “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting stock, by contract or otherwise. A person who is the owner of 20% or more of the outstanding voting stock of any corporation, partnership, unincorporated association or other entity shall be presumed to have control of such entity, in the absence of proof by a preponderance of the evidence to the contrary; Notwithstanding the foregoing, a presumption of control shall not apply where such person holds voting stock, in good faith and not for the purpose of circumventing this section, as an agent, bank, broker, nominee, custodian or trustee for 1 or more owners who do not individually or as a group have control of such entity.

(5) “Interested stockholder” means any person (other than the corporation and any direct or indirect majority-owned subsidiary of the corporation) that (i) is the owner of 15% or more of the outstanding voting stock of the corporation, or (ii) is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the 3-year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder, and the affiliates and associates of such person; provided, however, that the term “interested stockholder” shall not include (x) any person who (A) owned shares in excess of the 15% limitation set forth herein as of, or acquired such shares pursuant to a tender offer commenced prior to, December 23, 1987, or pursuant to an exchange offer announced prior to the aforesaid date and commenced within 90 days thereafter and either

(I) continued to own shares in excess of such 15% limitation or would have but for action by the corporation or (II) is an affiliate or associate of the corporation and so continued (or so would have continued but for action by the corporation) to be the owner of 15% or more of the outstanding voting stock of the corporation at any time within the 3-year period immediately prior to the date on which it is sought to be determined whether such a person is an interested stockholder or (B) acquired said shares from a person described in item (A) of this paragraph by gift, inheritance or in a transaction in which no consideration was exchanged; or (y) any person whose ownership of shares in excess of the 15% limitation set forth herein is the result of action taken solely by the corporation; provided that such person shall be an interested stockholder if thereafter such person acquires additional shares of voting stock of the corporation, except as a result of further corporate action not caused, directly or indirectly, by such person. For the purpose of determining whether a person is an interested stockholder, the voting stock of the corporation deemed to be outstanding shall include stock deemed to be owned by the person through application of paragraph (9) of this subsection but shall not include any other unissued stock of such corporation which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

(6) “Person” means any individual, corporation, partnership, unincorporated association or other entity.

(7) “Stock” means, with respect to any corporation, capital stock and, with respect to any other entity, any equity interest.

(8) “Voting stock” means, with respect to any corporation, stock of any class or series entitled to vote generally in the election of directors and, with respect to any entity that is not a corporation, any equity interest entitled to vote generally in the election of the governing body of such entity. Every reference to a percentage of voting stock shall refer to such percentage of the votes of such voting stock.

(9) “Owner,” including the terms “own” and “owned,” when used with respect to any stock, means a person that individually or with or through any of its affiliates or associates:

(i) Beneficially owns such stock, directly or indirectly; or

(ii) Has (A) the right to acquire such stock (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise; provided, however, that a person shall not be deemed the owner of stock tendered pursuant to a tender or exchange offer made by such person or any of such person’s affiliates or associates until such tendered stock is accepted for purchase or exchange; or (B) the right to vote such stock pursuant to any agreement, arrangement or understanding; provided, however, that a person shall not be deemed the owner of any stock because of such person’s right to vote such stock if the agreement, arrangement or understanding to vote such stock arises solely from a revocable proxy or consent given in response to a proxy or consent solicitation made to 10 or more persons; or

(iii) Has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent as described in item (B) of subparagraph (ii) of this paragraph), or disposing of such stock with any other person that beneficially owns, or whose affiliates or associates beneficially own, directly or indirectly, such stock.

(d) No provision of a certificate of incorporation or bylaw shall require, for any vote of stockholders required by this section, a greater vote of stockholders than that specified in this section.

(e) The Court of Chancery is hereby vested with exclusive jurisdiction to hear and determine all matters with respect to this section. (66 Laws 1988, ch. 204, § 1; 70 Laws 1995, ch. 79, §§ 8 to 10, eff. July 1, 1995; 73 Laws 2002, ch. 298, §§ 4 to 6, eff. July 1, 2002; 76 Laws 2007, ch. 145, § 2, eff. Aug. 1, 2007.)

Manually signed facsimile copies of the letter of transmittal will be accepted. The letter of transmittal and certificates for shares of EXACT Sciences common stock and any other required documents should be sent to the exchange agent at one of the addresses set forth below:

The exchange agent for the exchange offer is:

By Mail:	By Overnight Courier or By Hand:

Mellon Investor Services LLC	Mellon Investor Services LLC
Attn: Corporate Action Dept. 27th Floor	Attn: Corporate Action Department, 27th Floor
P.O. Box 3301 South Hackensack, NJ 07606	480 Washington Boulevard Jersey City, NJ 07310

By Facsimile

(for Guarantees of Delivery):

201-680-4626

For Facsimile Confirmation Call:

201-680-4860

Any questions or requests for assistance may be directed to the information agent at its address or telephone numbers set forth below. Additional copies of this prospectus/offer to exchange, the letter of transmittal and the notice of guaranteed delivery may be obtained from the information agent at its address and telephone numbers set forth below. Holders of shares of EXACT Sciences common stock may also contact their broker, dealer, commercial bank or trust company or other nominee for assistance concerning the exchange offer.

The information agent for the exchange offer is:

501 Madison Avenue, 20th Floor

New York, New York 10022

Stockholders, Please Call Toll-Free: 877-825-8621

Banks and Brokerage Firms May Call Collect: 212-750-5833

Until the expiration of the exchange offer, or any subsequent offering period, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus/offer to exchange.

PART II

Item 20.	Indemnification of Directors and Officers.

Under Section 145 of the DGCL, Sequenom has broad powers to indemnify its directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act. Section 145 of the DGCL generally provides that a Delaware corporation has the power to indemnify its present and former directors, officers, employees and agents against expenses incurred by them in connection with any suit to which they are or are threatened to be made, a party by reason of their serving in such positions so long as they acted in good faith and in a manner they reasonably believed to be in or not opposed to, the best interests of the corporation and, with respect to any criminal action, they had no reasonable cause to believe their conduct was unlawful.

Sequenom’s certificate of incorporation and bylaws include provisions that (i) eliminate the personal liability of its directors for monetary damages resulting from breaches of their fiduciary duty to the fullest extent permitted under applicable law, (ii) require Sequenom to indemnify its directors and executive officers to the fullest extent permitted by the DGCL or other applicable law and (iii) provide Sequenom with the power, in its discretion, to indemnify its other officers, employees and other agents as set forth in the DGCL or other applicable law. Sequenom believes that these provisions of its certificate of incorporation and bylaws are necessary to attract and retain qualified persons as directors and officers. These provisions do not eliminate Sequenom’s directors’ or officers’ duty of care, and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available under the DGCL. In addition, each director will continue to be subject to liability pursuant to Section 174 of the DGCL, for breach of such director’s duty of loyalty to Sequenom, for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for acts or omissions that such director believes to be contrary to Sequenom’s best interests or the best interests of its stockholders, for any transaction from which such director derived an improper personal benefit, for acts or omissions involving a reckless disregard for such director’s duty to Sequenom or to its stockholders when such director was aware or should have been aware of a risk of serious injury to Sequenom or to its stockholders, for acts or omission that constitute an unexcused pattern of inattention that amounts to an abdication of such director’s duty to Sequenom or to its stockholders, for improper transactions between such director and Sequenom and for improper loans to directors and officers. These provisions also do not affect a director’s responsibilities under any other law, such as the federal securities law or state or federal environmental laws.

As permitted by Delaware law, Sequenom has entered into indemnification agreements with each of its current directors and officers pursuant to the foregoing provisions. Sequenom has an insurance policy covering its officers and directors with respect to certain liabilities, including liabilities arising under the Securities Act or otherwise.

Item 21.	Exhibits and Financial Statement Schedules.

(a)	Exhibits.

See the Exhibit Index.

(b)	Financial Statement Schedules.

None.

(c)	Reports, Opinions and Appraisals.

None.

Item 22.	Undertakings.

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering; and

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The undersigned registrant undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

The registrant undertakes that every prospectus: (i) that is filed pursuant to the paragraph immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned thereunto duly authorized, in the City of San Diego, State of California, on January 27, 2009.

SEQUENOM, INC.

By:	/s/ HARRY STYLLI, PH.D.
Harry Stylli, Ph.D.
President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Harry Stylli, Ph.D., Paul Hawran and Clarke W. Neumann, jointly and severally, his or her true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) and supplements to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to such attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Date	Signature	Title

January 27, 2009	/s/ HARRY STYLLI, PH.D. Harry Stylli, Ph.D.	President and Chief Executive Officer and Director (Principal Executive Officer)

January 27, 2009	/s/ PAUL HAWRAN Paul Hawran	Chief Financial Officer (Principal Financial and Accounting Officer)

January 27, 2009	/s/ CHARLES R. CANTOR, PH.D. Charles R. Cantor, Ph.D.	Chief Scientific Officer and Director

January 27, 2009	/s/ HARRY F. HIXSON, JR., PH.D. Harry F. Hixson, Jr., Ph.D.	Chairman of the Board of Directors

January 27, 2009	/s/ ERNST-GUNTER AFTING, PH.D., M.D. Ernst-Gunter Afting, Ph.D., M.D.	Director

January 27, 2009	/s/ JOHN FAZIO John Fazio	Director

January 27, 2009	/s/ RICHARD LERNER, M.D. Richard Lerner, M.D.	Director

January 22, 2009	/s/ RONALD M. LINDSAY, PH.D. Ronald M. Lindsay, Ph.D.	Director

January 27, 2009	/s/ KATHLEEN WILTSEY Kathleen Wiltsey	Director

EXHIBIT INDEX

Exhibit No.	Description
4.1	Restated Certificate of Incorporation of Sequenom (incorporated by reference to Exhibit 3.2 to Form 8-K filed on June 6, 2006).

4.2	Restated Bylaws of Sequenom (incorporated by reference to Exhibit 3.1 to Form 8-K dated filed on December 7, 2007).

5.1	Opinion of Counsel.

8.1	Opinion of Counsel regarding Tax Matters.

23.1	Consent of Independent Registered Public Accounting Firm.

23.2	Consent of Cooley Godward Kronish LLP. Reference is made to Exhibits 5.1 and 8.1.

24.1	Power of Attorney (included on the signature pages hereto).

99.1	Form of Letter of Transmittal.

99.2	Form of Notice of Guaranteed Delivery.

99.3	Form of Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9.

99.4	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees.

99.5	Form of Letter to Clients to be Used by Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees.

99.6	Summary Advertisement.

99.7	Letter dated January 27, 2009 from Harry Stylli Ph.D., President and Chief Executive Officer of Sequenom, Inc., addressed to stockholders of EXACT Sciences Corporation.